    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 24, 1994
                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        OMEGA HEALTHCARE INVESTORS, INC.
             (Exact name of registrant as specified in its charter)

            MARYLAND                             6798                            38-3041398
(State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)      Classification Code Number)            Identification No.)

                            ------------------------

                      905 W. EISENHOWER CIRCLE, SUITE 110
                           ANN ARBOR, MICHIGAN 48103
                                 (313) 747-9790
                  (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)
                            ------------------------

                            MR. ESSEL W. BAILEY, JR.
                            CHIEF EXECUTIVE OFFICER
                      905 W. EISENHOWER CIRCLE, SUITE 110
                           ANN ARBOR, MICHIGAN 48103
                                 (313) 747-9790
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

      DON M. PEARSON, ESQ.             RICHARD H. MILLER, ESQ.            JAMES R. TANENBAUM, ESQ.
 ARGUE PEARSON HARBISON & MYERS       JONES, DAY, REAVIS & POGUE         STROOCK & STROOCK & LAVAN
 801 SOUTH FLOWER STREET, SUITE
               500                    3500 ONE PEACHTREE CENTER             SEVEN HANOVER SQUARE
 LOS ANGELES, CALIFORNIA 90017        303 PEACHTREE STREET, N.E.          NEW YORK, NEW YORK 10004
         (213) 622-3100              ATLANTA, GEORGIA 30308-3242               (212) 806-5400
                                            (404) 521-3939

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------
                                                 PROPOSED MAXIMUM    PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF       AMOUNT TO BE          OFFERING       AGGREGATE OFFERING      AMOUNT OF
SECURITIES BEING REGISTERED    REGISTERED(1)    PRICE PER SHARE(2)       PRICE(2)      REGISTRATION FEE(3)
- -----------------------------------------------------------------------------------------------------------
Common Stock, par value
  $.10 per share...........      5,885,958            $24.01         $141,345,365.30        $21,428.16
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of Common Stock, par value $.10 per share, of the Registrant ("Omega Common Stock") issuable to shareholders of Health Equity Properties Incorporated ("HEP") upon the consummation of the merger of HEP with and into the Registrant assuming an Exchange Ratio of .393 shares of Omega Common Stock for each share of Common Stock, par value $.01 per share, of HEP ("HEP Common Stock").
(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Section 6(b) of the Securities Act of 1933, as amended, and Rule 457(f)(1) thereunder on the basis of $9.4375, the average of the high and low prices of the HEP Common Stock reported in the consolidated reporting system for the New York Stock Exchange on August 19, 1994, and 14,976,992.36, the maximum number of such shares that may be exchanged for the securities being registered.
(3) In accordance with Rule 457(b) under the Securities Act of 1933, the $27,311.63 filing fee paid pursuant to Section 14(g) of the Securities Exchange Act of 1934 and Rule 0-11 thereunder at the time of filing of the Joint Proxy Statement and Prospectus contained in this Registration Statement as preliminary proxy materials of the Registrant and HEP has been credited to offset the registration fee that otherwise would be payable in connection with this Registration Statement.
                            ------------------------

     THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 8(A) OF THE SECURITIES ACT OF 1933.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        OMEGA HEALTHCARE INVESTORS, INC.
            CROSS-REFERENCE SHEET TO FORM S-4 REGISTRATION STATEMENT
                  (PURSUANT TO ITEM 501(B) OF REGULATION S-K)

                PART I -- INFORMATION REQUIRED IN THE PROSPECTUS


           FORM S-4 ITEM NUMBERS AND CAPTIONS          LOCATION IN JOINT PROXY STATEMENT AND PROSPECTUS
         ----------------------------------------     -------------------------------------------------
A.    INFORMATION ABOUT THE TRANSACTION

        1.  Forepart of Registration Statement and
            Outside Front Cover Page of
            Prospectus..............................   Facing Page of Registration Statement;
                                                       Cross-Reference Sheet; Outside Front Cover
                                                       Page of Joint Proxy Statement and Prospectus
        2.  Inside Front and Outside Back Cover
            Pages of Prospectus.....................   Inside Front Cover Page of Joint Proxy
                                                       Statement and Prospectus; Available
                                                       Information; Incorporation by Reference;
                                                       Table of Contents
        3.  Risk Factors, Ratio of Earnings to Fixed
            Charges and Other Information...........   Summary; Selected Historical and Pro Forma
                                                       Financial Data; Certain Considerations

        4.  Terms of the Transaction................   Summary; The Proposed Merger; Comparison of
                                                       Rights of Holders of HEP Common Stock and
                                                       Omega Common Stock; Certain Federal Income
                                                       Tax Considerations; Description of Omega
                                                       Capital Stock
        5.  Pro Forma Financial Information.........   Selected Historical and Pro Forma Financial
                                                       Data
        6.  Material Contacts with the Company Being
            Acquired................................   Summary; The Proposed Merger

        7.  Additional Information Required for
            Reoffering by Persons and Parties Deemed
            to Be Underwriters......................   Not Applicable

        8.  Interests of Named Experts and
            Counsel.................................   The Proposed Merger -- Opinions of Financial
                                                       Advisors
        9.  Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities.............................   Not Applicable

B.    INFORMATION ABOUT THE REGISTRANT

       10.  Information with Respect to S-3
            Registrants.............................   Available Information; Incorporation by
                                                       Reference; Summary; Information Concerning
                                                       Omega
       11.  Incorporation of Certain Information by
            Reference...............................   Incorporation by Reference

       12.  Information with Respect to S-2 or S-3
            Registrants.............................   Not Applicable

       13.  Incorporation of Certain Information by
            Reference...............................   Not Applicable

       14.  Information with Respect to Registrants
            Other Than S-3 or S-2 Registrants.......   Not Applicable

C.    INFORMATION ABOUT THE COMPANY BEING ACQUIRED

       15.  Information with Respect to S-3
            Companies...............................   Available Information; Incorporation by
                                                       Reference; Summary; Information Concerning
                                                       HEP

                                                          LOCATION IN JOINT PROXY STATEMENT AND
               FORM S-4 ITEM NUMBERS AND CAPTIONS                       PROSPECTUS
            ----------------------------------------   --------------------------------------------
       16.  Information with Respect to S-2 or S-3
            Companies...............................   Not Applicable
       17.  Information with Respect to Companies
            Other Than S-3 or S-2 Companies.........   Not Applicable
D.     VOTING AND MANAGEMENT INFORMATION
       18.  Information if Proxies, Consents or
            Authorizations are to be Solicited......   Outside Front Cover Page of Joint Proxy
                                                       Statement and Prospectus; Incorporation by
                                                       Reference; Summary; Omega Special Meeting;
                                                       HEP Special Meeting; The Proposed Merger;
                                                       Shareholder Proposals for 1995 Annual
                                                       Meeting of Omega Shareholders; Expenses of
                                                       Solicitation
       19.  Information if Proxies, Consents or
            Authorizations are not to be Solicited
            or in an Exchange Offer.................   Not Applicable

                        OMEGA HEALTHCARE INVESTORS, INC.
                     905 WEST EISENHOWER CIRCLE, SUITE 110
                           ANN ARBOR, MICHIGAN 48103

                                August 24, 1994

To the Shareholders of Omega
Healthcare Investors, Inc.

     You are cordially invited to attend a Special Meeting of Shareholders (the "Omega Special Meeting") of Omega Healthcare Investors, Inc. ("Omega") to be held on Wednesday, September 28, 1994, at 2:00 P.M., local time. The Omega Special Meeting will be held at the offices of Omega located at 905 W. Eisenhower Circle, Suite 110, Ann Arbor, Michigan. A Notice of the Meeting, a Joint Proxy Statement and Prospectus, and a Proxy containing information about the matters to be acted upon are enclosed.

     At the Omega Special Meeting you will be asked to consider and vote upon the proposed Amended and Restated Merger Agreement and Plan of Reorganization (the "Merger Agreement") pursuant to which Health Equity Properties Incorporated ("HEP") would be merged (the "Merger") with and into Omega. If the Merger is approved, each holder of HEP Common Stock would receive, in a tax-free exchange, .393 of a share of Omega Common Stock for each share of HEP Common Stock held at the time of the Merger. The Merger and certain related matters are described in detail in the Joint Proxy Statement and Prospectus.

     After careful consideration, the Board of Directors of Omega has unanimously approved the Merger Agreement and the transactions contemplated thereby and unanimously recommends that all shareholders vote for its approval. The Board of Directors of Omega believes the Merger offers Omega and its shareholders many benefits, including:

     - the Merger provides Omega the opportunity to consolidate with a company having a large portfolio of owned and leased income producing health care properties, particularly long-term care properties;

     - enhanced diversification of the combined company's portfolio will result since no single facility operator or state is anticipated to represent more than 15% of the total investments or revenues of the combined company (except for the State of Indiana which will represent approximately 21% of the total investments and 24% of the total revenues of the combined company), significantly increasing the diversification of Omega's investments; and

     - the increased market capitalization and enhanced financial strength of the combined company should facilitate Omega's ability to raise capital.

     All shareholders are invited to attend the Omega Special Meeting in person. The affirmative vote of holders of a majority of the outstanding shares of Omega's Common Stock entitled to vote will be necessary for approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     It is very important that your views be represented whether or not you are able to attend the Special Meeting. Accordingly, please complete, sign and date your proxy card and return it to us in the enclosed envelope as soon as possible. Failure to return your proxy card or to vote in person at the Special Meeting will have the effect of a vote against the Merger. Returning your completed proxy card will not limit your right to vote in person if you attend the Special Meeting.

     If you have any questions regarding the proposed transaction, please call Georgeson & Company Inc., our proxy solicitation agent, toll free at (800) 223-2064 or collect at (212) 509-6240.

                                          Sincerely,

                                          Essel W. Bailey, Jr.
                                          President and Secretary

                YOUR PROXY IS IMPORTANT -- PLEASE VOTE PROMPTLY

- --------------------------------------------------------------------------------
                        The Proxy Solicitor For Omega:
                                  GEORGESON
                                & COMPANY INC.
                        Call Toll Free 1-800-223-2064
                              Wall Street Plaza
                           New York, New York 10005
                           (212) 509-6240 (collect)
                            Banks and Brokers call
                                (212) 440-9800
- --------------------------------------------------------------------------------

                        OMEGA HEALTHCARE INVESTORS, INC.
                     905 WEST EISENHOWER CIRCLE, SUITE 110
                           ANN ARBOR, MICHIGAN 48103
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD WEDNESDAY, SEPTEMBER 28, 1994

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Omega Healthcare Investors, Inc. ("Omega") will be held on Wednesday, September 28, 1994, commencing at 2:00 P.M., local time, at the offices of Omega located at 905 W. Eisenhower Circle, Suite 110, Ann Arbor, Michigan, for the following purposes:

     1. To consider and vote upon the approval and adoption of an Amended and Restated Merger Agreement and Plan of Reorganization dated as of June 17, 1994 (the "Merger Agreement") between Omega and Health Equity Properties Incorporated, a North Carolina corporation ("HEP"), pursuant to which, among other matters, (i) HEP would be merged with and into Omega (the "Merger"), and (ii) each share of Common Stock of HEP would be converted into .393 of a share of Common Stock of Omega, all as more fully described in the accompanying Joint Proxy Statement and Prospectus.

     2. To transact any other business that may properly come before the Special Meeting or any adjournment or postponement thereof.

     A copy of the Merger Agreement is set forth as Annex I to the Joint Proxy Statement and Prospectus attached hereto and is incorporated herein by reference.

     The Board of Directors of Omega has fixed August 22, 1994 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of Omega entitled to vote at the Special Meeting is necessary to approve and adopt the proposal. Holders of Common Stock of Omega are not entitled to dissenters' rights under Maryland law in connection with the Merger.

     Whether or not you plan to attend the meeting, please fill in, date and sign the proxy card furnished herewith and mail it promptly in the enclosed pre-addressed envelope, which requires no postage if mailed in the United States.

                                          By Order of the Board of Directors,

                                          Essel W. Bailey, Jr.
                                          Secretary
Ann Arbor, Michigan
August 24, 1994

                     HEALTH EQUITY PROPERTIES INCORPORATED
                             915 WEST FOURTH STREET
                      WINSTON-SALEM, NORTH CAROLINA 27101

                                AUGUST 24, 1994

To the Shareholders of Health Equity
  Properties Incorporated:

     You are cordially invited to attend a Special Meeting of Shareholders (the "HEP Special Meeting") of Health Equity Properties Incorporated ("HEP") to be held on Wednesday, September 28, 1994, at 10:00 A.M. local time. The HEP Special Meeting will be held at the Adams Mark Winston Plaza, 425 N. Cherry Street, Winston-Salem, North Carolina. A Notice of the Meeting, a Joint Proxy Statement and Prospectus, and a Proxy containing information about the matters to be acted upon are enclosed.

     At the HEP Special Meeting you will be asked to consider and vote upon the proposed Amended and Restated Merger Agreement and Plan of Reorganization (the "Merger Agreement") pursuant to which HEP would be merged (the "Merger") with and into Omega Healthcare Investors, Inc. ("Omega"). If the Merger is approved, each holder of HEP Common Stock would receive, in a tax-free exchange, .393 of a share of Omega Common Stock for each share of HEP Common Stock held at the time of the Merger. The Merger and certain related matters are described in detail in the Joint Proxy Statement and Prospectus.

     After careful consideration, the Board of Directors of HEP, other than those Board Members having certain interests in the Merger who abstained from voting, has unanimously approved the Merger Agreement and the transactions contemplated thereby and unanimously recommends that all shareholders vote for its approval. The Board of Directors of HEP believes the Merger offers HEP and its shareholders many benefits, including:

     - a tax-free exchange for shares in a company that will be financially stronger and more competitive and have greatly enhanced resources;

     - enhanced diversification of the combined company's portfolio will result since no single facility operator or state is anticipated to represent more than 15% of the total investments or revenues of the combined company (except for the State of Indiana which will represent approximately 21% of the total investments and 24% of the total revenues of the combined company); and

     - opportunities for growth in markets common to HEP and Omega.

     Additionally, the Board of Directors of HEP has received the opinion of its financial advisor, Equitable Securities Corporation, that the consideration to be received by the holders of HEP's Common Stock in the proposed Merger is fair from a financial point of view.

     All shareholders are invited to attend the HEP Special Meeting in person. The affirmative vote of holders of a majority of the outstanding shares of HEP's Common Stock entitled to vote will be necessary for approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     It is very important that your views be represented whether or not you are able to attend the Special Meeting. Accordingly, please complete, sign and date your proxy card and return it to us in the enclosed envelope as soon as possible. Failure to return your proxy card or to vote in person at the Special Meeting will have the effect of a vote against the Merger.

Returning your completed proxy card will not limit your right to vote in person if you attend the Special Meeting.

     If you have any questions regarding the proposed transaction, please call Georgeson & Company Inc., our proxy solicitation agent, toll free at (800) 223-2064 or collect at (212) 509-6240.

                                            Sincerely,

                                            William G. Benton
                                            Chairman of the Board, Chief
                                              Executive Officer and President

                YOUR PROXY IS IMPORTANT -- PLEASE VOTE PROMPTLY

     HEP shareholders should not surrender or otherwise attempt to exchange their HEP stock certificates for Omega stock certificates unless and until they have received appropriate notice and instructions for exchange.

- --------------------------------------------------------------------------------
                         The Proxy Solicitor For HEP:
                                  GEORGESON
                                & COMPANY INC.
                        Call Toll Free 1-800-223-2064
                              Wall Street Plaza
                           New York, New York 10005
                           (212) 509-6240 (collect)
                            Banks and Brokers call
                                (212) 440-9800
- --------------------------------------------------------------------------------

                     HEALTH EQUITY PROPERTIES INCORPORATED
                             915 WEST FOURTH STREET
                      WINSTON SALEM, NORTH CAROLINA 27101

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD WEDNESDAY, SEPTEMBER 28, 1994

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Health Equity Properties Incorporated ("HEP") will be held on Wednesday, September 28, 1994, commencing at 10:00 A.M., local time, at the Adams Mark Winston Plaza, 425
N. Cherry Street, Winston-Salem, North Carolina, for the following purposes:

     1. To consider and vote upon the approval and adoption of an Amended and Restated Merger Agreement and Plan of Reorganization dated as of June 17, 1994 (the "Merger Agreement") between Omega Healthcare Investors, Inc., a Maryland corporation ("Omega"), and HEP, pursuant to which, among other matters, (i) HEP would be merged with and into Omega (the "Merger"), and (ii) each share of Common Stock of HEP would be converted into .393 of a share of Common Stock of Omega, all as more fully described in the accompanying Joint Proxy Statement and Prospectus.

     2. To transact any other business that may properly come before the Special Meeting or any adjournment or postponement thereof.

     A copy of the Merger Agreement is set forth as Annex I to the Joint Proxy Statement and Prospectus attached hereto and is incorporated herein by reference.

     The Board of Directors of HEP has fixed August 22, 1994 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of HEP entitled to vote at the Special Meeting is necessary to approve and adopt the proposal.

     Each shareholder of HEP has the right to dissent from the Merger and to demand payment of the fair value of his/her shares in the event the Merger is approved and consummated. The right of any such shareholder to receive such payment is contingent upon strict compliance with the requirements set forth in
Article 13 of the North Carolina Business Corporation Act, the full text of which is attached as Annex IV to the accompanying Joint Proxy Statement and Prospectus. For a summary of those requirements, see "The Proposed Merger -- Dissenters' Rights" in the accompanying Joint Proxy Statement and Prospectus.

     Whether or not you plan to attend the meeting, please fill in, date and sign the proxy card furnished herewith and mail it promptly in the enclosed pre-addressed envelope, which requires no postage if mailed in the United States.

                                          By Order of the Board of Directors,

                                          Susan L. Christiansen
                                          Secretary

Winston-Salem, North Carolina
August 24, 1994

                        OMEGA HEALTHCARE INVESTORS, INC.
                     HEALTH EQUITY PROPERTIES INCORPORATED

                             ---------------------

                      JOINT PROXY STATEMENT AND PROSPECTUS
                             ---------------------

     This Joint Proxy Statement and Prospectus relates to the proposed merger (the "Merger") of Health Equity Properties Incorporated, a North Carolina corporation ("HEP"), with and into Omega Healthcare Investors, Inc., a Maryland corporation ("Omega"), pursuant to an Amended and Restated Merger Agreement and Plan of Reorganization dated as of June 17, 1994 (the "Merger Agreement"). At such time as the Merger becomes effective, each outstanding share of Common Stock, par value $.01 per share, of HEP ("HEP Common Stock") will be converted into the right to receive .393 of a share (the "Exchange Ratio") of Common Stock, par value $.10 per share, of Omega ("Omega Common Stock").

     The Exchange Ratio was determined by dividing the average closing sale price per share of HEP Common Stock on the New York Stock Exchange ("NYSE") for the ten trading days ended June 15, 1994 by the average closing sale price per share of Omega Common Stock on the NYSE for the same period.

     Omega and HEP are soliciting proxies from shareholders for use at the Special Meetings of Shareholders of Omega and HEP scheduled to be held on September 28, 1994 and at any adjournments or postponements thereof to consider the approval and adoption of the Merger Agreement and the transactions contemplated thereby. A conformed copy of the Merger Agreement is attached to this Joint Proxy Statement and Prospectus as Annex I and is incorporated herein by reference.

     This Joint Proxy Statement and Prospectus constitutes both the joint proxy statement of Omega and HEP relating to the solicitation of proxies by their respective Boards of Directors for use at the Special Meetings of Shareholders of Omega and HEP, and the prospectus of Omega with respect to up to 5,885,958 shares of Omega Common Stock, to be issued in the Merger in exchange for outstanding shares of HEP Common Stock. This Joint Proxy Statement and Prospectus and the enclosed forms of proxy are first being sent to shareholders of Omega and HEP on or about August 26, 1994.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE MERGER, SEE "CERTAIN CONSIDERATIONS."

THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT AND PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
            ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

                             ---------------------

   The date of this Joint Proxy Statement and Prospectus is August 24, 1994.

                             AVAILABLE INFORMATION

     Omega and HEP are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Omega Common Stock and HEP Common Stock are listed and traded on the NYSE. Reports, proxy statements and other information concerning Omega and HEP may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Omega has filed with the SEC a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Omega Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement and Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. Such additional information may be obtained from the SEC's principal office in Washington, D.C.

                           INCORPORATION BY REFERENCE

     THIS JOINT PROXY STATEMENT AND PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON ORAL OR WRITTEN REQUEST FROM, IN THE CASE OF OMEGA, ESSEL W. BAILEY, JR., PRESIDENT AND SECRETARY OF OMEGA, AT OMEGA'S PRINCIPAL EXECUTIVE OFFICES AT 905 WEST EISENHOWER CIRCLE, SUITE 110, ANN ARBOR, MICHIGAN 48103, TELEPHONE (313) 747-9790, AND, IN THE CASE OF HEP, SUSAN L. CHRISTIANSEN, VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL OF HEP, AT HEP'S PRINCIPAL EXECUTIVE OFFICES AT 915 WEST FOURTH STREET, WINSTON-SALEM, NORTH CAROLINA 27101, TELEPHONE (910) 723-7580. IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 21, 1994 (FIVE BUSINESS DAYS BEFORE THE SCHEDULED DATE OF THE SPECIAL MEETINGS OF SHAREHOLDERS OF OMEGA AND HEP).

     The following documents, which have been filed with the SEC pursuant to the Exchange Act, are hereby incorporated herein by reference:

        (a) Omega's Annual Report on Form 10-K for the year ended December 31, 1993;

        (b) Omega's Quarterly Reports on Form 10-Q for the periods ended March 31, 1994 (and Form 10-Q/A with respect thereto dated May 26, 1994) and June 30, 1994;

        (c) Omega's Current Reports on Form 8-K filed February 10, 1994, March 9, 1994, March 11, 1994, March 24, 1994, June 23, 1994 and July 26,
           1994;

        (d) Omega's Articles of Incorporation and amendments thereto incorporated by reference as Exhibit 4.1 to the Registration Statement;

        (e) The portions of the Proxy Statement for the Annual Meeting of Stockholders of Omega held April 19, 1994 that have been incorporated by reference in Omega's Annual Report on Form 10-K for the year ended December 31, 1993;

        (f) HEP's Annual Report on Form 10-K for the year ended December 31,
           1993;

        (g) HEP's Quarterly Reports on Form 10-Q for the periods ended March 31, 1994 and June 30, 1994;

        (h) HEP's Current Reports on Form 8-K filed April 12, 1994 and June 23, 1994; and

        (i) The information set forth under the caption "Information Concerning Security Ownership" in the Proxy Statement for the Annual Meeting of Shareholders of HEP held April 28, 1994.

     All documents filed by Omega or HEP pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date the Merger becomes effective shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. All information appearing in this Joint Proxy Statement and Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference and should be read together with such information and documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement and Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement and Prospectus.

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Joint Proxy Statement and Prospectus, and if given or made, such information or representations should not be relied upon as having been authorized. This Joint Proxy Statement and Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement and Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement and Prospectus nor any distribution of securities pursuant to this Joint Proxy Statement and Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in the affairs of Omega or HEP since the date of this Joint Proxy Statement and Prospectus. However, if any material change occurs during the period that this Joint Proxy Statement and Prospectus is required to be delivered, this Joint Proxy Statement and Prospectus will be amended and supplemented accordingly. All information regarding Omega in this Joint Proxy Statement and Prospectus has been supplied by Omega, and all information regarding HEP in this Joint Proxy Statement and Prospectus has been supplied by HEP.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
SUMMARY...............................................................................     1
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA......................................     8
INTRODUCTION..........................................................................    19
OMEGA SPECIAL MEETING.................................................................    19
     Purpose of the Meeting...........................................................    19
     Date, Time and Place; Record Date................................................    19
     Voting Rights....................................................................    19
HEP SPECIAL MEETING...................................................................    20
     Purpose of the Meeting...........................................................    20
     Date, Time and Place; Record Date................................................    20
     Voting Rights....................................................................    21
CERTAIN CONSIDERATIONS................................................................    21
     Fixed Exchange Ratio.............................................................    21
     Government Health Care Regulation................................................    22
     Possible Reduction of Reimbursement by Third Party Payors........................    22
     Real Estate Investment Risks.....................................................    23
     Certain Bankruptcy Limitations...................................................    24
     Collateralization of Mortgage Loans..............................................    24
     Environmental Risks..............................................................    24
     Limited Investment Diversification...............................................    25
     Possible Change of Investment Strategies and Policies and Capital Structure......    25
     Consequences of Failure to Qualify as a Real Estate Investment Trust.............    25
THE PROPOSED MERGER...................................................................    26
     General..........................................................................    26
     Dividends........................................................................    26
     Closing; Effective Time..........................................................    26
     Exchange of Stock Certificates...................................................    27
     No Fractional Shares.............................................................    27
     Background.......................................................................    28
     Recommendations of the Boards of Directors and Reasons for the Merger............    29
          Omega.......................................................................    29
          HEP.........................................................................    30
     Opinions of Financial Advisors...................................................    31
          Omega.......................................................................    31
          HEP.........................................................................    33
     Interests of Certain Persons in the Merger.......................................    37
          Stock Options...............................................................    37
          Sale of HEP Common Stock by Executive Officers and THE......................    37
          Change in Control Severance Contracts for Executive Officers................    37
          Consulting and Noncompetition Agreement.....................................    37
          Taylor House Fee............................................................    38
     The Merger Agreement.............................................................    38
          Representations and Warranties..............................................    38
          Certain Covenants and Agreements............................................    39
          No Solicitation of Other Transactions.......................................    40
          Conditions to the Merger....................................................    41
          Stock Options and Rights to Acquire HEP Common Stock........................    42
          Termination.................................................................    42

                                                                                         PAGE
                                                                                         ----
          Termination Fee.............................................................    43
          Amendment and Waiver........................................................    44
     Regulatory Filings and Approvals.................................................    44
     Restrictions on Sales by Affiliates..............................................    44
     Accounting Treatment.............................................................    44
     Listing on New York Stock Exchange...............................................    44
     Expenses.........................................................................    45
     Dissenters' Rights...............................................................    45
     Management and Operations After the Merger.......................................    47
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.............................................    47
     Tax Consequences of the Merger to Shareholders...................................    47
     Taxation of Omega After the Merger...............................................    49
          General.....................................................................    49
          Requirements for Qualification..............................................    50
          Income Tests................................................................    51
          Asset Tests.................................................................    52
          Treatment of the Mortgages..................................................    52
          Annual Distribution Requirements............................................    52
     Failure to Qualify as a REIT.....................................................    54
     Other Organizational Requirements................................................    54
     Taxation of Omega Shareholders...................................................    54
          U.S. Shareholders...........................................................    54
          Backup Withholding..........................................................    54
          Tax-Exempt Shareholders.....................................................    55
          Non-U.S. Shareholders.......................................................    55
     Other Tax Matters................................................................    57
INFORMATION CONCERNING OMEGA..........................................................    57
     Recent Developments..............................................................    57
     Investment Strategies and Policies...............................................    58
     Business and Properties..........................................................    59
     Mortgage Indebtedness............................................................    63
     Description of Lessees and Operators.............................................    64
     Borrowing Policies...............................................................    64
     Restricted Investment Activities.................................................    65
INFORMATION CONCERNING HEP............................................................    66
     Recent Developments..............................................................    66
     Properties.......................................................................    66
     Indebtedness.....................................................................    69
     Investment and Financing Policies................................................    69
          Investment Policies.........................................................    69
          Financing Policies..........................................................    70
          Restricted Investment Activities............................................    70
     Competition......................................................................    71
COMPARATIVE PER SHARE PRICES AND DIVIDENDS OF OMEGA COMMON STOCK AND HEP COMMON
  STOCK...............................................................................    72
DESCRIPTION OF OMEGA CAPITAL STOCK....................................................    73
     Common Stock.....................................................................    73
          Restricted Securities.......................................................    73
          Redemption and Business Combination Provisions..............................    73
          Transfer Agent and Registrar................................................    74

                                                                                         PAGE
                                                                                         ----
     Omega Preferred Stock............................................................    74
     Shelf Registration...............................................................    75
COMPARISON OF RIGHTS OF HOLDERS OF HEP COMMON STOCK AND OMEGA COMMON STOCK............    75
     Restrictions on Transfer and Redemption of Shares................................    75
     Vote Required for Mergers........................................................    76
     Business Combinations............................................................    76
     Dissenters' Rights...............................................................    77
     Amendments to the Articles of Incorporation......................................    78
     Amendments to the Bylaws.........................................................    78
     Directors........................................................................    79
     Removal of Directors.............................................................    79
     Newly Created Directorships and Vacancies........................................    79
     Limitation on Liability..........................................................    79
     Indemnification..................................................................    80
     Loans to Directors and Officers..................................................    80
     Special Meetings.................................................................    80
LEGAL MATTERS.........................................................................    81
EXPERTS...............................................................................    81
SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING OF OMEGA SHAREHOLDERS...................    82
EXPENSES OF SOLICITATION..............................................................    82
Annex I:      Amended and Restated Merger Agreement and Plan of Reorganization........    I-1
Annex II:     Fairness Opinion of Bear, Stearns & Co. Inc.............................   II-1
Annex III:    Fairness Opinion of Equitable Securities Corporation....................  III-1
Annex IV:     Sections 55-13-03 through 55-13-30 of the North Carolina Business
              Corporation Act.........................................................   IV-1

                                    SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Joint Proxy Statement and Prospectus or incorporated herein by reference. Shareholders are urged to review the entire Joint Proxy Statement and Prospectus, the Annexes hereto and the documents incorporated herein by reference. Capitalized terms used and not otherwise defined in this summary have the meanings given to them elsewhere in this Joint Proxy Statement and Prospectus.

                                   THE MERGER

     This Joint Proxy Statement and Prospectus relates to the proposed merger (the "Merger") of Health Equity Properties Incorporated, a North Carolina corporation ("HEP"), with and into Omega Healthcare Investors, Inc., a Maryland corporation ("Omega"), pursuant to an Amended and Restated Merger Agreement and Plan of Reorganization dated as of June 17, 1994 (the "Merger Agreement"). See "The Proposed Merger -- The Merger Agreement." At such time as the Merger becomes effective (the "Effective Time"), each outstanding share of HEP Common Stock will be converted into the right to receive .393 of a share of Omega Common Stock. The exchange ratio of .393 of a share of Omega Common Stock for each share of HEP Common Stock, as set forth in the Merger Agreement, is hereinafter referred to as the "Exchange Ratio." The Exchange Ratio was determined by dividing the average closing sale price per share of HEP Common Stock on the New York Stock Exchange (the "NYSE") for the ten trading days ended June 15, 1994 by the average closing sale price per share of Omega Common Stock on the NYSE for the same period. In the event that, at any time commencing on June 17, 1994 and ending on the tenth business day before the date of the HEP Special Meeting, the average closing sale price of Omega Common Stock on the NYSE for 30 consecutive trading days is less than $19.00 per share, Omega and HEP are obligated to renegotiate the Exchange Ratio. See "The Proposed Merger -- The Merger Agreement -- Termination."

SPECIAL MEETINGS

     Omega. At the Special Meeting of Shareholders of Omega and any adjournment or postponement thereof (the "Omega Special Meeting"), the shareholders of Omega will be asked to consider and vote upon the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. The Omega Special Meeting is scheduled to be held at 2:00 P.M., local time, on Wednesday, September 28, 1994, at the offices of Omega at 905 West Eisenhower Circle, Suite 110, Ann Arbor, Michigan. The Board of Directors of Omega (the "Omega Board") has fixed the close of business on August 22, 1994 as the record date for the determination of holders of Omega Common Stock entitled to notice of and to vote at the Omega Special Meeting. See "Omega Special Meeting."

     THE OMEGA BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT OMEGA SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. SEE "THE PROPOSED MERGER -- RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER -- OMEGA."

     HEP. At the Special Meeting of Shareholders of HEP and any adjournment or postponement thereof (the "HEP Special Meeting"), the shareholders of HEP will be asked to consider and vote upon the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. The HEP Special Meeting is scheduled to be held at 10:00 A.M., local time, on Wednesday, September 28, 1994, at the Adams Mark Winston Plaza at 425 N. Cherry Street, Winston-Salem, North Carolina. The Board of Directors of HEP (the "HEP Board") has fixed the close of business on August 22, 1994 as the record date for the determination of holders of HEP Common Stock entitled to notice of and to vote at the HEP Special Meeting. See "HEP Special Meeting."

     THE HEP BOARD, BY UNANIMOUS VOTE OF THE HEP DIRECTORS WHO ARE NOT EMPLOYEES OF HEP, APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT HEP SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. DIRECTORS OF HEP WHO ARE ALSO EMPLOYEES OF HEP ABSTAINED FROM THE HEP BOARD'S VOTE ON THE APPROVAL OF

THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY BECAUSE OF THEIR INTERESTS IN THE MERGER. HOWEVER, SUCH DIRECTORS HAVE INDICATED TO HEP THAT THEY INTEND TO VOTE ALL OF THE SHARES OF HEP COMMON STOCK BENEFICIALLY OWNED BY THEM IN FAVOR OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. SEE "THE PROPOSED MERGER -- RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER -- HEP" AND "THE PROPOSED MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

THE PARTIES

     Omega. Omega is a self-administered real estate investment trust ("REIT") which invests in income producing health care properties, principally long-term care facilities. Its investments are comprised of owned health care properties and convertible participating and participating mortgages on health care properties. As of June 30, 1994, Omega's total property portfolio consisted of 87 health care facilities in 14 states. Omega's investments as of such date included 84 nursing homes, of which it owns and leases 36 long-term health care facilities, provides convertible participating mortgages on ten long-term health care facilities, and provides participating mortgages on 38 long-term health care facilities. These 87 properties are operated by 11 unaffiliated operators. Omega also owns and leases three medical office buildings. For a description of Omega's investments subsequent to June 30, 1994, see "Information Concerning Omega -- Recent Developments."

     Omega's objective is to be a major source of financing and capital for high quality health care operators and to develop a geographically diversified investment portfolio of net leased properties or participating mortgages, with a principal focus on long-term care facilities. Omega intends to invest in established facilities that are operated by creditworthy, middle-market health care operators who meet Omega's standards for quality and experience of management. As of June 30, 1994, 45% of Omega's facility investments were operated by publicly traded companies.

     Omega also strives to maintain equity ownership appreciation potential in its investments. As of June 30, 1994, 61% of Omega's investments are in the form of fee ownership or convertible participating mortgages. Omega's investment-to-appraised value for its overall portfolio was approximately 82% as of June 30, 1994, based upon appraisals performed during 1993 and 1994. Omega intends to continue its prudent investment policies designed to generate stable and increasing cash flow and to realize capital appreciation from its property investments. Omega has its principal executive offices at 905 West Eisenhower Circle, Suite 110, Ann Arbor, Michigan 48103, telephone number (313) 747-9790.

     HEP. HEP is a self-administered REIT which invests primarily in income producing long-term health care facilities. HEP owns 76 facilities in seven states comprised of 73 nursing homes and three personal care facilities which are operated by eight third-party operators. HEP has its principal executive offices at 915 West Fourth Street, Winston-Salem, North Carolina 27101, telephone number (910) 723-7580.

REQUIRED VOTES

     Omega. Pursuant to Maryland law and the Articles of Incorporation of Omega (the "Omega Articles of Incorporation"), the affirmative vote of the holders of at least a majority of the outstanding shares of Omega Common Stock is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Omega Common Stock, the only class of capital stock entitled to vote at the Omega Special Meeting, is necessary to constitute a quorum at the Omega Special Meeting. As of July 31, 1994, Omega's directors, executive officers and their affiliates as a group held shares representing approximately 2.3% of the votes entitled to be cast by holders of Omega Common Stock at the Omega Special Meeting. See "Omega Special Meeting -- Voting Rights."

     HEP. Pursuant to North Carolina law and the Articles of Incorporation of HEP, as amended (the "HEP Articles of Incorporation"), the affirmative vote of the holders of at least a majority of the outstanding shares of HEP Common Stock is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of HEP Common Stock, the only class of capital stock entitled to vote at the HEP Special

Meeting, is necessary to constitute a quorum at the HEP Special Meeting. As of July 31, 1994, HEP's directors, executive officers and their affiliates as a group held shares representing approximately 2.5% of the votes entitled to be cast by holders of HEP Common Stock at the HEP Special Meeting. See "HEP Special Meeting -- Voting Rights."

THE MERGER

     General. At the Effective Time of the Merger, HEP will be merged with and into Omega, and HEP will cease to exist as a corporation. Omega will be the surviving corporation in the Merger.

     Conversion of Shares. At the Effective Time, each then outstanding share of HEP Common Stock will be converted into the right to receive .393 of a share of Omega Common Stock. See "Description of Omega Capital Stock" and "Comparison of Rights of Holders of HEP Common Stock and Omega Common Stock." No fractional shares of Omega Common Stock will be issued in the Merger, and holders of shares of HEP Common Stock that are converted in the Merger will be entitled to a cash payment in lieu of any fractional share of Omega Common Stock at a pro rata price based on the average closing sale price of Omega Common Stock for the ten-day period ended June 15, 1994 which was $24.91. See "The Proposed Merger -- No Fractional Shares." Each share of Omega Common Stock outstanding at the Effective Time will remain outstanding and will not be converted or otherwise modified in the Merger.

     Dividends. Prior to the closing of the transactions contemplated by the Merger Agreement or the earlier termination of the Merger Agreement, (i) Omega will not declare, set aside or pay any dividend or distribution other than regular quarterly dividends on Omega Common Stock in an amount not to exceed $.54 per share of Omega Common Stock, and (ii) HEP will not declare, set aside or pay any dividend or distribution other than a regular quarterly dividend for the second quarter of 1994 on HEP Common Stock in an amount not to exceed $.245 per share of HEP Common Stock, except for such other dividends or distributions as may be required in order to maintain HEP's qualification as a REIT through the Effective Time, and in the event the Effective Time shall not have occurred on or prior to November 1, 1994, HEP may declare and pay a regular quarterly dividend for the third quarter of 1994 on HEP Common Stock in an amount not to exceed $.245 per share of HEP Common Stock. See "The Proposed Merger -- Dividends" and "The Proposed Merger -- The Merger Agreement -- Certain Covenants and Agreements." Assuming that the Effective Time occurs on or before November 1, 1994, holders of HEP Common Stock will receive the Omega regular quarterly dividend for the quarter ending September 30, 1994, following the exchange of their HEP Certificates (as defined below) upon the payment date established therefor by the Omega Board.

EFFECTIVE TIME

     After all the conditions set forth in the Merger Agreement have been satisfied or waived, the Merger will become effective at such time as the Articles of Merger required under the Maryland General Corporation Law ("MGCL") and the North Carolina Business Corporation Act ("NCBCA") are filed with the Department of Assessments and Taxation for the State of Maryland and the Secretary of State of the State of North Carolina. Such filings will be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by the Merger Agreement. See "The Proposed Merger -- Closing; Effective Time."

EXCHANGE OF STOCK CERTIFICATES

     From and after the Effective Time, except as to the payment of dividends and other distributions, Omega will be entitled to treat certificates for shares of HEP Common Stock (the "HEP Certificates") that have not been surrendered for exchange as evidencing ownership of the number of full shares of Omega Common Stock for which they are exchangeable pursuant to the Merger Agreement. HOWEVER, HOLDERS OF HEP COMMON STOCK AS OF IMMEDIATELY PRIOR TO THE EFFECTIVE TIME ("HEP SHAREHOLDERS") WILL NOT BE ENTITLED TO RECEIVE ANY PAYMENT OF DIVIDENDS ON OR OTHER DISTRIBUTIONS WITH RESPECT TO THEIR SHARES OF OMEGA COMMON STOCK UNTIL SUCH HEP CERTIFICATES HAVE BEEN SURRENDERED AND EXCHANGED FOR CERTIFICATES REPRESENTING SHARES OF OMEGA COMMON STOCK ("OMEGA CERTIFICATES"). Subject to applicable laws, such dividends and distributions, if any, will be accumulated and, at the time an HEP Shareholder surrenders his or her HEP Certificates to First Interstate Bank of California, as exchange agent (the "Exchange Agent"), all accrued and unpaid dividends and distributions, together with any cash payment in lieu of a fractional share of Omega Common Stock, will be paid without interest. As a result of certain covenants in the Merger Agreement regarding the timing of the declaration and payment of dividends prior to the Effective Time, it is not anticipated that any accrued and unpaid dividends or distributions would exist at the Effective Time. See "The Proposed Merger -- Dividends" and "The Proposed Merger -- The Merger Agreement -- Certain Covenants and Agreements." As soon as practicable after the Effective Time, the Exchange Agent will send transmittal instructions to each HEP Shareholder describing the procedure for surrendering HEP Certificates for Omega Certificates.

     HEP SHAREHOLDERS SHOULD NOT SEND THEIR HEP CERTIFICATES TO THE EXCHANGE AGENT UNLESS AND UNTIL THEY HAVE RECEIVED TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. At any time following 180 days after the Effective Time, Omega may require the Exchange Agent to return to Omega (subject to any REIT requirements and any applicable escheat law) all Omega Common Stock and cash deposited with the Exchange Agent which has not been disbursed to HEP Shareholders and thereafter any such holders which have not remitted their HEP Certificates to the Exchange Agent may look to Omega only as a general creditor with respect thereto. See "The Proposed Merger -- Exchange of Stock Certificates."

BACKGROUND

     The terms of the Merger Agreement resulted from arm's length negotiations between representatives of Omega and HEP. See "The Proposed Merger -- Background."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER

     Omega. The Omega Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and unanimously recommends that Omega shareholders vote "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby. The recommendations of the Omega Board are based upon its belief that the terms of the Merger Agreement are fair and in the best interests of Omega and its shareholders and that the Merger will result in benefits to Omega and its shareholders. For a discussion of Omega's reasons for the Merger and the factors considered by the Omega Board in making its recommendations, see "The Proposed Merger -- Recommendations of the Boards of Directors and Reasons for the Merger -- Omega."

     HEP. The HEP Board, by unanimous vote of the HEP directors who are not employees of HEP, approved the Merger Agreement and the transactions contemplated thereby and recommends that the HEP shareholders vote "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby. Directors of HEP who are also employees of HEP abstained from the HEP Board's vote on the Merger Agreement and the transactions contemplated thereby because of their interests in the Merger. However, such directors have indicated to HEP that they intend to vote all of the shares of HEP Common Stock beneficially owned by them in favor of the Merger Agreement and the transactions contemplated thereby. See "The Proposed Merger -- Interests of Certain Persons in the Merger." The recommendations of the HEP Board are based upon its belief that the terms of the Merger Agreement are fair and in the best interests of HEP and its shareholders and that the Merger will result in benefits to HEP's shareholders. For a discussion of HEP's reasons for the Merger and the factors considered by the HEP Board in making its recommendations, see "The Proposed Merger -- Recommendations of the Boards of Directors and Reasons for the Merger
- -- HEP."

OPINIONS OF FINANCIAL ADVISORS

     Omega. On June 17, 1994, Bear, Stearns & Co. Inc. ("Bear Stearns"), a financial advisor to Omega, delivered its oral opinion to the Omega Board to the effect that, based upon and subject to the matters presented to the Omega Board, the Merger is fair, from a financial point of view, to the shareholders of Omega. Bear Stearns subsequently confirmed such opinion by delivery of its written opinion dated as of the date of this Joint Proxy Statement and Prospectus. A copy of the opinion of Bear Stearns is attached hereto as

Annex II. SHAREHOLDERS OF OMEGA ARE URGED TO READ THE OPINION OF BEAR STEARNS IN ITS ENTIRETY. For additional information concerning the assumptions made, matters considered and limits of the review by Bear Stearns in reaching its opinion and the fees received and to be received by it, see "The Proposed Merger
- -- Opinions of Financial Advisors -- Omega" and Annex II hereto.

     HEP. On June 16, 1994, Equitable Securities Corporation ("Equitable Securities"), HEP's financial advisor, delivered its oral opinion to the HEP Board to the effect that, based upon and subject to the matters presented to the HEP Board, the consideration to be received by the holders of HEP Common Stock pursuant to the Merger Agreement is fair, from a financial point of view. Equitable Securities' opinion was confirmed in writing on June 17, 1994 (the date that the Merger Agreement was entered into), and updated orally on August 2, 1994 and in writing on August 22, 1994. A copy of the opinion of Equitable Securities is attached hereto as Annex III. SHAREHOLDERS OF HEP ARE URGED TO READ THE OPINION OF EQUITABLE SECURITIES IN ITS ENTIRETY. For additional information concerning the assumptions made, matters considered and limits of the review by Equitable Securities in reaching its opinion and the fees received and to be received by it, see "The Proposed Merger -- Opinions of Financial Advisors -- HEP" and Annex III hereto.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board of Directors of HEP with respect to the Merger Agreement and the transactions contemplated thereby, HEP Shareholders should be aware that certain members of the management of HEP, including certain members of HEP's management who serve on the HEP Board, have certain interests in the Merger that are in addition to the interests of HEP Shareholders generally, including, without limitation, the receipt of certain payments, the execution of certain consulting and noncompetition agreements, and certain forgivable loan transactions entered into in connection with such consulting and noncompetition agreements. William G. Benton, Susan L. Christiansen and G. L. Clark, Jr., who are members of management of HEP and who serve on the HEP Board, have certain interests in the Merger and have abstained from voting with respect to the HEP Board's approval of the Merger Agreement. See "The Proposed Merger -- Interests of Certain Persons in the Merger."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     The current directors and officers (with one exception) of Omega will continue in office following the Effective Time. Omega does not currently anticipate any changes in its investment strategies or policies or its dividend policy in connection with the Merger. Neither Omega nor HEP has any present plans for dispositions of material assets. See "The Proposed Merger -- Management and Operations After the Merger."

CONDITIONS TO THE MERGER

     The obligations of Omega and HEP to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) obtaining the requisite shareholder approvals, (ii) the absence of any injunction prohibiting consummation of the Merger, (iii) the receipt of all governmental consents, orders and approvals legally required for consummation of the Merger,
(iv) the receipt of certain legal opinions with respect to the tax consequences of the Merger, REIT qualification and certain other legal matters, (v) the receipt of accountants' "comfort" letters, (vi) the continuing accuracy of the representations and warranties of each party, (vii) the absence of the qualification of holders of more than ten percent (10%) of the outstanding HEP Common Stock as dissenting shareholders under North Carolina law, and (viii) the performance of certain other specified obligations by each party. See "The Proposed Merger -- The Merger Agreement -- Conditions to the Merger" and "The Proposed Merger -- Regulatory Filings and Approvals."

RIGHTS TO TERMINATE AND AMENDMENTS

     The Merger Agreement may be terminated at any time prior to the closing of the transactions contemplated thereby in certain circumstances, including, among others, (i) by the mutual consent of Omega and HEP, (ii) unilaterally by either Omega or HEP if the Merger has not been consummated prior to December 31, 1994,
(iii) unilaterally by either Omega or HEP in certain other situations, including
(A) the
failure of the other to cure within 15 business days, after receipt of prior written notice, a material breach of its covenants or agreements under the Merger Agreement, (B) the failure of the other to satisfy a condition to its obligations under the Merger Agreement, (C) the failure of the parties to reach mutual agreement as to any adjusted Exchange Ratio in the event that, at any time commencing on June 17, 1994 and ending on the tenth business day before the date of the HEP Special Meeting, the average closing sale price of Omega Common Stock on the NYSE for 30 consecutive trading days is less than $19.00 per share,
(D) the execution by HEP of a definitive agreement with an entity or group other than Omega for the acquisition of all or any substantial part of the business and properties or capital stock of HEP, or (E) the execution by Omega of a definitive agreement with a third party for the acquisition of all or substantially all of the business and properties or capital stock of Omega; or
(iv) unilaterally by Omega in the event (X) HEP notifies Omega that it has determined to provide confidential information to a potential acquiror or has received an offer relating to a potential acquisition of all or any substantial part of the business and properties or capital stock of HEP from any entity or group other than Omega, (Y) the HEP Board fails to recommend approval of the Merger to its shareholders or withdraws such recommendation, or (Z) the holders of more than ten percent (10%) of the outstanding HEP Common Stock shall have qualified as dissenting shareholders under North Carolina law. See "The Proposed Merger -- The Merger Agreement -- Termination."

     Upon the occurrence of certain events, HEP will be required to pay Omega a termination fee of $3.75 million. Upon the occurrence of certain other events, Omega will be required to pay HEP a termination fee of $3.75 million. See "The Proposed Merger -- The Merger Agreement -- Termination Fee."

     Subject to compliance with applicable law, the Merger Agreement may be amended at any time prior to or, subject to certain conditions, after its approval by the shareholders of Omega and HEP by a written agreement executed by Omega and HEP. See "The Proposed Merger -- The Merger Agreement -- Amendment and Waiver."

COMPARISON OF RIGHTS UNDER APPLICABLE LAW

     The rights of shareholders of HEP are currently governed by applicable North Carolina law, the HEP Articles of Incorporation and the HEP Bylaws. Holders of HEP Common Stock immediately prior to the Effective Time will become shareholders of Omega, a Maryland corporation, and from and after the Effective Time, their rights as shareholders of Omega will be governed by applicable Maryland law, the Omega Articles of Incorporation and the Omega Bylaws. There are certain differences between the rights of shareholders of HEP under North Carolina law, the HEP Articles of Incorporation and the HEP Bylaws and the rights of shareholders of Omega under Maryland law, the Omega Articles of Incorporation and the Omega Bylaws. See "Comparison of Rights of Holders of HEP Common Stock and Omega Common Stock."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The Merger is intended to qualify as a "tax-free reorganization" for federal income tax purposes. Argue Pearson Harbison & Myers, counsel to Omega, will render an opinion at the Effective Time to the effect that no gain or loss would be recognized by Omega on the exchange of HEP Common Stock for Omega Common Stock. Stroock & Stroock & Lavan, special counsel to HEP, will render an opinion at the Effective Time to the effect that no gain or loss would be recognized by HEP or by HEP shareholders on the exchange of HEP Common Stock for Omega Common Stock (except with respect to cash received in lieu of fractional shares). See "Certain Federal Income Tax Considerations." EACH SHAREHOLDER OF OMEGA AND HEP IS URGED TO CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

DISSENTERS' RIGHTS

     Under North Carolina law, holders of HEP Common Stock have the right to dissent from the Merger and receive the fair value of their shares. Omega's obligations under the Merger Agreement are subject to the condition that the holders of not more than 10% of the outstanding HEP Common Stock shall have exercised dissenters' rights under North Carolina law. Holders of Omega Common Stock are not entitled to dissenters' rights under Maryland law in connection with the Merger. See "The Proposed Merger -- Dissenters' Rights."

               COMPARATIVE PER SHARE PRICES OF OMEGA COMMON STOCK
                              AND HEP COMMON STOCK

     Both Omega Common Stock and HEP Common Stock are traded on the NYSE under the symbols "OHI" and "EQP," respectively. On June 16, 1994 (the last trading day prior to the public announcement that Omega and HEP had entered into the Merger Agreement), the high and low sales prices of Omega Common Stock, as reported on the NYSE Composite Tape, were $25 1/4 and $25, respectively, and the high and low sales prices of HEP Common Stock, as reported on the NYSE Composite Tape, were $9 3/4 and $9 5/8, respectively. On an equivalent per share basis calculated by multiplying the closing sale price of Omega Common Stock on the NYSE on June 16, 1994 ($25 1/8 per share) by .393, the Exchange Ratio, the value of shares of Omega Common Stock to be received by holders of HEP Common Stock was $9.87 per share of HEP Common Stock. Because the Exchange Ratio is fixed and since the market price of Omega Common Stock is subject to fluctuation, the market value of the shares of Omega Common Stock which HEP's shareholders will receive in the Merger may increase or decrease prior to the Effective Time of the Merger. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS. See "Comparative Per Share Prices and Dividends of Omega Common Stock and HEP Common Stock."

                             CERTAIN CONSIDERATIONS

     In considering whether to approve the Merger Agreement and the transactions contemplated thereby, shareholders should consider the following: (i) the relative prices of Omega Common Stock and HEP Common Stock at the Effective Time may vary from the prices as of the date the Exchange Ratio was established, (ii) the effect of health care regulation and potential changes therein on the operators of the facilities financed by or invested in by Omega and HEP, (iii) the possible reduction of reimbursement by third party payors and the effect thereof on the operators of the facilities financed by or invested in by Omega and HEP, (iv) the risks inherent in real estate investment, (v) the effect of debtor-lessee bankruptcies, (vi) certain legal aspects of mortgage loans, (vii) environmental risks, (viii) limited investment diversification, (ix) possible changes in investment strategies and policies and capital structure, and (x) the consequences of the failure of either Omega or HEP to qualify as a REIT. See "Certain Considerations."

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL DATA

     Set forth below are selected historical financial data of Omega and HEP which is based upon and should be read in conjunction with the audited and unaudited financial statements included in Omega's and HEP's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which are incorporated by reference in this Joint Proxy Statement and Prospectus.

                        OMEGA HEALTHCARE INVESTORS, INC.
                      (IN $000, EXCEPT PER SHARE AMOUNTS)

                                                      AUGUST 14, 1992     YEAR ENDED     SIX MONTHS ENDED
                                                      TO DECEMBER 31,    DECEMBER 31,     JUNE 30, 1994
                                                          1992(1)            1993          (UNAUDITED)
                                                      ---------------    ------------    ----------------
INCOME STATEMENT DATA:
  Total revenues...................................      $   5,968         $ 20,750          $ 15,435
  Net income.......................................          4,424           11,573             7,173
  Net income per share.............................            .68             1.78               .88
  Dividends per share(2)...........................            .76             2.08              1.08
BALANCE SHEET DATA:
  Total assets.....................................      $ 144,752         $243,587          $290,608
  Long-term debt...................................          6,246          103,573            97,649
  Shareholders' equity.............................        122,511          122,714           190,661
OTHER DATA (UNAUDITED):
  Cash available for distribution(3)...............      $   4,965         $ 14,010          $  9,292
  Cash available for distribution per share........            .81             2.15              1.14
  Weighted average number of shares
     outstanding(4)................................          6,128            6,513             8,160

- -------------------------
(1) Operations of Omega commenced on August 14, 1992, the date of the closing of Omega's initial public offering of Omega Common Stock and the substantially simultaneous purchase of, or investment in, its initial facilities.

(2) "Dividends per share" represents dividends declared per share for non-subordinated shares of Omega Common Stock (see "Description of Omega Capital Stock -- Common Stock -- Restricted Securities") in the month subsequent to the end of the respective calendar quarter, as follows:

                                                                              DIVIDEND
                                                                            DECLARED FOR
                                QUARTER ENDED                               THAT QUARTER
    ---------------------------------------------------------------------   ------------
    September 30, 1992...................................................      $  .26
    December 31, 1992....................................................         .50
                                                                               ------
                                                                               $  .76
                                                                            =========
    March 31, 1993.......................................................      $  .50
    June 30, 1993........................................................         .50
    September 30, 1993...................................................         .54
    December 31, 1993....................................................         .54
                                                                               ------
                                                                               $ 2.08
                                                                            =========
    March 31, 1994.......................................................      $  .54
    June 30, 1994........................................................         .54

     The $.26 dividend related to the partial quarter from August 14, 1992 (date of commencement of operations) to September 30, 1992 and represented a pro rata portion of a normal $.50 per quarter dividend.

     Dividends on subordinated shares were as indicated, except for the third and fourth quarters of 1992 and the third quarter of 1993 when no dividends were paid on subordinated shares, and for the first quarter of 1993 when $.20 per subordinated share was paid.

(3) "Cash available for distribution" is defined as net earnings adjusted for certain non-cash items included in net earnings, such as depreciation and deferred interest, and certain principal payments. In 1993 and the six months ended June 30, 1994, the principal payments consisted primarily of approximately $1,425,000 and $1,999,000, respectively, applicable to the Senior Mortgage Collateralized Notes. For the periods presented, cash available for distribution approximated, but was less than, funds from operations, as generally defined by the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group. Funds from operations is defined by NAREIT as "net income" (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management of Omega considers cash available for distribution to be an informative measure of the ability of a REIT to pay dividends consistent with measures used by analysts to evaluate REITs. Cash available for distribution does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of Omega's operating performance or as an alternative to cash flow as a measure of liquidity.

(4) The 1992 weighted average number of shares outstanding excludes subordinated shares (336,500 shares) since no dividends were paid on the subordinated shares for 1992. The 1993 weighted average number of shares outstanding includes subordinated shares since dividends were paid on such shares for three of the four quarters of 1993. See Note 2 above.

                     HEALTH EQUITY PROPERTIES INCORPORATED
                      (IN $000, EXCEPT PER SHARE AMOUNTS)

                                                                                                      SIX MONTHS
                                                    FOR THE YEARS ENDED DECEMBER 31,                    ENDED
                                        --------------------------------------------------------    JUNE 30, 1994
                                          1989        1990        1991        1992        1993       (UNAUDITED)
                                        --------    --------    --------    --------    --------    --------------
INCOME STATEMENT DATA:
  Total revenue......................   $ 18,929    $ 18,108    $ 18,185    $ 19,040    $ 19,751       $ 12,323
  Net income (loss)..................       (966)     (2,933)       (130)      6,534       8,695          6,869
  Net income (loss) per share........       (.27)       (.78)       (.02)        .49         .60            .47
  Dividends per share................       1.52        1.06         .87         .95         .98            .49
BALANCE SHEET DATA:
  Total assets.......................   $131,369    $125,946    $117,657    $117,261    $117,696       $113,246
  Debt...............................     94,020      94,639      51,313      26,054      31,545         27,163
  Shareholders' equity...............     33,973      28,294      62,407      86,143      81,238         81,372
OTHER DATA:
  Weighted average number of shares
    outstanding......................      3,622       3,739       7,264      13,250      14,551         14,585

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

     The following table sets forth for Omega and HEP certain historical, pro forma, and pro forma equivalent per share financial data. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the Merger been consummated at the beginning of the periods presented. The information presented herein should be read in conjunction with the unaudited pro forma financial statements, including the notes thereto, appearing elsewhere in this Joint Proxy Statement and Prospectus.

                                                                                             HEP
                                                             OMEGA               ---------------------------
                                                  ---------------------------                   EQUIVALENT
                                                  HISTORICAL    PRO FORMA(1)     HISTORICAL    PRO FORMA(2)
                                                  ----------    -------------    ---------    --------------
Net income per share of common stock:
  Year ended December 31, 1993.................     $ 1.78         $  1.46         $ .60          $  .57
  Six months ended June 30, 1994...............        .88             .96           .47             .38
Dividends declared per share of common
  stock(3):
  Year ended December 31, 1993.................       2.08            2.08           .98             .82
  Six months ended June 30, 1994...............       1.08            1.08           .49             .42
Net book value per share of common stock:
  December 31, 1993............................      18.66           21.62          5.57            8.50
  June 30, 1994................................      19.74           21.71          5.55            8.53

- -------------------------
(1) The pro forma amounts include adjustments for the pro forma effect of (i) the Merger and (ii) Omega investment transactions that occurred during the period January 1, 1994 through July 11, 1994. See "Pro Forma Condensed Statements of Operations."

(2) The HEP equivalent pro forma per share amounts represent Omega pro forma amounts that have been multiplied by the Exchange Ratio of .393.

(3) "Dividends declared per share of common stock" for Omega represents dividends declared per share for non-subordinated shares of Omega Common Stock in the month subsequent to the end of the respective calendar quarter. For a description of dividends on subordinated shares, see Note 2 to "Selected Historical Financial Data -- Omega Healthcare Investors, Inc." "Dividends declared per share of common stock" for HEP represents dividends declared per share of HEP Common Stock in the last month of the respective calendar quarter. Dividends declared per share of common stock were as follows:

                                   QUARTER ENDED                                 OMEGA     HEP
     -------------------------------------------------------------------------   -----    -----
     March 31, 1993...........................................................   $.50     $.245
     June 30, 1993............................................................    .50      .245
     September 30, 1993.......................................................    .54      .245
     December 31, 1993........................................................    .54      .245
                                                                                 -----    -----
                                                                                 $2.08    $.98
                                                                                 =====    =====
     March 31, 1994...........................................................   $.54     $.245
     June 30, 1994............................................................    .54      .245

                       PRO FORMA CONDENSED BALANCE SHEET

   OMEGA HEALTHCARE INVESTORS, INC. AND HEALTH EQUITY PROPERTIES INCORPORATED
                                 JUNE 30, 1994

     On July 11, 1994, Omega consummated an investment in six long-term care facilities with Sterling Health Care Centers, Inc. This investment was funded from the proceeds of its March 1994 offering of Omega Common Stock, the issuance of additional Omega Common Stock and the assumption of certain indebtedness.

     On June 17, 1994, Omega entered into the Merger Agreement with HEP whereby all the outstanding capital stock of HEP will be exchanged for Omega Common Stock.

     This unaudited Pro Forma Condensed Balance Sheet is presented as if both the Omega investment transaction and the Merger, each as referred to above, had been consummated on June 30, 1994. In the opinion of Omega's management, all adjustments necessary to reflect the effects of these transactions have been made.

     This unaudited Pro Forma Condensed Balance Sheet is presented for comparative purposes only and is not necessarily indicative of what the actual financial position of Omega would have been at June 30, 1994, nor does it purport to represent the future financial position of Omega. This unaudited Pro Forma Condensed Balance Sheet should be read in conjunction with the respective historical financial statements and notes thereto of Omega and HEP incorporated by reference in this Joint Proxy Statement and Prospectus.

                       PRO FORMA CONDENSED BALANCE SHEET
                                 JUNE 30, 1994
                         ($000, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                          HEALTH
                                OMEGA HEALTHCARE INVESTORS, INC.          EQUITY                           OMEGA
                            ----------------------------------------    PROPERTIES     PRO FORMA        HEALTHCARE
                                          PRO FORMA                    INCORPORATED   MERGER AND      INVESTORS, INC.
                                         INVESTMENT                    ------------      OTHER        ---------------
                            HISTORICAL   ADJUSTMENTS     AS ADJUSTED    HISTORICAL    ADJUSTMENTS       AS ADJUSTED
                            ----------   -----------     -----------   ------------   -----------     ---------------
Real Estate Investments:
  Land and buildings --
     net...................  $ 137,789     $19,740(a)     $ 157,529      $ 96,495      $  68,505(1)      $ 322,529
  Mortgage notes
     receivable............    134,144      (8,594)         125,550                                        125,550
                            ----------   -----------     -----------   ------------                   ---------------
                               271,933      11,146          283,079        96,495                          448,079
Cash and short-term
  investments..............     10,447      (2,046)(a)        8,401        10,753         (1,528)(2)         4,794
                                                                                          (2,100)(3)
                                                                                          (4,982)(4)
                                                                                          (5,750)(5)
Goodwill and
  consulting/non-compete
  agreement................                                                                4,982(4)         11,038
                                                                                           6,056(7)
Other assets...............      8,228                        8,228         5,998         (1,500)(5)        12,726
                            ----------                   -----------   ------------                   ---------------
                             $ 290,608                    $ 299,708      $113,246                        $ 476,637
                              ========                    =========     =========                       ==========
Acquisition line of
  credit...................  $       0                    $       0                                      $       0
Senior mortgage notes......     88,611                       88,611                                         88,611
Convertible debentures,
  revenue bonds, and
  notes....................      9,038     $ 3,400(a)        12,438      $ 27,163                           39,601
Dividend payable...........                                                 3,593                            3,593
Accounts payable and
  accrued expenses.........      2,298                        2,298         1,118      $   1,500(5)          4,916
                            ----------                   -----------   ------------                   ---------------
                                99,947                      103,347        31,874                          136,721
Common stock...............        966          24(a)           990                          576(6)          1,566
Additional paid in
  capital..................    189,729       5,676(a)       195,405                       (1,528)(2)       338,384
                                                                                          (2,100)(3)
                                                                                          (8,750)(5)
                                                                                          73,985(6)
                                                                                          81,372(8)
Cumulative net earnings....     23,170                       23,170                                         23,170
Cumulative dividends
  paid.....................    (23,204)                     (23,204)                                       (23,204)
                            ----------                   -----------   ------------                   ---------------
                               190,661                      196,361        81,372        (81,372)(8)       339,916
                            ----------                   -----------   ------------                   ---------------
                             $ 290,608                    $ 299,708      $113,246                        $ 476,637
                              ========                    =========     =========                       ==========
Net book value per
  share(9).................     $19.74                       $19.84        $14.12                           $21.71

PRO FORMA INVESTMENT ADJUSTMENTS

(a) Investment in six long-term care facilities on July 11, 1994, ($19,740,000) funded by cash of $10,640,000, issuance of 239,780 shares of Omega Common Stock, and debt assumption of $3,400,000, less $8,594,000 of cash advanced at June 30, 1994; and reclassification of $8,594,000 from mortgage notes to purchased facilities.

PRO FORMA MERGER AND OTHER ADJUSTMENTS

(1) Increase in net book value of HEP investments to estimated fair value of $165,000,000. The $165,000,000 is Omega management's current best estimate of fair value, based primarily upon the income approach using a capitalization rate of approximately 11.6%. The most recent HEP independent appraisals, dated from 1987 to 1993, reflect an aggregate fee simple fair value of approximately $154,000,000.

(2) Payments to HEP management for unexercised stock options ($445,032) and severance arrangements pursuant to employment contracts ($1,082,979).

(3) Advances to HEP employees for bonuses plus related expenses ($2,100,000) in connection with the negotiation of a proposed sale to a third party of a number of HEP Facilities, which negotiations were discontinued in connection with the Merger.

(4) Loan to Residential Properties Management, Inc. equal to payments due under Consulting and Non-Competition Agreement ($4,982,269).

(5) Estimated expenses of the Merger and other purchase accounting adjustments.

(6) Excess of agreed upon per share value at date of Merger Agreement of 5,762,938 shares of Omega Common Stock to be issued to HEP shareholders ($143,555,000) over adjusted shareholders' equity of HEP ($68,994,000).

(7) Goodwill, represented by excess of amount in Note 6 below ($74,561,000) over increase in net book value of HEP investments ($68,505,000).

(8) Consolidating entry.

(9) Net book value per share is based upon actual number of shares outstanding at June 30, 1994, as adjusted for shares issued in the pro forma transactions. Historical net book value for HEP has been adjusted for the .393 Exchange Ratio.

                  PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

      OMEGA HEALTHCARE INVESTORS AND HEALTH EQUITY PROPERTIES INCORPORATED
        YEAR ENDED DECEMBER 31, 1993 AND SIX MONTHS ENDED JUNE 30, 1994

     During the first quarter of 1994, Omega consummated three investments in three nursing home facilities totaling $11,070,000. These investments were funded temporarily from working capital and the acquisition line of credit and ultimately replaced from proceeds of the March 1994 offering of Omega Common Stock. During the period from April 1, 1994 through July 11, 1994, Omega consummated three investments in 16 nursing home facilities totalling $43,840,000. These investments were funded from the proceeds of the March 1994 offering of Omega Common Stock, the issuance of additional Omega Common Stock, and the assumption of certain indebtedness. In a public offering completed on March 31, 1994, Omega issued 3,000,000 shares of Omega Common Stock.

     On June 17, 1994, Omega entered into the Merger Agreement with HEP whereby all the outstanding capital stock of HEP will be exchanged for Omega Common Stock.

     These unaudited Pro Forma Condensed Statements of Operations are presented as if the Omega 1994 investment and capital transactions and the Merger, each as referred to above, had been consummated on January 1, 1993. In the opinion of Omega's management, all adjustments necessary to reflect the effects of the transactions have been made.

     These unaudited Pro Forma Condensed Statements of Operations are presented for comparative purposes only and are not necessarily indicative of what the actual results of operations of Omega would have been for the periods presented, nor does it purport to represent the results for future periods. These unaudited Pro Forma Condensed Statements of Operations should be read in conjunction with the respective historical financial statements and notes thereto of Omega and HEP incorporated by reference in this Joint Proxy Statement and Prospectus.

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1993
                         ($000, EXCEPT PER SHARE DATA)

                                                                        HEALTH                          OMEGA
                                OMEGA HEALTHCARE INVESTORS, INC.        EQUITY                       HEALTHCARE
                              ------------------------------------    PROPERTIES                   INVESTORS, INC.
                                            PRO FORMA                INCORPORATED    PRO FORMA     ---------------
                                           INVESTMENT        AS      ------------     MERGER             AS
                              HISTORICAL   ADJUSTMENTS    ADJUSTED    HISTORICAL    ADJUSTMENTS       ADJUSTED
                              ----------   -----------    --------   ------------   -----------    ---------------
Revenues:
  Rental income..............  $ 10,035     $ 4,024(a)    $14,059      $ 19,222                        $33,281
  Mortgage interest income...    10,077       2,273(a)     12,350                                       12,350
  Gain on sale...............         0                                       0                              0
  Other......................       638                       638           529                          1,167
                              ----------                  --------   ------------                  ---------------
                                 20,750                    27,047        19,751                         46,798
Expenses:
  Depreciation and
     amortization............     2,743       1,065(a)      3,808         6,508       $ 3,712(1)        14,028
  Interest...................     4,605         269(a)      4,874         2,779                          7,653
  General and
     administrative..........     1,829                     1,829         1,769        (1,100)(2)        2,498
                              ----------                  --------   ------------                  ---------------
                                  9,177                    10,511        11,056                         24,179
                              ----------                  --------   ------------                  ---------------
Net earnings.................  $ 11,573                   $16,536      $  8,695                        $22,619
                               ========                   =======    ==========                    ===========
Net earnings per share.......     $1.78                     $1.70         $1.52*                         $1.46
Dividends per share(3).......     $2.08                     $2.08         $2.49*                         $2.08
Cash available for
  distribution(4)............  $ 14,010                   $20,038      $ 15,076                        $36,214
Cash available for
  distribution per
  share(4)...................     $2.15                     $2.05         $2.64*                         $2.34
Weighted average number of
  shares outstanding.........     6,513                     9,753         5,719*                        15,472

- -------------------------
* As adjusted for the .393 per share Exchange Ratio.

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1994
                         ($000, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                      HEALTH EQUITY                        OMEGA
                                                                       PROPERTIES                       HEALTHCARE
                                OMEGA HEALTHCARE INVESTORS, INC.      INCORPORATED                    INVESTORS, INC.
                              -------------------------------------   -------------                   ---------------
                                            PRO FORMA                                  PRO FORMA
                                           INVESTMENT         AS                        MERGER              AS
                              HISTORICAL   ADJUSTMENTS     ADJUSTED    HISTORICAL     ADJUSTMENTS        ADJUSTED
                              ----------   -----------     --------   -------------   -----------     ---------------
Revenues:
  Rental income..............   $7,880       $ 1,654(a)    $  9,534      $ 9,441                          $18,975
  Mortgage interest income...    6,763           905(a)       7,668                                         7,668
  Gain on sale...............                                              2,590                            2,590
  Other......................      792                          792          292                            1,084
                              ----------                   --------   -------------                   ---------------
                                15,435                       17,994       12,323                           30,317
Expenses:
  Depreciation and
     amortization............    2,127           457(a)       2,584        3,276        $ 1,856(1)          7,716
  Interest...................    4,920          (125)(a)      4,795        1,319                            6,114
  General and
     administrative..........    1,215                        1,215          859           (550)(2)         1,524
                              ----------                   --------   -------------                   ---------------
                                 8,262                        8,594        5,454                           15,354
                              ----------                   --------   -------------                   ---------------
Net earnings.................   $7,173                     $  9,400      $ 6,869                          $14,963
                               =======                      =======   ==========                       ==========
Net earnings per share:
  Including gain on sale.....    $ .88                        $ .95        $1.20*                           $ .96
  Excluding gain on sale.....    $ .88                        $ .95        $ .75*                           $ .79
  Dividends per share(3).....    $1.08                        $1.08        $1.25*                           $1.08
Cash available for
  distribution:(4)
  Including gain on sale.....   $9,292                     $ 11,976      $10,084                          $22,610
  Excluding gain on sale.....   $9,292                     $ 11,976      $ 7,494                          $20,020
Cash available for
  distribution per share:(4)
  Including gain on sale.....    $1.14                        $1.21        $1.76*                           $1.45
  Excluding gain on sale.....    $1.14                        $1.21        $1.31*                           $1.28
Weighted average number of
  shares outstanding.........    8,160                        9,875        5,732                           15,607

- -------------------------
*As adjusted for the .393 per share Exchange Ratio.

PRO FORMA INVESTMENT ADJUSTMENTS

(a) Revenues from the investments consummated during the period January 1, 1994 through July 11, 1994 for the periods preceding consummation, plus related depreciation and interest charges, less historical interest charges related to debt paid off from proceeds of the March 1994 offering of Omega Common Stock.

PRO FORMA MERGER ADJUSTMENTS

(1) Depreciation charges related to write-up to fair value of the HEP investments ($2,412,000 for 1993 and $1,206,000 for 1994) and amortization charges for goodwill and non-competition agreements ($1,300,000 for 1993 and $650,000 for 1994).

(2) Estimated general and administrative cost savings as a result of the Merger, due primarily to elimination of personnel and office costs.

(3) "Dividends per share" for Omega represents dividends declared per share for non-subordinated shares of Omega Common Stock in the month subsequent to the end of the respective calendar quarter. For a description of dividends on subordinated shares, see Note 2 to "Selected Historical Financial Data -- Omega Healthcare Investors, Inc." "Dividends per share" for HEP represents dividends declared per share of HEP Common Stock in the last month of the respective calendar quarter. Dividends per share were as follows:

                                   QUARTER ENDED                                 OMEGA     HEP
     -------------------------------------------------------------------------   -----    -----
     March 31, 1993...........................................................   $.50     $.245
     June 30, 1993............................................................    .50      .245
     September 30, 1993.......................................................    .54      .245
     December 31, 1993........................................................    .54      .245
                                                                                 -----    -----
                                                                                 $2.08    $.98
                                                                                 =====    =====
     March 31, 1994...........................................................   $.54     $.245
     June 30, 1994............................................................    .54      .245

(4) "Cash available for distribution" is defined as net earnings adjusted for certain non-cash items included in net earnings, such as depreciation and deferred interest, and certain principal payments. In 1993 and the six months ended June 30, 1994, Omega principal payments consisted primarily of approximately $1,425,000 and $1,999,000, respectively, applicable to the Senior Mortgage Collateralized Notes. For the periods presented, cash available for distribution approximated, but was less than, funds from operations, as generally defined by the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group. Omega's management considers cash available for distribution to be an informative measure of the ability of a REIT to pay dividends and consistent with measures used by analysts to evaluate REITs. Funds from operations is defined by NAREIT as "net income" (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Cash available for distribution does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of Omega's operating performance or as an alternative to cash flow as a measure of liquidity.

                        OMEGA HEALTHCARE INVESTORS, INC.
                     HEALTH EQUITY PROPERTIES INCORPORATED

                      JOINT PROXY STATEMENT AND PROSPECTUS
                           -------------------------

                                  INTRODUCTION

     This Joint Proxy Statement and Prospectus is provided to the shareholders of Omega Healthcare Investors, Inc., a Maryland corporation ("Omega"), and Health Equity Properties Incorporated, a North Carolina corporation ("HEP"), in connection with the Special Meetings of Shareholders of Omega and HEP and any adjournments or postponements thereof. The Special Meetings will be held on the date, at the times and in the locations, and will be held to consider the matters, set forth under "Omega Special Meeting" and "HEP Special Meeting," respectively. The Boards of Directors of Omega and HEP (the "Omega Board" and the "HEP Board," respectively) are soliciting proxies hereby for use at their respective Special Meetings. A form of proxy is being provided to the respective shareholders of Omega and HEP with this Joint Proxy Statement and Prospectus. Information with respect to the execution and the revocation of proxies is provided under "Omega Special Meeting" and "HEP Special Meeting."

                             OMEGA SPECIAL MEETING

PURPOSE OF THE MEETING

     At the Special Meeting of Shareholders of Omega and any adjournment or postponement thereof (the "Omega Special Meeting"), the holders of Common Stock, par value $.10 per share, of Omega (the "Omega Common Stock") will be asked to consider and vote upon a proposal to approve and adopt the Amended and Restated Merger Agreement and Plan of Reorganization dated as of June 17, 1994, (the "Merger Agreement"), between Omega and HEP, pursuant to which, among other things, (i) HEP will merge with and into Omega (the "Merger"), and (ii) each share of Common Stock, par value $.01 per share, of HEP ("HEP Common Stock") outstanding immediately prior to consummation of the Merger will be converted into the right to receive .393 of a share of Omega Common Stock, except that cash will be paid in lieu of any fractional share of Omega Common Stock which a shareholder of HEP may otherwise be entitled to receive. A copy of the Merger Agreement is attached as Annex I to this Joint Proxy Statement and Prospectus and is incorporated herein by reference.

     THE OMEGA BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. SEE "THE PROPOSED MERGER -- RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER -- OMEGA."

DATE, TIME AND PLACE; RECORD DATE

     The Omega Special Meeting is scheduled to be held at 2:00 P.M., local time, on Wednesday, September 28, 1994, at the offices of Omega at 905 West Eisenhower Circle, Suite 110, Ann Arbor, Michigan. The Omega Board has fixed the close of business on August 22, 1994 as the record date (the "Omega Record Date") for the determination of holders of Omega Common Stock entitled to notice of and to vote at the Omega Special Meeting. On July 31, 1994, there were 9,897,108 shares of Omega Common Stock outstanding. As of July 31, 1994, directors and executive officers of Omega beneficially owned an aggregate of 226,768 shares or approximately 2.3% of the outstanding Omega Common Stock.

VOTING RIGHTS

     Pursuant to Maryland law, the Articles of Incorporation of Omega, as amended (the "Omega Articles of Incorporation"), and the rules and regulations of the New York Stock Exchange ("NYSE"), the affirmative vote of the holders of at least a majority of the outstanding shares of Omega Common Stock is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. Holders of record of Omega Common Stock on the Omega Record Date are entitled to one vote per share at the Omega Special Meeting. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Omega Common Stock entitled to vote at the Omega Special Meeting is necessary to constitute a quorum at the Omega Special Meeting.

     If a shareholder attends the Omega Special Meeting, he or she may vote by ballot. However, since many of Omega's shareholders may be unable to attend the Omega Special Meeting, the Omega Board is soliciting proxies so that each holder of Omega Common Stock on the Omega Record Date has the opportunity to vote on the proposals to be considered at the Omega Special Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not return a signed proxy card, his or her shares will not be voted and thus will have the effect of a vote against the Merger Agreement and the transactions contemplated thereby. Similarly, an abstention will also have the effect of a vote against the Merger Agreement and the transactions contemplated thereby. Shareholders are urged to mark the box on the proxy card to indicate how their shares are to be voted. If a shareholder returns a signed proxy card, but does not indicate how his or her shares are to be voted, the shares represented by the proxy card will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. The proxy card also confers discretionary authority on the individuals appointed by the Omega Board and named on the proxy card to vote the shares represented thereby on any other matter that is properly presented for action at the Omega Special Meeting.

     Any Omega shareholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the Secretary of Omega, at 905 West Eisenhower Circle, Suite 110, Ann Arbor, Michigan 48103,
(ii) granting a subsequent proxy or (iii) appearing in person and voting at the Omega Special Meeting. Attendance at the Omega Special Meeting will not in and of itself constitute revocation of a proxy.

                              HEP SPECIAL MEETING

PURPOSE OF THE MEETING

     At the Special Meeting of Shareholders of HEP and any adjournment or postponement thereof (the "HEP Special Meeting"), the holders of HEP Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, pursuant to which, among other things, (i) HEP will be merged with and into Omega, and (ii) each share of HEP Common Stock outstanding immediately prior to the consummation of the Merger will be converted into the right to receive .393 of a share of Omega Common Stock, except that cash will be paid in lieu of any fractional share of Omega Common Stock which a shareholder of HEP may otherwise be entitled to receive. A copy of the Merger Agreement is attached as Annex I to this Joint Proxy Statement and Prospectus and is incorporated herein by reference.

     THE HEP BOARD, BY UNANIMOUS VOTE OF THE HEP DIRECTORS WHO ARE NOT EMPLOYEES OF HEP, APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. DIRECTORS OF HEP WHO ARE ALSO EMPLOYEES OF HEP ABSTAINED FROM THE HEP BOARD'S VOTE ON THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY BECAUSE OF THEIR INTERESTS IN THE MERGER. HOWEVER, SUCH DIRECTORS HAVE INDICATED TO HEP THAT THEY INTEND TO VOTE ALL OF THE SHARES OF HEP COMMON STOCK BENEFICIALLY OWNED BY THEM IN FAVOR OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. SEE "THE PROPOSED MERGER -- RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER -- HEP" AND "THE PROPOSED MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

DATE, TIME AND PLACE; RECORD DATE

     The HEP Special Meeting is scheduled to be held at 10:00 A.M., local time, on Wednesday, September 28, 1994, at the Adams Mark Winston Plaza at 425 N. Cherry Street, Winston-Salem, North

Carolina. The HEP Board has fixed the close of business on August 22, 1994 as the record date (the "HEP Record Date") for the determination of holders of HEP Common Stock entitled to notice of and to vote at the HEP Special Meeting. On July 31, 1994, there were 14,663,964 shares of HEP Common Stock outstanding. As of July 31, 1994, directors and executive officers of HEP owned beneficially an aggregate of 362,052.31 shares or approximately 2.5% of the outstanding HEP Common Stock. HEP will use its best efforts to cause its directors and executive officers to vote their shares of HEP Common Stock in favor of the Merger.

VOTING RIGHTS

     The affirmative vote of the holders of at least a majority of the outstanding shares of HEP Common Stock entitled to vote at the HEP Special Meeting is required under North Carolina law, the Articles of Incorporation of HEP, as amended (the "HEP Articles of Incorporation") and the rules and regulations of the NYSE, to approve and adopt the Merger Agreement and the transactions contemplated thereby. Holders of record of HEP Common Stock on the HEP Record Date are entitled to one vote per share at the HEP Special Meeting. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of HEP Common Stock entitled to vote at the HEP Special Meeting is necessary to constitute a quorum at the HEP Special Meeting.

     If a shareholder attends the HEP Special Meeting, he or she may vote by ballot. However, since many of HEP's shareholders may be unable to attend the HEP Special Meeting, the HEP Board is soliciting proxies so that each holder of HEP Common Stock on the HEP Record Date has the opportunity to vote on the proposals to be considered at the HEP Special Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not return a signed proxy card, his or her shares will not be voted and thus will have the effect of a vote against the Merger Agreement and the transactions contemplated thereby. Similarly, an abstention will also have the effect of a vote against the Merger Agreement and the transactions contemplated thereby. Shareholders are urged to mark the box on the proxy card to indicate how their shares are to be voted. If a shareholder returns a signed proxy card, but does not indicate how his or her shares are to be voted, the shares represented by the proxy card will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. The proxy card also confers discretionary authority on the individuals appointed by the HEP Board and named on the proxy card to vote the shares represented thereby on any other matter that is properly presented for action at the HEP Special Meeting.

     Any HEP shareholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the Secretary of HEP at 915 West Fourth Street, Winston-Salem, North Carolina 27101, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the HEP Special Meeting. Attendance at the HEP Special Meeting will not in and of itself constitute revocation of a proxy.

                             CERTAIN CONSIDERATIONS

     In addition to general investment risks and those factors set forth elsewhere herein, shareholders should consider the following in determining whether to approve the Merger Agreement and the transactions contemplated thereby. Except for " -- Fixed Exchange Ratio," the considerations listed herein are applicable to the combined entity that will result from the consummation of the Merger unless otherwise specifically noted.

FIXED EXCHANGE RATIO

     The relative stock prices of Omega Common Stock and HEP Common Stock at the Effective Time may vary from the prices as of the date hereof or the date on which shareholders vote on the Merger due to changes in the business, operations and prospects of Omega or HEP, general market and economic conditions, and other factors. Omega and HEP do not intend to obtain updated opinions of their respective financial advisors prior to the time the Merger becomes effective (the "Effective Time"). Because the Exchange Ratio is fixed, except as described below, the market value of the shares of Omega Common Stock which holders of HEP Common Stock will receive in the Merger may increase or decrease prior to the Effective Time due to many factors, including, without limitation, investor perceptions of Omega and long-term health care REITs, Omega's operating results and general economic and market conditions. In the event that, at any time commencing on June 17, 1994 and ending on the tenth business day before the date of the HEP Special Meeting, the average closing sale price of Omega Common Stock on the NYSE for 30 consecutive trading days is less than $19.00 per share, Omega and HEP are obligated to renegotiate the Exchange Ratio. See "The Proposed Merger -- The Merger Agreement -- Termination."

GOVERNMENT HEALTH CARE REGULATION

     Health care is an area of extensive government regulation and dynamic regulatory change. The lessees and mortgagors of Omega and HEP are and will continue to be subject to extensive federal, state and local regulation, including licensing, facility inspections, reimbursement policies, and control over certain expenditures. There are currently under consideration by Congress various proposals for national health care reform that could further limit payments to health care providers or otherwise affect the operations of health care providers. It is not clear at this time what proposals will be adopted or, if adopted, what effect, if any, such proposals would have on Omega or HEP either individually or on a combined basis after the Merger. Changes in laws or regulations or new interpretations of existing laws or regulations could have a dramatic effect on methods and costs of doing business and amounts of reimbursement by government and private third party payors. See "-- Possible Reduction of Reimbursement by Third Party Payors."

     Laws and regulations are regularly adopted to regulate new and existing health care services. Changes frequently occur in federal laws governing the activities of long-term care operators, such as regulations concerning Medicare and Medicaid programs, which programs provide a majority of the revenues of the facilities owned and leased by Omega or HEP or with respect to which Omega or HEP provides mortgage financing (the "Omega Facilities" and the "HEP Facilities," respectively, and collectively, the "Facilities"), as well as federal and state laws concerning coverage and reimbursement requirements. Accordingly, there can be no assurance that federal or state governments will not impose additional restrictions upon all or a portion of the activities of the lessees, mortgagors and operators of Omega's and HEP's Facilities (collectively, the "Facility Operators"), which might adversely affect operations of such Facility Operators. Any material adverse effect on the operations of the Facility Operators could have a material adverse effect on the business and financial condition of Omega or HEP either individually or on a combined basis after consummation of the Merger.

     The United States federal government, and the states and local jurisdictions in which the Facility Operators operate, separately regulate various aspects of the business of the Facility Operators. Long-term care facilities such as nursing homes and retirement centers are subject to periodic inspection by governmental and other authorities to assure continued compliance with various standards, including standards relating to the financial condition of the owners and operators of such facilities and physical condition of the properties. There can be no assurance that federal, state or local governments will not change existing standards, or impose additional standards, relating to all or a portion of the Facility Operators' activities or their properties. Such governmental action might adversely affect a Facility Operator's activities, business and financial condition. The failure to maintain in effect required regulatory approvals or licenses could also materially and adversely affect a Facility Operator's activities, business and financial condition and, indirectly, the financial condition of Omega or HEP either individually or on a combined basis after consummation of the Merger.

POSSIBLE REDUCTION OF REIMBURSEMENT BY THIRD PARTY PAYORS

     Currently, a majority of the revenues of the Facility Operators is dependent upon reimbursement from third party payors, including the Medicaid and Medicare programs, post-employment benefit plans and private insurers. The levels of revenues and profitability of the Facility Operators are affected by the continuing efforts of third party payors to contain or reduce the costs of health care by lowering reimbursement rates, increasing case management review of services, and negotiating reduced contract pricing. Such efforts are expected to continue. In addition, in an attempt to reduce the United States' federal budget deficit, there have been, and Omega and HEP expect that there will continue to be, proposals to limit Medicaid and Medicare reimbursement for health care services. Proposals have also been made to limit Medicaid reimbursement for health care services in each of the states in which Omega's and HEP's Facilities are located. Neither Omega nor HEP can predict whether any of these proposals will be adopted at the federal or state level or, if adopted and implemented, what effect, if any, such proposals will have on the Facility Operators, and, indirectly, Omega or HEP, either individually or on a combined basis after consummation of the Merger. A significant change in coverage or a reduction in payment rates by third party payors or the availability of funds for reimbursement, particularly in Indiana, could have a material adverse effect on the business and financial condition of the lessees and mortgagors of Omega or HEP, the Facility Operators, and, indirectly, the financial condition of Omega or HEP, either individually or on a combined basis after consummation of the Merger. Indiana recently adopted new rules affecting Medicaid reimbursement which could have an adverse effect on Medicaid providers in that state. On August 18, 1994, the new rules became retroactively effective as of August 1, 1994; however, a number of Indiana Medicaid providers have commenced litigation seeking to enjoin the effectiveness of such rules. In light of the complexity and newness of these rules, Omega and HEP are currently unable to determine the impact, if any, of such rules on the Facility Operators. Indiana will represent approximately 21% of the total investments and 24% of the total revenues of the combined company resulting from the Merger. Under the terms of HEP's leases with Res-Care Health Services, Inc. ("Res-Care"), which cover five properties (four of which are located in Indiana), annual base rent may be adjusted in the event of a change in reimbursement rate which has a material adverse economic effect on the property leased. HEP does not anticipate at this time that any rent reduction with Res-Care would be material to HEP's total revenue.

REAL ESTATE INVESTMENT RISKS

     The operating results of the Facilities underlying the investments of Omega and HEP will depend on various factors over which neither Omega nor HEP have control and which may affect the present or future cash flow of Omega or HEP, either individually or on a combined basis after consummation of the Merger. Those factors include, without limitation, general economic conditions, changes in the supply of, or demand for, competing long-term care facilities, changes in occupancy levels, the ability of the Facility Operators through rate increases or otherwise to absorb increases in operating expenses, changes in government regulations and changes in zoning laws.

     In addition, no assurance can be given that a lessee will exercise any option to renew its lease upon the expiration of the lease term. In such an instance, Omega, HEP or the combined entity resulting from the Merger, as the case may be, may not be able to locate immediately a qualified purchaser or a qualified replacement tenant, as a result of which it would lose a source of revenue until a purchaser or replacement tenant is found while Omega, HEP, or the combined entity resulting from the Merger, as the case may be, would remain responsible for any outstanding indebtedness secured by the Facility or Facilities subject to the expired lease. Individual and master leases (individually, a "Master Lease" or collectively, the "Master Leases") relating to 60 of HEP's properties, 54 of which are located in Indiana, will expire in 1996 unless renewed under existing renewal options. Furthermore, Omega's lease arrangements with its lessees are all in the format of Master Leases. Although the failure to renew any of Omega's Master Leases, or the termination of any of such Master Leases, may have a material adverse effect on Omega, none of Omega's existing Master Leases are eligible for renewal prior to 2002. Management of both Omega and HEP believe that the Merger is a proactive response to the concentration in HEP's portfolio of leases located in Indiana that expire in 1996 given Omega's experience in Indiana. See "Information Concerning HEP -- Properties" and "Information Concerning Omega -- Business and Properties."

     No assurance can be given that a borrower under any mortgage held by the combined entity resulting from the Merger will be able to repay or refinance any mortgage at the expiration of the term thereof. In addition, the combined entity resulting from the Merger may, under certain circumstances, invest a portion of its portfolio in mortgages that are subordinated to other mortgages or other payments. See "Information Concerning Omega -- Restricted Investment Activities" and "-- Business and Properties."

     Omega and HEP each believe that it has adequate provisions to protect against the risks typically associated with business of the type it conducts, and each requires that its lessees and mortgagors maintain insurance at levels believed to be adequate to protect against the insurable risks associated with the operations and activities of its facilities. However, there can be no assurance that such insurance will prove to be adequate or will continue to be available at reasonable prices.

CERTAIN BANKRUPTCY LIMITATIONS

     Although each lease or Master Lease of Omega and most of the leases or Master Leases of HEP permit termination upon the bankruptcy or insolvency of the tenant, the Bankruptcy Reform Act of 1978 ("Bankruptcy Code") provides that a trustee in a bankruptcy or reorganization proceeding under the Bankruptcy Code (or a debtor-in-possession in a reorganization under the Bankruptcy Code) has the power and the option to assume or reject the unexpired lease obligations of a debtor-lessee. In the event that the unexpired lease is assumed on behalf of the debtor-lessee, all the rental obligations thereunder generally would be entitled to a priority over other unsecured claims. However, the court also has the power to modify a lease if a debtor-lessee in a reorganization were required to perform certain provisions of a lease that the court determined to be unduly burdensome. It is not possible to determine at this time whether or not any lease or Master Lease contains any such provisions. If a lease is rejected, the lessor has a general unsecured claim limited to any unpaid rent already due plus an amount equal to the rent reserved under the lease, without acceleration, for the greater of one year or 15% of the remaining term of such lease, not to exceed three years.

COLLATERALIZATION OF MORTGAGE LOANS

     The security interest received by Omega in property held as collateral for a loan to a Facility Operator is evidenced by either a mortgage or a deed of trust, depending on the law of the state where the applicable Facility is located. HEP has also committed to lend an aggregate of $2,890,000 to one of its Facility Operators under two separate loan commitments pursuant to which each loan will be secured by first mortgages on separate facilities. Upon the occurrence of certain defaults by the borrower, Omega is or HEP will be entitled to foreclose upon the property which is subject to the deed of trust or mortgage. Foreclosure of a deed of trust is generally accomplished by a non-judicial trustee's sale as specifically permitted by the deed of trust. A mortgage foreclosure is accomplished by judicial action or, in some states, a power of sale and is subject, at all times, to a court's equitable power. See "Information Concerning HEP -- Recent Developments."

     Regardless of the legal form of the security interest, the foreclosure process can be protracted, certain states may limit the lender's ability to recover fees and expenses incurred in foreclosure proceedings and, in some instances, may permit debtors to redeem the collateral or reinstate the loan by paying an amount less than the entire principal balance, accrued interest and foreclosure expenses. Accordingly, there can be no assurance that the amounts realized upon foreclosure will be sufficient to repay the mortgage on the Facility sold and other expenses associated with the foreclosure. However, as a result of the Merger, mortgage loans, as a percentage of the combined entity's investment portfolio, will be reduced as compared to the percentage of Omega's current portfolio invested in mortgage loans.

ENVIRONMENTAL RISKS

     Various of the Omega and HEP Facilities may contain, or their operations may utilize, certain materials, processes or installations which are regulated pursuant to environmental statutes and regulations, or may require environmental permits from regulatory authorities. These items include, without limitation, such items as fuel oil storage tanks, medical or infectious waste, and small amounts of friable asbestos-containing materials. Neither HEP nor Omega controls the operational activities of the Facility Operators, nor does HEP or Omega monitor the Facility Operators with respect to environmental matters. Most of the leases for the HEP Facilities require the lessee to comply with applicable laws but do not require the lessee to indemnify HEP with respect to environmental losses. The current lease form utilized by HEP, however, which has been entered into by HEP with respect to several of the HEP Facilities, and the lease and mortgage forms utilized by Omega specifically require lessees and borrowers to indemnify HEP or Omega, as the case may be, with respect to environmental losses.

     Phase I environmental studies prepared for Omega revealed no significant environmental risk or failure to comply with such statutes or rules in connection with such materials, processes or installations at the Omega

Facilities. HEP has obtained environmental reports from time to time covering some but not all of the HEP Facilities. Such reports indicated that as of the date of such reports, the subject HEP Facilities did not have any identifiable environmental concerns that would materially affect the value of those HEP Facilities. No assurance can be given, however, that these studies and reports revealed all environmental liabilities (or that environmental liabilities have not developed since such studies and reports were prepared). Management of Omega and HEP believe that the materials used at the Facilities and the manner in which the Facilities are operated present no material adverse risk and would have no material adverse effect on the combined entity's financial condition or results of operations.

     No assurance can be given that undiscovered environmental liabilities do not exist, or that any undiscovered environmental liability will not be material to the combined entity. Under various federal, state and local laws, ordinances and regulations, Omega and HEP could, under certain circumstances, be held liable for the costs of removal or remediation of hazardous substances released on or in its property or disposed of by it, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). Under several state laws and the federal Comprehensive Environmental Response, Compensation and Liability Act, a lender or prior owner may be liable, as an "owner" or "operator," for the costs of removal or remediation on a mortgaged property from which there has been a release or a threatened release of hazardous substances if, with respect to a lender, agents or employees of the lender have become involved in the operations of the borrower, regardless of whether a previous owner caused the environmental damage.

LIMITED INVESTMENT DIVERSIFICATION

     The objective of the combined entity resulting from the Merger will be to invest in health care facilities. Accordingly, the combined entity will not diversify its investment portfolio to reduce the risks associated with investment in the health care industry and intends to make additional health care facility related investments which may be made on terms less favorable than the terms applicable to Omega's and HEP's present investments.

POSSIBLE CHANGE OF INVESTMENT STRATEGIES AND POLICIES AND CAPITAL STRUCTURE

     The Bylaws of Omega, which will be the Bylaws of the combined entity resulting from the Merger, permit the Omega Board, without the approval of the shareholders, to alter Omega's investment strategies and policies if such a change is determined to be in the best interests of Omega and its shareholders. The methods of implementing such investment strategies and policies may vary as new investment and financing techniques are developed. See "Information Concerning Omega -- Investment Strategies and Policies."

CONSEQUENCES OF FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

     Each of Omega and HEP believes it has been organized and has operated so as to qualify as a REIT under the Code, and it is intended that the combined entity resulting from the Merger will continue to so qualify. A qualified REIT generally is not taxed at the corporate level on income it currently distributes to its shareholders. Although each of Omega and HEP believes that it has been organized and operated, and that the combined entity will continue to operate in a manner which will allow it to qualify as a REIT under the Code, no assurance can be given that Omega or HEP has qualified or that the combined entity will remain qualified as a REIT. Omega and HEP, however, will each receive at the Effective Time a legal opinion from Omega's counsel to the effect that the Merger will not jeopardize the status of Omega as a REIT under the Code and the rules and regulations thereunder.

     Upon a determination that the combined entity failed to meet the annual distribution requirements or other requirements necessary to qualify as a REIT, the combined entity would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the combined entity also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. See "Certain Federal Income Tax Considerations -- Taxation of Omega After the Merger
- -- Annual Distribution Requirements."

                              THE PROPOSED MERGER

GENERAL

     The following is a brief summary of certain aspects of the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Joint Proxy Statement and Prospectus as Annex I and is incorporated herein by reference.

     At the Effective Time, HEP will be merged with and into Omega, and HEP will cease to exist as a corporation. Omega will be the surviving corporation in the Merger.

     At the Effective Time, each then outstanding share of HEP Common Stock will be converted into the right to receive .393 of a share of Omega Common Stock. The exchange ratio of .393 of a share of Omega Common Stock, for each share of HEP Common Stock, as set forth in the Merger Agreement, is hereinafter referred to as the "Exchange Ratio." In the event that, at any time commencing on June 17, 1994 and ending on the tenth business day before the date of the HEP Special Meeting, the average closing sale price of Omega Common Stock on the NYSE for 30 consecutive trading days is less than $19.00 per share, Omega and HEP are obligated to renegotiate the Exchange Ratio. No fractional shares of Omega Common Stock will be issued in the Merger, and holders of HEP Common Stock whose shares are converted in the Merger will be entitled to a cash payment in lieu of fractional shares of Omega Common Stock as described under " -- No Fractional Shares." Any shares of HEP Common Stock owned immediately prior to the Effective Time by Omega or any subsidiary of Omega will be cancelled pursuant to the Merger Agreement. For a description of the treatment of the HEP employee stock option plans and other rights to acquire HEP Common Stock in the Merger, see "-- The Merger Agreement -- Stock Options and Rights to Acquire HEP Common Stock."

     None of the shares of Omega Common Stock will be converted or otherwise modified in the Merger. All of such shares will continue to be outstanding capital stock of Omega after the Effective Time.

     A description of the relative rights, privileges and preferences of Omega Common Stock, including certain differences between Omega Common Stock and HEP Common Stock, is set forth under "Description of Omega Capital Stock" and "Comparison of Rights of Holders of HEP Common Stock and Omega Common Stock."

DIVIDENDS

     Prior to the closing of the transactions contemplated by the Merger Agreement or the earlier termination of the Merger Agreement, Omega will not declare, set aside or pay any dividend or distribution other than regular quarterly dividends on Omega Common Stock in an amount not to exceed $.54 per share of Omega Common Stock, and HEP will not declare, set aside or pay any dividend or distribution other than a regular quarterly dividend for the second quarter of 1994 on HEP Common Stock in an amount not to exceed $.245 per share of HEP Common Stock, except for such other dividends or distributions as may be required by law in order to maintain HEP's qualification as a REIT through the Effective Time. It is not presently anticipated that any such dividends or distributions will be required. In the event the Effective Time shall not have occurred on or prior to November 1, 1994, HEP may thereafter declare and pay a regular quarterly dividend for the third quarter of 1994 on HEP Common Stock in an amount not to exceed $.245 per share of HEP Common Stock. See "-- The Merger Agreement -- Certain Covenants and Agreements." Assuming that the Effective Time occurs on or before November 1, 1994, holders of HEP Common Stock will receive the Omega regular quarterly dividend for the quarter ending September 30, 1994 following the exchange of their HEP Certificates (as defined below) upon the payment date established therefor by the Omega Board.

CLOSING; EFFECTIVE TIME

     The closing of the transactions contemplated by the Merger Agreement (the "Closing") will take place on the third business day immediately following the date on which the last of the conditions set forth in the Merger Agreement is satisfied or waived, or at such other time as Omega and HEP agree. The Merger will become effective on the date specified in the Articles of Merger required under Maryland and North Carolina law to be filed with the Secretary of State of the State of North Carolina and the Maryland Department of Assessments and Taxation. It is anticipated that the Effective Time will occur as soon as practicable after the Closing.

EXCHANGE OF STOCK CERTIFICATES

     From and after the Effective Time, holders of HEP Common Stock immediately prior to the Effective Time (the "HEP Shareholders") will be entitled to receive .393 of a share of Omega Common Stock in exchange for each share of HEP Common Stock held. Notwithstanding the Exchange Ratio, no fractional shares of Omega Common Stock will be issued. See "-- No Fractional Shares." As soon as practicable after the Effective Time, First Interstate Bank of California (the "Exchange Agent") will mail transmittal instructions and a form of letter of transmittal to each HEP Shareholder. The transmittal instructions will describe the procedures for surrendering certificates that prior to the Merger represented HEP Common Stock ("HEP Certificates") in exchange for certificates representing Omega Common Stock ("Omega Certificates"). HEP SHAREHOLDERS SHOULD NOT SUBMIT THEIR HEP CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL THEY HAVE RECEIVED THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     HEP SHAREHOLDERS WILL NOT BE ENTITLED TO RECEIVE ANY DIVIDENDS OR OTHER DISTRIBUTIONS ON OMEGA COMMON STOCK UNTIL THE MERGER HAS BEEN CONSUMMATED AND THEY HAVE EXCHANGED THEIR HEP CERTIFICATES FOR OMEGA CERTIFICATES. Subject to applicable laws, any such dividends and distributions after the Effective Time will be accumulated and, at the time an HEP Shareholder surrenders his or her HEP Certificates to the Exchange Agent, all such accrued and unpaid dividends and distributions, together with any cash payments in lieu of fractional shares of Omega Common Stock, will be paid without interest. As a result of certain covenants in the Merger Agreement regarding the timing of the declaration and payment of dividends prior to the Effective Time, it is not anticipated that any accrued and unpaid dividends or distributions would exist at the Effective Time. See "-- The Merger Agreement -- Certain Covenants and Agreements."

     When an HEP Shareholder delivers his or her HEP Certificates to the Exchange Agent along with a properly executed letter of transmittal and any other required documents, such HEP Certificates will be cancelled and the HEP Shareholder will receive an Omega Certificate representing the number of full shares of Omega Common Stock to which the HEP Shareholder is entitled under the Merger Agreement and payment in cash in lieu of any fractional share of Omega Common Stock. If any Omega Certificate is to be issued in a name other than that in which the corresponding HEP Certificate is registered, it is a condition to the exchange of the HEP Certificate that the HEP Shareholder comply with applicable transfer requirements and pay any applicable transfer or other taxes.

     Neither the Exchange Agent nor any party to the Merger Agreement will be liable to any HEP Shareholder for any shares of Omega Common Stock, dividends or distributions thereon or cash payable in lieu of fractional interests delivered to state authorities pursuant to applicable escheat or other similar laws. At any time following 180 days after the Effective Time, Omega may, subject to any REIT requirements and any applicable escheat law, require the Exchange Agent to return all Omega Common Stock and cash deposited with the Exchange Agent which has not been disbursed to HEP Shareholders and thereafter any such holders which have not remitted their HEP Certificates to the Exchange Agent may look to Omega only as a general creditor with respect thereto.

     HOLDERS OF SHARES OF OMEGA COMMON STOCK WILL NOT BE REQUIRED TO EXCHANGE THEIR STOCK CERTIFICATES IN CONNECTION WITH THE MERGER.

NO FRACTIONAL SHARES

     No certificates or scrip for fractional shares of Omega Common Stock will be issued upon the surrender for exchange of HEP Certificates in the Merger. No Omega Common Stock dividend, stock split or interest will be paid with respect to any fractional share of Omega Common Stock, and such fractional interests will not entitle the owner thereof to vote or to any of the other rights of a holder of Omega Common Stock. Instead, each HEP Shareholder who would otherwise have been entitled to a fraction of a share of Omega Common Stock upon surrender of HEP Certificates for exchange will be entitled to receive from the

Exchange Agent an amount in cash (without interest) at a pro rata price based on the average closing sale price of Omega Common Stock for the ten day period ended June 15, 1994 which was $24.91.

BACKGROUND

     The terms of the Merger Agreement resulted from arm's length negotiations between representatives of Omega and HEP.

     During 1993 and continuing into 1994, senior management of Omega became convinced that the REIT industry in general would likely experience a trend of consolidation whereby many of the smaller REITs would be acquired by larger REITs or consolidated to form a larger REIT. Omega's senior management believed that Omega was well positioned to benefit from this industry trend and that shareholder value could be enhanced if Omega were to take the initiative in identifying appropriate acquisition candidates. See "-- Recommendations of the Board of Directors and Reasons for the Merger -- Omega."

     On or about April 1, 1994, representatives of National Westminster Bank PLC, New York Branch ("NatWest Markets"), contacted Essel W. Bailey, Jr., President and Chief Executive Officer of Omega and suggested HEP as a possible acquisition candidate. On April 8, 1994, NatWest Markets delivered to Omega financial analyses and other information evaluating a potential transaction involving Omega and HEP. Based on the information provided by NatWest Markets, on April 19, 1994, the Omega Board authorized Omega management to investigate further a possible acquisition of HEP and engaged NatWest Markets as a financial advisor to assist in that endeavor.

     In mid-May 1994, NatWest Markets provided William G. Benton, Chairman of the Board and Chief Executive Officer of HEP, with certain financial and other information related to the proposed transaction and on or about May 18, 1994, Mr. Benton met with Mr. Bailey and Robert L. Parker, Chairman of Omega's Board, and representatives of NatWest Markets to discuss preliminarily the basis upon which a possible transaction could be accomplished. Mr. Benton informed Messrs. Bailey and Parker that HEP would be interested in pursuing further discussions but that any such discussions would not be productive until HEP completed the negotiation of a proposed transaction involving the sale to a third party of a number of the HEP Facilities that were subject to leases expiring in 1996. These negotiations were subsequently discontinued in light of the Merger.

     Subsequent to the May 18 meeting, the parties entered into a confidentiality agreement and on May 26, 1994, Mr. Parker delivered a letter to Mr. Benton formally expressing Omega's interest in a business combination with HEP and attaching a preliminary draft of a merger agreement. The May 26, 1994 letter suggested that the parties, together with their financial advisors, meet in New York on Monday, May 30, 1994, to discuss all aspects of the proposed transaction. On May 26, 1994, a confidentiality agreement was executed and shortly thereafter each party commenced a due diligence review of the other. On May 26, 1994, the Compensation Committee of the HEP Board approved the 1994 compensation goals, which included bonuses in the aggregate amount of $1.8 million be paid to certain HEP employees who had participated in the proposed transaction with the third party, whether or not that transaction was consummated, including bonuses to executive officers of HEP as follows: William
G. Benton, $350,000, Susan L. Christiansen, $260,000, G.L. Clark, Jr., $225,000,
and Deborah O. Robinson, $125,000. On May 26, 1994, the HEP Board of Directors discussed the proposed transaction and retained Equitable Securities Corporation ("Equitable Securities") as HEP's financial advisor.

     Omega and HEP, together with their respective legal and financial advisors, met in New York on May 30, 1994 to discuss the proposed transaction and negotiate the proposed terms of the Merger Agreement. The Omega Board discussed the status of the proposed transaction and the terms of the proposed Merger Agreement at a meeting on May 30. On May 30, Omega also concluded that if the proposed transaction for the sale of a number of HEP Facilities was consummated, Omega would not be interested in pursuing discussions with HEP. However, Omega offered to continue discussions with HEP and, in the event the Merger was consummated, to hold HEP harmless for any costs incurred as a result of commitments made in connection with the proposed transaction if HEP terminated its discussions with such third party. In order to induce Omega to continue its discussions regarding a business combination with HEP and its due diligence review of HEP, Omega and HEP entered into a nonsolicitation agreement, effective through June 5, 1994, pursuant to which HEP agreed not to solicit, encourage or provide confidential information to facilitate any proposal for the acquisition of HEP other than by Omega. Representatives of Omega, HEP, and their respective legal and financial advisors continued these discussions through June 4. On or about June 4, 1994, the parties mutually determined to defer further discussions pending the resolution of certain federal income tax issues that arose as a result of the due diligence reviews. On or about June 14, 1994, the parties concluded that the federal income tax issues had been appropriately addressed and discussions resumed among Omega, HEP, and their respective legal and financial advisors regarding the potential acquisition of HEP. In early June 1994, Omega retained Bear, Stearns & Co. Inc. ("Bear Stearns") to render an opinion to the Omega Board as to the fairness of the proposed transaction to the shareholders of Omega Common Stock. See "The Proposed Merger -- Opinions of Financial Advisors -- Omega."

     The HEP and Omega Boards held special meetings on June 16 and June 17, 1994, respectively, to consider the proposed Merger Agreement and the transactions contemplated thereby, including the proposed Exchange Ratio as well as the other provisions contained in the Merger Agreement. At such meetings, members of each company's senior management, together with its legal and financial advisors, reviewed with its Board of Directors, among other things, the background of the proposed Merger, each company's alternatives, the strategic rationale for, and potential risks and benefits of, the Merger, a summary of due diligence findings, financial and valuation analyses of the transaction and the terms of the Merger Agreement.

     At the meetings of the respective Boards of Directors, Equitable Securities delivered its oral opinion to HEP's Board of Directors that, based upon the matters presented to HEP's Board of Directors, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of HEP Common Stock and Bear Stearns delivered its oral opinion to Omega's Board of Directors that, as of such date, the Merger was fair, from a financial point of view, to the shareholders of Omega Common Stock. After extensive consideration, both companies' Boards of Directors approved the Merger Agreement and the transactions contemplated thereby, and authorized their respective officers to execute the Merger Agreement on behalf of each company.

     At its meeting on June 16, 1994, the HEP Board directed its representatives to address with Omega certain issues regarding HEP management compensation and related payments and the coordination of Omega and HEP dividends. Pursuant to a letter of understanding dated June 17, 1994, Omega reaffirmed the terms of the total compensation package to be received by HEP management and certain affiliated entities, the details of which are described below under the caption "-- Interests of Certain Persons in the Merger." In addition, Omega confirmed that it did not object to the payment by HEP of certain bonuses earned by members of HEP management in connection with the proposed sale to a third party of a number of HEP Facilities, even though the negotiations regarding the proposed sale were subsequently discontinued in light of the Merger. Finally, Omega also confirmed that the record date for payment of its third quarter dividend will be on or after November 1, 1994. See "-- Interests of Certain Persons in the Merger."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER

     Omega. The Omega Board believes that the terms of the Merger Agreement are fair to and in the best interests of Omega and its shareholders. Accordingly, the Omega Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and unanimously recommends approval thereof by the shareholders of Omega. In reaching its determination, the Omega Board consulted with Omega management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following:

          (i) the Merger provides Omega the opportunity to consolidate with a company having a large portfolio of owned and leased income producing health care properties, particularly long-term care properties;

          (ii) enhanced diversification of the combined company's portfolio will result since no single facility operator or state is anticipated to represent more than 15% of the total investments or revenues of the combined company (except for the State of Indiana which will represent approximately 21% of the total investments and 24% of the total revenues of the combined company), significantly increasing the diversification of Omega's investments;

          (iii) the increased market capitalization and increased financial strength of the combined company should enhance Omega's ability to raise capital;

          (iv) the combination is expected to enhance Omega's funds from operations and cash available for dividends per share;

          (v) the increased number of shares of Omega Common Stock outstanding after the Merger could provide Omega shareholders with enhanced liquidity;

          (vi) HEP's business, operations, prospects and strategic alliances should fit well with Omega's business and prospects;

          (vii) opportunities for economies of scale and operating efficiencies, particularly in terms of the integration of office facilities, information systems and support functions, should result from the Merger;

          (viii) the oral opinion of Bear Stearns given on June 17, 1994, that the Merger is fair, from a financial point of view, to the shareholders of Omega Common Stock; and

          (ix) the terms of the Merger Agreement.

     In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Omega Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

     THE OMEGA BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF OMEGA VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     HEP. At a meeting held on June 16, 1994, the HEP Board, by unanimous vote of the HEP directors who are not employees of HEP, approved the Merger Agreement and the transactions contemplated thereby and concluded that the Merger was fair to and in the best interests of the shareholders of HEP. Accordingly, the HEP Board recommends that the shareholders of HEP approve and adopt the Merger Agreement and the transactions contemplated thereby. Messrs. Benton and Clark and Ms. Christiansen, who are members of management of HEP and who serve on the HEP Board, have certain interests in the Merger and have abstained from voting with respect to the HEP Board's approval of the Merger Agreement and the transactions contemplated thereby. See "-- Interests of Certain Persons in the Merger." Messrs. Benton and Clark and Ms. Christiansen have each indicated, however, that they intend to vote all shares of HEP Common Stock beneficially owned by them in favor of the Merger Agreement and the transactions contemplated thereby. In reaching its determination, the Board of Directors of HEP consulted with its financial advisor, Equitable Securities, its legal advisors and with HEP's management, and considered a number of factors, including, without limitation, the following:

          (i) the immediate and potential long-term benefits to HEP's shareholders inherent in the terms of the Merger and the long-term prospects for the combined entity;

          (ii) the relative prospects for growth in shareholder values and distributions, as a stand-alone entity and as a part of a substantially larger organization with a larger real property portfolio;

          (iii) a conclusion that further consolidations in the health care REIT industry were inevitable, that HEP could be at a competitive disadvantage as a stand-alone entity in such an environment, and that current market conditions were favorable for the Merger;

          (iv) enhanced diversification of the combined company's portfolio will result since no single facility operator or state is anticipated to represent more than 15% of the total investments or revenues of the combined company (except for the State of Indiana which will represent approximately 21% of the total investments and 24% of the total revenues of the combined company);

          (v) the relative prospects for raising capital in current industry conditions as a stand-alone entity and as part of a larger organization;

          (vi) the potential cost savings in management and general and administrative expenses;

          (vii) the tax-free nature of the transaction to HEP's shareholders;

          (viii) the larger market capitalization of the combined entity as providing potentially greater market liquidity for HEP's shareholders than they presently have in HEP as a stand-alone entity; and

          (ix) the oral opinion of Equitable that the consideration to be received by the holders of HEP's Common Stock pursuant to the Merger was fair from a financial point of view.

     In view of the wide variety of factors considered in connection with its evaluation of the Merger, the HEP Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination.

     THE HEP BOARD, BY UNANIMOUS VOTE OF THE HEP DIRECTORS WHO ARE NOT EMPLOYEES OF HEP, APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT HEP SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. DIRECTORS OF HEP WHO ARE ALSO EMPLOYEES OF HEP ABSTAINED FROM THE HEP BOARD'S VOTE ON THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY BECAUSE OF THEIR INTERESTS IN THE MERGER. HOWEVER, SUCH DIRECTORS HAVE INDICATED TO HEP THAT THEY INTEND TO VOTE ALL OF THE SHARES OF HEP COMMON STOCK BENEFICIALLY OWNED BY THEM IN FAVOR OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. SEE "-- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

OPINIONS OF FINANCIAL ADVISORS

     Omega. Bear Stearns delivered its oral opinion to the Omega Board on June 17, 1994 that, as of such date, the Merger was fair, from a financial point of view, to the shareholders of Omega. Bear Stearns' opinion was confirmed in writing as of the date of this Joint Proxy Statement and Prospectus at the request of the Omega Board. The discussion of the opinion in this Joint Proxy Statement and Prospectus is qualified in its entirety by reference to the full text of such written opinion of Bear Stearns dated August 24, 1994. The full text of the Bear Stearns opinion, which sets forth certain assumptions made, certain procedures followed and certain matters considered by Bear Stearns, is attached as Annex II.

     In connection with its opinions, Bear Stearns reviewed certain publicly available financial information concerning HEP and Omega regarding the business and prospects of both companies. As described in its opinion, Bear Stearns assumed and relied upon, without independent verification, the accuracy and completeness of the information that it reviewed for purposes of rendering its opinion. With respect to information relating to the prospects of HEP and Omega, Bear Stearns assumed that such information reflected the best currently available projections and judgments of the respective managements of HEP and Omega as to the likely future financial performance of their respective companies, including the assurances of the managements that they were unaware of any facts that would make such information provided to Bear Stearns incomplete or misleading. In addition, Bear Stearns has not made an independent evaluation or appraisal of the assets of HEP or Omega, nor has it been furnished with any such evaluation or appraisal. No limitations were imposed by the Board of Directors of Omega with respect to the investigation made, or the procedures followed, by it in rendering its opinion, and HEP and Omega and each company's management cooperated fully with Bear Stearns in connection therewith. Bear Stearns' opinion was based on market, economic and other conditions as they existed and could be evaluated at the date of the opinion. Shareholders are encouraged to read Bear Stearns' opinion in its entirety.

     In conducting its analysis and arriving at its opinions, Bear Stearns, among other things: (i) reviewed this Joint Proxy Statement and Prospectus, (ii) reviewed Omega's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1991 through 1993, and its Quarterly Report on Form 10-Q for the periods ended March 31 (as amended) and June 30, 1994, (iii) reviewed HEP's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1991 through 1993 and its Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 1994; (iv) reviewed certain operating and financial information, including projections, provided to it by HEP and Omega relating to their respective businesses and prospects, (v) interviewed the senior managements of HEP and Omega to discuss their respective operations, historical financial statements and future prospects, (vi) reviewed the historical stock prices and trading volume of the HEP Common Stock and Omega Common Stock, (vii) reviewed publicly available financial data and stock market performance data of public companies which it deemed generally comparable to HEP and Omega, and (viii) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

     In connection with its opinion on June 17, 1994, Bear Stearns analyzed the following information: (i) the historical market value of the HEP Common Stock and Omega Common Stock, (ii) the value of HEP and Omega in comparison with other public companies in the health care REIT industry, (iii) historical and projected earnings information and dividend payout ratios, and (iv) pro forma analysis of HEP's and Omega's financial contribution to the combined entity.

     The following information describing the methodology utilized by Bear Stearns in connection with its opinion was provided by Bear Stearns for inclusion in this Joint Proxy Statement and Prospectus.

          1. Market Price. Bear Stearns reviewed the trading price ranges of HEP Common Stock and Omega Common Stock. HEP Common Stock has traded between $9.00 and $9.875 during 1994, and Omega Common Stock has traded between $22.375 and $26.50 during 1994. The closing sale prices on June 16, 1994 of HEP Common Stock and Omega Common Stock, prior to the public announcement of the Merger, were $9.75 and $25.125, respectively. The Exchange Ratio reflects a no premium exchange of shares based upon the trading price range of HEP Common Stock and Omega Common Stock for the ten trading days prior to the date that the Merger Agreement was entered into. No unusual pre-announcement trading materially affected either company's stock price.

          2. Comparison with Selected Publicly Traded Companies. Bear Stearns reviewed and compared the financial and market performance of HEP and Omega to the financial and market performance of American Health Properties, Inc., Health Care Property Investors, Inc., Health Care REIT, Inc., Healthcare Realty Trust Incorporated, LTC Properties, Inc., Meditrust, National Health Investors, Inc., Nationwide Health Properties, Inc. and Universal Health Realty Income Trust, nine publicly traded health care REITs that Bear Stearns believed were comparable in certain respects to HEP and Omega, although none of such companies possessed characteristics identical to those of HEP or Omega. For each company, Bear Stearns examined certain financial data that was publicly available, including revenues, funds from operations ("FFO"), dividends, dividend yield, published analysts' projections of FFO, dividend payout ratios and balance sheet items. Bear Stearns also calculated the ratio of the current stock price/projected 1994 and 1995 FFO per share multiples ("FFO multiples") for the comparable companies. Based on stock prices at the close of June 16, 1994, HEP traded at the lowest FFO multiple (8.9x projected 1994 FFO) and the highest dividend yield (10.1% based on the indicated annual dividend) among the selected publicly traded health care REIT comparable companies, including Omega.

          3. Historical and Projected Funds from Operations and Dividends. Bear Stearns reviewed HEP's and Omega's historical and projected FFO and dividend information. Bear Stearns developed an adjusted projected pro forma FFO per share analysis based upon a certain set of assumptions regarding the combined entity in order to determine if the Merger was accretive or dilutive to the existing shareholders of Omega versus Omega's projected FFO per share on a stand-alone basis. Based on an adjusted projected consolidated pro forma FFO per share in 1994 and 1995, the transaction was accretive to Omega as compared to its projected FFO per share on a stand-alone basis over such period.

          Should Omega increase its dividend by 8% in 1994, as was the case in 1993, a dividend of $2.25 per share would lower the pro forma payout ratio to 85% based upon the adjusted projected pro forma combined FFO per share.

          4. Pro Forma Contribution Analysis. Bear Stearns compared HEP's and Omega's financial contribution to the combined entity, both on a historical and projected pro forma basis. On a pro forma basis, Omega shareholders are retaining 62% of the ownership of the combined company while contributing 49% of the FFO and 51% of the revenues for the last twelve months ended March 31, 1994. In 1994, Omega is projected to contribute 56% of the projected pro forma FFO and 63% of the projected pro forma revenues. Additionally, on a pro forma basis, no single lessee will account for more than 15% of the combined company's total revenues.

     The summary set forth above of the analyses prepared by Bear Stearns does not purport to be a complete description of Bear Stearns' analyses. Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of the factors considered and analyses performed by it, without considering all factors and analyses, could create an incomplete view of the processes underlying its analyses and fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In its analyses, Bear Stearns made numerous assumptions with respect to Omega's industry, general business and economic conditions and other matters, many of which are beyond HEP's and Omega's control. Any estimates contained in Bear Stearns' analysis are not necessarily indicative of actual value, which may be significantly more or less favorable than as set forth therein. Estimates of values of HEP and Omega do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Bear Stearns assumes no responsibility for their accuracy.

     Bear Stearns is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions. The Omega Board chose Bear Stearns as its financial advisor based upon Bear Stearns' qualifications, expertise and reputation as well as Bear Stearns' investment banking relationship and familiarity with Omega. Bear Stearns has acted as lead manager of Omega's initial public offering in August 1992 and a secondary offering of Omega Common Stock in March 1994. Bear Stearns also was the sole manager of a private placement of debt for Omega in August 1993.

     For its services as financial advisor to the Board of Directors, Omega has agreed to pay Bear Stearns a fee of $200,000, with an additional fee of $50,000 should Bear Stearns testify in proceedings related to its opinion. Omega has also agreed to indemnify Bear Stearns against certain liabilities and to reimburse Bear Stearns for its reasonable out-of-pocket expenses (including the reasonable fees and expenses of its counsel). As of August 18, 1994 Bear Stearns owned 86,500 shares of Omega Common Stock for its own account, all of which were restricted until August 7, 1994. See "Description of Omega Capital Stock -- Common Stock -- Restricted Securities." In addition, as of August 18, 1994, Bear Stearns did not own any shares of HEP Common Stock for its own account. In the ordinary course of its business, Bear Stearns may actively trade in securities of HEP or Omega for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

     In addition, Omega retained NatWest Markets as a financial advisor in connection with the Merger. For its services as financial advisor to the Board of Directors, Omega has agreed to pay NatWest Markets a fee, payable upon consummation of the Merger, equal to .75% of the Consideration (as defined below) paid by Omega with respect to the Merger. For purposes of the fee payable to NatWest Markets, the term "Consideration" means the total value of the Omega Common Stock to be delivered to HEP Shareholders and the total amount of all cash paid and payable with respect to the Merger, including all amounts paid or payable to HEP, its shareholders and employees in respect of covenants not to compete, employment contracts, employee benefit plans and other arrangements, or to holders of any convertible securities, warrants, options, stock purchase or stock appreciation rights and other interests in HEP and also including the liabilities (as defined by generally accepted accounting procedures) of HEP at the time of the Merger and any liabilities paid by HEP in connection with or in anticipation of the Merger.

     HEP. HEP retained Equitable Securities to act as exclusive financial advisor in connection with the proposed merger of HEP and Omega and to render an opinion as to the fairness, from a financial point of view, to shareholders of HEP of the consideration to be received by such shareholders pursuant to the Merger

Agreement. On June 16, 1994, Equitable Securities delivered its oral opinion to the Board of Directors of HEP to the effect that, as of such date, the consideration to be received by the holders of HEP Common Stock pursuant to the Merger Agreement was fair, from a financial point of view. Equitable Securities' opinion was confirmed in writing on June 17, 1994, the date that the Merger Agreement was entered into, and updated orally on August 2, 1994, and updated in writing on August 22, 1994 at the request of HEP's Board of Directors. Equitable Securities' opinion has been necessarily based on economic, market and other conditions as they existed and could be evaluated on the dates referred to above, the information made available to Equitable Securities as of such dates and the review and analysis conducted by Equitable Securities as of such dates.

     The full text of Equitable Securities' opinion dated August 22, 1994 is attached as Annex III to this Joint Proxy Statement and Prospectus. HEP's shareholders are urged to read the opinion in its entirety for assumptions made, matters considered, procedures followed and limits of the review by Equitable Securities. The summary of the opinion of Equitable Securities set forth in this Joint Proxy Statement and Prospectus is qualified in its entirety by reference to the full text of such opinion. Equitable Securities' opinion was prepared for the Board of Directors of HEP, is directed only to the fairness to the holders of HEP Common Stock as of June 17, 1994, August 2, 1994 and as of dated August 22, 1994 from a financial point of view of the consideration to be received pursuant to the Merger Agreement, and does not constitute a recommendation to any holders of HEP Common Stock as to how to vote at the HEP Special Meeting.

     In arriving at its opinion, Equitable Securities reviewed the Merger Agreement, business and financial information relating to HEP and Omega that was publicly available, and certain other information, including financial forecasts and other internal financial analyses, furnished to Equitable Securities by HEP and Omega. Equitable Securities also met with the managements of HEP and Omega to discuss the businesses of HEP and Omega. In addition, Equitable Securities reviewed the reported price and trading activity for the HEP Common Stock and the Omega Common Stock, compared certain financial and stock market information for HEP and Omega with certain other comparable companies whose securities are publicly traded and performed such other studies and analyses as Equitable Securities considered appropriate for purposes of its opinion.

     In rendering its opinion, Equitable Securities relied, without independent verification, upon the accuracy and completeness of all of the information that was available to it from public sources and that was provided to it by HEP and Omega. With respect to financial projections used in its analyses, Equitable Securities assumed that such projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective senior managements of HEP and Omega as to the likely future financial performance of their respective companies. Neither the projections nor Equitable Securities' use of them in connection with its opinion implies any assurance as to the future performance of HEP or Omega. Equitable Securities did not make any independent valuation or appraisal of the assets of HEP or Omega and Equitable Securities did not verify any of the information reviewed by it.

     The following is a summary of certain financial analyses performed by Equitable Securities in arriving at its opinion dated June 17, 1994, and updated on August 2, 1994 and on August 22, 1994 and discussed with the Board of Directors of HEP which has been provided by Equitable Securities for inclusion in this Joint Proxy Statement and Prospectus.

          1. Stock Trading History. Equitable Securities reviewed the historical market prices and trading volumes for the HEP Common Stock and the Omega Common Stock and determined that the average per share prices for HEP Common Stock and Omega Common Stock for (i) the ten trading days ended August 19, 1994, were $9.53 and $25.34, respectively, (ii) the 15 trading days ended August 19, 1994, were $9.48 and $25.23, respectively, and (iii) the 30 trading days ended August 19, 1994, were $9.42 and $25.19, respectively. Based on the narrow variance in the market price of HEP Common Stock over such trading periods and the fact that the Merger involves a stock-for-stock exchange, Equitable Securities determined that the Exchange Ratio results in a transaction price per share approximately equal to the 10-, 15-, and 30-day average per share prices for the HEP Common Stock.

          2. Comparable Public Companies Analysis. Equitable Securities compared certain financial information for HEP and Omega with corresponding multiples, ratios and data for the following publicly-traded health care
     REITs: American Health Properties, Inc.; Health Care Property Investors, Inc.; Health Care REIT, Inc.; Healthcare Realty Trust Incorporated; Health & Rehabilitation Property Trust; LTC Properties, Inc.; Meditrust; National Health Investors, Inc.; Nationwide Health Properties, Inc.; and Universal Health Realty Income Trust. Equitable Securities examined various public market valuation indicators, including the indicated dividend yield, the price-to-trailing 12 months' FFO per share multiple, and the price to 1994 estimated FFO per share multiple. This analysis revealed that, on August 19, 1994, the multiples of stock price-to-trailing 12 months' FFO per share for Omega and HEP were 11.0x and 9.0x, respectively, while the average multiple for Equitable Securities' health care REIT comparables, including Omega and HEP, was 10.7x. The multiples of stock price-to-1994 estimated FFO per share for Omega and HEP were 10.2x and 8.8x, respectively, while the average multiple for Equitable Securities' health care REIT comparables, including Omega and HEP, was 10.6x. Utilizing the closing stock prices on August 19, 1994, the indicated dividend yields for Omega and HEP were approximately 8.6% and 10.3%, respectively, versus the average dividend yield for Equitable Securities' health care REIT comparables, including Omega and HEP, of 8.5%.

          3. Pro Forma Contribution Analysis. Equitable Securities reviewed certain historical and estimated future operating and financial information for HEP and Omega and the pro forma combined company. Based on such review, Equitable Securities analyzed the contribution of each of HEP and Omega to the pro forma combined company assuming the terms and conditions described in the Merger Agreement. Shareholders of HEP, as a result of the Merger, would have an ownership interest of approximately 37.2% in the pro forma combined entity assuming no exercise of all outstanding stock options, convertible debentures and other rights to purchase HEP Common Stock. Such analysis indicated that, for each of the twelve months ended June 30, 1994 and December 31, 1993, HEP would have contributed 45.3% and 39.8%, respectively, of revenues, 39.4% and 40.7%, respectively, of net income and 48.2% and 44.2%, respectively, of FFO. The results of this contribution analysis are not necessarily indicative of the contributions that the respective businesses might have in the future. In addition, the pro forma contribution percentages for net income do not take into account purchase accounting adjustments that may impact the financial statements of the combined company.

          4. Pro Forma Merger Analysis. Equitable Securities analyzed the financial impact resulting exclusively from the Merger on the pro forma combined company's FFO for the year ending December 31, 1994 based on the projected financial information for HEP and Omega. Such analysis indicated that funds from operations for the pro forma combined company would experience accretion to the forecasted funds from operations for Omega as a stand-alone entity. The results of the pro forma combination analysis are not necessarily indicative of future operating results or financial position. In addition, expenses of the Merger were not taken into account in connection with this pro forma merger analysis.

          5. Comparable Merger Analysis. Equitable Securities reviewed publicly available financial and structural information on recent mergers and acquisitions of similar size to the Merger and involving REITs engaged in the financing of real property that it deemed relevant. It determined, however, that there have been no transactions comparable to the Merger involving REITs exclusively engaged in financing health care related properties and that a comparison to transactions not involving health care REITs would not be meaningful.

          6. Discounted Cash Flow Analysis. Equitable Securities also performed a discounted cash flow analysis on HEP and Omega. In conducting its analysis, Equitable Securities relied on the completeness of the projections provided by HEP and Omega and did not make any adjustments to such projections for purposes of its discounted cash flow analysis. For each of HEP and Omega, Equitable Securities first determined the projected cash available for distribution ("CAFD") through the year ending December 31, 1996 for the holders of HEP Common Stock and Omega Common Stock, respectively, and discounted these projections to June 30, 1994 in order to determine the present value of the forecasted CAFDs. Equitable Securities then calculated the terminal value (the "Terminal Value") of each of HEP and Omega for the year ending December 31, 1996 (the "Terminal Year"), based on CAFD multiples for such year ranging from 8.0x to 11.0x the CAFD for the Terminal Year. The Terminal Value was then discounted to June 30, 1994 and added to the present value of the forecasted CAFDs through December 31, 1996 in order to determine the total valuation for each of HEP and Omega. The terminal multiples applied represent Equitable Securities' best judgment of the multiple at which a reasonable investor would value the CAFD in perpetuity of HEP or Omega, as the case may be. The projections for Omega assume that additional equity capital will be raised in 1995, thereby diluting the percentage owned by current holders of Omega Common Stock. Equitable Securities used discount rates ranging from 11.0% to 14.0% which were determined using financial and other assumptions which Equitable Securities deemed to be appropriate. Based on this analysis, Equitable Securities calculated per share equity values of HEP ranging from $8.59 to $11.52 and of Omega ranging from $27.37 to $37.34.

     The summary set forth above does not purport to be a complete description of the analyses performed by Equitable Securities. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, Equitable Securities believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering the analyses and factors as a whole, could create an incomplete or misleading view of the evaluation process underlying its opinion.

     The analyses performed by Equitable Securities are not necessarily indicative of actual values of future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which a business may actually be sold. Equitable Securities is not opining as to the future trading value of HEP Common Stock or Omega Common Stock.

     Pursuant to an engagement letter dated May 31, 1994, as amended on July 21, 1994, between Equitable Securities and HEP, HEP has agreed to pay to Equitable Securities fees totaling approximately $950,000, $250,000 of which is payable for Equitable Securities' opinion delivered to the Board of Directors of HEP on June 17, 1994, $200,000 of which is payable for Equitable Securities' oral confirmation of its opinion on August 2, 1994 and written confirmation of its opinion on August 22, 1994 and the remaining $500,000 of which is payable upon consummation of the Merger in connection with Equitable Securities' acting as exclusive financial advisor to HEP. HEP has agreed to reimburse Equitable Securities for its out-of-pocket expenses (up to a maximum of $25,000 without HEP's prior written consent), including the reasonable fees and expenses of its legal counsel, and to indemnify Equitable Securities against certain liabilities, including liabilities under the federal securities laws, arising out of or in connection with the services rendered by Equitable Securities under the engagement. The terms of the fee arrangement with Equitable Securities, which are customary in transactions of this nature, were negotiated at arm's length between Equitable Securities and HEP, and the HEP Board of Directors approved such arrangement.

     Equitable Securities is a nationally recognized investment banking firm and regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. Equitable Securities has not performed investment banking or other services for HEP or Omega in the past. While Equitable Securities regularly publishes research reports regarding the health care industry and the businesses and securities of publicly owned companies in that industry, including certain publicly owned REITs that are exclusively engaged in the financing of health care related properties, it does not publish research reports on HEP or Omega. As of the date hereof, Equitable Securities did not hold any shares of HEP Common Stock or Omega Common Stock. In the ordinary course of its business, Equitable may trade in securities of HEP or Omega for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Stock Options. Executive officers of HEP have been granted options to purchase 206,066 shares of HEP Common Stock ("Options") under HEP's Third Amended and Restated 1989 Nonqualified Stock Option Plan (the "HEP Stock Plan"), which includes Options to purchase HEP Common Stock as follows: William G. Benton, 87,439 shares; G.L. Clark, Jr., 46,680 shares; Susan L. Christiansen, 45,032 shares; and Deborah O. Robinson, 26,915 shares. Each Option remaining unexercised immediately prior to the Effective Time of the Merger will be cancelled in exchange for a cash payment in an amount determined by multiplying the number of shares of HEP Common Stock represented by the Option (the "Option Shares") by the excess of $9.791 over the exercise price of each Option Share. As a result, directors and executive officers of HEP will receive $221,864 in the aggregate for cancellation of their unexercised Options. In addition, THE Bonus Plan Limited Partnership ("THE"), a limited partnership established for investing employee bonuses of HEP and entities affiliated with Taylor House Enterprises, Limited ("Taylor House"), which is controlled by William G. Benton, will receive $155,090 in the aggregate for cancellation of 126,219 unexercised Options. Mr. Benton, Mr. Clark, Ms. Christiansen and Ms. Robinson will receive 12.5%, 16.5%, 7.4% and 9.5%, respectively, of the amount distributed to THE.

     Sale of HEP Common Stock by Executive Officers and THE. Following the Effective Time, Messrs. Benton and Clark, Ms. Christiansen and THE intend to sell all shares of Omega Common Stock received by them in the Merger in exchange for shares of HEP Common Stock beneficially owned by them immediately prior to the Effective Time, excluding shares of HEP Common Stock issued pursuant to HEP's Employee Stock Purchase Plan. As of the date hereof, such shares of HEP Common Stock beneficially owned by these executive officers is as follows:
William G. Benton, 260,197 shares (including 254,211 shares owned by Taylor House); G.L. Clark, Jr., 3,300 shares; Susan L. Christiansen, 550 shares; and THE 16,950 shares. Mr. Benton, Mr. Clark, Ms. Christiansen and Ms. Robinson will receive 12.5%, 16.5%, 7.4% and 9.5%, respectively, of the amount received by THE upon the sale of the Omega Common Stock received by THE as a result of the Merger.

     Change in Control Severance Contracts for Executive Officers. Each of the employment agreements entered into by HEP with Messrs. Benton and Clark and Ms. Christiansen provides for severance payments upon termination of the agreement by HEP for a "fundamental change," as defined in the agreement. The Merger will constitute a "fundamental change" and HEP will terminate the employment agreements immediately prior to the Effective Time of the Merger. As a result, Mr. Benton will be entitled, at his option, to severance pay in an amount equal to either (i) three times his average annual base salary for the preceding five years (or period of employment by HEP, if shorter), less $1.00, or (ii) five times his highest gross annual compensation amount (including cash and non-cash compensation) for any of the preceding five years. Mr. Benton has elected to receive the first of the aforementioned alternatives, which will equal approximately $535,397. Each of Mr. Clark and Ms. Christiansen will be entitled to severance in an amount equal to three times their average annual base salary for the period of employment by HEP (which will be less than five years if the Merger is consummated) less $1.00, or $255,357 and $292,225, respectively.

     Consulting and Noncompetition Agreement. Omega will enter into a five-year Consulting and Noncompetition Agreement (the "Consulting Agreement") with Residential Properties Management, Inc. ("RPM"), a wholly-owned subsidiary of Taylor House, pursuant to which RPM will agree to provide consulting services to Omega and to refrain from engaging in the ownership, leasing and financing of long-term health care facilities (the "Competitive Activities") other than assisted living facilities. In consideration for RPM's agreement, Omega will advance $4,982,269 evidenced by a promissory note (the "Note") which will be forgiven in equal annual increments over the term of the Consulting Agreement. Simultaneously with the execution and delivery of the Consulting Agreement, RPM will enter into substantially similar agreements with each of Messrs. Benton and Clark and Ms. Christiansen (the "Consultants") pursuant to which the Consultants will agree to provide consulting services to Omega and to refrain from engaging in the Competitive Activities. Each agreement between RPM and the Consultants will state that Omega is a third party beneficiary and the Consulting Agreement will contain an assignment by RPM to Omega of RPM's rights to enforce its agreements with the Consultants in an event of default under the Note except upon the occurrence and continuance of certain bankruptcy events of Omega.

     In the event of any breach by RPM with respect to its Competitive Activities covenant under the Consulting Agreement or obligation to provide consulting services through June 30, 1995, or action by any of Messrs. Benton or Clark or Ms. Christiansen which would constitute a breach of any of their Competitive Activities covenants or obligations to provide consulting services through June 30, 1995, the then remaining principal amount outstanding under the Note, together with any interest accrued thereon, will be accelerated and become immediately due and payable. The Consultants will each personally guarantee RPM's obligations under the Note in an event of default thereunder.

     Taylor House Fee. Pursuant to HEP's shared expense arrangement with Taylor House, HEP will pay $750,000 to Taylor House immediately prior to the consummation of the Merger for services rendered in connection with the Merger, including real estate, marketing, accounting and legal expertise provided in structuring the Merger and reviewing the Merger Agreement.

THE MERGER AGREEMENT

     The Merger Agreement provides that, at the Effective Time, each outstanding share of HEP Common Stock, other than shares owned by Omega or its subsidiaries, will be converted into the right to receive .393 of a share of Omega Common Stock. In the event that, at any time prior to the tenth business day before the date of the HEP Special Meeting, the average closing sale price of Omega Common Stock on the NYSE for 30 consecutive trading days is less than $19.00 per share, Omega and HEP are obligated to renegotiate the Exchange Ratio. Outstanding stock options under the HEP Stock Option Plan will be cancelled immediately prior to the Effective Time in exchange for a cash payment. See "--Stock Options and Rights to Acquire HEP Common Stock."

     None of the shares of Omega Common Stock will be converted or otherwise modified in the Merger and all of such shares will continue to be outstanding capital stock of Omega after the Effective Time.

     Promptly after the Effective Time, the Exchange Agent will mail transmittal instructions and a form of letter of transmittal to each holder of HEP Common Stock to be used in forwarding his or her HEP Certificates for surrender and exchange for Omega Certificates and, if applicable, cash in lieu of a fractional share of Omega Common Stock. After receipt of such transmittal instructions and form of transmittal letter, each holder of HEP Common Stock should surrender his or her HEP Certificates to the Exchange Agent in accordance with the transmittal instructions, and each such holder will receive in exchange therefor Omega Certificates and any cash that may be payable in lieu of a fractional share of Omega Common Stock. See "-- No Fractional Shares."

     After the Effective Time, each HEP Certificate, until so surrendered and exchanged, will be deemed to evidence the right to receive the number of shares of Omega Common Stock that the holder of HEP Common Stock is entitled to receive pursuant to the Merger Agreement and the right to receive any cash payment in lieu of a fractional share of Omega Common Stock. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by Omega until the certificate is surrendered. Subject to applicable laws, any such dividends and distributions after the Merger is consummated, if any, will be accumulated and, at the time of such surrender, all such accrued and unpaid dividends and distributions, together with any cash payment in lieu of a fractional share of Omega Common Stock, will be paid without interest.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of Omega and HEP relating to, among other things:
(i) due organization, power, standing and similar corporate matters, (ii) capital structure, (iii) subsidiaries, (iv) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, (v) absence of conflicts under charters or bylaws, violations of any instruments or law and required governmental or regulatory authorizations, consents or approvals, (vi) documents filed with the Securities and Exchange Commission ("SEC") and the accuracy of the information contained or incorporated therein, including, without limitation the preparation of the financial statements contained therein in accordance with generally accepted accounting principles applied on a consistent basis, (vii) absence of undisclosed liabilities, (viii) absence of certain material adverse events or changes, (ix) litigation, (x) accuracy of the information provided by Omega and HEP with respect to the

Registration Statement, filed with the SEC on Form S-4 (together with any amendments thereto, the "Registration Statement") of which this Joint Proxy Statement and Prospectus is a part, (xi) taxes, (xii) retirement and other employee benefit plans, (xiii) employment agreements, change-in-control provisions and agreements with affiliates, (xiv) labor matters, (xv) accuracy of books and records and related accounting matters, (xvi) receipt of fairness opinions, (xvii) ownership of the capital stock of the other, (xviii) listing of securities on the NYSE, (xix) status of material contracts, (xx) intellectual property, (xxi) accuracy of the information contained in the Merger Agreement and schedules thereto, (xxii) brokers' and finders' fees with respect to the Merger, (xxiii) REIT qualification, (xxiv) inapplicability of the Investment Company Act of 1940, as amended, and (xxv) ownership of properties of Omega and HEP, including title, insurance, environmental matters, financing, defects, condemnation, taxes, assessments, leases and mortgages relating thereto.

     Certain Covenants and Agreements. Pursuant to the Merger Agreement, each of Omega and HEP has agreed that, during the period from the date of the Merger Agreement until the Closing or the earlier termination of the Merger Agreement, it will, among other things (except as permitted by the Merger Agreement or as consented to in writing by the other party): (i) conduct its business in the ordinary and usual course and consistent with past practice, (ii) not amend or propose to amend its articles of incorporation or bylaws, (iii) not split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution, except regular quarterly dividends on Omega Common Stock in an amount not to exceed $.54 per share, and on HEP Common Stock, in an amount not to exceed $.245 per share (except that HEP may not declare a dividend for the third quarter of 1994 unless the Effective Time shall not have occurred on or prior to November 1, 1994), (iv) not take any action which would jeopardize its status as a REIT, (v) use reasonable efforts to preserve its business organization and goodwill, keep available the services of its present officers and key employees, preserve the goodwill and business relationships with its lessees, operators, suppliers, distributors, customers and others, and not engage in any action, directly or indirectly, with the intent to affect adversely the transactions contemplated by the Merger Agreement, (vi) confer with one or more representatives of the other when requested to report on material operational matters and the general status of ongoing operations of its business and provide full access to all of its properties, books, contracts, commitments and records, as appropriate, (vii) file its Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 on or before the date prescribed therefor pursuant to and in compliance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (viii) maintain, in full force and effect, with all premiums due thereon paid, policies of insurance covering all of its insurable tangible assets and businesses in amounts and as to foreseeable risks usually insured against by persons operating similar businesses under valid and enforceable policies of insurance issued by insurers of recognized responsibility, (ix) furnish promptly to the other a copy of each report, schedule and other document filed or received pursuant to the requirements of federal or state securities laws or filed with the SEC in connection with the transactions contemplated by the Merger Agreement or which may have a material effect on its business, properties or personnel, (x) promptly advise the other in writing of any change or the occurrence of any event having, or which, insofar as can reasonably be foreseen, in the future may have, any material adverse affect on its business, operations, properties, assets, condition (financial or other), results of operations or prospects, (xi) promptly take such action as is necessary to obtain shareholder approval of the Merger Agreement and the transactions contemplated thereby, and (xii) cooperate and use its best efforts to take all actions, make all filings, registrations and submissions, and do all things necessary and advisable to consummate the Merger, including, but not limited to, obtaining all required consents, waivers and approvals from the SEC, the Federal Trade Commission, the Department of Justice and any other applicable government entity.

     In addition, pursuant to the Merger Agreement, HEP has agreed that, during the period from the date of the Merger Agreement until the closing of the transactions contemplated by the Merger Agreement or the earlier termination of the Merger Agreement, HEP will, among other things (except as permitted by the Merger Agreement or as consented to in writing by Omega): (i) not issue, sell, pledge, or dispose of any shares of its capital stock (or related rights) or agree to do so, or amend or modify the terms and conditions of any of the foregoing, except upon the exercise of certain options, warrants and other contractual rights in the ordinary course of business, (ii) not incur or become contingently liable with respect to any indebtedness for borrowed money, (iii) not redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, other than as required by the governing terms of such securities, (iv) not make any acquisition or sale of any assets or businesses, (v) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers, employees or other representatives, or agree to do so, except that HEP will amend all existing employment, severance and similar agreements or arrangements to provide that HEP will not be obligated to reimburse any employees for any excise or other taxes that may become payable by any such employees as a result of any payments made pursuant to such agreement or arrangement, (vi) not, other than in accordance with established compensation adjustment policies and as contemplated by the Merger Agreement, increase the rate of remuneration payable to any of its directors, officers, employees or other representatives, or agree to do so, (vii) not adopt, enter into or amend any employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law or as contemplated by the Merger Agreement, and (viii) use its best efforts to obtain and deliver to Omega certain letters from its principal executive officers, directors and "affiliates" as defined under Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), agreeing to certain restrictions on resale of Omega Common Stock received in the Merger in exchange for HEP Common Stock.

     Pursuant to the Merger Agreement, HEP has also agreed that, without cost to Omega, HEP will amend any and all leases pertaining to HEP's use of office space and office equipment to provide that, from and after the Effective Time, (i) the term of all such leases shall be month-to-month, (ii) Omega shall be permitted to use such space and equipment, assuming compliance with the terms of the leases by Omega, and (iii) all such leases may be terminated by either party thereto at any time without penalty upon 60 days' prior written notice.

     Immediately prior to the Effective Time, Omega will enter into the Consulting Agreement, pursuant to which RPM will agree, for a period of five years, to provide consulting services to Omega and to refrain from engaging in Competitive Activities. Simultaneously with the execution of the Consulting Agreement, RPM will enter into substantially similar agreements with each of the Consultants pursuant to which the Consultants will agree to refrain from engaging in Competitive Activities. See "-- Interests of Certain Persons in the Merger."

     No Solicitation of Other Transactions. The Merger Agreement provides that, prior to the Effective Time or earlier termination of the Merger Agreement, HEP will not, unless Omega consents in writing, initiate, solicit, negotiate or encourage, or except as otherwise provided below, provide any confidential information to facilitate any proposal or offer to acquire all or any substantial part of the business and properties or capital stock of HEP, whether by merger, purchase of assets, tender offer or otherwise (an "Acquisition Transaction"). HEP also has agreed to cause its officers, directors and employees, and any attorney, accountant, investment banker or other agent retained by it to refrain from such activities.

     Pursuant to the Merger Agreement, HEP may furnish information concerning its business, properties or assets to a potential acquiror if the HEP Board: (i) receives from its financial advisor advice that such person can reasonably be expected to possess the financial wherewithal to consummate an Acquisition Transaction that would yield a higher value to HEP's shareholders than the Merger; (ii) determines that such person is likely to submit a bona fide offer with a higher value to HEP's shareholders if such information is provided to the potential acquiror, and (iii) determines, based upon the written opinion of its special counsel, that the failure to deliver such information would be inconsistent with the proper discharge by the HEP Board of its fiduciary duty to HEP's shareholders. After receipt of a bona fide offer satisfying the terms of clauses (i) and (ii) above, HEP may negotiate such bona fide offer if its special counsel delivers its written opinion to the HEP Board that failure to negotiate would be inconsistent with the proper discharge by the HEP Board of its fiduciary duty to the HEP shareholders. HEP must give prompt notice to Omega that HEP has provided information to a potential acquiror or that it has received an offer from a potential acquiror and upon receipt of such notice, Omega may, at its option, terminate the Merger Agreement. See "-- Termination." In addition, HEP must identify the recipient of any information and describe the material terms of the offer. HEP may enter into a definitive agreement with a potential acquiror that meets the requirements described in clause (i) of this paragraph provided that HEP furnishes to Omega a description of the material terms of such agreement at least five business days prior to the execution thereof by HEP. Concurrently with HEP's execution of such definitive agreement, Omega or HEP may terminate the Merger Agreement. See "-- Termination."

     Conditions to the Merger. The respective obligations of Omega and HEP to effect the Merger are subject to a number of conditions, including among others:
(i) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the shareholders of each of Omega and HEP; (ii) the Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued and remain in effect; (iii) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued or taken and remain in effect (each party agreeing to use its best efforts to have any such injunction, order or decree lifted); (iv) all governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated thereby, shall have been obtained and be in effect at the Effective Time, and such consents, orders and approvals shall have become final orders; and (v) each party shall have received an opinion from its respective counsel to the effect that the Merger will qualify as a reorganization under Section 368 of the Code and that no income or gain will be recognized by Omega or HEP as a result thereof.

     In addition to the conditions set forth above, the obligations of HEP to effect the Merger are subject to the following conditions: (i) Omega shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Closing and all representations and warranties of Omega contained in the Merger Agreement, with certain exceptions, shall be true and correct in all material respects on and as of the date made and the date of the Closing (the "Closing Date"); (ii) the receipt of written legal opinions from Argue Pearson Harbison & Myers, general counsel to Omega, and from Jones, Day, Reavis & Pogue, special counsel to Omega, as to certain legal matters, including REIT qualification, (iii) the receipt of "comfort" letters from Ernst & Young LLP, Omega's certified public accountants, dated the date of this Joint Proxy Statement and Prospectus, the effective date of the Registration Statement and the Closing Date, with respect to Omega's financial statements and other Omega financial information included in the Registration Statement; (iv) the Omega Common Stock to be issued in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance; (v) HEP shall have tendered the payments required pursuant to the cancellation of all stock options outstanding immediately prior to the Effective Time under the HEP Stock Option Plan; (vi) HEP and/or Omega shall have tendered the severance and other payments, less any applicable withholding taxes, with respect to consulting, employment, incentive stock plans and similar agreements to which HEP or any of its subsidiaries is a party; (vii) Omega shall have advanced the funds contemplated by the Consulting Agreement; (viii) no governmental consent, order or approval legally required to consummate the Merger shall have any terms which, in the reasonable judgment of HEP, when taken together with the terms of all such consents, orders or approvals, would materially impair the value of the Omega Common Stock to be received in the Merger, and (ix) no governmental authority shall have promulgated any statement, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Omega Common Stock to be received in the Merger.

     In addition to the conditions set forth in the first paragraph of this subsection, the obligations of Omega to effect the Merger are subject to the following conditions: (i) HEP shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and all representations and warranties of HEP contained in the Merger Agreement, with certain exceptions, shall be true and correct in all material respects on and as of the date made and the Closing Date; (ii) the receipt of written legal opinions from Stroock & Stroock & Lavan, special counsel to HEP, as to certain legal matters including REIT qualification; (iii) the receipt of "comfort" letters from Coopers & Lybrand, HEP's certified public accountants, dated the date of this Joint Proxy Statement and Prospectus, the effective date of the Registration Statement and the Closing Date, with respect to HEP's financial statements and other HEP financial information included in the Registration Statement; (iv) the receipt by Omega of letters from affiliates of HEP relating to the restrictions on the transferability of the shares of Omega Common Stock to be received in the Merger pursuant to Rule 145 promulgated under the Securities Act of 1933, as amended;
(v) no governmental consent, order or approval legally required for consummation of the Merger and the transactions contemplated thereby shall have any terms which, in the reasonable judgment of Omega, when taken together with the terms of all such consents, orders or approvals, would materially impair the value of HEP to Omega; (vi) no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value of HEP to Omega; (vii) the holders of ten percent (10%) or less of the outstanding HEP Common Stock shall have qualified as dissenting shareholders; (viii) the performance of the Merger Agreement shall not jeopardize the status of Omega or HEP as a REIT; and (ix) the consulting and noncompetition arrangements referred to above shall have been implemented.

     Stock Options and Rights to Acquire HEP Common Stock. The Merger Agreement provides that HEP shall adjust all Options granted pursuant to the HEP Stock Option Plan so that, as of immediately prior to the Effective Time, each Option will be cancelled in exchange for a cash payment, for each share of HEP Common Stock subject to such Option, of an amount equal to the excess of $9.791 over the per share exercise price of such Option, less all applicable withholding taxes. All shares of HEP Common Stock allocated as of the Effective Time to the various participants in HEP's Stock Purchase Plan (the "HEP Stock Purchase Plan") will be converted into shares of Omega Common Stock at the Exchange Ratio. With respect to the Stock Purchase Plan, HEP will: (i) as soon as practicable after the Effective Time, cause all amounts deferred through payroll deductions between June 30, 1994 and the Effective Time to be returned, without interest, to the participants who have deferred such amounts; (ii) treat all other amounts deferred through payroll deductions prior to June 30, 1994 and not used to purchase HEP Common Stock pursuant to the terms of the Stock Purchase Plan as if such amounts were used to purchase HEP Common Stock at a purchase price per share equal to $7.96875, representing eighty-five percent (85%) of the lower of the closing sale price per share of the HEP Common Stock on January 3, 1994 or the closing sale price per share of the HEP Common Stock on the trading date last preceding the date of the Merger Agreement as reported on the NYSE; and (iii) pay each participant thereunder an amount equal to the product of (A) the number of shares deemed purchased by such participant pursuant to subsection
(ii) above multiplied by (B) $9.791, less applicable withholding taxes. Pursuant to the Merger Agreement, HEP has terminated the HEP Stock Purchase Plan effective as of June 30, 1994, subject to the consummation of the Merger.

     Omega has agreed to assume the obligations of HEP with respect to (i) up to $900,000 outstanding aggregate principal amount (See "Information Concerning HEP
- -- Recent Developments") of HEP's 14% Convertible Debentures due 2000 (the "HEP Debentures"), presently convertible at $5.50 per share of HEP Common Stock and
(ii) the outstanding right of the seller of HEP's Facility located in Melbourne, Florida to acquire shares of HEP Common Stock having a market value of $250,000, with the number of shares to be determined based on the market price of HEP Common Stock as of the date that the lessee of the Melbourne, Florida facility meets certain performance criteria for a five month period, which outstanding right arose in connection with HEP's acquisition of such facility (together with the HEP Debentures, the "Other Rights"). Pursuant to the Merger Agreement, a holder of Other Rights would receive (upon vesting, exercise or conversion of such Other Rights and compliance with the terms thereof) such number of shares of Omega Common Stock as would constitute the economic equivalent of the HEP Common Stock such holder would have received prior to the Effective Time upon the vesting and exercise of such Other Rights, converted into Omega Common Stock at the Exchange Ratio. Omega intends to negotiate with the seller of HEP's Facility located in Melbourne, Florida to amend the arrangement to provide for a cash payment in lieu of stock upon the attainment of the performance criteria. However, no assurance can be given that such negotiations will be successful.

     Except as set forth above, each option, warrant or other right to acquire HEP Common Stock not exercised prior to the Effective Time will be cancelled immediately prior to the Effective Time.

     Termination. The Merger Agreement may be terminated at any time prior to the Closing Date (i) by mutual consent of Omega and HEP, (ii) by either Omega or HEP after December 31, 1994, if the Merger has not been consummated on or before such date (so long as the party terminating has not breached its obligations under the Merger Agreement except for such breaches that are clearly immaterial), (iii) unilaterally by either Omega or HEP if (A) the other party fails to perform any covenant or agreement in the Merger Agreement in any material respect and does not cure such failure in all material respects within

15 business days after receipt of written notice of the alleged failure from the other party, (B) the other party fails to fulfill or complete a condition to the obligations of that party (which condition is not waived) by reason of a breach by that party of its obligations in the Merger Agreement, (C) any condition to the obligations of the other party is not satisfied (other than by reason of a breach by that party of its obligations under the Merger Agreement), and it reasonably appears that the condition cannot be satisfied prior to December 31, 1994, (D) the parties are unable to reach a mutual agreement as to an adjusted Exchange Ratio in the event that, at any time commencing on June 17, 1994 and ending on the tenth business day before the date of the HEP Special Meeting, the average closing sale price of Omega Common Stock on the NYSE for 30 consecutive trading days is less than $19.00 per share, (E) HEP executes a definitive agreement with a potential acquiror as described above under "-- No Solicitation of Other Transactions," or (F) Omega executes a definitive agreement with any third party pursuant to which all or substantially all of the business and properties or capital stock of Omega will be sold, whether by merger, purchase of assets, tender offer or otherwise or (iv) unilaterally by Omega if (X) the HEP Board in the exercise of its fiduciary duties fails to recommend that its shareholders approve the Merger Agreement and the transactions contemplated thereby or withdraws such recommendation, (Y) the holders of more than ten percent (10%) of the outstanding HEP Common Stock shall have qualified as dissenting shareholders, or (Z) HEP notifies Omega that it has determined to provide confidential information to a potential acquiror or has received an offer relating to a potential acquisition of all or any substantial part of the business and properties or capital stock of HEP as described above under "-- No Solicitation of Other Transactions."

     In the event of termination of the Merger Agreement by either Omega or HEP as provided above, the Merger Agreement will become void and there will be no further obligation on the part of either Omega or HEP or their respective officers and directors (except as set forth in certain provisions of the Merger Agreement, including the expense reimbursement and termination fees described under "-- Expenses" and "-- Termination Fee").

     Termination Fee. The Merger Agreement provides that, upon the occurrence of certain events, HEP will pay to Omega a termination fee in the amount equal to $3.75 million. The termination fee is payable to Omega upon the occurrence of any of the following events: (i) Omega terminates the Merger Agreement (A) after a breach of any covenant or agreement in any material respect by HEP which is not cured within 15 business days after delivery of written notice from Omega of such failure, (B) as a result of HEP's failure to fulfill or complete a condition to HEP's obligations by reason of a breach by HEP of its obligations under the Merger Agreement, or (C) if the HEP Board fails to recommend or withdraws its recommendation that the shareholders of HEP approve the Merger;
(ii) either Omega or HEP terminate the Merger Agreement following the execution by HEP of a definitive agreement with a third party providing for the acquisition of all or any substantial part of the business and properties or capital stock of HEP; (iii) prior to the Merger, any person or "group" (as defined in Section 13(d) of the Exchange Act) other than Omega or any of its affiliates becomes the "beneficial owner" (as defined in Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the then outstanding HEP Common Stock; or (iv) HEP's shareholders have not approved the Merger by December 31, 1994, or less than the requisite number of shares of HEP Common Stock are voted in favor of the Merger.

     The Merger Agreement further provides that, upon the occurrence of certain other events, Omega will pay to HEP a termination fee in an amount equal to $3.75 million. The termination fee is payable to HEP upon the occurrence of any of the following events: (i) HEP terminates the Merger Agreement (A) after a breach of any covenant or agreement by Omega which is not cured within 15 business days after delivery of written notice from HEP of such failure or (B) as a result of Omega's failure to fulfill or complete a condition to Omega's obligations by reason of a breach by Omega of its obligations under the Merger Agreement; (ii) either HEP or Omega terminates the Merger Agreement after Omega executes a definitive agreement with a third party pursuant to which all or substantially all of the business and properties or capital stock of Omega will be acquired, whether by merger, purchase of assets, tender offer or otherwise, and the terms of such definitive agreement expressly provide that the completion of such transaction is conditioned upon the prior termination of the Merger Agreement; (iii) prior to the Merger, any person or "group" (as defined in Section 13(d) of the Exchange Act) other than HEP or any of its affiliates becomes the "beneficial owner"

(as defined in Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the then outstanding shares of Omega Common Stock; or (iv) Omega's shareholders have not approved the Merger by December 31, 1994, or less than the requisite number of shares of Omega Common Stock are voted in favor of the Merger.

     Amendment and Waiver. At any time prior to the Effective Time, Omega and HEP may (i) extend the time for the performance of any of the obligations or other acts to be performed by the other party pursuant to the Merger Agreement,
(ii) waive any inaccuracies in the representations and warranties by the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) waive compliance with any of the agreements or conditions of the other party contained in the Merger Agreement.

     Subject to applicable law, the Merger Agreement may be amended by the written agreement of Omega and HEP. Under applicable law, neither Omega nor HEP may amend the Merger Agreement subsequent to obtaining approval of their respective shareholders if such amendments would (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for shares of such corporation, (ii) alter or change any term of the Omega Articles of Incorporation as the surviving corporation following the Merger or (iii) alter or change any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the shareholders of such corporation.

REGULATORY FILINGS AND APPROVALS

     A subsidiary of HEP holds the health care license (together with the lessee and the manager) for one facility located in Kansas. Since the Merger will constitute a change in ownership with respect to such license, the Merger is subject to review and approval by the Kansas Department of Health and Environment. Five additional subsidiaries of HEP each own a single facility financed with a mortgage provided by or through the Department of Housing and Urban Development ("HUD"). The Merger is also subject to HUD review and approval in order to retain the HUD mortgages. HEP and Omega have commenced preparation of the applications and related documentation required to obtain such approvals. The Merger is not subject to the premerger notification and filing requirements of Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as a result of the status of Omega and HEP as REITs.

RESTRICTIONS ON SALES BY AFFILIATES

     The shares of Omega Common Stock to be issued in the Merger will have been registered under the Securities Act. Such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an affiliate (as such term is defined for purposes of Rule 145 under the Securities Act, an "Affiliate") of HEP or Omega. Affiliates may not sell their shares of Omega Common Stock acquired in connection with the Merger except pursuant to (i) an effective registration statement under the Securities Act covering such shares, (ii) paragraph (d) of Rule 145 or (iii) any other applicable exemption under the Securities Act. HEP has agreed to use its best efforts to procure written agreements ("Affiliate Agreements") from executive officers, directors and other Affiliates of HEP containing appropriate representations and commitments intended to ensure compliance with the Securities Act. It is a condition of Omega's obligations to consummate the Merger that Omega shall have received such Affiliate Agreements from each affiliate of HEP.

ACCOUNTING TREATMENT

     The transactions to be accomplished as a result of the Merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles.

LISTING ON NEW YORK STOCK EXCHANGE

     Omega has agreed to use its best efforts to list the shares of Omega Common Stock to be issued in the Merger on the NYSE. The obligations of the parties to the Merger Agreement to consummate the Merger are subject to authorization for listing by the NYSE upon notice of issuance of such shares. See "-- The Merger

Agreement -- Conditions to the Merger." If the Merger is consummated, the HEP Common Stock will be delisted from the NYSE and will be deregistered under the Exchange Act.

EXPENSES

     The Merger Agreement provides that, whether or not the Merger is consummated, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that expenses incurred in connection with printing and distributing this Joint Proxy Statement and Prospectus will be shared equally by Omega and HEP. See "Expenses of Solicitation."

DISSENTERS' RIGHTS

     The following is a summary of certain provisions of the North Carolina Business Corporation Act ("NCBCA") relating to dissenters' rights. This summary does not purport to be complete and is qualified in its entirety by reference to Sections 55-13-01 through 55-13-31 of the NCBCA, which are attached to this Joint Proxy Statement and Prospectus as Annex IV and are incorporated by reference herein.

     Any shareholder of HEP has the right to receive payment of the fair value of his shares of HEP Common Stock upon compliance with Sections 55-13-03 through 55-13-30 of the NCBCA. A record shareholder of HEP may not dissent as to fewer than all of the shares registered in his name unless he dissents with respect to all shares beneficially owned by any one person and notifies HEP in writing of the name and address of each person on whose behalf he asserts dissenters' rights. A beneficial owner asserting dissenters' rights with respect to shares of HEP Common Stock held on his behalf must submit to HEP the record shareholder's written consent to such dissent not later than the time the beneficial owner asserts dissenters' rights and must exercise such rights with respect to all shares he beneficially owns. Any shareholder of HEP intending to assert dissenters' rights may not vote in favor of the Merger Agreement and the transactions contemplated thereby and must file a written notice of intent to demand payment for his shares (an "Objection Notice") with the corporate secretary of HEP, which must be received before the vote is taken at the HEP Special Meeting. The Objection Notice must state that the shareholder intends to demand payment for his shares of HEP Common Stock if the Merger is effected. A vote against approval of the Merger will not, in and of itself, constitute an Objection Notice satisfying the requirements of Section 55-13-21 of the NCBCA. If the Merger is approved by HEP's shareholders at the HEP Special Meeting, each shareholder of HEP who has filed an Objection Notice will be notified in writing by HEP (or, following the Effective Time, by Omega as the surviving corporation) of such approval within ten days of the HEP Special Meeting (a "Dissenters' Notice"). Each Dissenters' Notice will (i) state where dissenting shareholders must (A) send the Payment Demand (as defined below) and (B) deposit their HEP Certificates; (ii) be accompanied by a form for demanding payment; (iii) set a date by which (A) the Payment Demand must be received, which may not be fewer than 30 nor more than 60 days after the date the Dissenters' Notice is mailed and (B) the HEP Certificates must be deposited as instructed in the Dissenters' Notice; and (iv) be accompanied by a copy of Sections 55-13-01 through 55-13-31 of the NCBCA. Within the time prescribed in the Dissenters' Notice, a shareholder electing to dissent must make a demand for payment (the "Payment Demand"), and deposit his HEP Certificates in accordance with the terms of the Dissenters' Notice. Upon filing the Payment Demand and depositing the HEP Certificates in accordance with the Dissenters' Notice, the shareholder will retain all other rights as a shareholder of HEP until these rights are cancelled or modified by consummation of the Merger. FAILURE TO COMPLY WITH THESE PROCEDURES WILL CAUSE THE SHAREHOLDER TO LOSE HIS DISSENTERS' RIGHTS TO PAYMENT FOR THE SHARES. CONSEQUENTLY, ANY HEP SHAREHOLDER WHO DESIRES TO EXERCISE HIS RIGHTS TO PAYMENT FOR HIS SHARES IS URGED TO CONSULT HIS LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS. North Carolina law provides that a shareholder of HEP may not challenge the Merger unless it is unlawful or fraudulent with respect to such shareholder or HEP.

     As soon as the Merger is consummated, Omega, as the surviving corporation of the Merger (or HEP upon receipt of a Payment Demand prior to the Effective
Time) shall offer to pay to each dissenting HEP shareholder who has complied with the requirements of Section 55-13-23 of the NCBCA the amount that HEP estimates to be the fair value of the shares of HEP Common Stock held by such dissenting shareholders, plus accrued interest thereon to the date of payment, and shall pay this amount to each dissenting shareholder who agrees to accept it in full satisfaction of his demand. Section 55-13-25 of the NCBCA requires that each offer of payment by HEP be accompanied by (i) certain of HEP's financial statements, (ii) a statement of Omega's (or HEP if prior to the Effective Time) estimate of fair value of the HEP Common Stock and explanation of how the accrued interest was calculated, (iii) notification of rights to demand additional payment, and (iv) a copy of Sections 55-13-01 through 55-13-31 of the NCBCA.

     If the Merger is not consummated within 60 days after the date set in the Dissenters' Notice for demanding payment and depositing HEP Certificates, HEP shall return the deposited HEP Certificates relating to shares of HEP Common Stock. If, after returning deposited HEP Certificates, the Merger is consummated, HEP must send a new Dissenters' Notice and repeat the payment demand procedure.

     If a dissenting shareholder believes that the amount offered to be paid by Omega (or HEP if prior to the Effective Time) is less than the fair value of his shares of HEP Common Stock, or that the interest due is calculated incorrectly, or if Omega (or HEP if prior to the Effective Time) fails to make payment to a shareholder who accepts its payment offer within 30 days of such dissenter's acceptance (or, if the Merger has not been consummated, and Omega (or HEP if prior to the Effective Time) does not return the deposited HEP Certificates within 60 days after the date set in the Dissenters' Notice for receipt of the Payment Demand), then a dissenting shareholder of HEP, may within 30 days after
(i) Omega (or HEP if prior to the Effective Time) offered payment for the shares or failed to make timely payment for the shares or (ii) Omega (or HEP if prior to the Effective Time) failed to return deposited HEP Certificates, either (a) notify HEP in writing of his own estimate of the fair value of such shares (including interest due) and demand payment of such estimate from Omega (or HEP if prior to the Effective Time) (the "Counter Offer") or (b) reject the Seller's offer of payment under Section 55-13-25 of the NCBCA and demand payment of the fair value of his shares and interest due thereon. FAILURE TO NOTIFY OMEGA (OR HEP IF PRIOR TO THE EFFECTIVE TIME) IN WRITING OF ANY DEMAND FOR ADDITIONAL PAYMENT WITHIN 30 DAYS AFTER OMEGA (OR HEP IF PRIOR TO THE EFFECTIVE TIME) OFFERED PAYMENT FOR SUCH SHARES OR FAILED TO PERFORM TIMELY WILL CONSTITUTE A WAIVER OF THE RIGHT TO DEMAND PAYMENT FROM OMEGA (OR HEP IF PRIOR TO THE EFFECTIVE TIME).

     If HEP and a dissenting shareholder cannot agree on a fair price within 60 days after the date of the dissenting shareholder's Counter Offer to Omega (or HEP if prior to the Effective Time), the NCBCA provides that the dissenting shareholder may institute a judicial proceeding against the applicable corporation in a North Carolina court of appropriate jurisdiction (the "Court") to determine (i) the fair value of the shares and (ii) the accrued interest thereon. Upon service upon it of the petition instituting such judicial proceedings, Omega (or HEP if prior to the Effective Time) must pay to the dissenting shareholder the amount offered by Omega (or HEP if prior to the Effective Time) as the fair value of the dissenting shareholder's shares, plus interest accrued to the date of payment. There is no right to a trial by jury in such proceeding. In the proceeding, the Court may, in its discretion, appoint one or more appraisers to receive evidence and recommend to the Court a decision on the question of fair value. The Court is required to issue a judgment for the amount, if any, by which the fair value of the shares, as determined by the Court, plus interest, exceeds the amount paid by Omega (or HEP if prior to the Effective Time) to the dissenting shareholder upon service of the petition. The "fair value" of the HEP Common Stock could be more than, the same as, or less than that produced by the Exchange Ratio. At the conclusion of the proceeding, the Court will assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of appraisers and may assess the fees and expenses of counsel and experts) in amounts the Court finds equitable:
(i) against Omega and in favor of all dissenting shareholders of HEP if the Court finds Omega (or HEP if prior to the Effective Time) did not substantially comply with the requirements of Sections 55-13-20 through 55-13-28 of the NCBCA, or (ii) against either the corporation or any dissenting shareholder of HEP, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Sections 55-13-01 through 55-13-31 of the NCBCA.

     If a dissenting shareholder of HEP, after making a Payment Demand, does not institute a judicial proceeding against Omega (or HEP if prior to the Effective
Time) within the aforesaid 60 day period, he shall have an additional 30 days to either (i) accept in writing the payment offer of Omega (or HEP if prior to the Effective Time) upon receipt of which Omega (or HEP if prior to the Effective
Time) shall pay such amount to the dissenting shareholder in full satisfaction of his Payment Demand, or (ii) withdraw his Payment

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

Demand and resume the status of a nondissenting shareholder. If the dissenting shareholder takes no action during this 30 day period, he will be deemed to have withdrawn his Payment Demand and his dissent.

     Following the Effective Time, any notices to be given to, or any actions to be taken by, HEP shall be given to or taken by Omega as the surviving corporation of the Merger.

     For discussion of certain tax consequences in connection with the perfection of dissenters' rights, see "Certain Federal Income Tax
Considerations."

     Holders of Omega Common Stock will not be entitled to dissenters' rights under Maryland law in connection with the Merger.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Following the Effective Time, the business and operations of Omega will continue to be managed under the direction of the current Omega Board, consisting of Messrs. Robert L. Parker, Chairman of the Board, Essel W. Bailey, Jr., James C. Cowles, James E. Eden, Thomas F. Franke, Harold J. Kloosterman and Bernard J. Korman. Messrs. Robert L. Parker, Chairman of the Board, Essel W. Bailey, President, Chief Executive Officer and Secretary, and each of Omega's current executive officers are expected to continue in office following the Effective Time, with the exception of Neill R. Schmeichel, who is expected to retire from his position as Vice-President and Chief Financial Officer and be replaced by a newly hired individual. Mr. Schmeichel will continue as a Senior Consultant to Omega.

     Omega does not currently anticipate any material changes in its investment strategies or policies or dividend policy in connection with the Merger. Omega's current quarterly dividend rate has been $.54 ($2.16 on an annual basis) per share of Omega Common Stock since the third quarter of 1993. The declaration of dividends is in the discretion of the Omega Board and depends on Omega's distributable funds, financial requirements, tax considerations and other factors which may be affected by the Merger. See "Information Concerning Omega" and "Comparative Per Share Prices and Dividends of Omega Common Stock and HEP Common Stock."

     Neither Omega nor HEP has any present plans for dispositions of material assets.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS

     Prior to the Effective Time of the Merger, Omega and HEP will receive opinions from their respective counsel, Argue Pearson Harbison & Myers ("Omega Counsel"), as to matters affecting Omega or its shareholders, and Stroock & Stroock & Lavan ("HEP Special Counsel"), as to matters affecting HEP or its shareholders, substantially to the effect that the federal income tax consequences of the Merger will be as follows:

          1. The Merger will qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code");

          2. No gain or loss will be recognized by either Omega or HEP as a result of the consummation of the Merger;

          3. No gain or loss will be recognized by a holder of HEP Common Stock upon the exchange of shares of HEP Common Stock for shares of Omega Common Stock pursuant to the Merger, except that gain or loss will be recognized by a holder of HEP Common Stock on receipt of cash in lieu of a fractional share interest in Omega Common Stock;

          4. The aggregate adjusted tax basis of the Omega Common Stock received by a holder of HEP Common Stock pursuant to the Merger will be the same as the aggregate adjusted tax basis of the shares of HEP Common Stock surrendered in exchange therefor, decreased by the adjusted tax basis of the shares of HEP Common Stock allocable to any fractional share interest in Omega Common Stock for which cash is received;

          5. The holding period of the Omega Common Stock received by a holder of HEP Common Stock as a result of the Merger will include the holding period of the shares of HEP Common Stock surrendered in exchange therefor, provided that such HEP Common Stock is held as a capital asset at the Effective Time;

          6. A holder of HEP Common Stock who receives cash in lieu of a fractional interest in Omega Common Stock will be treated as if the fractional share were distributed as part of the exchange and then as having received a cash distribution in redemption of such fractional share, resulting in gain or loss (or in certain circumstances, ordinary income) upon receipt of such cash taxed as provided in Section 302 of the Code; and

          7. A holder of HEP Common Stock who perfects his dissenters' rights under the laws of North Carolina and who receives payment for the "fair value" of his shares of HEP Common Stock will be treated as having received the payment in redemption of the shares, and the redemption will be subject to the conditions and limitations of Section 302 of the Code.

     Such opinions will be based on various assumptions and will be conditioned in part upon certain representations of the managements of Omega and HEP as to certain facts and circumstances regarding the Merger to the effect that:

          (i) The management of HEP has no knowledge of any plan or intention by HEP shareholders to sell, exchange or otherwise dispose of a number of shares of HEP Common Stock held prior to the Merger or Omega Common Stock received in the Merger which would cause the HEP shareholders to own Omega Common Stock having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding HEP Common Stock as of such date (including for purposes of this calculation HEP Common Stock surrendered by dissenters, or exchanged for cash in lieu of fractional shares);

          (ii) Omega has no plan or intention to reacquire any of its stock issued in the transaction;

          (iii) Omega has no plan or intention to sell or otherwise dispose of any of the assets of HEP acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code;

          (iv) Following the Merger, Omega will continue the historic business of HEP or will use a significant portion of HEP's historic business assets in a business;

          (v) The assumption by Omega of the liabilities of HEP pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of HEP to Omega pursuant to the Merger;

          (vi) Any liabilities of HEP to be assumed by Omega (or liabilities to which the transferred assets of HEP are taken subject to) will be liabilities incurred by HEP in the ordinary course of business;

          (vii) There is no intercorporate indebtedness existing between Omega and HEP that was issued, acquired, or will be settled at a discount;

          (viii) On the date of the Merger, the fair market value of the assets of HEP will exceed the sum of its liabilities (including any liabilities to which its assets are subject);

          (ix) The payment of cash in lieu of fractional shares of HEP Common Stock will be made for the purpose of saving Omega the expense and inconvenience of issuing fractional shares; and

          (x) None of the compensation received by any shareholder-employee of HEP pursuant to any employment, consulting or similar arrangement is consideration for, or allocable to, any of his shares of HEP Common Stock. None of the shares of Omega Common Stock received by any shareholder-employee of HEP pursuant to the Merger are or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement.

     THE FOREGOING IS A SUMMARY DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY HOLDER OF SHARES OF HEP COMMON STOCK. EACH HOLDER OF SHARES OF HEP COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES.

TAXATION OF OMEGA AFTER THE MERGER

     The following summary of material Federal income tax considerations is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, financial institutions or broker-dealers, tax-exempt organizations, foreign corporations and persons who are not citizens or residents of the United States, except to the extent discussed under the heading "-- Tax-Exempt Shareholders" and "-- Taxation of Non-U.S. Shareholders") subject to special treatment under the federal income tax laws.

     EACH INVESTOR IS ADVISED TO CONSULT HIS OWN TAX ADVISOR, REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

     The sections of the Code governing REITs are highly technical and complex. The following sets forth the material aspects of the sections that govern the Federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

     General. Both Omega and HEP have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. Omega elected to be taxed as a REIT commencing with its taxable year ended December 31, 1992, and HEP elected to be taxed as a REIT commencing with its taxable year ended December 31, 1988. Omega believes that commencing with its taxable year ended December 31, 1992, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code. As a condition to the Merger, Omega Counsel will render an opinion at the Effective Time to the effect that Omega is and at all times during its existence has been organized and has operated in a manner that qualifies it as a REIT under the Code and the rules and regulations thereunder and that the Merger will not jeopardize the status of Omega as a REIT under the Code and the rules and regulations thereunder. This opinion will be based on various assumptions and is conditioned upon certain representations made by Omega relating to the nature of Omega's income, the character of Omega's assets, compliance with certain procedural requirements and as to factual matters. In addition, this opinion is based upon certain factual representations of Omega concerning its business and properties as set forth in this Prospectus and the business and properties of HEP set forth in this Joint Proxy Statement and Prospectus. After the Merger, Omega intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified.

     HEP believes that commencing with its taxable year ended December 31, 1988, it has been organized and has operated in such manner as to qualify for taxation as a REIT under the Code. As a condition to the Merger, HEP Special Counsel will render an opinion at the Effective Time to the effect that HEP has qualified as a REIT for all taxable years beginning with its taxable year ended December 31, 1988 through the Effective Time, and that HEP qualifies as a REIT under the Code for its taxable year which ends on the date the Merger is consummated. This opinion will be based on various assumptions and is conditioned upon certain representations made by HEP and its representatives relating to the nature of HEP's income, the character of HEP's assets, compliance with certain procedural requirements and as to certain factual matters. Opinions of counsel are not binding on the IRS and if it were subsequently determined that HEP had failed to qualify as a REIT at the time of the Merger, additional federal income tax liability relating to pre-Merger years may arise and the Built-In-Gain Asset rules, discussed below, may apply to the HEP assets acquired by Omega as a result of the Merger.

     Qualification and taxation of Omega as a REIT after the Merger depends upon Omega's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code discussed below. Accordingly, no assurance can be given that the actual results of Omega's operations for any particular taxable year after the Merger will satisfy such requirements. Moreover, such requirements may be changed, perhaps retroactively, by legislative or administrative actions at any time. See "-- Failure to Qualify as a REIT." In the opinion of Omega Counsel, which is based in part on the assumption that HEP has been taxable as a REIT for its year ended December 31, 1988 and every year thereafter through the date of the Merger, the Merger will not affect Omega's status as a REIT.

     Assuming Omega qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, Omega will be subject to Federal income tax as follows: First, Omega will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, Omega may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Omega has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Omega has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if Omega should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which Omega fails the 75% or 95% test multiplied by (b) a fraction intended to reflect Omega's profitability. Sixth, if Omega should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, Omega would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to any asset (a "Built-In Gain Asset") acquired by Omega from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the Built-In Gain Asset in the hands of Omega is determined by reference to the basis of the asset in the hands of the C corporation, if Omega recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by Omega, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) Omega's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate tax pursuant to Internal Revenue Service ("IRS") guidelines which have not yet been promulgated as regulations. The results described above with respect to the recognition of Built-In Gain assume that Omega will make an election pursuant to IRS Notice 88-19. A "Built-In Gain Asset" for these purposes likely includes an asset of HEP acquired by HEP in the manner described above.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the

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

outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to included certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its annual distributions to shareholders. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months.

     Omega's Articles of Incorporation will continue to provide for restrictions regarding ownership and transfer of shares, which restrictions are intended to assist Omega in continuing to satisfy the share ownership requirements described in (5) and (6) above. Such ownership and transfer restrictions are described under the heading "Description of Omega Capital Stock -- Common Stock -- Redemption and Business Combination Provisions."

     Income Tests. In order to maintain qualification as a REIT, Omega annually must satisfy three gross income requirements. First, at least 75% of Omega's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of Omega's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of Omega's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received by Omega will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Omega does not and after the Merger will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, (iii) derive a material amount of rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or
(iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom Omega derives no revenue.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Omega does not and will not receive interest income that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above).

     If Omega fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if Omega's failure to meet such tests was due to reasonable cause and not due to willful neglect, Omega attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Omega would be entitled to the benefit of these relief provisions. As discussed above even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     Asset Tests. Omega, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Omega's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which Omega owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of Omega), cash, cash items and government securities. Second, not more than 25% of Omega's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Omega may not exceed 5% of the value of Omega's total assets and Omega may not own more than 10% of any one issuer's outstanding voting securities. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. Omega intends to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance.

     Treatment of the Mortgages. Subject to the discussion below, Omega believes that each of Omega's Convertible Participating Mortgages and its Participating Mortgages (collectively, the "Mortgages") qualify as real estate assets for purposes of the 75% asset test described above, and the interest income therefrom will be considered as interest derived from obligations secured by mortgages on real property for purposes of the income tests described above. Omega and HEP believe that HEP's existing loans, as well as loans resulting from its commitment to lend $2,890,000 to Complete Care (collectively the "Loans") (see "Information Concerning HEP -- Recent Developments") will constitute real estate assets for purposes of Omega's satisfying the 75% asset test after the Merger and that the interest therefrom will constitute interest derived from obligations secured by mortgages on real property.

     For purposes of the 75% income test, if a loan is secured by both real property and other property, the interest income may have to be apportioned between those categories. If, however, the "loan value" (as defined in the Treasury Regulations) of the real property equals or exceeds the amount of the loan, then all of the interest income from such loan is apportioned to the real property. Based upon appraisals, a small portion of the interest income from some of the Mortgages may be attributable to personal property, and therefore may not qualify as interest income derived from obligations secured by Mortgages on real property for purposes of the 75% income test. Omega believes that this interest income will not cause Omega to fail the REIT gross income tests described above. It is not clear if apportionment of a loan is required for purposes of the asset test, or how such apportionment should be accomplished. In the absence of guidance, Omega believes that the asset apportionment should be accomplished in the same manner as under the 75% income test. Omega believes that apportionment in this manner will not adversely affect Omega's ability to satisfy the 75% asset test.

     Omega believes that each of the Mortgages and Loans constitute debt, rather than equity, for federal income tax purposes. If the IRS were to successfully assert that one or more of the Mortgages or Loans constituted a lease or other equity ownership interest in property or an equity interest in the borrower, it is possible that Omega would fail one or more of the asset or income tests described above and, as a result, could fail to qualify as a REIT.
See "--Failure to Qualify as a REIT." In such a case, even if Omega retained its qualification as a REIT, the repayment of the loan by the borrower could cause Omega to recognize taxable income, which taxable income would be required to be distributed to shareholders or would be subject to tax.

     Annual Distribution Requirements. In order to qualify as a REIT, Omega is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of

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

(i) 95% of Omega's "REIT taxable income" (computed without regard to the dividends paid deduction and Omega's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Omega timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. In addition, such distributions are required to be made pro rata, with no preference to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared with another class except to the extent that such class is entitled to such a preference ("preferential dividend"). To the extent that Omega does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if Omega should fail to distribute for each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, plus (iii) any undistributed taxable income from prior periods, Omega will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Omega intends to make timely distributions sufficient to satisfy these annual distribution requirements.

     If the foregoing dividend requirements are not met in any taxable year, Omega can elect, under certain circumstances, to pay a "deficiency dividend" in order to satisfy the REIT distribution requirements and maintain its tax status as a REIT. In such a case, Omega could be required to pay interest (at the statutorily prescribed rate which is presently 8%) based on the length of time that had elapsed before such deficiency dividend was paid, and possibly a 4% excise tax per annum to the IRS based on the amount of the deficiency dividend. Any such deficiency dividend would be paid to shareholders of Omega as of the record date for such dividend. In 1992, Bear Stearns and the founders of Omega entered into an agreement with Omega subordinating the receipt of dividends with respect to their shares of Omega Common Stock for a period extending through June 30, 1994. Under Treasury Regulations, the subordination could be interpreted as causing a preferential dividend to be paid by Omega to the public shareholders in those years causing Omega to fail to satisfy the distribution requirements. Although there is no definitive authority, Omega's tax counsel and Omega believe under analogous authority that any such interpretation is incorrect. However, in any event, Omega could utilize the "deficiency dividend" procedure discussed above and pay a deficiency dividend of approximately $1,450,000 with respect to 1992 and an additional deficiency dividend of approximately $8,750,000 with respect to 1993 (as well as paying the 4% excise tax plus required interest thereon). The dividend would be fully taxable to the Omega shareholders. Although Omega and Omega Counsel believe that no such additional dividend will be required, Omega does have sufficient liquidity to pay such dividend, interest and additional amounts.

     It is possible that Omega, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements described above due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of Omega. In the event that such timing differences occur, in order to meet the distribution requirements, Omega may find it necessary to arrange for short-term, or possibly long-term, borrowing or to pay dividends in the form of taxable stock dividends.

     The availability to Omega of, among other things, depreciation deductions with respect to its owned facilities depends upon the treatment of Omega as the owner of such facilities for federal income tax purposes, and the classification of the leases with respect to such facilities as "true leases" rather than financing arrangements for federal income tax purposes. The questions of whether a taxpayer is the owner of such facilities and whether the leases are true leases for federal tax purposes are essentially factual matters. Omega, and Omega Counsel believe that Omega will be treated as the owner of each of the facilities that it leases immediately after the Merger, and that such leases will be treated as true leases for federal income tax purposes.

FAILURE TO QUALIFY AS A REIT

     If Omega fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Omega will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Omega fails to qualify will not be required and, if made, will not be deductible by Omega. In such event, to the extent of Omega's then current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Omega will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Omega would be entitled to such statutory relief.

OTHER ORGANIZATIONAL REQUIREMENTS

     In addition to the qualification requirements set forth above, Omega must meet certain procedural requirements. Among other things, a REIT is required to maintain records regarding the actual and constructive ownership of its shares and certain other information, and is required to demand statements from persons owning above a specified percentage of its outstanding shares regarding their stock ownership. Omega has maintained the records and demand statements as required by the Treasury Regulations, and will continue to do so.

     To monitor compliance with the stock ownership tests, Omega tracks transfers of its stock. Also, the stock of Omega is subject to certain automatic repurchase and transfer restrictions. See "Description of Omega Capital Stock -- Common Stock -- Redemption and Business Combination Provisions." However, there can be no assurance that the actual ownership of Omega's stock will satisfy these stock ownership tests.

TAXATION OF OMEGA SHAREHOLDERS

     U.S. Shareholders. As long as Omega qualifies as a REIT, distributions made to Omega's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Omega's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the shareholder. In addition, any dividend declared by Omega in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Omega and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by Omega during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of Omega.

     In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from Omega required to be treated by such shareholder as long-term capital gain.

     Backup Withholding. Omega will report to its U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide Omega with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, Omega may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to Omega.

     Additional issues may arise pertaining to information reporting and backup withholding with respect to non-U.S. Shareholders. See "-- Non-U.S. Shareholders." Non U.S. Shareholders should consult their tax advisors with respect to such information, reporting and backup withholding requirements.

     Tax-Exempt Shareholders. The IRS has ruled that amounts distributed as dividends by a qualified REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Revenue Rulings are interpretive in nature and are subject to revocation or modification by the IRS. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its Shares as "debt financed property" within the meaning of the Code and the shares are not otherwise used in a trade or business, the dividend income from Omega will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless such tax-exempt shareholder has held such shares as "debt financed property" within the meaning of the Code or has used the Shares in trade or business.

     Special rules apply to tax-exempt pension funds that own more than 10% (measured by value) of a "pension held REIT" at any time during a taxable year beginning after December 31, 1993. Such a pension fund must treat a certain percentage of all dividends received from the REIT during the year as unrelated business taxable income. The percentage is equal to the ratio of the REIT's gross income (less direct expenses related thereto) derived from the conduct of unrelated trades or businesses determined as if the REIT were a tax-exempt pension fund, to the REIT's gross income (less direct expenses related thereto) from all sources. The special rules will not apply to require a pension fund to recharacterize a portion of its dividends as unrelated business taxable income unless the percentage computed is at least 5%.

     A REIT will be treated as a "pension held REIT" if the REIT is predominantly held by tax-exempt pension funds and if the REIT would otherwise fail to satisfy the "five or fewer" ownership requirements discussed above, if the stock of the REIT held by such tax-exempt pension funds were not treated as held directly by their respective beneficiaries. A REIT is predominantly held by tax-exempt pension funds if at least one tax-exempt pension fund holds more than 25% (measured by value) of the REIT's stock, or if one or more tax-exempt pension funds (each of which owns more than 10% (measured by value) of the REIT's stock) own in the aggregate more than 50% (measured by value) of the REIT's stock.

     Non-U.S. Shareholders. The rules governing United States Federal income taxation of the ownership and disposition of stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Shareholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States Federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Shareholder in light of its particular circumstances. In addition this discussion is based on current law, which is subject to change, and assumes that Omega qualifies for taxation as a REIT. Non-U.S. Shareholders of HEP should consult with their own tax advisors to determine the impact of Federal, state, local and foreign income tax laws with regard to an investment in stocks, including any reporting requirements.

     Distributions by Omega to a Non-U.S. Shareholder that are neither attributable to gain from sales or exchanges by Omega of United States real property interests nor designated by Omega as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of Omega. Such distributions ordinarily will be subject to withholding of United States Federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Shareholder of a United States trade or business. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as domestic shareholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a Non-U.S. Shareholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Distributions in excess of current or accumulated earnings and profits of Omega will not be taxable to a Non-U.S. Shareholder to extent that they do not exceed the adjusted basis of the shareholders's stocks, but rather will reduce the adjusted basis of such stocks. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's stocks, they will give rise to gain from the sale or exchange of his stocks, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the distribution will generally be treated as a dividend for withholding purposes. However, amounts thus withheld are generally refundable if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of Omega.

     Distributions to a Non-U.S. Shareholder that are designated by Omega at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States Federal income taxation, unless (i) investment in the stocks is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as domestic shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     Distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by Omega of United States real property interests will cause the Non-U.S. Shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Shareholders would thus generally be taxed at the same rates applicable to domestic shareholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Shareholder that is a corporation, as discussed above. Omega is required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Shareholder's United States Federal income tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale or other disposition of stock generally will not be subject to United States Federal income tax, unless (i) Omega is not a "domestically controlled REIT," or (ii) investment in the stock is effectively connected with the Non-U.S. Shareholder's United States trade or business or (iii) in the case of a Non-U.S. Shareholder who is a nonresident alien individual, the individual is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. A domestically controlled REIT is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that Omega will be a domestically controlled REIT. In the circumstances described above in clauses (i) and (ii), the Non-U.S. Shareholders will generally be subject to the same treatment as domestic shareholders with respect to such gain (subject to a special alternative minimum tax in the case of nonresident alien individuals in the circumstances described above in clause
(i) and, in the case of foreign corporations, subject to the possible application of the 30% branch profits tax, as discussed above). In the circumstances described above in clause (iii), the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

     Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Shareholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, or (ii) capital gains dividends or (iii) distributions attributable to gain from the sale or exchange by Omega of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of stocks by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of stocks by a foreign office of a broker that (a) is a United States person, or
(b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States shareholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of sale of stocks is subject to both backup withholding and information reporting unless the shareholder certifies under penalties of perjury that the shareholder is a Non-U.S. Shareholder, or otherwise establishes an exemption. A Non-U.S. Shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

     The backup withholding and information reporting rules are under review by the United States Treasury, and their application to the stocks could be changed prospectively by future Treasury regulations.

OTHER TAX MATTERS

     Omega and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Omega and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, HEP shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Omega.

                          INFORMATION CONCERNING OMEGA

     Omega was incorporated in the State of Maryland on March 31, 1992. It is a self administered REIT which invests in income producing health care facilities, principally long-term health care facilities. As of June 30, 1994, Omega's total property portfolio consisted of 87 health care facilities. Omega owns and leases 36 long-term health care facilities, provides convertible participating mortgages on ten long-term health care facilities and provides participating mortgage financing on 38 long-term health care facilities. Omega also owns and leases three medical office buildings. The Omega Facilities are located in 14 states and operated by 11 unaffiliated operators. For a description of Omega's investments subsequent to June 30, 1994, see "-- Recent Developments."

     The investment objectives of Omega are to pay regular cash dividends to shareholders; to provide the opportunity for increased dividends from annual increases in rental and interest income, revenue participations and portfolio growth; to preserve and protect shareholders' capital; and to provide the opportunity to realize capital growth resulting from appreciation, if any, in the value of its investments. Omega intends to make and manage its investments (including the sale or disposition of property or other investments) in such a manner as to be consistent with the requirements of the Code (or regulations thereunder) to qualify as a REIT, unless, because of changes in circumstances or changes in the Code (or regulations thereunder), the Omega Board determines that it is no longer in the best interests of Omega to qualify as a REIT.

     The executive offices of Omega are located at 905 West Eisenhower Circle, Suite 110, Ann Arbor, Michigan 48103. Its telephone number is (313) 747-9790. Additional information concerning Omega is contained in Omega's Annual Report on Form 10-K for the year ended December 31, 1993 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1994 (as amended) and June 30, 1994, and its other public filings. See "Available Information" and "Incorporation by Reference."

RECENT DEVELOPMENTS

     On May 16, 1994, Omega entered into a merger agreement with Sterling Health Care Centers, Inc. (Ashland, KY) ("Sterling") pursuant to which Sterling will be merged into a subsidiary of Omega, contingent upon satisfaction of certain conditions, including the transfer of operations of the nursing homes to a new licensed operator. The Omega consideration for the merger, valued in the aggregate at $19,740,000, and the capital stock of Sterling were placed in escrow on July 11, 1994 and resulted in the acquisition of six nursing homes with 629 licensed beds. The Omega consideration consists of a combination of cash, Omega Common Stock, and assumption of indebtedness. Omega will also acquire four additional nursing home facilities with 340 licensed beds, presently in various stages of construction, for approximately $12,000,000 from an affiliate of Sterling. The nursing homes are located in the states of Kentucky, Ohio and West Virginia. The Sterling merger will be formally completed upon receipt of all necessary regulatory approvals. During the escrow period, Omega is receiving revenues on its investment at the approximate annual rate of 11%. At June 30, 1994 Omega had temporarily advanced $9,993,000 to retire Sterling debt owed to third parties. These advances were secured by mortgages on long-term care facilities. In August 1994, a letter of intent was executed with Evergreen Healthcare, Inc. ("Evergreen"), a NYSE-listed company (Symbol "EHI"), whereby Evergreen agreed, based on arms' length negotiations, to enter into operating leases for six of the Sterling properties with an option to lease and operate the other four properties upon completion of their construction or renovation. The terms of these operating leases are subject to the execution of definitive documentation. Two directors of Omega are also directors of Evergreen and directors of Omega own an aggregate of approximately 19% of the outstanding common stock of Evergreen.

     Including the Sterling merger, Omega's portfolio includes 93 health care facilities (excluding the four facilities to be acquired from an affiliate of Sterling), with 9807 licensed beds, located in 17 states and operated by 12 unaffiliated operators.

INVESTMENT STRATEGIES AND POLICIES

     In evaluating potential investments, Omega considers such factors as: (i) the quality and experience of management and the creditworthiness of the operator of the facility; (ii) the facility's historical, current and forecasted cash flow and the adequacy of the facility to meet operational needs, capital expenditures and lease or debt service obligations, while providing a competitive return on investment to Omega; (iii) the construction quality, condition and design of the facility; (iv) the geographic area and type of facility; (v) the tax, growth, regulatory and reimbursement environment of the community in which the facility is located; (vi) the occupancy and demand for similar health care facilities in the same or nearby communities; and (vii) the payor mix of private, Medicare and Medicaid patients.

     In making investments, Omega generally seeks established, creditworthy, "middle market" health care operators which meet Omega's standards for quality and experience of management. Although Omega has emphasized long-term care investments, it may diversify prudently into other types of health care investments. Omega actively seeks to diversify its investments in terms of geographic location, operators and facility types. A fundamental investment strategy of Omega is to obtain contractual rent escalations under long-term, non-cancelable "triple net" leases and revenue participations through participating mortgage loans, and to obtain substantial liquidity deposits. As of June 30, 1994, liquidity deposits and letters of credit from lessees and participating mortgagors totalled approximately $13,870,000, and represented approximately six months of rental and mortgage interest revenue. Additional security is typically provided by covenants regarding minimum working capital and net worth, liens on accounts receivable and other operating assets, and various provisions for cross default, cross collateralization and personal/corporate guarantees, when appropriate. Omega may also participate in mortgage loans through ownership of collateralized mortgage obligations or other securitization of mortgages.

     There are no limitations on the amount or percentage of Omega's total assets that may be invested in any one property. Additionally, no limits have been set by Omega on the concentration of investments in any one location, operator or facility type. One of Omega's credit agreements contains certain restrictions on the concentration of Omega's investments, none of which restrictions are considered material.

     Omega may determine to finance acquisitions through the exchange of properties or the issuance of shares of its capital stock to others, if such transactions otherwise satisfy Omega's investment criteria. Omega also has authority to repurchase or otherwise reacquire Omega Common Stock or any other securities and may determine to do so in the future.

     To the extent that Omega's Board of Directors determines to obtain additional capital, Omega may raise such capital through additional equity offerings, debt financings or retention of cash flow (subject to provisions of the Code concerning the taxability of undistributed income of "real estate investment trusts"), or a combination of these methods. See "-- Borrowing Policies" for further information concerning Omega's policies regarding debt financing and "Description of Omega Capital Stock -- Shelf Registration." Under Omega's Bylaws, Omega is prohibited from underwriting the securities of other issuers. Omega does not intend to invest in the securities of others for the purpose of exercising control except to the extent consistent with Omega's investment objectives. See "-- Restricted Investment Activities."

     The Bylaws of Omega permit the Omega Board, without the approval of the shareholders, to alter Omega's investment policies if they determine in the future that such a change is in the best interests of Omega and its shareholders. The methods of implementing Omega's investment policies may vary as new investments and financing techniques are developed or otherwise employed.

BUSINESS AND PROPERTIES

     Omega prefers to invest in equity ownership of properties. Due to regulatory, tax or other considerations affecting Omega's customers, Omega sometimes pursues alternative investment structures that achieve comparable returns to equity investments. The three structures currently used by Omega are:

          Purchase/Leaseback. Omega's owned properties are leased under "triple net" leases for terms ranging from 10 to 17 years, plus renewal options. The leases generally provide for minimum annual rentals which are subject to annual increases based upon increases in the Consumer Price Index ("CPI") or increases in the revenues of the underlying properties, with certain maximum limits. Generally, the operator holds an option to repurchase at set dates at formula prices.

          Convertible Participating Mortgage. Convertible Participating Mortgages are secured by first mortgage liens on the underlying real estate and personal property of the mortgagor. Interest rates are usually subject to annual increases based upon increases in the CPI or increases in revenues of the underlying long-term care facilities, with certain maximum limits. Convertible Participating Mortgages afford Omega an option to convert its mortgage into direct ownership of the property, generally at a point six to nine years from inception; they are then subject to a leaseback to the operator for the balance of the original agreed term and original agreed participations in revenues or CPI adjustments. This provides the operator a mortgage under local Medicaid regulations and enables Omega to capture a portion of the potential appreciation in value of the real estate and the facilities. The operator has the right to buy out Omega's option at formula prices.

          Participating Mortgage. Omega's participating mortgages are also secured by first mortgage liens on the underlying real estate and personal property of the mortgagor. Interest rates are usually subject to annual increases based upon increases in the CPI or increases in revenues of the underlying long-term care facilities, with certain maximum limits.

     In the future, Omega may also seek other types of structures for its investments such as real estate mortgage investment conduits ("REMICs") or securitization type transactions meeting Omega's standards for yield and quality of credit. These investments will continue Omega's focus on long-term care facilities and investment objectives. See "--Investment Strategies and Policies."

     The following tables set forth certain information regarding Omega's real estate properties, their locations, Omega's investments, and the types of structures as of June 30, 1994:

                       INVESTMENTS BY STRUCTURE AND STATE
                                 JUNE 30, 1994

                                                                               INVESTMENTS AT COST(1)        ANNUALIZED
                                                                           -------------------------------   REVENUES(2)
                                               NUMBER OF     NUMBER OF     DOLLAR AMOUNT    PERCENTAGE OF    -----------
    INVESTMENT STRUCTURE          STATE        FACILITIES  LICENSED BEDS   --------------       TOTAL
- ----------------------------  --------------   ---------   -------------       (000)        --------------      (000)
Purchase/Leaseback
  Properties................  Arkansas             12          1,214          $ 37,888            13.7%        $ 4,550
                              Pennsylvania          3             --(3)         30,031            10.8           3,497
                              Indiana               9(4)         709            20,233             7.3           2,405
                              Alabama               4            521            11,639             4.2           1,398
                              Tennessee             3            347             9,542             3.4           1,146
                              Texas                 3            312             9,250             3.3           1,040
                              Missouri              1            300             9,000             3.3           1,026
                              Florida               1            300             8,150             2.9             972
                              North Carolina        2            311             6,750             2.4             793
                              Colorado              1             56               750              .3              88
                                                   --         ------       --------------       ------       -----------

                                                   39          4,070           143,233            51.6          16,915

Convertible Participating
  Mortgages.................  Texas                 8          1,007            14,760             5.3           1,686

                              Tennessee             2            288            11,000             4.0           1,293

                                                   --         ------       --------------       ------       -----------

Combined Purchase/Leaseback
  Properties and Convertible
  Participating Mortgages...                       49          5,365           168,993            60.9          19,894

                                                   --         ------       --------------       ------       -----------
                                                   17
Participating Mortgages.....  Michigan             11          2,469            58,800            21.2           7,338
                              Maine                 3            619            24,386             8.8           2,622
                              Florida               1            317             7,031             2.5             842
                              Massachusetts         1             33             2,114              .8             227
                              California            5             75               460              .2              62
                              Missouri                           300             5,600             2.0             641
                                                   --         ------       --------------       ------       -----------

                                                   38          3,813            98,391            35.5          11,732

                                                   --         ------       --------------       ------       -----------

                                                   87          9,178           267,384            96.4%         31,626

Advance Funding
  Mortgages.................                       --             --             9,993(5)          3.6           1,099

                                                   --         ------       --------------       ------       -----------

      Total.................                       87          9,178          $277,377           100.0%        $32,725

                                               ==========  ============    ==============   =============    ===========


- -------------------------
(1) Represents investments as of June 30, 1994, before depreciation. See "-- Recent Developments."

(2) Annualized revenues are computed based on June 1994 rents and mortgage payments, including payments on participation interests. Such annualization does not necessarily represent the results of a full year of operation.

(3) Medical office buildings only.

(4) These investments are also secured by leasehold interests in four additional facilities in Indiana (408 beds).

(5) Includes $1,399,000 of construction advances. See " -- Recent Developments."

                       INVESTMENTS IN CHRONOLOGICAL ORDER
                                 JUNE 30, 1994

                                                                           INVESTMENTS
  DATE                                                                     AT COST(1)
 FUNDED            OPERATOR              FACILITY DETAILS        STATES       (000)         STRUCTURE
- ---------   ----------------------   -------------------------   ------    -----------    --------------
8/14/92     GranCare, Inc. .......   17 Nursing Homes              MI       $  58,800     Participating
                                     (2,469 Beds)                                         Mortgage
8/14/92     Advocat, Inc.
            (Diversicare
            Corporation
            of America, Inc.).....   19 Nursing Homes              AR          59,069     Purchase/
                                     (2,082 Beds) and              TN                     Leaseback
                                     59 Retirement Apartments      AL
                                     3 Nursing Homes               FL           7,031     Participating
                                     (317 Beds)                                           Mortgage
12/24/92    BritWill Healthcare
            Company...............   8 Nursing Homes               IN          18,070     Purchase/
                                     (634 Beds)                                           Leaseback
3/6/93      BritWill Healthcare
            Company...............   1 Nursing Home                IN           1,690     Purchase/
                                     (60 Beds)                                            Leaseback
4/1/93      BritWill Healthcare
            Company...............   2 Nursing Homes               TX           4,560     Convertible
                                     (240 Beds)                                           Participating
                                                                                          Mortgage
8/20/93     Woodbine Associates...   1 Nursing Home                MO           9,000     Purchase/
                                     (300 Beds) and 60                                    Leaseback
                                     Unit Retirement
                                     Complex
9/14/93     North Country
            Associates............   12 Nursing Homes              ME          26,500     Participating
                                     (652 Beds)                    MA                     Mortgage
10/21/93    Graduate Hospital.....   3 Medical Office              PA          30,031     Purchase/
                                     Buildings and related                                Leaseback
                                     Parking Garage
12/1/93     BritWill Healthcare
            Company...............   5 Nursing Homes               TX           7,600     Convertible
                                     (647 Beds)                                           Participating
                                                                                          Mortgage(2)
                                     3 Nursing Homes               TX           9,250     Purchase/
                                     (312 Beds)                                           Leaseback
1/6/94      Crestwood
            Properties............   1 Nursing Home                CA             460     Mortgage(3)
                                     (75 Beds)
1/12/94     BritWill Healthcare
            Company...............   1 Nursing Home                TX           2,600     Convertible
                                     (120 Beds)                                           Participating
                                                                                          Mortgage
2/18/94     Lakeland Healthcare
            Center, Inc. .........   1 Nursing Home                FL           8,150     Purchase/
                                     (300 Beds)                                           Leaseback

                                                                           INVESTMENTS
  DATE                                                                     AT COST(1)
 FUNDED            OPERATOR              FACILITY DETAILS        STATES       (000)         STRUCTURE
- ---------   ----------------------   -------------------------   ------    -----------    --------------
4/1/94      BritWill Healthcare
            Company...............   Nursing Home                  IN             473     Purchase/
                                     Construction                                         Leaseback
                                     (15 Beds)
6/30/94     Tiffany Care Centers,
            Inc. .................   5 Nursing Homes               MO           5,600     Mortgage(3)
                                     (300 Beds) and 30
                                     Assisted Living Beds
6/30/94     Liberty Healthcare,
            Limited Partnership...   2 Nursing Homes               TN          11,000     Convertible
                                     (288 Beds)                                           Participating
                                                                                          Mortgage
                                     2 Nursing Homes               NC           6,750     Purchase/
                                     (311 Beds)                                           Leaseback
6/30/94     Tutera Management
            Company...............   1 Nursing Home                CO             750     Purchase/
                                     (56 Beds)                                            Leaseback
                                                                           -----------
                                                                              267,384
5-6/94      Sterling Health Care
            Centers, Inc.(4) .....   Advance on Merger                          8,594     Advance
                                                                                          Funding
                                                                                          Mortgages
                                     Construction Advance                       1,399     Advance
                                                                                          Funding
                                                                                          Mortgages
                                                                           -----------
                                                                            $ 277,377
                                                                           ============

- -------------------------
(1) Represents investments as of June 30 1994, before depreciation. See "-- Recent Developments."

(2) Includes 3 leasehold mortgages.

(3) Fixed rate mortgages that represent a return equivalent to a participating mortgage.

(4) See " -- Recent Developments."

                             INVESTMENT BY OPERATOR
                                 JUNE 30, 1994
                                     ($000)

                                                         ANNUALIZED
                                                         REVENUES(1)         INVESTMENT AT COST(2)
                                                    ---------------------    ----------------------
                                                    DOLLAR     PERCENTAGE     DOLLAR     PERCENTAGE
                    OPERATOR                        AMOUNT      OF TOTAL      AMOUNT      OF TOTAL
- -------------------------------------------------   -------    ----------    --------    ----------
Advocat, Inc.....................................   $7,936         24.2%     $ 66,100        23.8%
GranCare, Inc. ..................................    7,338         22.4        58,800        21.2
BritWill Healthcare Company......................    5,131         15.7        44,243        16.0
Graduate Hospital................................    3,497         10.7        30,031        10.8
North Country Associates.........................    2,849          8.7        26,500         9.6
Woodbine Associates..............................    1,026          3.1         9,000         3.2
Crestwood Properties.............................       62           .2           460          .2
Lakeland Healthcare Center, Inc. ................      972          3.0         8,150         2.9
Liberty Healthcare, Limited Partnership..........    2,086          6.4        17,750         6.4
Tutera Management Company........................       88           .3           750          .3
Tiffany Care Centers, Inc. ......................      641          1.9         5,600         2.0
                                                    -------    ----------    --------    ----------
                                                    31,626         96.6%      267,384        96.4%
Sterling Health Care Centers, Inc.(3) ...........    1,099          3.4         9,993         3.6
                                                    -------    ----------    --------    ----------
     Totals......................................   $32,725       100.0%     $277,377       100.0%
                                                    =======    =========     ========    =========

- -------------------------
(1) Annualized revenues are computed based on June 1994 rents and mortgage payments, including payments on participation interests. Such annualization does not necessarily represent the results of a full year of operation.

(2) Represents investments as of June 30, 1994 before depreciation. See "-- Recent Developments."

(3) See " -- Recent Developments."

MORTGAGE INDEBTEDNESS

     As of June 30, 1994, $49,430,000 aggregate principal amount of Omega's 7.11% Senior Mortgage Collateralized Notes due July 15, 2000 (the "7.11% Notes") and $36,000,000 aggregate principal amount of Omega's 9.88% Senior Subordinated Mortgage Collateralized Accrual Notes due July 15, 2000 (the "9.88% Notes", and collectively with the 7.11% Notes, the "Senior Mortgage Notes") were outstanding. Interest on the 9.88% Notes accrues over the term thereof and is not payable until maturity. Interest and principal on the 7.11% Notes are payable quarterly and, for the first four years, principal payments approximately equal the deferred interest accruals on the 9.88% Notes. In subsequent years, principal payments will exceed these deferrals and it is anticipated that funds for the excess will be provided from working capital or proceeds from new capital. Prepayment of the Senior Mortgage Notes is permitted subject to a yield maintenance provision based on comparable treasury securities plus 50 basis points. The Omega Facilities encumbered by the Senior Mortgage Notes include facilities operated by Advocat, GranCare, Inc. ("GranCare") and two Texas facilities of Britwill Healthcare Company ("Britwill").

     Omega has a new acquisition line-of-credit agreement with a group of financial institutions totalling $60 million. There is currently no outstanding balance under this line-of-credit. Availability under this credit line is subject to Omega meeting certain conditions. The acquisition credit line is to be secured by assets of Omega, subject to a 50% advance rate, and will bear interest at the London Interbank Offered Rate ("LIBOR") plus 200 basis points or the prime rate, at the election of Omega.

DESCRIPTION OF LESSEES AND OPERATORS

     Set forth below is a description of Omega's lessees and operators as of June 30, 1994. See also "-- Recent Developments."

          Advocat, Inc. ("Advocat"), a publicly traded company, manages all of the properties previously leased to or mortgaged from Diversicare Corporation of America, Inc. by Omega. In a transaction which closed May 18, 1994, a wholly owned subsidiary of Advocat became the assignee of the Diversicare leases and the lessee of the three mortgaged properties. Advocat operates 71 facilities containing 6,118 licensed nursing beds and 1,988 retirement living units located in the southeastern United States and Canada.

          GranCare (Culver City, California) is a publicly traded company (GC:
     NYSE) and one of the significant operators of long-term care facilities in the United States. It operates 80 nursing homes containing 10,800 licensed beds in six states, of which Omega has financed 17 facilities. GranCare provides ancillary services and supplies to long-term skilled care facilities, primarily through its institutional pharmacy operators.

          BritWill (Dallas, Texas) operated 28 facilities with 2,928 licensed beds in Texas and Indiana of which Omega has provided financing for 20 facilities. Experienced management and evolving focus upon ancillary services and sub-acute care characterize this private company.

          North Country Associates (Lewiston, Maine) is a private firm which is the second largest operator of long-term care facilities in the state of Maine. Omega has provided financing for all 12 of its facilities, with 652 beds, 11 of which are in Maine and one of which is in Massachusetts.

          Graduate Hospital and Graduate Healthcare System (collectively "Graduate") are located in Philadelphia, Pennsylvania. Omega has purchased and leased back three medical office buildings and an adjacent parking garage on the hospital campus. Graduate's indebtedness is rated investment grade by national rating agencies. Graduate Health System and Independence Blue Cross of Philadelphia recently publicly announced their intent to merge Graduate and the for-profit operations of Independence Blue Cross into a new managed care subsidiary under Independence Blue Cross.

          Woodbine Associates (Rosemont, Illinois), is an affiliate of First Healthcare Associates, a second generation family firm and an operator of seven long-term care facilities containing approximately 1,800 beds in Illinois and Missouri.

          Crestwood Properties (Stockton, California), is a privately held company that owns and leases one facility in Sylmar, California.

          Lakeland Health Care Center, Inc. (Sarasota, Florida) is a privately held company that leases and operates one facility containing 300 beds in Lakeland, Florida.

          Liberty Healthcare, Limited Partnership (Atlanta, Georgia) ("Liberty") operates 18 long-term care facilities in North Carolina and Tennessee.

          Tutera Management Company (Kansas City, Missouri) operates 35 long-term care facilities in seven states.

          Tiffany Care Centers, Inc. (Mound City, Missouri) is a Missouri health care provider which operates 822 licensed beds and provides home health care services in the 13 communities which it serves.

BORROWING POLICIES

     Omega may incur additional indebtedness, and anticipates attaining and then maintaining a debt-to-equity ratio modestly in excess of 1 to 1. Omega's acquisition line-of-credit agreement currently provides that Omega's consolidated leverage ratio not exceed 1 to 1, except under certain circumstances for a single period not to exceed 180 days. Omega intends to review periodically its policy with respect to its debt-to-equity ratio and to adapt such policy as its management deems prudent in light of prevailing market conditions. It will be a strategy of Omega generally to match the maturity of its indebtedness with the maturity of its assets, and to employ long term, fixed rate debt to the extent practicable.

     Omega will use the proceeds of any additional indebtedness to make investments in additional health care facilities and for other corporate purposes. Omega may obtain either secured or unsecured indebtedness, which may be convertible into capital stock or accompanied by warrants to purchase capital stock. Where debt financing is present on terms deemed favorable, Omega may invest in properties subject to existing loans, secured by mortgages, deeds of trust or similar liens on the properties.

     The Bylaws of Omega permit the Omega Board, without the approval of the shareholders, to alter Omega's borrowing policies if they determine in the future that such a change is in the best interests of Omega and its shareholders. The methods of implementing Omega's borrowing policies may vary as new financing techniques are developed or otherwise employed.

RESTRICTED INVESTMENT ACTIVITIES

     The Bylaws of Omega contain restrictions on certain investment activities, including the following:

          (i) investing in any junior mortgage loans unless by appraisal or other method, Omega's Board determines that (A) capital invested in any such loan is adequately secured on the basis of the borrower's equity in the property underlying such investment and the borrower's ability to repay the loan or (B) such loan is a financing device entered into by Omega to establish the priority of its capital investment over the capital invested by others investing with it in a real estate project;

          (ii) investing in commodities or commodity future contracts (other than interest rate futures, when used solely for hedging purposes);

          (iii) investing more than 1% of Omega's total assets in contracts for the sale of real estate unless such contracts are recordable in the chain of title;

          (iv) holding equity investments in unimproved, non-income producing real property, except such properties undergoing development or presently intended to be developed within one year, together with mortgage loans on such property (other than first mortgage development loans), aggregating more than 10% of Omega's assets;

          (v) engaging in trading (as compared with investment activities) or engaging in the underwriting of or distributing as agent the securities issued by others;

          (vi) making secured and unsecured borrowings which in the aggregate exceed 300% of the net assets of Omega;

          (vii) undertaking any activity that would disqualify Omega as a REIT under the Code as long as a REIT is accorded substantially the same treatment or benefits under the United States tax laws from time to time in effect as under Sections 856-860 of the Code at the date of adoption of Omega's Bylaws; and

          (viii) acquiring any real property unless the consideration paid for such real property is based on the fair market value of the property as determined by a majority of Omega's Board.

                           INFORMATION CONCERNING HEP

     HEP is a REIT which invests primarily in income-producing, long-term health care facilities. It owns 76 facilities comprised of 73 nursing homes and three personal care facilities which are operated by eight third party operators. The HEP Facilities are geographically diversified in seven states in the midwestern and southern regions of the United States, including Indiana, Illinois, North Carolina, Tennessee and Kentucky. Each HEP Property is a fully operational nursing home or personal care facility offering long-term care.

     The executive offices of HEP are located at 915 West Fourth Street, Winston-Salem, North Carolina 27101 and its telephone number is (910) 723-7580. Additional information concerning the HEP is contained in HEP's Annual Report on Form 10-K for the year ended December 31, 1993, its Quarterly Reports on Form 10-Q for the periods ended March 31, 1994 and June 30, 1994, and its other public filings. See "Available Information" and "Incorporation by Reference."

RECENT DEVELOPMENTS

     HEP recently entered into separate agreements with two of its lessees, Complete Care, Inc. ("Complete Care") and Liberty Healthcare Limited Partnership ("Liberty Healthcare"), with respect to loans for renovations at HEP's Tates Creek facility and High Country Healthcare facility. Pursuant to its agreement with Complete Care, HEP has agreed to loan up to $166,957 to Complete Care for renovations. During the renovation period, Complete Care will pay interest on the outstanding loan at a rate of 12.25%. Once the renovations are complete, base rent payments for the property will increase by approximately $20,400 per year. With respect to the High Country Health Care Center, HEP has agreed to advance $441,102 to Liberty Healthcare for renovations in exchange for an approximately $61,800 increase in annual base rent.

     HEP also recently committed to lend an aggregate of $2,890,000 to Complete Care under two separate loan commitments. The first loan in the amount of $1,510,000 will be secured by a first mortgage on Complete Care's Heartland of Elizabeth facility which is a 67 bed nursing home in Elizabeth, Kentucky. The second loan in the amount of $1,380,000 will be secured by a first mortgage on Complete Care's Heartland of Lexington facility which is a nursing home in Lexington, Kentucky. Both loans will accrue interest at a rate of 11.63% per annum and will have a term of 25 years. HEP will also receive additional interest to the extent that gross revenues exceed gross revenues for a defined base year in an amount equal to seven percent of such increase. While it is anticipated that the loans will close in the third quarter of 1994, HEP's commitments are subject to satisfactory documentation.

     HEP has recently obtained a three year line of credit for $5,000,000 from a bank. The line of credit has an annual interest rate of prime plus one-half percent and is secured by first liens on two HEP Facilities located in North Carolina. No funds have been drawn on the line of credit as of the date hereof.

     On June 27, 1994, 80,000 shares of HEP Common Stock were issued upon the conversion of $440,000 aggregate principal amount of the HEP Debentures.

PROPERTIES

     All of the HEP Facilities are leased to third parties for operation pursuant to triple-net leases which require the lessee to pay the operating expenses, taxes, repairs and maintenance and insurance. The leases also provide for payment by the lessee of a fixed amount of base rent per month, together with any additional rent.

     Additional rent may become payable at different times during the initial term of leases for 73 of the HEP Facilities and during the renewal terms of leases for three of the HEP Facilities. With respect to leases for 62 of the HEP Facilities, additional rent is generally tied to the Consumer Price Index and is based on a percentage (ranging from 5.5% to 7%) of the increases in gross revenues over a defined base year. While leases for another four properties provide that additional rent is determined in the aforementioned manner for revenues derived from private payors, additional rent from revenues derived from third party payors, such as Medicaid, is equal to 7% of the increase in third party payor revenues over such revenues for the prior year. Pursuant to leases for seven HEP Facilities, additional rent is determined by multiplying base rent by the Cost of Living Index, but such additional rent may not exceed three percent of total rent paid for the prior year.

With respect to leases for the remaining three properties, base rent increases six percent annually in lieu of additional rent.

     The HEP Facilities are operated by the following eight operators: subsidiaries of Beverly Enterprises Incorporated (collectively "Beverly"); subsidiaries of Alden Management Services, Inc. (collectively "Alden"); Res-Care; Liberty Healthcare and its affiliate Liberty Assisted Living Centers Limited (collectively, "Liberty"); Complete Care; Southeastern Personal Care Centers, Inc. ("Southeastern"); The Waverley Group, Inc. ("Waverley"); and Meadowbrook Manor of Wichita Limited Partnership ("Meadowbrook"). For the year ended December 31, 1993, HEP received a substantial amount of its rental income (base rent and additional rent) from Beverly (41.0%), Alden (24.2%), Res-Care (11.3%) and Liberty (10.1%).

     Each of the HEP Facilities is subject to a purchase option which has been granted by HEP to the lessee, except for the HEP Facilities leased by Alden and Southeastern and the James A. Johnson Nursing Center leased by Liberty. The purchase options are exercisable at any time, subject to certain notice procedures, except with respect to the HEP Facilities leased by Waverley and certain properties leased by Res-Care which are exercisable at the end of the initial lease term. Alden, Beverly and Waverley have rights of first refusal with respect to sales of HEP Facilities subject to their leases with HEP.

     All of the HEP Facilities are nursing homes, except for two HEP Facilities operated by Southeastern and one HEP Property operated by Liberty, which are personal care facilities. Unless otherwise indicated, the following table sets forth certain information relating to the HEP Facilities as of June 30, 1994:

                                                 NUMBER                                              REVENUES
                                      TOTAL        OF                                                  FROM
                                    NUMBER OF   LICENSED     AVERAGE      ANNUAL BASE   ADDITIONAL    PUBLIC
       OPERATOR           STATES    PROPERTIES    BEDS     OCCUPANCY(1)      RENT        RENT(2)     PAYORS(3)
- ----------------------- ----------  ---------   --------   ------------   -----------   ----------   --------
Alden(4)............... Illinois         4         870          92%       $ 3,180,185   $  252,679      96%
Beverly(5)............. Illinois,       48       2,016          78%         6,384,450    1,266,126      85%
                        Indiana
Complete Care(6)....... Kentucky         2         278          94%           984,000       --          92%
Liberty(7)............. Florida,         5         667          93%         2,225,478       --          80%
                        North
                        Carolina,
                        Tennessee
Meadowbrook(8)......... Kansas           1         173          65%           215,000       --          92%
Res-Care(9)............ Indiana,         8         596          92%         2,319,428       91,997      99%
                        Kentucky
Southeastern(10)....... North            2         192          68%           860,484       --          18%
                        Carolina
Waverley(11)........... Indiana          6         240          82%           770,270      140,225      83%
                                        --      ------                     ----------    ---------
  All Operators........                 76       5,032          84%       $16,939,295   $1,751,027      87%
                                    ========    ======                     ==========    =========

- -------------------------
 (1) Occupancy figures are weighted averages for the period from January 1, 1994 through June 30, 1994 and are based on information provided by the operators. Total average occupancy rate excludes the 40-bed Rainbow Haven facility, which is not in operation at this time. Beverly, the operator, continues to pay rent to HEP on such facility.

 (2) Additional rent is calculated as of December 31, 1993 and is paid to HEP by certain operators under the terms of their leases. No assurance can be given regarding the amount of additional rent, if any, to be received in the future.

 (3) Percent of facility revenues funded by public programs, such as Medicare and Medicaid, based on information provided by the operators.

 (4) Leases relating to three of the HEP Facilities leased by Alden expire October 31, 1996 and are subject to three five-year renewal options, none of which have been exercised. The lease relating to the remaining HEP Facility leased by Alden expires October 31, 2006 and is subject to six five-year renewal options, none of which has been exercised.

 (5) All leases with Beverly expire July 31, 1996 and have three five-year renewal options, none of which has been exercised.

 (6) All leases with Complete Care expire September 14, 2003 and do not have renewal options.

 (7) Leases relating to two of the HEP Facilities leased by Liberty expire June 30, 2003 and are subject to one three-year renewal option and four five-year renewal options. Two of the four five-year renewal options for each such facility have been exercised. The lease relating to a third HEP Facility leased by Liberty expires June 30, 1998 and is subject to one three-year renewal option and four five-year renewal options. One of the four five-year renewal options for such facility has been exercised. The lease relating to another HEP Facility leased by Liberty expires December 31, 2003 and is subject to four five-year options, none of which has been exercised. The remaining HEP Property leased by Liberty expires May 30, 2003 and is subject to two five-year options, none of which has been exercised.

 (8) The lease relating to the HEP Facility leased by Meadowbrook expires November 10, 2002 and is subject to two five-year renewal options, none of which has been exercised.

 (9) Leases relating to three of the HEP Facilities operated by Res-Care expire July 31, 1996 and are subject to three five-year renewal options, none of which has been exercised. The lease relating to the remaining HEP Facilities operated by Res-Care expires August 31, 1999 and is subject to one ten-year renewal option which has not been exercised.

(10) All of the leases with Southeastern expire February 28, 2003 and are subject to two five-year renewal options, none of which has been exercised.

(11) All of the leases with Waverley expire July 31, 1996 and are subject to three five-year renewal options, none of which has been exercised.

INDEBTEDNESS

     As of June 30, 1994, HEP had $26,262,776 aggregate principal amount of mortgage indebtedness outstanding. All of such mortgage debt is secured by first liens on certain of the HEP Facilities and is non-recourse to HEP. The following table sets forth information regarding HEP's mortgage indebtedness as of June 30, 1994:

PRINCIPAL AMOUNT    INTEREST RATE
  OUTSTANDING         PER ANNUM      MATURITY DATE             HEP PROPERTY SECURING INDEBTEDNESS
- ----------------    -------------    -------------    -----------------------------------------------------
   $4,783,107(1)         7.50%          10/01/2022    Wentworth Nursing Center
    4,123,059(1)         9.25%           2/28/2003    Catalina Gardens
    3,825,000(2)         9.75%          11/01/2016    Mountain View Nursing Home
    2,943,130(3)         8.25%           3/01/2034    Meadowbrook Terrace (Greensboro)
    2,581,186(4)        12.00%           1/01/2005    Warren Park Nursing Home, Winamac Nursing Home, Ken-
                                                      tland Nursing Home, Birchwood Manor, Columbia City
                                                      Nursing Home, Rainbow Haven, Mayflower Nursing Home,
                                                      Rochester Nursing Home, Highland Nursing Home, West
                                                      Haven Nursing Home, Peru Nursing Home, South Street
                                                      Health Care, Hammond Nursing Home, Huntington Nursing
                                                      Home, Northwood Nursing Home, Greentree Nursing Home,
                                                      Crystal Valley Nursing Home, Angola Nursing Home,
                                                      Fort Wayne ADL Center.(5)
    2,508,980(3)         8.25%           3/01/2034    Meadowbrook Terrace (Clemmons)
    2,197,527(1)         7.50%           6/01/2020    Heather Manor Nursing Center
    1,915,787(2)         8.25%           8/01/2017    Ora G. Morrow Nursing Center
    1,385,000(2)         9.50%           5/01/2014    Wariota Health Care Center

- -------------------------
(1) Prepayments may be made at any time without penalty.

(2) Prepayment penalties ranging from 1% to 3% of the outstanding principal amount apply. With respect to the mortgage secured by (i) Mountain View, no prepayment penalties apply after 11/1/94, (ii) Wariota Health Care Center, no prepayment penalties apply after 10/31/2002, and (iii) Ora G. Morrow Nursing Center, no prepayment penalties apply if less than 15% of the $2,166,900 original principal amount remains outstanding.

(3) No prepayment may be made until 4/28/2004. Thereafter, prepayments may be made at any time without penalty.

(4) Commencing September 1 in each fiscal year that the mortgage is outstanding, HEP may prepay up to $1,500,000 of the outstanding principal amount without penalty. Additional amounts may be prepaid but a prepayment penalty of 1% of the prepayment amount applies.

(5) Mortgage is cross-collateralized on the listed properties. HEP may, at its option, release six of the listed properties from the mortgage lien.

     HEP also has $900,000 aggregate principal amount outstanding under its 14% Senior Subordinated Convertible Redeemable Debentures Due 2000 (the "Debentures"). Interest payments are made semiannually and the Debentures are redeemable at par, except that through August 1, 1998 prepayment penalties apply. The Debentures are convertible into HEP Common Stock, initially at the conversion price of $5.50 per share, subject to adjustment.

INVESTMENT AND FINANCING POLICIES

     Investment Policies. HEP's policy is to acquire nursing homes and personal care facilities which it leases to third party operators primarily for generation of current income. See "--General." Its investment objectives are to (i) achieve cash flow available for distributions through investments in its facilities, (ii) increase cash flow by purchasing additional properties or by improving rental income through additional rent, and (iii) realize capital growth resulting from appreciation, if any, in the residual value of its facilities.

     There is no limit on the amount or percentage of assets which may be invested by HEP in any one property. However, a majority of HEP's Board, including a majority of its independent directors, must determine that the consideration to be paid for such property is not greater than its fair market value as determined by a qualified independent real estate appraiser selected by HEP's Board, including a majority of its independent directors. While properties owned by HEP are nursing homes or personal care facilities, HEP may invest in other health care facilities, although no such investments are contemplated prior to the Merger.

     There are no limitations on investments with respect to geographic location. In addition, HEP may expand and improve, lease or sell all or a portion of its properties when circumstances warrant. HEP may also participate with other entities in property ownership through joint ventures or other types of co-ownership; however, HEP is not a party to and does not intend to enter into any such participations prior to the Merger.

     Except as described below, HEP may, in its discretion, invest in mortgages and other real estate interests consistent with its qualification as a REIT. HEP has committed to lend an aggregate of $2,890,000 to Complete Care which will be secured by first mortgage loans on two of Complete Care's nursing homes. See "-- Recent Developments." These commitments will be HEP's only mortgage investments and HEP does not intend to invest in any other mortgages or real estate interests prior to the Merger. HEP may also invest in securities of other entities engaged in real estate activities or securities of other issuers, subject to the percentage of ownership limitations and gross income and asset tests necessary for REIT qualification. To date, HEP has not invested in such securities and does not intend to make such investments prior to the Merger.

     The Board of Directors of HEP may, with the consent of a majority of the independent directors, change HEP's investment policies without the approval of HEP's shareholders, if such change is determined by the Board to be in the best interests of the Company.

     Financing Policies. HEP may incur indebtedness for working capital purposes or to finance the acquisition of additional health care facilities. Although HEP may borrow to fund the payment of dividends, it has never done so. HEP's organizational documents limit the aggregate amount of indebtedness (secured and unsecured) that HEP may incur to 300% of its net assets, although HEP may exceed this limit if approved by a majority of HEP's directors, including a majority of its independent directors. HEP has not established any limit on the number or amount of mortgages that may be placed on any single property or on its portfolio as a whole. HEP currently has no intention or expectation that it will incur any additional indebtedness prior to the Merger.

     Restricted Investment Activities. The By-Laws of HEP contain restrictions on certain investment activities, including the following:

          (i) investing in junior mortgage loans, unless the independent directors of HEP's Board determine, by appraisal or otherwise, that (A) the capital to be invested by HEP is adequately secured on the basis of the borrower's equity in the property and the borrower's ability to repay the loan or (B) the loan is a financing vehicle created to establish the priority of HEP's capital investment in a project involving real property over the capital invested by others in the project;

          (ii) investing any assets in contracts for the purchase of real property, unless such contracts are recordable in the chain of title;

          (iii) investing equity in unimproved, non-income producing real property, except such properties undergoing development or presently intended to be developed within one year from the date of such investment, together with mortgage loans on such real property (other than first mortgage development loans) aggregating more than 10% of its assets;

          (iv) investing in commodities or commodity futures contracts (other than interest rate futures, when used solely for hedging purposes);

          (v) acquiring any real property unless the consideration paid for such real property is based on the value of such property as determined by a majority of HEP's directors;

          (vi) holding property primarily for sale to customers in the ordinary course of business;

          (vii) undertaking any activity that would disqualify HEP as a REIT under the Code; and

          (viii) investing in any REIT which holds investments or engages in activities which HEP is prohibited by its charter or By-Laws from engaging in.

COMPETITION

     Long term health care facilities supplement services provided by general hospitals. Patients and their families are more often involved in the selection of a particular nursing home facility than they are in the choice of a general hospital. Some significant competitive factors for placing patients in nursing homes include quality of care, reputation, location, physical appearance of facilities, services offered, family preferences, physician services and price. The HEP Facilities compete with other regional and local facilities for the support of the medical community, including physicians and hospitals, as well as the general public. The demand for nursing home care generally is high and the management of HEP currently does not consider competition to be a significant risk affecting the value of the HEP Facilities.

                   COMPARATIVE PER SHARE PRICES AND DIVIDENDS
                   OF OMEGA COMMON STOCK AND HEP COMMON STOCK

     Both Omega Common Stock and HEP Common Stock are traded on the NYSE. The following table sets forth, for the periods indicated, the high and low sales prices of Omega Common Stock and HEP Common Stock, as reported on the NYSE Composite Tape, and the quarterly dividends paid on each non-subordinated share of Omega Common Stock and each share of HEP Common Stock.

                                                              PER SHARE OF COMMON STOCK
                                               --------------------------------------------------------
                                                          OMEGA                          HEP
                                               ----------------------------    ------------------------
                                               HIGH    LOW     DIVIDENDS(1)    HIGH    LOW    DIVIDENDS
                                               ----    ----    ------------    ----    ---    ---------
1992:
     First Quarter..........................     --      --          --        $ 10   $8 7/8    $.23
     Second Quarter.........................     --      --          --        9 3/8   8 1/2     .235
     Third Quarter(2).......................   $ 21   $18 5/8      $.26        9 7/8   8 3/4     .24
     Fourth Quarter.........................     21    18 3/4       .50        9 3/4   7 7/8     .245
1993:
     First Quarter..........................   21 1/8  19 3/4       .50        10 1/8  8 1/4     .245
     Second Quarter.........................   22 5/8  20 1/2       .50        9 1/2   8 7/8     .245
     Third Quarter..........................   24 3/4  26 3/4       .54        9 7/8   8 7/8     .245
     Fourth Quarter.........................   25 1/2  24 1/8       .54        10 1/4  9         .245
1994:
     First Quarter..........................   26 1/2  22 3/8       .54        9 3/4   9 1/4     .245
     Second Quarter.........................   26      22 3/4       .54        9 7/8   9         .245
     Third Quarter (through August 22)......   25 3/4  24 1/2        --        9 3/4   9           --

- -------------------------
(1) Dividends on subordinated shares were as indicated except for the third and fourth quarters of 1992 and the third quarter of 1993 when no dividends were paid on subordinated shares, and for the first quarter of 1993 when $.20 per subordinated share was paid. See "Description of Omega Capital Stock -- Common Stock -- Restricted Securities."

(2) Omega Common Stock commenced trading on the NYSE on August 7, 1992 and the amounts shown represent the high and low sales prices of Omega Common Stock from August 7, 1992 through the end of the third quarter of 1992.

     Omega's quarterly dividend rate since and including the third quarter of 1993 has been $.54 per share ($2.16 per share on an annualized basis). The declaration of dividends is discretionary with the Board of Directors and depends upon Omega's distributable funds, financial requirements, tax considerations and other factors. In order to maintain its status as a REIT, Omega must meet certain annual distribution requirements. See "Certain Federal Income Tax Considerations." Decisions with respect to the distribution of capital gains are made on a case-by-case basis. For federal income tax purposes, Omega's distributions to shareholders may consist of ordinary income, capital gain income, return of capital, or a combination thereof. Omega annually provides its shareholders a statement as to its designation of the taxability of its dividends. No portion of either the 1992 or 1993 dividends constituted capital gain income or return of capital.

     On June 16, 1994 (the last trading day prior to the public announcement that Omega and HEP had entered into the Merger Agreement), the high and low sales prices of Omega Common Stock, as reported on the NYSE Composite Tape, were $25 1/4 and $25, respectively, and the high and low sales prices of HEP Common Stock, as reported on the NYSE Composite Tape, were $9 3/4 and $9 5/8, respectively. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

                       DESCRIPTION OF OMEGA CAPITAL STOCK

     The authorized capital stock of Omega currently consists of 50,000,000 shares of Omega Common Stock, par value $.10 per share, and 10,000,000 shares of Omega Preferred Stock, par value $1.00 per share ("Omega Preferred Stock"). As of June 3, 1994, Omega had 9,655,315 shares of its Common Stock outstanding. Omega Common Stock is listed on the NYSE. No shares of Omega Preferred Stock are outstanding.

COMMON STOCK

     Except for certain restricted securities (see "Restricted Securities"), all shares of Omega Common Stock participate equally in dividends payable to holders of Omega Common Stock when and as declared by the Omega Board and in net assets available for distribution to holders of Omega Common Stock on liquidation or dissolution, have one vote per share on all matters submitted to a vote of the shareholders, and do not have cumulative voting rights in the election of directors. All outstanding shares of Omega Common Stock are, and Omega Common Stock offered hereby will be upon issuance, validly issued, fully paid and nonassessable. Holders of Omega Common Stock do not have preference, conversion, exchange or preemptive rights. Omega Common Stock is listed on the New York Stock Exchange (NYSE symbol "OHI").

     Restricted Securities. In connection with the organization of Omega, an aggregate of 250,000 shares of common stock (the "Founders' Shares") were issued on March 31, 1992 for $250,000 in cash to Essel W. Bailey, Jr., Thomas Franke, Harold J. Kloosterman, Robert L. Parker, William G. Petty, Jr. and Neill R. Schmeichel, and/or to family members or entities beneficially owned by them (collectively the "Founding Shareholders"). The Founders' Shares became eligible for sale under Rule 144 promulgated under the Securities Act on March 31, 1994; however, the Founding Shareholders entered into an agreement in connection with the initial public offering of Omega's shares (the "Initial Offering"), restricting the sale of such shares until after August 7, 1994.

     In connection with the Initial Offering, Omega caused 86,500 shares of Omega Common Stock (the "Bear Stearns Shares") to be issued to Bear Stearns. Bear Stearns has entered into an agreement with Omega restricting the sale of the Bear Stearns Shares until August 7, 1994.

     In connection with the acquisition of certain contractual rights to provide secured loans in the aggregate amount of $26,500,000 and to purchase certain properties for an aggregate purchase price of $29,725,000, Omega issued 10,000 shares to MEDIQ Incorporated, and 2,500 shares to F. Scott Kellman (collectively, the "Contractual Rights Shares"). The owners of such shares have entered into an agreement with Omega restricting the sale of the Contractual Rights Shares until December 14, 1995.

     Holders of the Founders' Shares, the Bear Stearns Shares, and the Contractual Rights Shares agreed to subordinate dividends payable with respect to their respective shares through the quarter ended June 30, 1994, and to subordinate their rights to participate in proceeds from the liquidation or dissolution of Omega during that period.

     Redemption and Business Combination Provisions. If the Omega Board shall, at any time and in good faith, be of the opinion that direct or indirect ownership of at least 9.9% or more of the voting shares of capital stock has or may become concentrated in the hands of one beneficial owner, the Omega Board shall have the power (i) by lot or other means deemed equitable by it to call for the purchase from any shareholder of Omega a number of voting shares sufficient, in the opinion of the Omega Board, to maintain or bring the direct or indirect ownership of voting shares of capital stock of such beneficial owner to a level of no more than 9.9% of the outstanding voting shares of Omega's capital stock, and (ii) to refuse to transfer or issue voting shares of capital stock to any person whose acquisition of such voting shares would, in the opinion of the Omega Board, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of capital stock of Omega. Further, any transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding voting shares shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein. The purchase price for any voting shares of capital stock so redeemed shall be equal to the fair market value of the shares reflected in the closing sales prices for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of such acquisitions are sent by Omega, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by the Omega Board in accordance with the provisions of applicable law. From and after the date fixed for purchase by the Omega Board, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

     The Omega Articles of Incorporation require that, except in certain circumstances, Business Combinations (as defined in the Omega Articles of Incorporation) between Omega and a beneficial holder of 10% or more of Omega's outstanding voting stock (a "Related Person") be approved by the affirmative vote of at least 80% of the outstanding voting shares of Omega.

     A Business Combination is defined in the Omega Articles of Incorporation as
(a) any merger or consolidation of Omega with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" (as defined) of the assets of Omega (including without limitation any voting securities of a subsidiary) to a Related Person, (c) any merger or consolidation of a Related Person with or into Omega, (d) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to Omega, (e) the issuance of any securities (other than by way of pro rata distribution to all shareholders) of Omega to a Related Person, and (f) any agreement, contract or other arrangement providing for any of the transactions described in the definition of Business Combination. The term "Substantial Part" shall mean more than 10% of the book value of the total assets of Omega as of the end of its most recent fiscal year ending prior to the time the determination is being made.

     Pursuant to the Omega Articles of Incorporation, the Omega Board is classified into three classes. Each class of directors serves for a term of three years, with one class being elected each year. As of the date hereof, there are seven directors, two in each of two classes of directors, and three in one class.

     The foregoing provisions of the Omega Articles of Incorporation and certain other matters may not be amended without the affirmative vote of at least 80% of the outstanding voting shares of Omega.

     The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain shareholders might deem in their interests or in which they might receive a substantial premium. The Omega Board's authority to issue and establish the terms of currently authorized Omega Preferred Stock, without shareholder approval, may also have the effect of discouraging takeover attempts. See "-- Omega Preferred Stock." These provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulation of shares, deprive shareholders of opportunities to sell at a temporarily higher market price caused by accumulations of shares. However, the Omega Board believes that inclusion of the Business Combination provisions in the Omega Articles of Incorporation may help assure fair treatment of shareholders and preserve the assets of Omega.

     The foregoing summary of certain provisions of the Omega Articles of Incorporation does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and the Omega Articles of Incorporation, a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Joint Proxy Statement and Prospectus is a part.

     Transfer Agent and Registrar. First Interstate Bank of California, Los Angeles, California, is the transfer agent and registrar of Omega Common Stock.

OMEGA PREFERRED STOCK

     Under the Omega Articles of Incorporation, the Omega Board is authorized without further shareholder action to provide for the issuance of up to 10,000,000 shares of preferred stock of Omega, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock, and in articles supplementary filed with the state of Maryland, which resolutions and articles may be approved, at any time or from time to time prior to issuance, by the Omega Board.

     As of the date hereof, no Omega Preferred Stock is outstanding nor has the Omega Board designated any series of Omega Preferred Stock.

SHELF REGISTRATION

     Omega currently has a "shelf" registration statement in effect (the "Shelf Registration") pursuant to which it may offer to the public one or more of the following categories of its securities: (i) shares of Omega Common Stock; (ii) shares of Omega Preferred Stock, in one or more series; (iii) debt securities, in one or more series; (iv) warrants to purchase Omega Common Stock; (v) warrants to purchase debt securities; (v) warrants to purchase Omega Preferred Stock and (vii) any combination of the foregoing, either individually or as units consisting of one or more of the types of securities described in clauses
(i) through (vi). The terms of any specific offering of securities pursuant to the Shelf Registration, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering.

                        COMPARISON OF RIGHTS OF HOLDERS
                   OF HEP COMMON STOCK AND OMEGA COMMON STOCK

     The rights of holders of HEP Common Stock are governed by the laws of North Carolina, the state in which HEP is incorporated, and by the HEP Articles of Incorporation and Bylaws. The rights of holders of HEP Common Stock who receive Omega Common Stock in the Merger will be governed after the Effective Time by the laws of Maryland, the state in which Omega is incorporated, and by the Omega Articles of Incorporation and Bylaws.

     The rights of HEP shareholders differ in some respects from the rights they would have as shareholders of Omega. A summary of these differences is set forth below. The following summary does not purport to be a complete statement of the rights of holders of shares of Omega Common Stock under applicable Maryland law, the Omega Articles of Incorporation and Bylaws or a comprehensive comparison with the rights of the holders of shares of HEP Common Stock under applicable North Carolina law, the HEP Articles of Incorporation and HEP Bylaws, or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the Maryland General Corporation Law ("MGCL") and the governing corporate instruments of Omega, and to the NCBCA and the governing corporate instruments of HEP, to which holders of shares of HEP Common Stock are referred.

RESTRICTIONS ON TRANSFER AND REDEMPTION OF SHARES

     Both the Omega and HEP Articles of Incorporation contain provisions governing the number of shares that each of its shareholders may beneficially own. While these provisions are included in order to allow the corporations to more effectively maintain their status as REITs under the Code, they may also have the effect of making an attempted takeover of the corporations more difficult for an acquiror. The Omega Articles of Incorporation provide that if at any time the Omega Board in good faith believes that direct or indirect ownership of at least 9.9% of the voting shares of Omega may become concentrated in the hands of one beneficial owner, then the Omega Board may require any shareholder of Omega to redeem that number of shares necessary in order to ensure that the beneficial owner owns no more than 9.9% of the outstanding voting stock of Omega. The Omega Board may also refuse to transfer or issue voting shares of stock of Omega to any person if the transfer would, in the opinion of the Omega Board, result in that person's owning more than 9.9% of the outstanding voting stock of Omega. The HEP Articles of Incorporation limit the number of shares that any shareholder may own to 9.8%. The shareholders of HEP are obligated to disclose to the HEP Board such information on ownership as is necessary for the HEP Board to comply with the provisions of the Code with respect to maintaining HEP's status as a REIT. If a shareholder desires to transfer shares and the HEP Board believes that such transfer may jeopardize the status of HEP as a REIT, then the HEP Board may cause HEP to not transfer such shares. All transfers resulting in beneficial ownership in excess of 9.8% of HEP are not valid with respect to the number of shares in excess of 9.8%. Holders of excess shares are permitted to transfer the excess shares to holders whose beneficial ownership of shares will not be in excess of 9.8%.

VOTE REQUIRED FOR MERGERS

     The NCBCA requires that in order to approve a plan of merger, the board of directors must first adopt a plan of merger and must then recommend the plan of merger to the shareholders. The shareholders must then approve the plan by the affirmative vote of a majority of shares entitled to vote thereon unless a higher threshold is specified in the company's articles of incorporation or bylaws. The HEP Articles of Incorporation do not require a higher threshold.

     The MGCL provides that in order to effectuate a merger, the board of directors must adopt a resolution declaring that the merger is advisable and directing that the proposed transaction be submitted to the shareholders for approval. With certain exceptions, the affirmative vote of two-thirds of the shareholders entitled to vote on a merger, consolidation or share exchange is necessary in order to effectuate the transaction. The MGCL, however, permits a Maryland corporation's articles of incorporation to contain a provision specifying a lesser proportion of required votes than that specified in the MGCL. The Omega Articles of Incorporation contain a provision lowering the two-thirds requirement specified in the MGCL to the affirmative vote of a majority of the outstanding shares entitled to vote on the matter in order to approve a merger, consolidation or share exchange.

BUSINESS COMBINATIONS

     Both the NCBCA and the MGCL contain control share acquisition statutes limiting the ability of others to make tender offers for the shares of companies incorporated in these states. Under these statutes, if "control shares" are acquired in "control share acquisitions," then the "control shares" acquired have no voting rights unless allowed by the affirmative vote of the shareholders by two-thirds vote in Maryland, and by majority vote in North Carolina, of all shares entitled to be cast on the issue, excluding the interested shares. "Control shares" are shares which, when aggregated with other shares already owned, give a person a certain threshold of voting power. "Control share acquisitions" are acquisitions in which control shares are acquired. The NCBCA and MGCL further provide that in the event that the shareholders elect to give voting rights to the control shares, then, in certain instances, the other holders of a corporation's stock have the right to require that corporation to redeem their shares. The MGCL further provides that in certain instances, a corporation may redeem any control shares. Omega and HEP have specifically waived the protections of these statutes in their articles of incorporation; however, the Omega Articles of Incorporation provide that the Omega Board may elect by resolution the protections of this statute at any time.

     Both the MGCL and NCBCA also contain prohibitions on business combinations with interested shareholders. The MGCL generally prohibits certain "business combinations" with interested shareholders for a period of five years from the date on which the person became an interested shareholder unless the business combination is recommended by the board of directors and approved by the affirmative vote of 80% of the votes entitled to be cast on the matter and by the affirmative vote of two-thirds of the votes held by holders other than the interested shareholder entitled to be cast on the matter. An interested shareholder is a shareholder that beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting stock of a corporation or is or was an affiliate or associate of a corporation and at any time during the two-year period prior to the date in question owned 10% or more of the voting power of the outstanding voting stock of the corporation. The "business combinations" that are prohibited include: (i) any merger, consolidation or share exchange with an interested shareholder or affiliate; (ii) any sale, lease, transfer or other disposition of the corporation's assets to an interested shareholder or affiliate; (iii) the issuance or transfer of any equity securities of the corporation representing 5% or more of the total market value of the corporation's outstanding stock to an interested shareholder or affiliate; (iv) the adoption of a plan of liquidation of the corporation where an interested shareholder or affiliate receives anything other than cash; (v) certain transactions that would have the effect of increasing by 5% or more the proportionate amount of shares held by an interested shareholder or affiliate; and (vi) the receipt by an interested shareholder or affiliate of certain direct or indirect benefits from the corporation.

     The restrictions on business combinations under the NCBCA are similar to those under the MGCL. The NCBCA prohibits mergers with, and asset sales or leases to, any person that beneficially owns 20% of the corporation's voting shares without the affirmative vote of the holders of 95% of the corporation's voting shares entitled to vote on the matter.

     Certain "Fair Price" exemptions from the special voting requirements are available under both statutes based on the amount of consideration to be paid to the holders of the shares being acquired. Generally, the exemptions provide that the amount paid for the corporation's stock in the business combination must be in excess of a statutorily prescribed amount based on preset formulas involving the highest per share price paid by the acquiror during a defined period. Omega and HEP have specifically waived the protections of these statutes in their Articles of Incorporation.

     The Omega Articles of Incorporation contain their own restrictions on affiliated transactions that prohibit certain transactions, such as mergers with, or asset sales to, "Related Persons" without the affirmative vote of 80% of the outstanding voting stock of the corporation unless the Omega Board unanimously approved in advance the acquisition of the shares that made the person a "Related Person." A "Related Person" is an entity that beneficially owns 10% or more of the outstanding voting stock of Omega and any affiliate or associate of Omega. These restrictions do not apply to the Merger because HEP does not beneficially own 10% or more of the outstanding voting stock of Omega.

     Similarly, the HEP Articles of Incorporation prohibit HEP from entering into certain business arrangements with "interested shareholders" without the affirmative vote of 80% of HEP's shares entitled to vote thereon. An interested shareholder is an entity that beneficially owns, directly or indirectly, more than 20% of the voting shares of HEP. The prohibited business combinations include transactions such as mergers and asset sales with the interested shareholder. The affirmative vote of 80% of the shareholders is not required, however, if, in connection with the business combination, the shareholders receive cash in exchange for their shares equal to the highest per-share price paid by the interested shareholder in acquiring any of his holdings or if the business combination is approved by a majority of HEP's disinterested directors. These restrictions do not apply to the Merger because Omega does not beneficially own, directly or indirectly, 20% or more of the voting shares of HEP.

DISSENTERS' RIGHTS

     Under the MGCL and NCBCA, holders of shares have the right, in certain circumstances, to dissent from certain corporate reorganizations by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares. Under the MGCL, the amount to be received by the dissenters for their stock may be determined by agreement between the dissenters and the corporation or, if the corporation and the dissenters are unable to agree, the corporation or the dissenters may petition a court for an appraisal of the fair value of the stock. The NCBCA contains similar provisions except only the dissenters may petition a court to determine the fair value of the stock.

     Both the MGCL and the NCBCA afford dissenters' rights upon certain mergers, share exchanges, transfers of assets or amendments of the corporate charter that substantially abridge the contractual rights of the shareholders (unless, in the case of the MGCL, the right to so amend the charter is reserved by the charter of the corporation). Except in certain circumstances, the MGCL does not grant dissenters' rights to holders of stock if: (i) the stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or (ii) the stock is that of the successor in a merger, unless the stock is to be changed or converted in whole or in part in the merger into something other than stock in the successor, cash, scrip or other rights or interests arising from fractional shares. The Omega Common Stock is listed on the New York Stock Exchange. See "The Proposed Merger -- Dissenters' Rights."

AMENDMENTS TO THE ARTICLES OF INCORPORATION

     Except for certain specified matters, the NCBCA requires shareholder approval in order to amend a corporation's articles of incorporation. The NCBCA requires the board of directors to recommend the proposed amendment to the shareholders. The proposed amendment must then be approved by the affirmative vote of the holders of a majority of the shares entitled to vote on the matter unless a greater number of shares are specified in the articles of incorporation or the NCBCA. The HEP Articles of Incorporation require the affirmative vote of 80% of the voting stock issued and outstanding in order to amend the provisions regarding business combinations with interested shareholders if an interested shareholder exists on the record date for determining shareholders entitled to vote on such amendment (a majority of the voting stock if an interested shareholder does not exist on such date).

     Except for certain specified matters, the MGCL provides that an amendment or change to a corporation's articles of incorporation must be authorized by the board of directors in a resolution setting forth the amendment, declaring that it is advisable, and directing that it be submitted to the shareholders for approval. The Omega Articles of Incorporation reserve to Omega the right to amend, alter or repeal any of its provisions in the manner prescribed by statute. The Omega Articles of Incorporation provide that the amendment must then be approved by the shareholders by the affirmative vote of a majority of the total number of votes entitled to be cast on the matter. The Omega Articles of Incorporation further provide that certain of its provisions cannot be amended without 80% of the voting stock of Omega voting in favor of the matter. Such provisions include those regarding business combinations with interested shareholders, the composition of the Omega Board and the total number of shares that any shareholder may own in Omega.

AMENDMENTS TO THE BYLAWS

     The NCBCA provides that bylaws may be adopted, amended or repealed by either the board of directors or the shareholders of a corporation. The power of the board of directors to adopt, amend and repeal the bylaws may be limited in the articles of incorporation or in a bylaw adopted by the shareholders. The board of directors may not readopt, amend or repeal any bylaw that has been adopted, amended or repealed by the shareholders unless so authorized in the articles of incorporation or a bylaw adopted by the shareholders. Special requirements apply to bylaws increasing quorum or voting requirements for directors. The HEP Articles of Incorporation and Bylaws provide that the Bylaws may be adopted, amended or repealed by majority vote of the directors except that the HEP Board shall have no power to adopt a Bylaw that: (i) requires more than a majority of the voting shares for a quorum at shareholder meetings or more than a majority of the votes cast to constitute action by the shareholders, except where higher percentages are required by law; (ii) provides for the management of HEP other than by the HEP Board or its committees; (iii) increases or decreases the number of directors beyond the range set forth in the Articles of Incorporation and Bylaws; or (iv) classifies or staggers the election of directors other than as set forth in the Articles of Incorporation and Bylaws.

     The MGCL provides that after the organizational meeting of directors, only the shareholders have the power to amend the bylaws, except to the extent that the articles of incorporation or bylaws vest this power in the board of directors. The Omega Bylaws provide that Bylaws may be adopted, amended or repealed by either the written consent or vote of the holders of a majority of the outstanding shares entitled to vote or by the Omega Board. A higher threshold of shareholder votes may be specified with respect to the adoption, amendment or repeal of a particular Bylaw, although none currently are so specified. The Omega Board may only adopt, amend or repeal Bylaws with respect to the authorized number of directors within the limits specified in the Articles of Incorporation and Bylaws.

DIRECTORS

     The HEP Articles of Incorporation and Bylaws provide that the HEP Board shall consist of a minimum of nine directors and a maximum of twelve directors. The HEP Board has the authority to determine the actual number of directors within this range by resolution. The HEP Articles of Incorporation and Bylaws provide for a Board of Directors classified into three classes, with each class of directors coming up for reelection in the third year following their election. Election to the Board requires the affirmative vote of a plurality of the votes cast by the shares entitled to vote at a meeting where a quorum is present. The HEP Board has currently fixed the number of directors at nine, classified into three classes of three directors each. The HEP Bylaws further require the majority of the Board of Directors to consist of "independent directors," or directors who are not affiliated in any way with HEP other than through their service as a director, and prohibit the Board of Directors from increasing or decreasing the total number of directors during any 12-month period by more than 30%.

     The Omega Articles of Incorporation provide for a Board divided into three classes, with each class of directors coming up for reelection in the third year following their election. Currently, the Omega Articles and Bylaws provide for a Board consisting of between five and nine directors, with the Omega Board having the authority to increase and decrease the size of the Board within this range. Omega's Board currently consists of seven directors, staggered into one class of three directors and two classes of two directors.

REMOVAL OF DIRECTORS

     Under the NCBCA, directors may be removed by the shareholders with or without cause unless the articles of incorporation provide that they may be removed only for cause. The HEP Articles of Incorporation are silent as to the removal of directors. The HEP Bylaws allow shareholders to remove directors with or without cause provided that the number of votes in favor of removal exceed the number of votes cast against such removal.

     The MGCL also provides that directors may be removed with or without cause by the shareholders by the affirmative vote of a majority of all votes entitled to be cast on the election of directors unless the articles of incorporation provide otherwise. The Omega Bylaws permit the removal by the shareholders of any or all of the directors with or without cause at a meeting expressly called for such purpose by the affirmative vote of two-thirds of the votes entitled to be cast thereon.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

     The NCBCA provides that unless the articles of incorporation provide otherwise, vacancies on the board of directors may be filled by the shareholders or the board of directors.

     The MGCL provides that unless the articles of incorporation or bylaws provide otherwise, newly created directorships resulting from an increase in the number of directors are to be filled by a majority of the board of directors and vacancies on the board that result from any other cause may be filled by a majority of the remaining directors. Vacancies on the board resulting from the removal of a director by the shareholders may also be filled by the shareholders. The Omega Articles of Incorporation provide that vacancies resulting from an increase in the size of the Omega Board or from the removal of a director may be filled by a majority of the entire Omega Board or by the shareholders by the affirmative vote of a majority of the votes entitled to be voted thereon. All other vacancies are to be filled by the remaining directors.

LIMITATION ON LIABILITY

     The NCBCA allows a corporation's articles of incorporation to contain a provision limiting a director's personal liability to the corporation and its shareholders for monetary damages. No such provision may limit a director's liability for: (i) acts or omissions known by the director to conflict with the best interests of the corporation; (ii) liability for unlawful distributions;
(iii) any transaction from which the director received an improper personal benefit; or (iv) acts or omissions occurring prior to the effective date of such provision of the articles of incorporation. The HEP Articles of Incorporation limit the personal liability of its directors for monetary damages to the fullest extent permitted by the NCBCA.

     The MGCL also allows a corporation's articles of incorporation to contain a provision limiting a director's or an officer's personal liability to the corporation and its shareholders for damages for breaches of duty in such capacity. No such provision may eliminate or limit the liability of a director or officer to the corporation to the extent that: (i) it is proved that the individual received an improper benefit or profit, to the extent of such benefit or profit; or (ii) a judgment or other final adjudication adverse to the individual is entered in a proceeding based on a finding in the proceeding that the individual's action or failure to act was the result of active and deliberate dishonesty that was material to the cause of action. The Omega Articles of Incorporation limit the liability of its directors and officers to the fullest extent permitted by the MGCL.

INDEMNIFICATION

     Both the MGCL and NCBCA contain provisions setting forth conditions under which a corporation may indemnify its directors, officers, employees and agents from any liability incurred in their activities on behalf of the corporation. The MGCL permits indemnification unless the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith, was the result of active and deliberate dishonesty, allowed the party seeking indemnification to receive an improper personal benefit or, in the case of criminal prosecutions, the party seeking indemnification had reasonable cause to believe that the act or omission was unlawful. The NCBCA permits indemnification unless, in connection with a proceeding by or in the right of the corporation, the person seeking indemnification is adjudged liable to the corporation or, in connection with a proceeding charging the receipt of an improper personal benefit, the person seeking indemnification is adjudged to have improperly received a benefit.

     The HEP Articles of Incorporation provide for the indemnification of directors and officers to the fullest extent permitted by the NCBCA. The Omega Articles of Incorporation and Bylaws provide for the indemnification of directors and officers to the fullest extent permitted by the MGCL and permits the Omega Board to make further provision for indemnifying directors, officers and employees.

LOANS TO DIRECTORS AND OFFICERS

     The NCBCA prohibits corporations from making loans to or guarantees on behalf of directors of a corporation unless: (i) the loan or guarantee is approved by the affirmative vote of a majority of the corporation's voting shares, other than those shares held or whose votes are controlled by the interested director, or (ii) the board determines that the loan or guarantee benefits the corporation and approves the loan or guarantee or a general plan authorizing loans and guarantees. The MGCL provides that a corporation may lend to or guarantee the obligation of an officer or employee if the board of directors expects the loan to benefit the corporation or if the loan is advanced against later indemnification.

SPECIAL MEETINGS

     The NCBCA provides that special meetings of the shareholders may be called by the board of directors or the persons authorized to call such a meeting in the articles of incorporation or bylaws. Special meetings may also be called by the secretary of the corporation upon the written request of the holders of 10% of the votes entitled to be cast at the meeting specifying the purpose for which the meeting will be held. This right of the shareholders to call special meetings, however, is not available to the shareholders of a public corporation unless it is provided for in the corporation's articles of incorporation or bylaws. The HEP Bylaws specify that special meetings may be called at any time only by the President, Secretary or the HEP Board. The notice of the special meeting must set forth the purpose for which the meeting is called.

     The MGCL provides that special meetings of the shareholders may be called by the president, the board of directors or any other person specified in the articles of incorporation or bylaws. Special meeting may also be called by the secretary upon the written request of the holders of 25% of the votes entitled to be cast at the meeting setting forth the purpose for which the meeting is being called. The Omega Bylaws give (i) the Chairman of the Board, (ii) the Chief Executive Officer, (iii) the President, (iv) the majority of the Omega

Board and (v) an officer of Omega, upon the request of the holders of 10% of the shares entitled to be voted at the meeting, the power to call a special meeting of the shareholders. The notice of the meeting must set forth the nature of the business to be transacted and no other business may be considered at the meeting unless there is unanimous consent of all the holders entitled to vote at the meeting.

                                 LEGAL MATTERS

     The validity of the shares of Omega Common Stock offered to holders of HEP Common Stock by this Joint Proxy Statement and Prospectus will be passed upon for Omega by Argue Pearson Harbison & Myers, Los Angeles, California. An opinion as to the tax aspects of the Merger as they relate to Omega will be rendered for Omega by Argue Pearson Harbison & Myers. An opinion as to the tax aspects of the Merger as they relate to holders of HEP Common Stock will be rendered for HEP by Stroock & Stroock & Lavan.

                                    EXPERTS

     The financial statements and schedules of Omega as of December 31, 1993 and 1992 included in or incorporated by reference to Omega's Annual Report on Form 10-K for the year ended December 31, 1993, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of the Diversicare Corporation of America Facilities as of December 31, 1991, 1992 and 1993 incorporated by reference to Omega's Annual Report on Form 10-K for the period ended December 31, 1993 have been audited by Arthur Andersen & Co., independent public accountants, and are included therein and incorporated herein by reference in reliance upon the authority of such firm as experts in giving such reports.

     The financial statements of Professional Health Care Management, Inc. as of December 31, 1993 incorporated by reference to Omega's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The balance sheets of Professional Health Care Management, Inc. as of September 30, 1992 and 1991, and the related statements of earnings, equity (deficit), and cash flows for the three years ended September 30, 1992, incorporated by reference to Omega's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, have been examined by Grant Thornton, certified public accountants, as set forth in their report included therein and incorporated herein by reference in reliance upon the authority of such firm as experts in giving such reports.

     The financial statements of Liberty Healthcare Limited Partnership as of September 30, 1993 and 1992, included in Omega's Report on Form 8-K filed on July 26, 1994, which are incorporated by reference in this Joint Proxy Statement and Prospectus, have been audited by Goodman & Company, independent public accountants, as indicated in their report with respect thereto and are incorporated herein in reliance upon the authority of such firm as experts in giving such reports.

     The consolidated financial statements of Sterling Health Care Centers, Inc., and Subsidiaries as of December 31, 1993 included in Omega's Report on Form 8-K filed on July 26, 1994, have been audited by Ernst & Young LLP, independent auditors as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements and schedules of HEP as of December 31, 1993, 1992 and 1991 included or incorporated by reference to HEP's Annual Report on Form 10-K for the years ended December 31, 1993, which are incorporated by reference in this Joint Proxy Statement and Prospectus, have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their reports with respect thereto and are incorporated herein in reliance upon the authority of such firm as experts in giving such reports. It is expected that representatives of Coopers & Lybrand L.L.P., will be present at the HEP Special Meeting and will be available to respond to questions. They will be given an opportunity to make a statement at the HEP Special Meeting if they so desire.

                 SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING
                             OF OMEGA SHAREHOLDERS

     Proposals of shareholders must be received by Omega at its principal executive offices located at 905 West Eisenhower Circle, Suite 110, Ann Arbor, Michigan 48103 by November 18, 1994 for inclusion in Omega's proxy statement and form of proxy relating to Omega's 1995 annual meeting of shareholders.

                            EXPENSES OF SOLICITATION

     Omega and HEP will share equally the expenses in connection with printing and distributing this Joint Proxy Statement and Prospectus. The costs of solicitation of proxies will be borne by the respective company incurring such costs. Each of the respective companies will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Joint Proxy Statement and Prospectus and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of stock. Omega and HEP shareholder proxies may be solicited by directors, officers or regular employees of Omega and HEP, respectively, in person, by letter or by telephone or telegram. In addition, Omega and HEP have retained Georgeson & Company, New York, New York, to assist in the solicitation of proxies. It is estimated that their fees for services to Omega and HEP will not exceed $8,000 and $6,500 plus expenses, respectively.

     Omega and HEP will also reimburse custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of their stock in accordance with regulations of the SEC and NYSE.

                                                                         ANNEX I

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              AMENDED AND RESTATED

                  MERGER AGREEMENT AND PLAN OF REORGANIZATION

                           DATED AS OF JUNE 17, 1994

                                 BY AND BETWEEN

                        OMEGA HEALTHCARE INVESTORS, INC.

                                      AND

                     HEALTH EQUITY PROPERTIES INCORPORATED

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                             PAGE
                                                                                             ----
                                            ARTICLE I
                                           THE MERGER
SECTION 1.1              The Merger.......................................................    I-6
SECTION 1.2              Effective Time of the Merger.....................................    I-6
                                           ARTICLE II
                                    THE SURVIVING CORPORATION
SECTION 2.1              Articles of Incorporation........................................    I-7
SECTION 2.2              Bylaws...........................................................    I-7
SECTION 2.3              Directors........................................................    I-7
SECTION 2.4              Officers.........................................................    I-7
SECTION 2.5              Further Action...................................................    I-7
                                           ARTICLE III
                                      CONVERSION OF SHARES
SECTION 3.1              Conversion of Company Shares in the Merger.......................    I-7
SECTION 3.2              No Modification of Purchaser Securities..........................    I-9
SECTION 3.3              Exchange of Certificates.........................................    I-9
SECTION 3.4              No Fractional Securities.........................................   I-10
SECTION 3.5              Dissenting Stockholders..........................................   I-10
SECTION 3.6              Closing..........................................................   I-11
                                           ARTICLE IV
                          REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 4.1              Organization and Qualification...................................   I-11
SECTION 4.2              Capitalization...................................................   I-11
SECTION 4.3              Subsidiaries.....................................................   I-12
SECTION 4.4              Authority; Non-Contravention; Approvals..........................   I-12
SECTION 4.5              Reports and Financial Statements.................................   I-13
SECTION 4.6              Absence of Undisclosed Liabilities...............................   I-14
SECTION 4.7              Absence of Certain Changes or Events.............................   I-14
SECTION 4.8              Litigation.......................................................   I-14
SECTION 4.9              Registration Statement and Proxy Statement.......................   I-14
SECTION 4.10             No Violation of Law..............................................   I-15
SECTION 4.11             Compliance with Agreements.......................................   I-16
SECTION 4.12             Taxes............................................................   I-16
SECTION 4.13             Employee Benefit Plans; ERISA....................................   I-17
SECTION 4.14             Certain Agreements...............................................   I-18
SECTION 4.15             Labor Controversies..............................................   I-18
SECTION 4.16             Books, Records and Accounts......................................   I-19
SECTION 4.17             Opinion of Financial Advisor.....................................   I-19
SECTION 4.18             Company Ownership of the Purchaser Common Stock..................   I-19
SECTION 4.19             NYSE.............................................................   I-19
SECTION 4.20             Contracts, Etc. .................................................   I-19
SECTION 4.21             Intellectual Property............................................   I-20
SECTION 4.22             Disclosure.......................................................   I-20
SECTION 4.23             Brokers and Finders..............................................   I-20
SECTION 4.24             REIT Qualification...............................................   I-20
SECTION 4.25             Title to Properties..............................................   I-20
SECTION 4.26             Title Insurance..................................................   I-21
SECTION 4.27             Environmental Matters............................................   I-21
SECTION 4.28             Over Financing...................................................   I-21
SECTION 4.29             Defects..........................................................   I-21
SECTION 4.30             Condemnation.....................................................   I-21
SECTION 4.31             Taxes and Assessments on Company Properties......................   I-21

                                                                                             PAGE
                                                                                             ----
SECTION 4.32             Properties and Leases............................................   I-22
SECTION 4.33             Mortgages........................................................   I-22
SECTION 4.34             Company Mortgage Loans...........................................   I-23
SECTION 4.35             Investment Company Act...........................................   I-24
                                            ARTICLE V
                         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
SECTION 5.1              Organization and Qualification...................................   I-24
SECTION 5.2              Capitalization...................................................   I-25
SECTION 5.3              Subsidiaries.....................................................   I-25
SECTION 5.4              Authority; Non-Contravention; Approvals..........................   I-25
SECTION 5.5              Reports and Financial Statements.................................   I-26
SECTION 5.6              Absence of Undisclosed Liabilities...............................   I-27
SECTION 5.7              Absence of Certain Changes or Events.............................   I-27
SECTION 5.8              Litigation.......................................................   I-27
SECTION 5.9              Registration Statement and Proxy Statement.......................   I-27
SECTION 5.10             No Violation of Law..............................................   I-28
SECTION 5.11             Compliance with Agreements.......................................   I-28
SECTION 5.12             Taxes............................................................   I-29
SECTION 5.13             Employee Benefit Plans; ERISA....................................   I-29
SECTION 5.14             Certain Agreements...............................................   I-30
SECTION 5.15             Labor Controversies..............................................   I-31
SECTION 5.16             Books, Records and Accounts......................................   I-31
SECTION 5.17             Opinion of Financial Advisor.....................................   I-31
SECTION 5.18             Purchaser Ownership of the Company Common Stock..................   I-31
SECTION 5.19             Contracts, Etc. .................................................   I-31
SECTION 5.20             Intellectual Property............................................   I-32
SECTION 5.21             Disclosure.......................................................   I-32
SECTION 5.22             Brokers and Finders..............................................   I-32
SECTION 5.23             REIT Qualification...............................................   I-32
SECTION 5.24             Title to Properties..............................................   I-33
SECTION 5.25             Title Insurance..................................................   I-33
SECTION 5.26             Environmental Matters............................................   I-33
SECTION 5.27             Over Financing...................................................   I-33
SECTION 5.28             Defects..........................................................   I-33
SECTION 5.29             Condemnation.....................................................   I-33
SECTION 5.30             Taxes and Assessments on Properties..............................   I-33
SECTION 5.31             Properties and Leases............................................   I-34
SECTION 5.32             Mortgages........................................................   I-34
SECTION 5.33             Purchaser Mortgage Loans.........................................   I-35
SECTION 5.34             Investment Company Act...........................................   I-36
SECTION 5.35             NYSE Listing.....................................................   I-36
                                           ARTICLE VI
                            CONDUCT OF BUSINESSES PENDING THE MERGER
SECTION 6.1              Conduct of Business by the Company Pending the Merger............   I-36
SECTION 6.2              Conduct of Business by the Purchaser Pending the Merger..........   I-37
SECTION 6.3              Acquisition Transactions.........................................   I-38
                                           ARTICLE VII
                                      ADDITIONAL AGREEMENTS
SECTION 7.1              Access to Information............................................   I-39
SECTION 7.2              Registration Statement and Proxy Statement.......................   I-39
SECTION 7.3              Stockholders' Approval...........................................   I-40
SECTION 7.4              Compliance with the Securities Act...............................   I-40
SECTION 7.5              NYSE.............................................................   I-40

                                                                                             PAGE
                                                                                             ----
SECTION 7.6              Expenses.........................................................   I-40
SECTION 7.7              Agreement to Cooperate...........................................   I-40
SECTION 7.8              Public Statements................................................   I-40
SECTION 7.9              Corrections to the Proxy Statement/Prospectus and Registration      I-40
                         Statement........................................................
SECTION 7.10             Amendment of Company Leases......................................   I-41
SECTION 7.11             Continued Qualification as a Real Estate Investment Trust........   I-41
SECTION 7.12             Consulting and Noncompetition Agreements.........................   I-41
                                          ARTICLE VIII
                                           CONDITIONS
SECTION 8.1              Conditions to Each Party's Obligation to Effect the Merger.......   I-41
SECTION 8.2              Conditions to Obligation of the Company to Effect the Merger.....   I-42
SECTION 8.3              Conditions to Obligation of the Purchaser to Effect the Merger...   I-43
                                           ARTICLE IX
                                TERMINATION, AMENDMENT AND WAIVER
SECTION 9.1              Termination......................................................   I-43
SECTION 9.2              Effect of Termination............................................   I-44
SECTION 9.3              Amendment........................................................   I-44
SECTION 9.4              Waiver...........................................................   I-44
SECTION 9.5              Expense Reimbursement; Liquidated Damages........................   I-44
                                            ARTICLE X
                                       GENERAL PROVISIONS
SECTION 10.1             Non-Survival of Representations and Warranties...................   I-45
SECTION 10.2             Notices..........................................................   I-45
SECTION 10.3             Interpretation...................................................   I-46
SECTION 10.4             Miscellaneous....................................................   I-46
SECTION 10.5             Counterparts.....................................................   I-46
SECTION 10.6             Parties In Interest..............................................   I-46
                                            EXHIBITS
Exhibit I:               Articles of Merger -- Maryland
Exhibit II:              Articles of Merger -- North Carolina
Exhibit III:             Opinion of Argue Pearson Harbison & Myers
Exhibit IV:              Opinion of Jones, Day, Reavis & Pogue
Exhibit V:               Opinion of Stroock & Stroock & Lavan
Exhibit VI:              Opinion of Stroock & Stroock & Lavan
                                            SCHEDULES
Schedule 3.1(a)(iii)     Other Rights to Purchase or Acquire Company Common Stock
Schedule 4.2(b)          Company Capitalization
Schedule 4.3             Company Subsidiaries
Schedule 4.4(b)          Company Authority; Non-contravention; Approvals (Generally)
Schedule 4.5(b)          Company Non-ordinary Course of Business Transactions and
                         Receivables
Schedule 4.6             Absence of Undisclosed Liabilities by Company
Schedule 4.8             Company Litigation
Schedule 4.10            No Violation of Law/Compliance by Company
Schedule 4.11            Company's Compliance With Agreements
Schedule 4.12(a)         Company Taxes
Schedule 4.12(c)         Company Combined Tax Returns
Schedule 4.13(a)         Company Employee Benefit Plans; ERISA -- Multi-employer Plans,
                         Multiple Employer Plans
Schedule 4.13(b)         Company Employee Benefit Plans; ERISA-prohibited Transactions
Schedule 4.14(a)         Company Employment and Other Agreements Affected by Transaction
Schedule 4.14(b)         Certain Agreements of Company -- Agreements with Affiliates
Schedule 4.15            Company Labor Controversies
Schedule 4.16            Company Books, Records and Accounts

Schedule 4.20(a)         Company Contracts
Schedule 4.21            Company Intellectual Property
Schedule 4.25            Company Title to Property
Schedule 4.26(a)         Company Title Insurance
Schedule 4.27            Company Environmental Matters
Schedule 4.28            Company Over Financing
Schedule 4.29            Company Defects
Schedule 4.32            Company Properties and Leases
Schedule 4.33            Company Mortgages
Schedule 4.34            Company Mortgage Loans
Schedule 5.2(b)          Purchaser Capitalization
Schedule 5.3             Purchaser Subsidiaries
Schedule 5.4(b)          Purchaser Authority; Non-contravention; Approvals (Generally)
Schedule 5.4(c)          Purchaser Authority; Non-contravention; Approvals (Statutory
                         Approvals -- Environmental)
Schedule 5.5(b)          Purchaser Non-ordinary Course of Business Transactions and
                         Receivables
Schedule 5.6             Purchaser Absence of Undisclosed Liabilities
Schedule 5.8             Purchaser Litigation
Schedule 5.10            No Violation of Law/Licenses by Purchaser
Schedule 5.11            Purchaser Compliance with Agreements
Schedule 5.12
  and 5.12(c)            Purchaser Taxes
Schedule 5.13(a)         Purchaser Employee Benefit Plans; ERISA -- Multi-employer Plans,
                         Multiple Employer Plans
Schedule 5.13(b)         Purchaser Employee Benefit Plans; ERISA-prohibited Transactions
Schedule 5.14(a)         Purchaser Employment and Other Agreements Affected by Transaction
Schedule 5.14(b)         Certain Agreements of Purchaser -- Agreements with Affiliates
Schedule 5.15            Purchaser Labor Controversies
Schedule 5.16            Purchaser Books, Records and Accounts
Schedule 5.19(a)         Purchaser Contracts
Schedule 5.20            Purchaser Intellectual Property
Schedule 5.24            Purchaser Title to Property
Schedule 5.25            Purchaser Environmental Matters
Schedule 5.26            Purchaser Over Financing
Schedule 5.27            Purchaser Defects
Schedule 5.30            Purchaser Properties and Leases
Schedule 5.31            Purchaser Mortgages
Schedule 5.32            Mortgage Loans by Purchaser
Schedule 5.33            Purchaser Title Insurance

                              AMENDED AND RESTATED
                  MERGER AGREEMENT AND PLAN OF REORGANIZATION

     THIS AMENDED AND RESTATED MERGER AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), is entered into as of June 17, 1994 by and between Omega Healthcare Investors, Inc., a Maryland corporation ("Purchaser"), and Health Equity Properties Incorporated, a North Carolina corporation (the "Company").

     WHEREAS, the Boards of Directors of the Purchaser and the Company have approved the merger of the Company with and into the Purchaser or, at the option of the Purchaser, a wholly owned subsidiary of the Purchaser, pursuant to this Agreement (the "Merger") and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

     WHEREAS, it is intended that Purchaser and the Company and their respective stockholders (except to the extent such stockholders receive cash in lieu of fractional shares or upon the exercise of dissenters' rights) will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger; and

     WHEREAS, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as hereinafter defined) the Company shall be merged with and into the Purchaser or, at the option of the Purchaser, a wholly owned subsidiary of the Purchaser, in accordance with the provisions of
(i) Section 3-105 of the Maryland General Corporation Law (the "MGCL") and with the effect provided in Section 3-114 of the MGCL and (ii) Section 55-11-05 of the North Carolina Business Corporation Act (the "NCBCA") and with the effect provided in Section 55-11-06 of the NCBCA, and the separate existence of the Company shall thereupon cease. The Purchaser or such wholly owned subsidiary shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Maryland and the name of the Surviving Corporation shall remain "Omega Healthcare Investors, Inc." In the event the Company is merged with and into a wholly owned subsidiary of the Purchaser, the name of the Surviving Corporation shall be as set forth in the Merger Filing (as hereinafter defined). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, (a) the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of the Purchaser and the Company, (b) all obligations belonging to or due each of the Purchaser and the Company shall be vested in, and become the obligations of, the Surviving Corporation without further act or deed, (c) title to any real estate or any interest therein vested in either of the Purchaser and the Company shall not revert or in any way be impaired by reason of the Merger, (d) all rights of creditors and all liens upon any property of any of the Purchaser and the Company shall be preserved unimpaired and (e) the Surviving Corporation shall be liable for all of the obligations of each of the Purchaser and the Company and any claim existing, or action or proceeding pending, by or against either of the Purchaser or the Company may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.

     SECTION 1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "Effective Time") as the Articles of Merger, in the form set forth as Exhibit I hereto, are filed with the Secretary of State of the State of Maryland and the Articles of Merger, in the form set forth as Exhibit II hereto, are filed with the Secretary of State of the State of North Carolina (the "Merger Filing") or such later date and time as may be specified in the Articles of Merger; such filings shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.6.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     SECTION 2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time, until duly amended in accordance with the terms thereof and applicable law.

     SECTION 2.2 BYLAWS. The Bylaws of the Surviving Corporation as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and applicable law.

     SECTION 2.3 DIRECTORS. The directors of the Surviving Corporation at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and applicable law.

     SECTION 2.4 OFFICERS. The officers of the Surviving Corporation at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

     SECTION 2.5 FURTHER ACTION. If at any time after the Effective Time of the Merger the Purchaser shall consider that any further deeds, assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm or record in the Surviving Corporation the title to any property, rights, privileges, powers and franchises of the Company to be acquired by the Surviving Corporation by reason of, or as a result of, the Merger, or otherwise to carry out the provisions of this Agreement, the Board of Directors and officers of the Company last in office shall, to the extent then permitted so to do by applicable law, execute and deliver, upon the Purchaser's reasonable request, any and all deeds, assignments, conveyances, agreements, documents, instruments or assurances in law, and do all other things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in the Surviving Corporation, and otherwise to carry out the provisions of this Agreement.

                                  ARTICLE III

                              CONVERSION OF SHARES

     SECTION 3.1 CONVERSION OF COMPANY SHARES IN THE MERGER.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company:

          (i) Each share of Common Stock, $.01 par value per share, of the Company (the "Company Common Stock"), issued and outstanding at the Effective Time, subject to the terms and conditions of this Agreement, shall be converted (except as provided in clause (ii) of this Section 3.1(a)), without any further action, into the right to receive, and become exchangeable for, 0.393 shares (the "Exchange Ratio") of fully paid and non-assessable Common Stock, $0.10 par value per share, of the Purchaser ("Purchaser Common Stock"); provided, however, that the Exchange Ratio shall be renegotiated by the parties hereto if, at any time prior to the tenth business day before the date of the special meeting of stockholders of the Company called to obtain the Company Stockholders' Approval, the average closing price of Purchaser Common Stock on the New York Stock Exchange ("NYSE") for a period of 30 consecutive trading days shall be less than $19.00 per share.

          (ii) Each share of Company Common Stock, if any, owned by the Purchaser or any subsidiary of the Purchaser or the Company or any subsidiary of the Company immediately prior to the Effective Time shall be cancelled and shall cease to exist from and after the Effective Time;

          (iii) (a) Any option, warrant or right to purchase capital stock of the Company outstanding on the date hereof shall be exercised or cancelled prior to the Effective Time in accordance with the terms thereof except for employee stock options granted pursuant to the Third Amended and Restated 1989 Nonqualified Stock Option Plan (the "Options") and except for such other rights to purchase or acquire Company Common Stock as are listed on
     Schedule 3.1(a)(iii) hereto (the "Other Rights"). The Purchaser shall assume the obligations of the Company arising with respect to the Other Rights such that the holder of such Other Rights shall receive, if and when issued in accordance with the terms of such Other Rights, such amount of Purchaser Common Stock as constitutes the economic equivalent of the Company Common Stock such holder would have received prior to the Effective Time upon the vesting and exercise of such Other Rights converted into Purchaser Common Stock at the Exchange Ratio. Prior to the Effective Time, the Board of Directors of the Company will adopt such resolutions, if any, as are necessary to adjust the terms of all outstanding Options to provide that each Option, whether or not exercisable or vested as of the date hereof, will become fully exercisable and vested effective as of immediately prior to the Effective Time. Effective as of immediately prior to the Effective Time, each Option will be cancelled in exchange for a payment in cash by the Surviving Corporation of an amount equal to the product of (i) the total number of shares of Company Common Stock subject to such Option multiplied by (ii) the excess of $9.791 over the exercise price per share subject to such Option, less applicable withholding taxes. The Company will, upon the request of the Purchaser, take all such action as is necessary or appropriate to effect the provisions of this Section 3.1(a)(iii), including, without limitation, obtaining the written acknowledgment of each employee holding an Option that the payment of the amount of cash referred to hereinabove will satisfy and discharge in full the Company's and the Surviving Corporation's obligation to each employee pursuant to any such Option.

     (b) The Company shall take such actions as are necessary to ensure that from and after the Effective Time none of the Company, the Surviving Corporation or any of their respective subsidiaries is or will be bound by any options, warrants, rights or agreements (other than pursuant to the Other Rights) which would entitle any person, other than Purchaser or its wholly owned subsidiaries, to beneficially own, or receive any payments in respect of (other than as otherwise contemplated by Section 3.5 hereof and this Section 3.1(a)(iii)), any capital stock of the Company or the Surviving Corporation.

          (iv) All shares of Company Common Stock allocated as of the Effective Time to the various participants in the Company's Stock Purchase Plan (the "Stock Purchase Plan") will be converted into shares of Purchaser Common Stock at the Exchange Ratio, all in accordance with Section 3.1(a)(i). With respect to the Stock Purchase Plan, the Company will: (i) immediately after the date hereof, cause the Stock Purchase Plan to be terminated effective as of June 30, 1994 but such termination shall be conditioned upon the consummation of the Merger; (ii) as soon as practicable after the Effective Time, cause all amounts deferred through payroll deductions between June 30, 1994 and the Effective Time to be returned, without interest, to the participants who have deferred such amounts; (iii) treat all other amounts deferred through payroll deductions prior to the date hereof and not yet used to purchase Company Common Stock pursuant to the terms of the Stock Purchase Plan as if such amounts were used to purchase Company Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of the closing price per share of the Company Common Stock on January 1, 1994 or the closing price per share of the Company Common Stock on the trading date last preceding the date of this Agreement, as such closing price is reported on the NYSE; and (iv) pay each participant thereunder an amount equal to the product of (A) the number of shares deemed purchased by such participant pursuant to subsection (iii) above multiplied by (B) $9.791, less applicable withholding taxes. The Company shall amend the Stock Purchase Plan, if necessary, and terminate the Stock Purchase Plan and take such other actions as are necessary to ensure that from and after the Effective Time, neither the Company nor the Surviving Corporation is or will be bound by any obligations, rights or agreements which would entitle any participant to own beneficially, or receive any payments (other than as otherwise contemplated by Section 3.5 hereof and this Section 3.1(a)(iv)) in respect of, any capital stock of the Company or the Surviving Corporation. Promptly following the public announcement of the execution of this Agreement, the Company shall inform the participants of the Stock Purchase Plan of the provisions set forth in this Section 3.1(a)(iv).

     (b) If, prior to the Effective Time, the Purchaser should split or combine the Purchaser Common Stock, or pay a stock dividend or other stock distribution in Purchaser Common Stock, or otherwise change the Purchaser Common Stock into any other securities, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, stock dividend or other distribution or change.

     (c) If, prior to the Effective Time, the Company should establish a record date for the payment of any cash dividend with respect to shares of Company Common Stock other than a regular quarterly dividend paid in an amount and at such time as is consistent with the Company's established practice, then the Exchange Ratio will be appropriately reduced so as to reflect the per share amount of such dividend.

     SECTION 3.2 NO MODIFICATION OF PURCHASER SECURITIES. Each share of Purchaser Common Stock issued and outstanding at the Effective Time shall remain issued and outstanding thereupon and shall not be converted or the terms thereof modified in the Merger.

     SECTION 3.3 EXCHANGE OF CERTIFICATES.

     (a) From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Company Certificates") shall cease to have any right as a stockholder of the Company, except as otherwise provided in this Agreement or by applicable law, and each such holder shall be entitled to receive in exchange for such holder's Company Certificates, upon surrender thereof to an exchange agent selected by the Purchaser (the "Exchange Agent"), a certificate or certificates representing the number of whole shares of Purchaser Common Stock which such holder is entitled to receive pursuant to Section 3.1(a) and cash for any fractional share of Purchaser Common Stock which such holder may be entitled to receive pursuant to Section 3.4 hereof. Notwithstanding any other provision of this Agreement, (i) until holders or transferees of Company Certificates theretofore representing shares of Company Common Stock have surrendered such certificates for exchange as provided herein, (A) no dividends shall be paid by the Company with respect to any shares represented by such Company Certificates (other than such dividends as may be required to be paid by the Company after the date hereof to comply with the requirements for continuing qualification as a "real estate investment trust" under the Code (as hereinafter defined) and the rules and regulations thereunder) and any dividends that may become payable on Purchaser Common Stock subsequent to the Effective Time shall be deposited with the Exchange Agent to be held for and paid to holders of Company Common Stock upon surrender of Company Certificates in exchange for shares of Purchaser Common Stock and (B) no payment for fractional shares shall be made and (ii) without regard to when such Company Certificates are surrendered for exchange as provided herein, no interest shall be paid on any dividends or any payment for fractional shares. If any certificate for shares of Purchaser Common Stock is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Purchaser Common Stock in a name other than that of the registered holder of the Company Certificate so surrendered, or shall establish to the satisfaction of the Purchaser that such tax has been paid or is not applicable. No transfers of Company Common Stock shall be made on the stock transfer books of the Company after the Effective Time.

     (b) Promptly after the Effective Time, the Purchaser shall make available to the Exchange Agent (i) a sufficient number of certificates representing shares of Purchaser Common Stock required to effect the exchange referred to in
Section 3.3(a) and (ii) in the event that the Purchaser shall declare and pay any dividends on Purchaser Common Stock subsequent to the Effective Time, cash in an amount sufficient to enable the Exchange Agent to pay the appropriate dividends on any shares of Purchaser Common Stock when issued in exchange for Company Common Stock.

     (c) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Company Certificate as of the Effective Time (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Purchaser Common Stock. Upon surrender of Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Purchaser Common Stock into which the shares of Company Common Stock theretofore represented by the Company Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.1(a) and payment for any fractional share of Purchaser Common Stock and any dividends that may have become payable with respect to the Purchaser Common Stock, and the Company Certificates so surrendered shall forthwith be cancelled. Until so surrendered, Company Certificates shall represent solely the right to receive the number of whole shares of Purchaser Common Stock that shall be issued in exchange for the Company Common Stock, any dividends on Purchaser Common Stock that may have become payable during the period commencing on the Effective Time and ending on the effective date of the exchange of Company Certificates for Purchaser Common Stock and cash in lieu of a fractional share of Purchaser Common Stock as contemplated by Section 3.4. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any shares of Purchaser Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Purchaser Common Stock held by it from time to time hereunder.

     (d) At any time following 180 days after the Effective Time of the Merger, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to the Surviving Corporation any Purchaser Common Stock and cash deposited with the Exchange Agent to enable the Exchange Agent to pay for any fractional shares of Purchaser Common Stock as well as any accrued dividends on Purchaser Common Stock pursuant to Section 3.3(a) which had been made available to the Exchange Agent by or on behalf of the Purchaser and which has not been disbursed to holders of Company Certificates representing shares of Company Common Stock, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the consideration payable upon due surrender of their certificates representing shares of Company Common Stock.

     SECTION 3.4 NO FRACTIONAL SECURITIES. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of Purchaser Common Stock shall be issued in the Merger and no Purchaser Common Stock dividend, stock split or interest shall be paid or have effect with respect to any fractional interest in a share of Purchaser Common Stock, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock upon surrender of Company Certificates for exchange pursuant to this Article III will receive a payment in cash therefor (without interest) at a pro rata price based on the Exchange Ratio.

     SECTION 3.5 DISSENTING STOCKHOLDERS.

     (a) For each outstanding share of Company Common Stock, the holder of which has delivered to the Company a written demand for the fair value of such holder's Company Common Stock in accordance with Section 55-13-21 of the NCBCA and whose rights have not terminated under such Section (any shareholder duly making such demand being hereinafter called a "Dissenting Stockholder"), such shares of Company Common Stock shall not be converted into or represent a right to receive Purchaser Common Stock hereunder. If any Dissenting Stockholder shall in accordance with Section 55-13-21 of the NCBCA become entitled to receive payment of the fair value for his or her shares, such payment shall be made by the Purchaser and the shares of Company Common Stock held by such Dissenting Stockholder shall thereupon be cancelled; provided, however, that the Purchaser may terminate this Agreement as more fully set forth in Section 9.1 if the total number of shares of Company Common Stock as to which all Dissenting Stockholders shall have become entitled to receive the fair value thereof pursuant to Section 55-13-21 of the NCBCA exceeds 10% of the total number of shares of Company Common Stock issued and outstanding as of the Effective Time unless the Purchaser, in its sole discretion, elects to waive the limitation contained in this proviso. If the rights of any Dissenting Stockholder shall have terminated in accordance with Section 55-13-21 of the NCBCA, such Dissenting Stockholder shall no longer be entitled to receive payment of the fair value of his or her shares of Company Common Stock under
Section 55-13-21 of the NCBCA and such shares of Company Common Stock shall thereupon be deemed as of the Effective Time of the Merger to have been converted into and to have become exchangeable for Purchaser Common Stock, together with payment for any fractional share of Purchaser Common Stock and any dividends that may have become payable with respect to the Purchaser Common Stock, without any interest thereon, all in accordance with Section 3.3(c) of this Agreement.

     (b) At all times prior to the Effective Time of the Merger, the Company shall give the Purchaser prompt notice of any written demands for the fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the NCBCA and received by the Company relating to stockholders' rights to receive fair value of shares of Company Common Stock. The Company shall consult with the Purchaser regarding all negotiations between the Company and holders of Company Common Stock with respect to such demands. The Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to any demands for fair value of shares of Company Common Stock, or offer to settle or settle any such demands or approve any withdrawal of any such demands.

     SECTION 3.6 CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York 10022, on the third business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived, or at such other time and place as the Purchaser and the Company shall mutually agree (the date on which the Closing occurs being the "Closing Date").

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Purchaser as follows:

     SECTION 4.1 ORGANIZATION AND QUALIFICATION. The Company and each of the Company Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and each has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as proposed by the Company and each such Company Subsidiary to be conducted. The Company and each Company Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not have and would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole. True, accurate and complete copies of the charter and bylaws of the Company and each Company Subsidiary, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Purchaser.

     SECTION 4.2 CAPITALIZATION.

     (a) The authorized capital stock of the Company consists of 130 million shares of Company Common Stock and 50 million shares of Preferred Stock, $0.01 par value per share. As of June 3, 1994,

14,585,813 shares of the Company Common Stock were issued and outstanding and no shares of any other class of capital stock of the Company were issued and outstanding. All of the issued and outstanding shares of Company Common Stock are validly issued and are fully paid, nonassessable and free of preemptive rights. The authorized capital stock of each Company Subsidiary is owned 100% by the Company and all of the issued and outstanding shares of each Company Subsidiary are fully paid and nonassessable.

     (b) Except as set forth in Schedule 4.2(b) hereto, as of June 3, 1994 there were no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company or any Company Subsidiary. Subsequent to June 3, 1994, neither the Company nor any Company Subsidiary has (i) issued any shares of Company Common Stock except upon exercise or conversion of the above-described stock equivalents or (ii) issued any additional stock equivalents.

     SECTION 4.3 SUBSIDIARIES. The Company has no subsidiaries except as disclosed on Schedule 4.3 hereto ("Company Subsidiaries"). Each Company Subsidiary is a "qualified REIT subsidiary" under Section 856 of the Code. Neither the Company nor any Company Subsidiary is a partner in any partnership or joint venture and will not become one prior to the Effective Time.

     SECTION 4.4 AUTHORITY; NON-CONTRAVENTION; APPROVALS.

     (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholders' Approval (as hereinafter defined) and the Company Required Statutory Approvals (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby, except for the Company Stockholders' Approval and the obtaining of the Company Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by the Purchaser, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) Except as set forth in Schedule 4.4(b) hereto, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws of the Company or any Company Subsidiary, (ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Stockholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any Company Subsidiary or, to the Company's best knowledge, any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any Company Subsidiary is now a party or by which the Company or any Company Subsidiary or, to the Company's best knowledge, any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have, or be reasonably expected to have, a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole.

     (c) Except for (i) any filings by the Purchaser and the Company that may be required by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Proxy Statement/Prospectus (as defined below) with the Securities and Exchange Commission (the "SEC ") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act"), and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities, (iii) the making of the Merger Filing with the Secretary of State of the State of Maryland and the Secretary of State of the State of North Carolina in connection with the Merger,
(iv) any required filings with or approvals from applicable state environmental authorities and (v) any required filings with or approvals from applicable state health care regulation and licensing authorities (the filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "Company Required Statutory Approvals"), to the Company's best knowledge, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole.

     SECTION 4.5 REPORTS AND FINANCIAL STATEMENTS.

     (a) The Company has filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act and the Exchange Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate federal securities act and the rules and regulations thereunder. The Company has previously delivered to the Purchaser copies of its (i) Annual Reports on Form 10-K for the fiscal year ended December 31, 1993 (the "Company 10-K") and for all of the preceding fiscal years for which such reports were required to be filed, as filed with the SEC, (ii) annual reports to stockholders for the three most recent fiscal years in the form provided to stockholders, (iii) proxy and information statements relating to (A) all meetings of its stockholders (whether annual or special) and (B) actions by written consent in lieu of a stockholders' meeting from January 1, 1991 until the date hereof, (iv) Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (the "Company 10-Q") and (v) all other reports or registration statements filed by the Company with the SEC since January 1, 1991 (other than Registration Statements filed on Form S-8) (the documents referred to in clauses (i), (ii), (iii), (iv) and (v) are collectively referred to as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company and the Company Subsidiaries included in such reports (the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of the Company and the Company Subsidiaries on a consolidated basis as of the dates thereof and the results of their operations and cash flows for the periods then ended (except that the unaudited interim financial statements do not contain any notes thereto and are subject to normal year-end audit adjustments, which individually and in the aggregate, will not materially adversely affect the unaudited interim financial statements).

     (b) All of the accounts receivable of the Company and the Company Subsidiaries included in the Company Financial Statements or otherwise, including any transactions with related parties, reflect actual transactions and will not be subject to offset or deduction and, except as disclosed on Schedule 4.5(b), have arisen in the ordinary course of business. Except as disclosed on
Schedule 4.5(b) hereto, all of such accounts receivable will be collected (without recourse to any judicial proceedings) within one month of the Closing

Date at the aggregate recorded amounts thereof net of any reserves established in a manner consistent with past practices of the Company.

     SECTION 4.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed on
Schedule 4.6 hereto, neither the Company nor any Company Subsidiary had, at December 31, 1993, and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (other than ordinary and recurring operating expenses), (a) except liabilities, obligations or contingencies which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto and (b) except for any liabilities, obligations or contingencies which (i) would not, in the aggregate, have, or be reasonably expected to have, a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole or (ii) have been discharged or paid in full prior to the date hereof.

     SECTION 4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1993, there has not been any material adverse change, or any event which would reasonably be expected to result in a material adverse change, individually or in the aggregate, in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole.

     SECTION 4.8 LITIGATION.

     (a) Except as disclosed on Schedule 4.8 hereto, there are no claims, suits, actions or proceedings pending against, relating to or affecting the Company or any Company Subsidiary or, to the best of the Company's knowledge without any independent investigation, (i) any of the Company's properties or (ii) any of the Company's or a Company Subsidiary's borrowers or lessees before or by any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. Except as disclosed on Schedule 4.8 hereto, to the best of the Company's knowledge without any independent investigation, there are no claims, suits, actions or proceedings threatened against, relating to or affecting the Company, any Company Subsidiary or any of their respective properties or, any of the Company's borrowers or lessees, before or by any court, governmental department, commission, agency, instrumentality, authority or arbitrator that could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to affect materially and adversely the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole. Except as disclosed on
Schedule 4.8, neither the Company nor any Company Subsidiary is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole.

     (b) There is no litigation or governmental investigation pending or, to the best of the Company's knowledge, threatened, nor is there any order, injunction or decree, outstanding, existing or relating to the Company or any Company Subsidiary, or, to the best of the Company's knowledge without any independent investigation, any of their respective properties, that could have a material adverse effect upon the present maintenance, operation, occupancy or use of such Company Property.

     SECTION 4.9 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by the Company for inclusion or incorporation by reference in (a) the Registration Statement on Form S-4 to be filed under the Securities Act with the SEC by the Purchaser in connection with the Merger for the purpose of registering the shares of the Purchaser Common Stock to be issued in the Merger (the "Registration Statement") or (b) the proxy or information statement to be distributed in connection with the Company's and Purchaser's meetings of their respective stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement" and, together with the prospectus included in the Registration Statement, the "Proxy Statement/ Prospectus") will, in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the meetings of stockholders of the Company and Purchaser to be held in connection with the transactions contemplated by this Agreement or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings of the stockholders of the Company and the Purchaser, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act (as applicable thereto) and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by the Purchaser or derived therefrom for inclusion therein.

     SECTION 4.10 NO VIOLATION OF LAW. Except as disclosed on Schedule 4.10 hereto, none of the Company, any Company Subsidiary or, to the best of the Company's knowledge without any independent investigation, any of the Company's borrowers or lessees is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation or any applicable medical waste law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries taken as a whole or of any such borrower or lessee. Except as disclosed on Schedule 4.10 hereto, no investigation or review of the Company, the Company Subsidiaries or, to the best knowledge of the Company without any independent investigation, of any of the Company's borrowers or lessees by any governmental or regulatory body or authority is pending or, to the best knowledge of the Company without any independent investigation, threatened, nor has any governmental or regulatory body or authority indicated to the Company or any Company Subsidiary an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have, and would not reasonably be expected to have, a material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries taken as a whole or of any such borrower or lessee. Except as disclosed on Schedule 4.10 hereto, the Company, the Company Subsidiaries and, to the Company's best knowledge without any independent investigation, each of their respective borrowers and lessees, has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted and as proposed by the Company, such Company Subsidiary or such borrower or lessee to be conducted (the foregoing hereinafter referred to collectively as the "Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries taken as a whole or such borrower or lessee. Except as set forth on Schedule 4.10, the Company, the Company Subsidiaries and, to the best knowledge of the Company without any independent investigation, each of the Company's borrowers and lessees, (a) has duly and currently filed all reports and other information required to be filed with any federal, state or local governmental or regulatory authority in connection with the Permits, (b) is not in violation of the terms of any Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries taken as a whole or such borrower or lessee and (c) is using and occupying each of the Company Properties in a manner that complies with all applicable codes and zoning laws and regulations except where the failure to so comply would not have, or would not be reasonably expected to have a material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries taken as a whole or such borrower or lessee.

     SECTION 4.11 COMPLIANCE WITH AGREEMENTS. Except as disclosed on Schedule
4.11 hereto, neither the Company, any Company Subsidiary nor, to the best of the Company's knowledge without any independent investigation, any other party is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the Articles of Incorporation or Bylaws of the Company or any Company Subsidiary or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company or any Company Subsidiary is a party or by which it is bound or to which any of its properties are subject, which breaches, violations and defaults, in the case of clause (b) of this Section 4.11, would have, or be reasonably expected to have, in the aggregate, a material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries taken as a whole.

     SECTION 4.12 TAXES.

     (a) The Company has (i) duly filed with the appropriate governmental authorities all Tax Returns (as hereinafter defined) required to be filed by it for all periods ending on or prior to the Effective Time, has not filed for an extension to file any Tax Returns not yet filed except with respect to such Tax Returns as are listed on Schedule 4.12(a) hereto and such Tax Returns are true, correct and complete in all material respects and (ii) duly paid in full or made adequate provision for the payment of all Taxes (as hereinafter defined) for all periods ending at or prior to the Effective Time (whether or not shown on any Tax Return). Except as set forth in Schedule 4.12(a) hereto, the Tax Returns referred to in clause (i) hereinabove have been examined by the United States Internal Revenue Service ("IRS") or the appropriate governmental authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, all deficiencies asserted or assessments made as a result of such examinations have been paid in full and no issues that have been raised by the relevant governmental authority in connection with the examination of any of the Tax Returns referred to in clause (i) hereinabove are currently pending. No claim has been made by any authority in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return that the Company or any Company Subsidiary is or may be subject to tax in such jurisdiction. No waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company. The Company has not agreed to any extension of time with respect to any Tax deficiency. The liabilities and reserves for Taxes reflected in the Company balance sheet as of December 31, 1993 contained in the Company 10-K (the "1993 Company Balance Sheet") are adequate to cover all Taxes for all periods ending on or prior to December 31, 1993 and, to the best of the Company's knowledge without any independent investigation, there are no liens for Taxes upon any property or asset of the Company, except for liens for Taxes not yet due. The Company is not a party to any agreement providing for the allocation or sharing of Taxes with any entity except for certain of the Company Leases (as hereinafter defined) which provide that the lessee thereunder shall pay all taxes assessed with respect to the demised Company Property. The Company has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time (the "Code"). Neither the Company nor any of its officers (including the employee responsible for Tax matters) expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditors, stockholder, or other third party. The Company has or will have, by the Effective Time, received cash sufficient to satisfy the requirements of Section 857(a) of the Code for the taxable years of the Company up to the Effective Time.

     (b) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

     (c) Except as set forth on Schedule 4.12(c) hereto, the Company has not been a member of any affiliated or combined group of companies that files a consolidated, affiliated, or other combined group Tax

Return and the Company has no liability for the Taxes of any person under Treasury Regulations 1.1502-6 (or any similar provision of non-federal law) as a transferee or successor, by contract, or otherwise.

     (d) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

     (e) For purposes of this Agreement, the term "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

     SECTION 4.13 EMPLOYEE BENEFIT PLANS; ERISA.

     (a) Except as set forth in Schedule 4.13(a) hereto, at the date hereof, the Company does not maintain or contribute to, and is not a party to, any material employee benefit plans, programs, arrangements and practices (such plans, programs, arrangements and practices of the Company and its subsidiaries being referred to as the "Company Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time ("ERISA"), or any written employment contracts which contracts are not immediately terminable without penalty or further liability, or other similar material arrangements for the provision of benefits (excluding any "Multiemployer Plan" within the meaning of Section 3(37) of ERISA or any "Multiple Employer Plan" within the meaning of Section 413(c) of the Code).
Schedule 4.13(a) hereto lists all Multiemployer Plans and Multiple Employer Plans which the Company maintains or to which it makes contributions. The Company does not have any obligation to create any additional such plan or to amend any such plan so as to increase benefits thereunder, except as required under the terms of the Company Plans, under existing collective bargaining agreements or to comply with applicable law.

     (b) Except as set forth in Schedule 4.13(b) hereto, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or
Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a material adverse effect on the business, operations, properties, assets, condition (financial or other) results of operations or prospects of the Company, (ii) there is no outstanding liability in excess of $10,000, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the Company Plans except for premiums due, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Company Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA, (iv) none of the Company Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Company Plans ended prior to the date of this Agreement, (v) the current present value of all projected benefit obligations under each of the Company Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities (based upon reasonable actuarial assumptions currently utilized for such Company
Plan), (vi) each of the Company Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations, (vii) each of the Company Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired,
(viii) with respect to Multiemployer Plans, the Company has not, since January 1, 1988, made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203, 4204 and 4205 of ERISA and, to the best knowledge of the Company, no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under said Sections 4203, 4204 and 4205, (ix) to the best knowledge of the Company, there are no material pending, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course, and (x) the Company has no current liability in excess of $10,000, whether measured alone or in the aggregate, for plan termination or withdrawal (complete or partial) under Title IV of ERISA based on any plan to which any entity that would be deemed one employer with the Company under Section 4001 of ERISA or Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations (the "Company Controlled Group Plans"), and the Company does not reasonably anticipate that any such liability will be asserted against the Company, none of the Company Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and 412 of the Code), and no Company Controlled Group Plan has an outstanding funding waiver which could result in the imposition of liens, excise taxes or liability against the Company in excess of $10,000 whether measured alone or in the aggregate.

     SECTION 4.14 CERTAIN AGREEMENTS.

     (a) Except as set forth on Schedule 4.14(a) hereto, as of the date hereof, neither the Company nor any Company Subsidiary is a party to any oral or written
(i) consulting or similar agreement with any present or former director, officer or employee or any entity controlled by any such person not terminable on 30 days' or less notice for a total cost not in excess of $5,000, (ii) agreement with any executive officer or other key employee of the Company or any Company Subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Company Subsidiary of the nature contemplated by this Agreement, (iii) agreement with respect to the employment of any executive officer or other key employee of the Company or any Company Subsidiary or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement.

     (b) Except as disclosed on Schedule 4.14(b) hereto, neither the Company nor any Company Subsidiary is indebted for money borrowed, either directly or indirectly, from any of its officers, directors, or any Affiliate (as defined below), in any amount whatsoever; nor are any of its officers, directors, or Affiliates indebted for money borrowed from the Company; nor are there any transactions of a continuing nature between the Company or any Company Subsidiary and any of its officers, directors, or Affiliates (other than by or through the regular employment thereof by the Company) not subject to cancellation which will continue beyond the time the Merger becomes effective, including, without limitation, use of the Company's or any Company Subsidiary's assets for personal benefit with or without adequate compensation. For purposes of this Agreement, the term "Affiliate" shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in the foregoing definition, the term (i) "control" shall mean the power through the ownership of voting securities, contract, or otherwise to direct the affairs of another Person and (ii) "Person" shall mean an individual, firm, trust, association, corporation, partnership, government (whether federal, state, local or other political subdivision, or any agency or bureau of any of them) or other entity.

     SECTION 4.15 LABOR CONTROVERSIES. Except as set forth on Schedule 4.15 hereto, (a) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreements, (b) there are no controversies pending or, to the best knowledge of the Company, threatened between the Company and any representatives of any of its employees, (c) there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or any Company Subsidiary, (d) the Company and the Company Subsidiaries have complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes and (e) no person has asserted that the Company or any Company Subsidiary is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

     SECTION 4.16 BOOKS, RECORDS AND ACCOUNTS. The Company's books, records and accounts fairly and accurately reflect the transactions and dispositions of assets of the Company and the Company Subsidiaries, and the Company's system of internal accounting controls is sufficient to assure that: (i) transactions are executed in accordance with management's authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in Schedule 4.16 hereto, the Company has segregated all funds for security and similar deposits received from its lessees and borrowers.

     SECTION 4.17 OPINION OF FINANCIAL ADVISOR. The Company has received from a financial advisor satisfactory to the Company's Board of Directors, an opinion to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company's stockholders. Such opinion (a copy of which has been delivered to the Purchaser) has not been withdrawn, revoked or modified.

     SECTION 4.18 COMPANY OWNERSHIP OF THE PURCHASER COMMON STOCK. The Company is and, to the best of its knowledge, its "affiliates" and "associates" collectively are, and as of the Effective Time will be, the "beneficial owner" (as such terms are defined in rules and regulations under the Securities Act and the Exchange Act) of, less than 1% of the outstanding shares of the Purchaser Common Stock.

     SECTION 4.19 NYSE. The Company Common Stock is, and immediately prior to the Effective Time will be, listed on the NYSE.

     SECTION 4.20 CONTRACTS, ETC.

     (a) Schedule 4.20(a) consists of a true and complete list of all contracts, agreements, commitments and other instruments (whether oral or written, and including any and all amendments or modifications thereto) to which the Company or any Company Subsidiary is a party that: (i) involve a receipt or an expenditure or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of the Company or any Company Subsidiary, which in each case relates to a contract, agreement, commitment or instrument that either (A) requires payments or receipts in excess of $10,000 per year or (B) are not terminable by the Company or a Company Subsidiary on notice of 30 days or less without penalty or the Company or a Company Subsidiary being liable for damages; or (ii) involve an obligation for the performance of services or delivery of goods by the Company or any Company Subsidiary that cannot, or in reasonable probability will not, be performed within 45 days subsequent to the date of this Agreement including, without limitation any of the following which meet the aforementioned criteria:

          (i) Any contracts, commitments or agreements, the lack of consummation or performance of which would, either singly or in the aggregate, have an adverse impact upon the business, operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, including, without limitation, any contract or commitment which is outside of the normal, ordinary and usual requirements of the Company's or any Company Subsidiaries' business or at a price or prices in excess of those otherwise available at the time such contract or commitment was entered into;

          (ii) Any note receivable;

          (iii) Any single contract or commitment, or sales or purchase order, which involves future payments, performance of services or delivery of goods and/or materials, to or by the Company or any Company Subsidiary with an amount or value in the aggregate in excess of $10,000 per year (other than trade accounts payable incurred in the ordinary course of business with an amount or value of less than $10,000 per year);

          (iv) Any contract or agreement with a creditor not made in the ordinary course of business;

          (v) Any contract, agreement, understanding or arrangement restricting the Company or any Company Subsidiary from carrying on its business anywhere in the world;

          (vi) Any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, subordination, conditional sale, lease-purchase or otherwise; and

          (vii) Any contract, agreement, understanding or arrangement between the Company or any Company Subsidiary, and any Affiliate of the Company.

     (b) All of the contracts, agreements or instruments described in Schedule 4.20(a) hereto are valid and binding upon the Company and the other parties thereto and are in full force and effect and enforceable in accordance with their terms, and neither the Company nor any Company Subsidiary that is a party thereto nor, to the best of the Company's knowledge, any other party to any such contract, commitment or arrangement has breached any provision of, or is in default under, the terms thereof. Except for terms specifically described in
Schedule 4.20(a), neither the Company nor any Affiliate thereof has received any payment from any contracting party in connection with or as an inducement for entering into any contract, agreement or instrument except for payment for actual services rendered or to be rendered by the Company or any Company Subsidiary consistent with amounts historically charged for such services.

     SECTION 4.21 INTELLECTUAL PROPERTY. Schedule 4.21 hereto sets forth a complete and correct list and summary description of all trademarks, tradenames, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefor, applicable to or used in the business of the Company or any Company Subsidiary, together with a complete list of all licenses granted by or to the Company or any Company Subsidiary with respect to any of the above. All such trademarks, tradenames, service marks, service names, brand names, copyrights and patents are owned by the Company or a Company Subsidiary, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. Except as set forth on Schedule 4.21 hereto, neither the Company nor any Company Subsidiary is currently in receipt of any notice of any violation or infringement of, and neither the Company nor any Company Subsidiary is violating or infringing, the rights of others in any trademark, tradename, service mark, copyright, patent, trade secret, know-how or other intangible asset.

     SECTION 4.22 DISCLOSURE. This Agreement and the Schedules hereto disclose all facts material to the properties, assets, business or operations of the Company and the Company Subsidiaries, taken as a whole, except for such facts which, singly or in the aggregate, could not reasonably be expected to materially and adversely affect the properties, assets, business, operations, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole. No statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished by the Company to the Purchaser pursuant to the provisions hereof contains or will contain any untrue statement of any material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. Matters disclosed on each Schedule hereto shall be deemed disclosed only for purposes of the matters to be disclosed on such Schedule and shall not be deemed to be disclosed for any other purpose unless expressly provided therein.

     SECTION 4.23 BROKERS AND FINDERS. The Company has not employed any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

     SECTION 4.24 REIT QUALIFICATION. At all times during its existence, the Company has been, and as of the Effective Time the Company will be, organized in conformity with the requirements for qualification and, as of the date hereof for all taxable periods has qualified, as a "real estate investment trust" under the Code and the rules and regulations thereunder. The Company has at all times during its existence (i) met the 75%, 95% and 30% income tests set forth in
Section 856 of the Code, (ii) met the 75% and 25% asset tests set forth in
Section 856 of the Code and (iii) distributed dividends to its stockholders at least equal to the 95% requirements of Section 857 of the Code.

     SECTION 4.25 TITLE TO PROPERTIES. The Company has good and marketable title in fee simple to all real property owned by it (individually, a "Company Property" and collectively, the "Company Properties"), and good and marketable title to all personal property owned by it which is material to its business, in each case free and clear of all liens, encumbrances, claims, security interests and defects, other than those disclosed on Schedule 4.25 hereto and those which would not, either individually or in the aggregate, have a material adverse effect on any Company Property (including the present maintenance, operation, occupancy or use of any such Company Property) (collectively, the "Company Permitted Encumbrances").

     SECTION 4.26 TITLE INSURANCE.

     (a) Except as set forth on Schedule 4.26 hereto, an owner's policy of title insurance issued by a nationally recognized title insurance company in a form and containing coverages customarily approved and required by institutional investors has been obtained for each Company Property. Except as set forth on
Schedule 4.26, each owner's policy of title insurance insures the fee simple ownership interest of the Company or the appropriate Company Subsidiary in each Company Property subject only to the Company Permitted Encumbrances and is in an amount at least equal to the sum of (i) the cost of the acquisition of such Company Property and (ii) any subsequent cost of the construction and installation of the improvements made by the Company located on such Company Property (measured at the time of such construction).

     (b) Except as set forth on Schedule 4.26 hereto, a mortgagee's policy of title insurance issued by a nationally recognized title insurance company in a form and containing coverages customarily approved and required by institutional investors and insuring title in the priority listed in Schedule 4.34 has been obtained for each Company Mortgage Loan (as hereinafter defined). Each mortgagee's policy of title insurance insures the mortgage interest of the Company or the appropriate Company Subsidiary in the real property encumbered by the Company Mortgage Loan and is in an amount at least equal to the debt of the obligor secured by the Company Mortgage Loan.

     SECTION 4.27 ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 4.27 hereto, since January 1, 1989, all of the properties of the Company have been the subject of preliminary environmental assessments in compliance with the American Society for Testing and Materials standard for Phase I Environmental Site Assessments, E-1528 (March 15, 1993), or other environmental assessments, inspections or reviews more likely to reveal environmental liabilities. Except as disclosed on Schedule 4.27 hereto, the Company has no knowledge of (i) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials or bio-medical waste (collectively, "Hazardous Materials") on any of the properties of the Company or (ii) any unlawful spills, releases, discharges or disposal of Hazardous Materials that have occurred or are presently occurring off any of the Company Properties as a result of any construction on or operation and use of any of the Company Properties.

     SECTION 4.28 OVER FINANCING. Except as set forth on Schedule 4.28 hereto, the Company has not distributed to its stockholders the proceeds of any financing of the Company's properties.

     SECTION 4.29 DEFECTS. Except as set forth on Schedule 4.29 hereto, to the best of the Company's knowledge without any independent investigation, there are no material defects in the improvements located on a Company Property including, without limitation, any defect in the foundation, structural systems, roof or the electrical, plumbing, heating, ventilating or air conditioning systems included within the improvements located on such Company Property and there are no repairs or deferred maintenance required to be made thereto.

     SECTION 4.30 CONDEMNATION. There is no pending or, to the best of the Company's knowledge without any independent investigation, threatened public or private condemnation or similar proceeding affecting a Company Property or any part thereof which could have material adverse effect upon the present maintenance, operation, occupancy or use of such Company Property.

     SECTION 4.31 TAXES AND ASSESSMENTS ON COMPANY PROPERTIES. To the best of the Company's knowledge without any independent investigation, there are no material unpaid real estate property taxes or assessments due and payable against a Company Property. Neither the Company nor any Company Subsidiary has received any notice of assessment for public improvements with respect to or relating to a Company Property.

     SECTION 4.32 PROPERTIES AND LEASES. Schedule 4.32 hereto sets forth a complete and correct list of (i) all Company Properties and (ii) all leases of the Company Properties or any part thereof in effect on the date hereof (individually, a "Company Lease" and collectively, the "Company Leases") and sets forth a complete and correct description of the following:

          (a) The land, building and approximate square footage of the demised premises under each Company Lease;

          (b) the name of the tenant and any guarantor under each Company Lease;

          (c) the date of each Company Lease and any amendment or modification thereof, the commencement or amendment start date of each Company Lease and the expiration date of the term of each Company Lease;

          (d) the amount of annual or monthly base rent and additional rent due under each Company Lease and the amount, or the basis of calculation thereof, of any scheduled increase or other escalation in the annual and monthly base rent or additional rent;

          (e) any renewal, extension, expansion or cancellation right of the tenant under each Company Lease;

          (f) any option or first refusal purchase right of the tenant under each Company Lease;

          (g) any security deposit or outstanding rent concession or abatement under each Company Lease;

There are no leases, tenancies, licenses or other rights of occupancy or use of the Company Properties or any portion thereof except for the Company Leases and except as set forth on Schedule 4.32 hereto. Each Company Lease is valid and enforceable, is in full force and effect, has not been amended, modified or supplemented except as set forth on Schedule 4.32 hereto, and the tenant thereunder has accepted its demised premises, is in actual possession in the normal course and has commenced payment of rent and additional rent, if applicable, therefor. Except as set forth on Schedule 4.32 hereto, each Company Lease provides that the tenant thereunder is required to pay all operating expenses, repairs and maintenance, and taxes and insurance in connection with the maintenance, ownership, use and occupancy of the Company Property demised thereunder. Neither the Company nor any Company Subsidiary is in default in the payment or performance of any obligation binding on the Company or a Company Subsidiary under a Company Lease and neither the Company nor any Company Subsidiary has given notice of default to a tenant (which default has not previously been cured), nor does any condition or event exist which with the giving of notice or the passage of time, or both, would constitute a default by the Company or any Company Subsidiary or, to the best of the Company's knowledge without any independent investigation, by a tenant under a Company Lease. The Company does not have any knowledge of any claim, offset, right of recoupment or defense available to a tenant under a Company Lease. There have been no material waivers by the Company or any Company Subsidiary of any default under or breach of a Company Lease by a tenant. Except for the Company Mortgages (as hereinafter defined), neither the Company nor any Company Subsidiary has assigned, pledged, hypothecated or otherwise encumbered any of its right, title or interest in and to a Company Lease or any rents payable thereunder. No tenant has an option or first refusal purchase right under a Company Lease except as set forth on
Schedule 4.32 hereto.

     SECTION 4.33 MORTGAGES. Schedule 4.33 hereto sets forth a complete and correct list of all mortgages, deeds of trust, deeds to secure debt and other similar security interests encumbering the Company Properties or any part thereof (individually, a "Company Mortgage" and collectively, the "Company Mortgages") and sets forth a complete and correct description of the following:

          (a) the Company Property encumbered by each Company Mortgage;

          (b) the name of the obligor, guarantor and the holder of each Company Mortgage;

          (c) the priority of each Company Mortgage and any mortgage, deed of trust or other similar instrument that is either prior to or subordinate to each Company Mortgage;

          (d) the date of each Company Mortgage and any amendment or modification thereof;

          (e) the original principal amount of the debt secured by each Company Mortgage, the current rate of interest thereunder and the current outstanding principal balance thereof;

          (f) the maturity date of the debt secured by each Company Mortgage, the type of debt secured thereby and whether any balloon payment is due at the maturity of the debt secured thereby;

          (g) the amount of the current monthly payment of interest, principal or other amounts due under each Company Mortgage and the amount of any other mandatory principal or other payment due thereunder prior to the maturity date of the debt secured thereby;

          (h) any amount that has not been disbursed or advanced to the Company by the holder of a Company Mortgage that such holder is obligated to disburse or advance;

          (i) any prepayment premiums with respect to the prepayment (full or partial) of the debt secured by each Company Mortgage and the current penalty payable in connection with any such prepayment; and

          (j) the amount of any escrow deposits or other deposits or payments held under each Company Mortgage by the holder of each Company Mortgage.

There are no mortgages, deeds of trusts, deeds to secure debt or other similar instruments encumbering the Company Properties or any portion thereof except for the Company Mortgages. Each Company Mortgage is valid and enforceable, is in full force and effect, and has not been amended, modified or supplemented except as set forth in Schedule 4.33 hereto. All payments, installments and charges due and payable under a Company Mortgage have been paid in full. Neither the Company nor any Company Subsidiary has received notice of default by the Company or any Company Subsidiary (which default has not previously been cured) from the holder of a Company Mortgage nor, to the best of the Company's knowledge, does any condition or event exist which with the giving of notice or the passage of time, or both, would constitute a default by the Company or any Company Subsidiary under a Company Mortgage. Except as set forth on Schedule 4.33 hereto, the occurrence of any of the transactions contemplated by this Agreement will not require the consent or approval of the holder of a Company Mortgage and will not violate, conflict with or constitute a default by the Company or any Company Subsidiary under a Company Mortgage or result in a condition or event which with the giving of notice or the passage of time, or both, would constitute a default by the Company under a Company Mortgage.

     SECTION 4.34 COMPANY MORTGAGE LOANS. Schedule 4.34 hereto sets forth a complete and correct list of all loans made by the Company or any Company Subsidiary to others secured by a mortgage, deed of trust, deed to secure debt or other similar instrument encumbering real property and personalty related to such real property (individually, a "Company Mortgage Loan" and collectively, the "Company Mortgage Loans") and sets forth a complete and accurate description of the following:

          (a) the real property encumbered by each Company Mortgage Loan;

          (b) the name of the obligor, guarantor and the holder of each Company Mortgage Loan;

          (c) the priority of each Company Mortgage Loan and any mortgage, deed of trust, deed to secure debt or other similar instrument that is either prior to or subordinate to each Company Mortgage Loan;

          (d) the date of each Company Mortgage Loan and any amendment or modification thereof;

          (e) the original principal amount of the debt secured by each Company Mortgage Loan, the current rate of interest thereunder and the current outstanding principal thereof;

          (f) the maturity date of the debt secured by each Company Mortgage Loan, the type of debt secured thereby and whether any balloon payment is due at the maturity of the debt secured thereby;

          (g) the amount of the current monthly payment of interest, principal or other amounts due under each Company Mortgage Loan and the amount of any other mandatory principal or other payment due thereunder prior to the maturity date of the debt secured thereby;

          (h) any amount that has not been disbursed or advanced to the obligor under each Company Mortgage Loan by the Company or a Company Subsidiary that the Company or a Company Subsidiary is obligated to disburse or advance;

          (i) any prepayment premiums with respect to the prepayment (full or partial) of the debt secured by each Company Mortgage Loan and the current penalty payable in connection with any such prepayment; and

          (j) the amount of any escrow deposits or other deposits or payments held under each Company Mortgage Loan by the Company or a Company Subsidiary.

There are no loans made by the Company or any Company Subsidiary to others secured by a mortgage, deeds of trust, deed to secure debt or other similar instruments encumbering real property and personally related to such real property except for the Company Mortgage Loans. Each Company Mortgage Loan is valid and enforceable, is in full force and effect and has not been amended, modified or supplemented except as set forth in Schedule 4.34 hereto. All payments, installments and charges due and payable under each Company Mortgage Loan have been paid in full. The Company is not in default in the payment or performance of any obligation under a Company Mortgage Loan and has not given any notice of default to an obligor under a Company Mortgage Loan (which default has not previously been cured) nor, to the best of the Company's knowledge without any independent investigation, does any condition or event exist which with the giving of notice or the passage of time, or both, would constitute a default by an obligor under a Company Mortgage Loan. No obligor under a Company Mortgage Loan has a valid defense to the payment in full of the Company Mortgage Loan nor is such Company Mortgage Loan subject to any valid right of rescission, set-off, abatement, diminution, counterclaim or defense. There have been no waivers by the Company or any Company Subsidiary of any default under or breach of a Company Mortgage Loan by an obligor under a Company Mortgage Loan. The occurrence of any of the transactions contemplated by this Agreement does not require the consent or approval of the obligor under a Company Mortgage Loan and will not violate, conflict with or constitute a default by the Company or any Company Subsidiary under a Company Mortgage Loan or result in a condition or event which with the giving of notice or the passage of time, or both, would constitute a default by the Company or any Company Subsidiary under a Company Mortgage Loan.

     SECTION 4.35 INVESTMENT COMPANY ACT. The Company is not, and as of the Effective Time will not be, an "investment company" or company "controlled" by "an investment company" within the meaning of the Investment Company Act of 1940, as amended.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Company as follows (and for the purpose of this Article V, all references to the "Purchaser" shall be deemed to include all Purchaser Subsidiaries, as hereinafter defined, unless the context otherwise requires):

     SECTION 5.1 ORGANIZATION AND QUALIFICATION. The Purchaser and each of the Purchaser Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and each has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as proposed by the Purchaser to be conducted. The Purchaser and each Purchaser Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not have, and would not reasonably be expected to have, a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the

Purchaser and the Purchaser Subsidiaries taken as a whole. True, accurate and complete copies of each of the Articles of Incorporation and Bylaws of the Purchaser and each Purchaser Subsidiary as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Company.

     SECTION 5.2 CAPITALIZATION.

     (a) The authorized capital stock of the Purchaser consists of 50,000,000 shares of Purchaser Common Stock of which 9,655,315 shares are issued and outstanding as of June 3, 1994; and 10,000,000 shares of preferred stock, $1.00 par value per share of which no shares are issued and outstanding as of June 3, 1994. All of the issued and outstanding shares of Purchaser Common Stock are validly issued and are fully paid, nonassessable and free of preemptive rights. No subsidiary of the Purchaser holds any shares of capital stock of the Purchaser. The authorized capital stock of each Purchaser Subsidiary is owned 100% by the Purchaser and all of the issued and outstanding shares of each Purchaser Subsidiary are fully paid and nonassessable.

     (b) Except as set forth in Schedule 5.2(b) hereto, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement that is presently exercisable obligating the Purchaser or any Purchaser Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Purchaser or any Purchaser Subsidiary or obligating the Purchaser or any Purchaser Subsidiary to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which the Purchaser is a party or is bound with respect to the voting of any shares of capital stock of the Purchaser or any Purchaser Subsidiary. The shares of the Purchaser Common Stock to be issued to stockholders of the Company in connection with the Merger will be at the Effective Time duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. The Purchaser Common Stock to be issued in the Merger will be duly authorized and, when issued in accordance with the terms of the Articles of Merger and this Agreement, will be validly issued, fully paid and non-assessable and no stockholder of the Purchaser will have any preemptive rights with respect thereto. The shares of Purchaser Common Stock to be issued in the Merger will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws.

     SECTION 5.3 SUBSIDIARIES. The Purchaser has no subsidiaries except as disclosed on Schedule 5.3 hereto ("Purchaser Subsidiaries"). Each Purchaser Subsidiary is a "qualified REIT subsidiary" under Section 856 of the Code. Neither the Purchaser nor any Purchaser Subsidiary is a partner in any partnership or joint venture and will not become one prior to the Effective Time.

     SECTION 5.4 AUTHORITY; NON-CONTRAVENTION; APPROVALS.

     (a) The Purchaser has full corporate power and authority to enter into this Agreement and, subject to the Purchaser Stockholders' Approval (as hereinafter defined) and the Purchaser Required Statutory Approvals (as hereinafter defined) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by the Purchaser of the transactions contemplated hereby, have been duly authorized by the Purchaser's Board of Directors and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby, except for the Purchaser Stockholders' Approval and the obtaining of the Purchaser Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) Except as set forth in Schedule 5.4(b) hereto, the execution and delivery of this Agreement by the Purchaser do not, and the consummation by the Purchaser of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of (i) the Purchaser's Articles of Incorporation or Bylaws, (ii) subject to obtaining the Purchaser Required Statutory Approvals and the Purchaser Stockholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Purchaser or, to the best of the Purchaser's knowledge, any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Purchaser is now a party or by which the Purchaser or to the Purchaser's best knowledge any of its properties or assets may be bound, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have, or be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Purchaser.

     (c) Except for (i) any filings by the Purchaser and the Company that may be required by the HSR Act, (ii) the filing of the Registration Statement, including the Proxy Statement/Prospectus with the SEC pursuant to the Securities Act and the Exchange Act, and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities, (iii) the making of the Merger Filing with the Secretary of State of the State of Maryland and the Secretary of State of the State of North Carolina in connection with the Merger,
(iv) any required filings with or approvals from applicable state environmental authorities and (v) any required filings with or approvals from applicable state health care regulation and licensing authorities (the filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "Purchaser Required Statutory Approvals"), to the Purchaser's best knowledge, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Purchaser.

     SECTION 5.5 REPORTS AND FINANCIAL STATEMENTS.

     (a) Since March 31, 1992, the Purchaser has filed with the SEC, all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act and the Exchange Act and the respective rules and regulations thereunder all of which complied in all material respects with all applicable requirements of the appropriate federal securities act and the rules and regulations thereunder. The Purchaser has previously delivered to the Company copies of its (a) Annual Reports on Form 10-K for the fiscal year ended December 31, 1993 ("Purchaser 10-K") and for the immediately preceding fiscal year, as filed with the SEC, (b) annual reports to stockholders for the two most recent fiscal years in the form provided to stockholders, (c) proxy and information statements relating to all meetings of its stockholders (whether annual or special) from March 31, 1992, until the date hereof, (d) Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (the "Purchaser 10-Q") and (e) all other reports or registration statements filed by the Purchaser with the SEC since March 31, 1992 (other than Registration Statements filed on Form S-8) (collectively, the "Purchaser SEC Reports"). As of their respective dates, the Purchaser SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of the Purchaser included in such reports (the "Purchaser Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of the Purchaser as of the dates thereof and the results of the Purchaser's operations and cash flows for the periods then ended (except that the unaudited interim financial statements do not contain any notes thereto and are subject to normal year-end audit adjustments, which individually and in the aggregate, will not materially adversely affect the unaudited interim financial statements).

     (b) All of the accounts receivable of the Purchaser included in the Purchaser Financial Statements or otherwise, including any transactions with related parties, reflect actual transactions and will not be subject to offset or deduction and, except as disclosed on Schedule 5.5(b), have arisen in the ordinary course of business. Except as disclosed on Schedule 5.5(b) hereto, all of such accounts receivable will be collected (without recourse to any judicial proceedings) within six months of the Closing Date at the aggregate recorded amounts thereof net of any reserves established in a manner consistent with past practices of the Company.

     SECTION 5.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed on
Schedule 5.6 hereto, the Purchaser did not have at December 31, 1993, and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (other than ordinary and recurring operating expenses), (a) except liabilities, obligations or contingencies which are accrued or reserved against in the Purchaser Financial Statements or reflected in the notes thereto and (b) except for any liabilities, obligations or contingencies which (i) would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Purchaser or (ii) have been discharged or paid in full prior to the date hereof.

     SECTION 5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1993, there has not been any material adverse change or any event which would reasonably be expected to result in a material adverse change, individually or in the aggregate, in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of the Purchaser.

     SECTION 5.8 LITIGATION.

     (a) Except as disclosed on Schedule 5.8 hereto, there are no claims, suits, actions or proceedings pending against, relating to or affecting the Purchaser or any of its properties or, to the Purchaser's best knowledge without any independent investigation, any of the Purchaser's borrowers or lessees, before or by any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. Except as disclosed on Schedule 5.8 hereto, to the Purchaser's best knowledge without any independent investigation, there are no claims, suits, actions or proceedings threatened against, relating to or affecting the Purchaser or any of its properties, or, any of the Purchaser's borrowers or lessees or any of such borrowers' or lessees' respective properties, before or by any court, government department, commission, agency, instrumentality or authority or any arbitrator which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to affect materially and adversely the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Purchaser. Except as disclosed on Schedule 5.8, the Purchaser is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Purchaser.

     (b) There is no litigation or governmental investigation pending or, to the best of the Purchaser's knowledge, threatened, nor is there any order, injunction or decree, outstanding, existing or relating to the Purchaser or, to the best of the Purchaser's knowledge without any independent investigation, any of its properties that could have a material adverse effect upon the present maintenance, operation, occupancy or use of such property.

     SECTION 5.9 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by the Purchaser for inclusion or incorporation by reference in (a) the Registration Statement or (b) the Proxy Statement/Prospectus will, in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the meetings of stockholders of the Company and the Purchaser to be held in connection with the transactions contemplated by this Agreement or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meeting of the stockholders of the Company and the Purchaser, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act (as applicable thereto) and the rules and regulations promulgated thereunder, except that no representation is made by the Purchaser with respect to information supplied by the Company or derived therefrom for inclusion therein.

     SECTION 5.10 NO VIOLATION OF LAW. Except as disclosed on Schedule 5.10 hereto, neither the Purchaser nor, to the Purchaser's best knowledge without any independent investigation, any of the Purchaser's borrowers or lessees is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation or any applicable medical waste law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Purchaser or of any such borrower or lessee. Except as disclosed on Schedule 5.10 hereto, no investigation or review of the Purchaser or, to the best knowledge of the Purchaser without any independent investigation, of any of the Purchaser's borrowers or lessees by any governmental or regulatory body or authority is pending or, to the best knowledge of the Purchaser without any independent investigation, threatened, nor has any governmental or regulatory body or authority indicated to the Purchaser an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have, and would not reasonably be expected to have, a material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Purchaser or of any such borrower or lessee. Except as disclosed on Schedule
5.10 hereto, the Purchaser and, to the Purchaser's best knowledge without any independent investigation, each of the Purchaser's borrowers and lessees, has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted and as proposed by the Purchaser or such borrower or lessee to be conducted, except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Purchaser or such borrower or lessee. The Purchaser and, to the best knowledge of the Purchaser without any independent investigation, each of the Purchaser's borrowers and lessees, (a) has duly and currently filed all reports and other information required to be filed with any federal, state or local governmental or regulatory authority in connection with the Permits, (b) is not in violation of the terms of any Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Purchaser or such borrower or lessee and (c) is using and occupying each of the Purchaser Properties in a manner that complies with all applicable codes and zoning laws and regulations except where the failure to so comply would not have, or would not be reasonably expected to have, a material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Purchaser or such borrower or lessee.

     SECTION 5.11 COMPLIANCE WITH AGREEMENTS. Except as disclosed on Schedule
5.11 hereto, neither the Purchaser nor, to the best of the Purchaser's best knowledge without any independent investigation, any other party is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the Articles of Incorporation or Bylaws of the Purchaser or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Purchaser is a party or by which it is bound or to which any of its properties are subject, which breaches, violations and defaults, in the case of clause (b) of this Section 5.11, would have, or be reasonably expected to have, in the aggregate, a material adverse effect on the business, operations, properties (including the present

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

maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Purchaser.

     SECTION 5.12 TAXES.

     (a) The Purchaser has (i) duly filed with the appropriate governmental authorities all Tax Returns required to be filed by it for all periods ending on or prior to the Effective Time, has not filed for an extension to file any Tax Returns except with respect to such Tax Returns as are listed on Schedule 5.12(a) hereto and such Tax Returns are true, correct and complete in all material respects and (ii) duly paid in full or made adequate provision for the payment of all Taxes for all periods ending at or prior to the Effective Time (whether or not shown on any Tax Return). Except as set forth in Schedule 5.12(a) hereto, the Tax Returns referred to in clause (i) hereinabove have been examined by the IRS or the appropriate governmental authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, all deficiencies asserted or assessments made as a result of such examinations have been paid in full and no issues that have been raised by the relevant governmental authority in connection with the examination of any of the Tax Returns referred to in clause (i) hereinabove are currently pending. No claim has been made by any authority in a jurisdiction where the Purchaser does not file a Tax Return that the Purchaser is or may be subject to tax in such jurisdiction. No waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Purchaser. The Purchaser has not agreed to any extension of time with respect to any Tax deficiency. The liabilities and reserves for Taxes reflected in the Purchaser balance sheet as of December 31, 1993 contained in the Purchaser 10-K (the "1993 Purchaser Balance Sheet") are adequate to cover all Taxes for all periods ending on or prior to December 31, 1993, and to the best of the Purchaser's knowledge without any independent investigation, there are no liens for Taxes upon any property or asset of the Purchaser, except for liens for Taxes not yet due. The Purchaser is not a party to any agreement providing for the allocation or sharing of Taxes with any entity except for certain Purchaser Leases (as defined in Section 5.31 hereof) which provide that the lessee thereunder shall pay all taxes assessed with respect to the demised property. The Purchaser has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Code regulations promulgated thereunder, as in effect from time to time. Neither the Purchaser nor any of its officers (including the employee responsible for Tax matters) expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. The Purchaser has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditors, stockholder, or other third party. The Purchaser has or will have, by the Effective Time, received cash sufficient to satisfy the requirements of Section 857(a) of the Code for the taxable years of the Purchaser up to the Effective Time.

     (b) The Purchaser has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

     (c) Except as set forth on Schedule 5.12(c) hereto, the Purchaser has not been a member of any affiliated or combined group of companies that files a consolidated, affiliated, or other combined group Tax Return and the Purchaser has no liability for the Taxes of any person under Treasury Regulations 1.1502-6 (or any similar provision of non-federal law) as a transferee or successor, by contract, or otherwise.

     SECTION 5.13 EMPLOYEE BENEFIT PLANS; ERISA.

     (a) Except as set forth in Schedule 5.13(a) hereto, at the date hereof, the Purchaser does not maintain or contribute to, and is not a party to, any material employee benefit plans, programs, arrangements and practices (such plans, programs, arrangements and practices of the Purchaser and its subsidiaries being referred to as the "Purchaser Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of ERISA, or any written employment contracts which contracts are not immediately terminable without penalty or further liability, or other similar material arrangements for the provision of benefits (excluding any Multiemployer Plan or any Multiple Employer Plan. Schedule 5.13(a) hereto lists all Multiemployer Plans and Multiple Employer Plans which the Purchaser maintains or to which it makes contributions. The Purchaser does not have any obligation to create any additional such plan or to amend any

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

such plan so as to increase benefits thereunder, except as required under the terms of the Purchaser Plans, under existing collective bargaining agreements or to comply with applicable law.

     (b) Except as set forth in Schedule 5.13(b) hereto, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or
Section 4975 of the Code with respect to any of the Purchaser Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a material adverse effect on the business, operations, properties, assets, condition (financial or other) results of operations or prospects of the Purchaser, (ii) there is no outstanding liability in excess of $10,000, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the Purchaser Plans except for premiums due, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Purchaser Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA,
(iv) none of the Purchaser Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Purchaser Plans ended prior to the date of this Agreement, (v) the current present value of all projected benefit obligations under each of the Purchaser Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities (based upon reasonable actuarial assumptions currently utilized for such Purchaser Plan), (vi) each of the Purchaser Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations, (vii) each of the Purchaser Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Purchaser Plans, and the period for making any such necessary retroactive amendments has not expired, (viii) with respect to Multiemployer Plans, the Purchaser has not, since March 31, 1992, made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203, 4204 and 4205 of ERISA and, to the best knowledge of the Purchaser, no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under said Sections 4203, 4204 and 4205, (ix) to the best knowledge of the Purchaser, there are no material pending, threatened or anticipated claims involving any of the Purchaser Plans other than claims for benefits in the ordinary course, and (x) the Purchaser has no current liability in excess of $10,000, whether measured alone or in the aggregate, for plan termination or withdrawal (complete or partial) under Title IV of ERISA based on any plan to which any entity that would be deemed one employer with the Purchaser under Section 4001 of ERISA or
Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations (the "Purchaser Controlled Group Plans"), and the Purchaser does not reasonably anticipate that any such liability will be asserted against the Purchaser, none of the Purchaser Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and 412 of the Code), and no Purchaser Controlled Group Plan has an outstanding funding waiver which could result in the imposition of liens, excise taxes or liability against the Purchaser in excess of $10,000 whether measured alone or in the aggregate.

     SECTION 5.14 CERTAIN AGREEMENTS.

     (a) Except as set forth on Schedule 5.14(a) hereto, as of the date hereof, the Purchaser is not a party to any oral or written (i) consulting or similar agreement with any present or former director, officer or employee or any entity controlled by any such person not terminable on 30 days' or less notice for a total cost not in excess of $5,000, (ii) agreement with any executive officer or other key employee of the Purchaser the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Purchaser of the nature contemplated by this Agreement, (iii) agreement with respect to the employment of any executive officer or other key employee of the Purchaser, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement.

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

     (b) Except as disclosed on Schedule 5.14(b) hereto, the Purchaser is not indebted for money borrowed, either directly or indirectly, from any of its officers, directors, or any Affiliate, in any amount whatsoever; nor are any of its officers, directors, or Affiliates indebted for money borrowed from the Purchaser; nor are there any transactions of a continuing nature between the Purchaser and any of its officers, directors, or Affiliates (other than by or through the regular employment thereof by the Purchaser) not subject to cancellation which will continue beyond the time the Merger becomes effective, including, without limitation, use of the Purchaser's assets for personal benefit with or without adequate compensation.

     SECTION 5.15 LABOR CONTROVERSIES. Except as set forth on Schedule 5.15 hereto, (a) the Purchaser is not a party to any collective bargaining agreements, (b) there are no controversies pending or, to the best knowledge of the Purchaser, threatened between the Purchaser and any representatives of any of its employees, (c) there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Purchaser or its subsidiaries, (d) the Purchaser has complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes, and (e) no person has asserted that the Purchaser is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

     SECTION 5.16 BOOKS, RECORDS AND ACCOUNTS. The Purchaser's books, records and accounts fairly and accurately reflect the Purchaser's transactions and dispositions of assets, and the Purchaser's system of internal accounting controls is sufficient to assure that: (i) transactions are executed in accordance with management's authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in Schedule 5.16 hereto, the Purchaser has segregated all funds for security and similar deposits received from its lessees and borrowers.

     SECTION 5.17 OPINION OF FINANCIAL ADVISOR. The Purchaser has received from a financial advisor satisfactory to the Purchaser's Board of Directors, an opinion to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Purchaser's stockholders. Such opinion has not been withdrawn, revoked or modified.

     SECTION 5.18 PURCHASER OWNERSHIP OF THE COMPANY COMMON STOCK. The Purchaser is and, to the best of its knowledge, its "affiliates" and "associates" collectively are, and as of the Effective Time will be the beneficial owner of less than 1% of the outstanding shares of the Company Common Stock.

     SECTION 5.19 CONTRACTS, ETC.

     (a) Schedule 5.19(a) consists of a true and complete list of all contracts, agreements, commitments and other instruments (whether oral or written, and including any and all amendments or modifications thereto) to which the Purchaser is a party that: (i) involve a receipt or an expenditure by the Purchaser require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of the Purchaser, which in each case relates to a contract, agreement, commitment or instrument that either (A) requires payments or receipts in excess of $10,000 per year or (B) are not terminable by the Purchaser on notice of 30 days or less without penalty or the Purchaser being liable for damages; or (ii) involve an obligation for the performance of services or delivery of goods by the Purchaser that cannot, or in reasonable probability will not, be performed within 45 days subsequent to the date of this Agreement including, without limitation any of the following which meet the aforementioned criteria:

          (i) Any contracts, commitments or agreements, the lack of consummation or performance of which would, either singly or in the aggregate, have an adverse impact upon the Purchaser's business, operations or financial condition, including, without limitation, any contract or commitment which is outside of the normal, ordinary and usual requirements of the Purchaser's business or at a price or prices in excess of those otherwise available at the time such contract or commitment was entered into;

          (ii) Any note receivable;

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

          (iii) Any single contract or commitment, or sales or purchase order, which involves future payments, performance of services or delivery of goods and/or materials, to or by the Purchaser with an amount or value in the aggregate in excess of $10,000 per year (other than trade accounts payable incurred in the ordinary course of business with an amount or value of less than $10,000 per year);

          (iv) Any contract or agreement with a creditor not made in the ordinary course of business;

          (v) Any contract, agreement, understanding or arrangement restricting the Purchaser from carrying on its business anywhere in the world;

          (vi) Any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, subordination, conditional sale, lease-purchase or otherwise; and

          (vii) Any contract, agreement, understanding or arrangement between the Purchaser and any Affiliate of the Purchaser.

     (b) All of the contracts, agreements or instruments described in Schedule 5.19(a) hereto are valid and binding upon the Purchaser and the other parties thereto and are in full force and effect and enforceable in accordance with their terms, and neither the Purchaser nor, to the best of the Purchaser's knowledge, any other party to any such contract, commitment or arrangement has breached any provision of, or is in default under, the terms thereof. Except for terms specifically described in Schedule 5.19(a), neither the Purchaser nor any Affiliate thereof has received any payment from any contracting party in connection with or as an inducement for entering into any contract, agreement or instrument except for payment for actual services rendered or to be rendered by the Purchaser consistent with amounts historically charged for such services.

     SECTION 5.20 INTELLECTUAL PROPERTY. Schedule 5.20 hereto sets forth a complete and correct list and summary description of all trademarks, tradenames, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefor, applicable to or used in the business of the Purchaser, together with a complete list of all licenses granted by or to the Purchaser with respect to any of the above. All such trademarks, tradenames, service marks, service names, brand names, copyrights and patents are owned by the Purchaser, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. Except as set forth on Schedule 5.20 hereto, the Purchaser is not currently in receipt of any notice of any violation or infringement of, and the Purchaser is not violating or infringing, the rights of others in any trademark, tradename, service mark, copyright, patent, trade secret, know-how or other intangible asset.

     SECTION 5.21 DISCLOSURE. This Agreement and the Schedules hereto disclose all facts material to the properties, assets, business or operations of the Purchaser except for such facts which, singly or in the aggregate, could not reasonably be expected to materially and adversely affect the properties, assets, business, operations, condition (financial or other), results of operations or prospects of the Purchaser. No statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished by the Purchaser to the Company pursuant to the provisions hereof contains or will contain any untrue statement of any material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. Matters disclosed on each Schedule hereto shall be deemed disclosed only for purposes of the matters to be disclosed on such Schedule and shall not be deemed to be disclosed for any other purpose unless expressly provided therein.

     SECTION 5.22 BROKERS AND FINDERS. The Purchaser has not employed any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

     SECTION 5.23 REIT QUALIFICATION. At all times during its existence, the Purchaser has been, and as of the Effective Time the Purchaser will be, organized in conformity with the requirements for qualification and, as of the date hereof for all taxable periods has qualified, as a "real estate investment trust" under the Code and the rules and regulations thereunder. The Purchaser has at all times during its existence (i) met the 75%,

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95% and 30% income tests set forth in Section 856 of the Code, (ii) met the 75%
and 25% asset tests set forth in Section 856 of the Code and (iii) distributed dividends to its stockholders at least equal to the 95% requirements of Section 857 of the Code.

     SECTION 5.24 TITLE TO PROPERTIES. The Purchaser has good and marketable title in fee simple to all real property owned by it (individually, a "Purchaser Property" and collectively, the "Purchaser Properties"), and good and marketable title to all personal property owned by it which is material to its business, in each case free and clear of all liens, encumbrances, claims, security interests and defects, other than those disclosed on Schedule 5.24 hereto and those which would not, either individually or in the aggregate, have a material adverse effect on any Purchaser Property (including the present maintenance, operation, occupancy or use of any such Purchaser Property) (collectively, the "Purchaser Permitted Encumbrances").

     SECTION 5.25 TITLE INSURANCE.

     (a) Except as set forth on Schedule 5.25 hereto, an owner's policy of title insurance issued by a nationally recognized title insurance company in a form and containing coverages customarily approved and required by institutional investors has been obtained for each Purchaser Property. Each owner's policy of title insurance insures the fee simple ownership interest of the Company in each Purchaser Property subject only to the Purchaser Permitted Encumbrances and is in an amount at least equal to the sum of (i) the cost of the acquisition of such Purchaser Property and (ii) any subsequent cost of the construction and installation of the improvements made by the Purchaser located on such Purchaser Property (measured at the time of such construction).

     (b) Except as set forth on Schedule 5.25 hereto, a mortgagee's policy of title insurance issued by a nationally recognized title insurance company in a form and containing coverages customarily approved and required by institutional investors and insuring title in the priority listed in Schedule 5.33 has been obtained for each Purchaser Mortgage Loan (as hereinafter defined). Each mortgagee's policy of title insurance insures the mortgage interest of the Purchaser in the real property encumbered by the Purchaser Mortgage Loan and is in an amount at least equal to the debt of the obligor secured by the Purchaser Mortgage Loan.

     SECTION 5.26 ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 5.26 hereto, all of the properties of the Purchaser have been the subject within the past 24 months of preliminary environmental assessments in compliance with the American Society for Testing and Materials standard for Phase I Environmental Site Assessments, E-1528 (March 15, 1993), or other environmental assessments, inspections or reviews more likely to reveal environmental liabilities. Except as disclosed on Schedule 5.26 hereto, the Purchaser has no knowledge of (i) the unlawful presence of any Hazardous Materials on any of the properties of the Purchaser or (ii) any unlawful spills, releases, discharges or disposal of Hazardous Materials that have occurred or are presently occurring off any of the Purchaser Properties as a result of any construction on or operation and use of any of the Purchaser Properties.

     SECTION 5.27 OVER FINANCING. Except as set forth on Schedule 5.27 hereto, the Purchaser has not distributed to its stockholders the proceeds of any financing of the Purchaser's properties.

     SECTION 5.28 DEFECTS. Except as set forth on Schedule 5.28 hereto, to the Purchaser's best knowledge without any independent investigation there are no material defects in the improvements located on a Purchaser Property including, without limitation, any defect in the foundation, structural systems, roof or the electrical, plumbing, heating, ventilating or air conditioning systems included within the improvements located on such Purchaser Property and there are no repairs or deferred maintenance required to be made thereto.

     SECTION 5.29 CONDEMNATION. There is no pending or, to the Purchaser's best knowledge without any independent investigation, threatened public or private condemnation or similar proceeding affecting a Purchaser Property or any part thereof which could have material adverse effect upon the present maintenance, operation, occupancy or use of such Purchaser Property.

     SECTION 5.30 TAXES AND ASSESSMENTS ON PROPERTIES. To the Purchaser's best knowledge without any independent investigation, there are no material unpaid real estate property taxes or assessments due and payable against a Purchaser Property and the Purchaser has not received any notice of assessment for public improvements with respect to or relating to a Purchaser Property.

     SECTION 5.31 PROPERTIES AND LEASES. Schedule 5.31 hereto sets forth a complete and correct list of (i) all Purchaser Properties and (ii) all leases of the Purchaser Properties or any part thereof in effect on the date hereof (individually, a "Purchaser Lease" and collectively, the "Purchaser Leases") and sets forth a complete and correct description of the following:

          (a) The land, building and approximate square footage of the demised premises under each Purchaser Lease;

          (b) the name of the tenant and any guarantor under each Purchaser
     Lease;

          (c) the date of each Purchaser Lease and any amendment or modification thereof, the commencement or amendment start date of each Purchaser Lease and the expiration date of the term of each Purchaser Lease;

          (d) the amount of annual or monthly base rent and additional rent due under each Purchaser Lease and the amount, or the basis of calculation thereof, of any scheduled increase or other escalation in the annual and monthly base rent or additional rent;

          (e) any renewal, extension, expansion or cancellation right of the tenant under each Purchaser Lease;

          (f) any option or first refusal purchase right of the tenant under each Purchaser Lease;

          (g) any security deposit or outstanding rent concession or abatement under each Purchaser Lease;

There are no leases, tenancies, licenses or other rights of occupancy or use of the Purchaser Properties or any portion thereof except for the Purchaser Leases and except as set forth on Schedule 5.31 hereto. Each Purchaser Lease is valid and enforceable, is in full force and effect, has not been amended, modified or supplemented except as set forth on Schedule 5.31 hereto, and the tenant thereunder has accepted its demised premises, is in actual possession in the normal course and has commenced payment of rent and additional rent, if applicable, therefor. Except as set forth on Schedule 5.31 hereto, each Purchaser Lease provides that the tenant thereunder is required to pay all operating expenses, repairs and maintenance, and taxes and insurance in connection with the maintenance, ownership, use and occupancy of the Purchaser Property demised thereunder. The Purchaser is not in default in the payment or performance of any obligation binding on the Purchaser under a Purchaser Lease and the Purchaser has not given notice of default to a tenant under a Purchaser Lease (which default has not previously been cured), nor does any condition or event exist which with the giving of notice or the passage of time, or both, would constitute a default by the Purchaser or, to the best of the Purchaser's knowledge without any independent investigation, by a tenant under a Purchaser Lease. The Purchaser does not have any knowledge of any claim, offset, right of recoupment or defense available to a tenant under a Purchaser Lease. There have been no material waivers by the Purchaser of any default under or breach of a Purchaser Lease by a tenant. Except for the Purchaser Mortgages (as hereinafter defined), the Purchaser has not assigned, pledged, hypothecated or otherwise encumbered any of its right, title or interest in and to a Purchaser Lease or any rents payable thereunder. No tenant has an option or first refusal purchase right under a Purchaser Lease except as set forth on Schedule 5.31 hereto.

     SECTION 5.32 MORTGAGES. Schedule 5.32 hereto sets forth a complete and correct list of all mortgages, deeds of trust, deeds to secure debt and other similar security interests encumbering the Purchaser Properties or any part thereof (individually, a "Mortgage" and collectively, the "Purchaser Mortgages") and sets forth a complete and correct description of the following:

          (a) the Purchaser Property encumbered by each Purchaser Mortgage;

          (b) the name of the obligor, guarantor and the holder of each Purchaser Mortgage;

          (c) the priority of each Purchaser Mortgage and any mortgage, deed of trust or other similar instrument that is either prior to or subordinate to each Purchaser Mortgage;

          (d) the date of each Purchaser Mortgage and any amendment or modification thereof;

          (e) the original principal amount of the debt secured by each Purchaser Mortgage, the current rate of interest thereunder and the current outstanding principal balance thereof;

          (f) the maturity date of the debt secured by each Purchaser Mortgage, the type of debt secured thereby and whether any balloon payment is due at the maturity of the debt secured thereby;

          (g) the amount of the current monthly payment of interest, principal or other amounts due under each Purchaser Mortgage and the amount of any other mandatory principal or other payment due thereunder prior to the maturity date of the debt secured thereby;

          (h) any amount that has not been disbursed or advanced to the Purchaser by the holder of a Purchaser Mortgage that such holder is obligated to disburse or advance;

          (i) any prepayment premiums with respect to the prepayment (full or partial) of the debt secured by each Purchaser Mortgage and the current penalty payable in connection with any such prepayment; and

          (j) the amount of any escrow deposits or other deposits or payments held under each Purchaser Mortgage by the holder of each Purchaser Mortgage.

Except as set forth in Schedule 5.32, there are no mortgages, deeds of trusts, deeds to secure debt or other similar instruments encumbering the Purchaser Properties or any portion thereof except for the Purchaser Mortgages. Each Purchaser Mortgage is valid and enforceable, is in full force and effect, and has not been amended, modified or supplemented except as set forth in Schedule
5.32 hereto. All payments, installments and charges due and payable under a Purchaser Mortgage have been paid in full. The Purchaser has not received notice of default by the Purchaser (which default has not previously been cured) from the holder of a Purchaser Mortgage nor, to the best of the Purchaser's knowledge, does any condition or event exist which with the giving of notice or the passage of time, or both, would constitute a default by the Purchaser under a Purchaser Mortgage. The occurrence of any of the transactions contemplated by this Agreement will not require the consent or approval of the holder of a Purchaser Mortgage and will not violate, conflict with or constitute a default by the Purchaser under a Purchaser Mortgage or result in a condition or event which with the giving of notice or the passage of time, or both, would constitute a default by the Purchaser under a Purchaser Mortgage.

     SECTION 5.33 PURCHASER MORTGAGE LOANS. Schedule 5.33 hereto sets forth a complete and correct list of all loans made by the Purchaser to others secured by a mortgage, deed of trust, deed to secure debt or other similar instrument encumbering real property and personalty related to such real property (individually, a "Purchaser Mortgage Loan" and collectively, the "Purchaser Mortgage Loans") and sets forth a complete and accurate description of the following:

          (a) the real property encumbered by each Purchaser Mortgage Loan;

          (b) the name of the obligor, guarantor and the holder of each Purchaser Mortgage Loan;

          (c) the priority of each Purchaser Mortgage Loan and any mortgage, deed of trust, deed to secure debt or other similar instrument that is either prior to or subordinate to each Purchaser Mortgage Loan;

          (d) the date of each Purchaser Mortgage Loan and any amendment or modification thereof;

          (e) the original principal amount of the debt secured by each Purchaser Mortgage Loan, the current rate of interest thereunder and the current outstanding principal thereof;

          (f) the maturity date of the debt secured by each Purchaser Mortgage Loan, the type of debt secured thereby and whether any balloon payment is due at the maturity of the debt secured thereby;

          (g) the amount of the current monthly payment of interest, principal or other amounts due under each Purchaser Mortgage Loan and the amount of any other mandatory principal or other payment due thereunder prior to the maturity date of the debt secured thereby;

          (h) any amount that has not been disbursed or advanced to the obligor under each Purchaser Mortgage Loan by the Purchaser that the Purchaser is obligated to disburse or advance;

          (i) any prepayment premiums with respect to the prepayment (full or partial) of the debt secured by each Purchaser Mortgage Loan and the current penalty payable in connection with any such prepayment; and

          (j) the amount of any escrow deposits or other deposits or payments held under each Purchaser Mortgage Loan by the Purchaser.

There are no loans made by the Purchaser to others secured by a mortgage, deeds of trust, deed to secure debt or other similar instruments encumbering real property and personally related to such real property except for the Purchaser Mortgage Loans. Each Purchaser Mortgage Loan is valid and enforceable, is in full force and effect and has not been amended, modified or supplemented except as set forth in Schedule 5.33 hereto. All payments, installments and charges due and payable under each Purchaser Mortgage Loan have been paid in full. The Purchaser is not in default in the payment or performance of any obligation under a Purchaser Mortgage Loan and has not given notice of default by an obligor (which default has not previously been cured) to an obligor under a Purchaser Mortgage Loan nor does any condition or event exist which with the giving of notice or the passage of time, or both, would constitute a default by an obligor under a Purchaser Mortgage Loan. No obligor under a Purchaser Mortgage Loan has a valid defense to the payment in full of the Purchaser Mortgage Loan nor is such Purchaser Mortgage Loan subject to any valid right of rescission, set-off, abatement, diminution, counterclaim or defense. There have been no waivers by the Purchaser of any default under or breach of a Purchaser Mortgage Loan by an obligor under a Purchaser Mortgage Loan. The occurrence of any of the transactions contemplated by this Agreement does not require the consent or approval of the obligor under a Purchaser Mortgage Loan and will not violate, conflict with or constitute a default by the Purchaser under a Purchaser Mortgage Loan or result in a condition or event which with the giving of notice or the passage of time, or both, would constitute a default by the Purchaser under a Purchaser Mortgage Loan.

     SECTION 5.34 INVESTMENT COMPANY ACT. The Purchaser is not, and as of the Effective Time will not be, an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 5.35 NYSE LISTING. The Purchaser Common Stock is, and as of the Effective Time will be, listed on the NYSE.

                                   ARTICLE VI

                    CONDUCT OF BUSINESSES PENDING THE MERGER

     SECTION 6.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. After the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless the Purchaser shall otherwise agree in writing or as may be otherwise specifically contemplated by this Agreement, the Company shall:

          (a) conduct its business in the ordinary and usual course of business and consistent with past practice;

          (b) not (i) amend or propose to amend its Articles of Incorporation or Bylaws, or (ii) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise; provided, however, that the Company may declare and pay a regular quarterly dividend for the second quarter of 1994 on Company Common Stock in an amount not to exceed $0.245 per share of Company Common Stock, and, in the event the Effective Time shall not have occurred on or prior to November 1, 1994, the Company may thereafter declare and pay a regular quarterly dividend for the third quarter of 1994 on Company Common Stock in an amount not to exceed $0.245 per share of Company Common Stock;

          (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of the Company's capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock or amend or modify the terms and conditions of any of the foregoing, except that in the ordinary course of its business and consistent with its past practices, the Company may issue shares upon exercise of outstanding options or warrants to purchase Company Common Stock and in connection with the exercise of the rights to acquire Company Common Stock as are listed on Schedule 3.1(a)(iii), in all events in accordance with the terms thereof;

          (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, other than as required by the governing terms of such securities, (iii) take any action which would jeopardize the Company's status as a real estate investment trust,
     (iv) make any acquisition of any assets or businesses except for the consummation of the matters set forth on Schedule 4.20(a) hereto, (v) sell any assets or businesses, or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as contemplated by Schedule 4.20(a)) hereto;

          (e) use reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with all lessees, operators, suppliers, distributors, customers, and others having business relationships with the Company and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

          (f) confer with one or more representatives of the Purchaser when requested, to report on material operational matters and the general status of ongoing operations of the Company's business;

          (g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers, employees or other representatives, or agree to do so except that the Company shall amend all existing employment, severance and similar agreements or arrangements to provide that the Company will not be obligated to reimburse any employees for any excise or other taxes that may become payable by any such employees as a result of any payments made pursuant to such agreement or arrangement;

          (h) not, other than in accordance with established compensation adjustment policies and as contemplated by this Agreement, increase the rate of remuneration payable to any of its directors, officers, employees or other representatives, or agree to do so;

          (i) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law or as contemplated by this Agreement;

          (j) file, if the Merger is not previously consummated, its Quarterly Report on Form 10-Q for the quarter ending June 30, 1994 on or before the date prescribed therefor pursuant to the Exchange Act and such report shall comply with all of the requirements of the Exchange Act; and

          (k) maintain, in full force and effect, with all premiums due thereon paid, policies of insurance covering all of the insurable tangible assets and businesses of the Company and the Company Subsidiaries in amounts and as to foreseeable risks usually insured against by persons operating similar businesses under valid and enforceable policies of insurance issued by insurers of recognized responsibility.

     SECTION 6.2 CONDUCT OF BUSINESS BY THE PURCHASER PENDING THE MERGER. After the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless the Company shall otherwise agree in writing or as may be otherwise specifically contemplated by this Agreement, the Purchaser shall:

          (a) conduct its business in the ordinary and usual course of business and consistent with past practice;

          (b) not (i) amend or propose to amend its Articles of Incorporation or Bylaws, or (ii) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise other than regular quarterly dividends on Purchaser Common Stock in an amount not to exceed $0.54 per share of Purchaser Common Stock;

          (c) not take any action which would jeopardize the Purchaser's status as a real estate investment trust;

          (d) use reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with all lessees, operators, suppliers, distributors, customers, and others having business relationships with the Purchaser and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

          (e) confer with one or more representatives of the Company when requested to report on material operational matters and the general status of ongoing operations of the Purchaser's business;

          (f) file its Quarterly Report on Form 10-Q for the quarter ending June 30, 1994 on or before the date prescribed therefor pursuant to the Exchange Act and such report shall comply with all of the requirements of the Exchange Act; and

          (g) maintain, in full force and effect, with all premiums due thereon paid, policies of insurance covering all of the insurable tangible assets and businesses of the Purchaser in amounts and as to foreseeable risks usually insured against by persons operating similar businesses under valid and enforceable policies of insurance issued by insurers of recognized responsibility.

     SECTION 6.3 ACQUISITION TRANSACTIONS. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless the Purchaser shall otherwise agree in writing, the Company shall not initiate, solicit, negotiate, encourage, or provide confidential information to facilitate, and the Company shall cause any officer, director or employee of, or any attorney, accountant, investment banker or other agent retained by the Company not to initiate, solicit, negotiate, encourage, or provide confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business and properties of the Company, or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (such transactions being referred to herein as "Acquisition Transactions"); provided, however, that the Company may furnish (on terms, including confidentiality terms, substantially similar to those set forth in the Confidentiality Agreement dated May 26, 1994 by and among the Purchaser, the Company and the other entities named therein as parties, hereinafter the "Confidentiality Agreement") information concerning its business, properties or assets to a corporation, partnership, person or other entity or group (a "Potential Acquiror") if (i) the Company's Board of Directors is advised by its financial advisor that such Potential Acquiror can reasonably be expected to possess the financial wherewithal to consummate an Acquisition Transaction that would yield a higher value to the Company's stockholders than will the Merger,
(ii) the Company's Board of Directors determines that such Potential Acquiror is likely to submit a bona fide offer to consummate an Acquisition Transaction on terms that would yield such a higher value to the Company's stockholders if provided with confidential information about the Company, and (iii) based upon the written opinion of special counsel to the Board of Directors of the Company to such effect addressed and delivered to the Board of Directors of the Company (a copy of which shall have been furnished by the Company to the Purchaser), the Company's Board of Directors determines that the failure to provide such confidential information would be inconsistent with the proper discharge by the Company's Board of Directors of its fiduciary duty to stockholders of the Company. Following receipt of a bona fide offer from a Potential Acquiror proposing an Acquisition Transaction, which offer the Board of Directors of the Company determines would likely yield a higher value to the Company's stockholders than will the Merger, the Company may, with respect to such Potential Acquiror, negotiate and take any of the actions otherwise prohibited by this Section 6.3 if, in the written opinion of special counsel to the Board of Directors of the Company addressed and delivered to the Board of Directors of the Company (a copy of which shall have been furnished by the Company to the Purchaser), the failure to negotiate with such Potential Acquiror would be inconsistent with the proper discharge by the Company's Board of Directors of its fiduciary duty to the stockholders of the Company. In the event the Company shall determine to provide any information as described above, or shall receive any offer relating to an Acquisition Transaction, it shall promptly notify the Purchaser (a "Notice of Proposal") as to the fact that information is to be provided or that an offer relating to an Acquisition Transaction has been received and shall furnish to the Purchaser the identity of the recipient of such information or the proponent of such Acquisition Transaction if applicable, and, if an offer or proposal regarding an Acquisition Transaction has been received, a description of the material terms thereof, and the Purchaser may elect to terminate this Agreement in accordance with Article IX hereof. The Company may enter into a definitive agreement for an Acquisition Transaction meeting the requirements of clause (i) above with a Potential Acquiror with which it is permitted to negotiate pursuant to this Section 6.3, provided that at least five business days prior to the Company's execution thereof the Company shall have notified the Purchaser in writing indicating the Company's intent to enter into such agreement and describing all of the material terms of such agreement. Concurrently with the execution of such a definitive agreement, the Purchaser or the Company may terminate this Agreement in accordance with Article IX hereof.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     SECTION 7.1 ACCESS TO INFORMATION. The Company shall afford to the Purchaser and its accountants, counsel, financial advisors and other representatives (the "Purchaser Representatives") and the Purchaser shall afford to the Company and its accountants, counsel, financial advisors and other representatives (the "Company Representatives") full access during normal business hours throughout the period prior to the Effective Time to all of properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) of the Company and the Purchaser, as appropriate, and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received pursuant to the requirements of federal or state securities laws or filed with the SEC in connection with the transactions contemplated by this Agreement or which may have a material effect on the Company's or the Purchaser's business, Properties or personnel, as appropriate, and (ii) such other information concerning their respective businesses, Properties and personnel as shall be reasonably requested; provided that no investigation pursuant to this Section 7.1 shall affect any representation or warranty made herein or the conditions to the obligations of the respective parties hereto to consummate the Merger. All non-public documents and information furnished to the Purchaser or to the Company, as the case may be, in connection with the transactions contemplated by this Agreement shall be deemed to have been received pursuant to and shall be subject to the provisions of the Confidentiality Agreement except that the Purchaser and the Company may disclose such information as may be necessary in connection with seeking the Purchaser Required Statutory Approvals, the Company Required Statutory Approvals, the Purchaser Stockholders' Approval and the Company Stockholders' Approval. The Company shall promptly advise the Purchaser and the Purchaser shall promptly advise the Company in writing of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, any material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries taken as a whole or the Purchaser and the Purchaser Subsidiaries taken as a whole, as the case may be.

     SECTION 7.2 REGISTRATION STATEMENT AND PROXY STATEMENT. The Purchaser and the Company shall file with the SEC as soon as is reasonably practicable after the date hereof the Proxy Statement/Prospectus and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. The Purchaser shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of Purchaser Common Stock. The Purchaser and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentence and shall cooperate with one another and use their respective best efforts to facilitate the expeditious consummation of the transactions contemplated by the Agreement.

     SECTION 7.3 STOCKHOLDERS' APPROVAL. The Purchaser and the Company shall each promptly take such action as may be required by their respective Articles of Incorporation and applicable law to obtain the requisite stockholder approval of this Agreement and the transactions contemplated hereby (the "Purchaser Stockholders' Approval" and "Company Stockholders' Approval," as appropriate), and shall use their respective best efforts to obtain stockholder approval and adoption of this Agreement and the transactions contemplated hereby as soon as practicable following the date upon which the Registration Statement is declared effective by the SEC. Subject to the fiduciary duties of the Board of Directors of the Purchaser and the Company under applicable law, the Purchaser and the Company shall, through their respective Boards of Directors, recommend to their respective stockholders the approval of this Agreement and of the transactions contemplated by this Agreement.

     SECTION 7.4 COMPLIANCE WITH THE SECURITIES ACT. The Company shall use its best efforts to cause each principal executive officer, each director and each other person who is an "affiliate," as that term is used in paragraphs (c) and
(d) of Rule 145 under the Securities Act, of the Company to deliver to the Purchaser on or prior to the Effective Time a written agreement (an "Affiliate Agreement") to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Purchaser Common Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to the Purchaser, is exempt from the registration requirements of the Securities Act.

     SECTION 7.5 NYSE. The Purchaser shall use its best efforts to effect, at or before the Effective Time, authorization for listing on the NYSE upon official notice of issuance, of the shares of Purchaser Common Stock to be issued pursuant to the Merger.

     SECTION 7.6 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and distributing the Proxy Statement/Prospectus shall be shared equally by the Purchaser and the Company.

     SECTION 7.7 AGREEMENT TO COOPERATE. Subject to the terms and conditions herein provided, each of the parties hereto shall cooperate and use their respective best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to identify and obtain all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions (including, but not limited to, the Company Required Statutory Approvals, the Purchaser Required Statutory Approvals, any filings under federal and state securities laws and, if necessary, the HSR Act and any submissions requested by the Federal Trade Commission or Department of Justice in connection therewith) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to obtaining the necessary approvals by the stockholders of each of the Purchaser and the Company of this Agreement and the transactions contemplated hereby subject at all times to the fiduciary duties of the Boards of Directors of each of the Company and the Purchaser.

     SECTION 7.8 PUBLIC STATEMENTS. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to review and approval by the other party, except that prior review and approval shall not be required if, in the reasonable judgment of the party seeking to issue such release or public statement, prior review and approval would prevent the timely dissemination of such release or announcement in violation of any applicable law, rule, regulation or policy of the NYSE.

     SECTION 7.9 CORRECTIONS TO THE PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT. Prior to the date of approval of this Agreement and the transactions contemplated hereby by the stockholders of each of the Purchaser and the Company, each of the Purchaser and the Company shall correct promptly any information provided by it to be used specifically in the Proxy
Statement/Prospectus and Registration Statement or relating to it and incorporated by reference into the Proxy Statement/Prospectus and

Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement so as to correct the same and to cause the Proxy Statement/Prospectus as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable law.

     SECTION 7.10 AMENDMENT OF COMPANY LEASES. The Company will, without any cost to the Purchaser, amend any and all leases pertaining to the Company's use of office space and office equipment to provide that from and after the Effective Time, (i) the expressed term of all such leases shall be month-to-month, (ii) the Purchaser shall be permitted to use such space and equipment (assuming compliance by the Purchaser with the terms of such leases) and (iii) all such leases may be terminated by either party thereto at any time without penalty upon the giving of 60 days' prior written notice of intent to terminate.

     SECTION 7.11 CONTINUED QUALIFICATION AS A REAL ESTATE INVESTMENT
TRUST. From and after the date hereof through the Effective Time, the Company and the Purchaser will maintain their respective qualifications as "real estate investment trusts" under the Code and the rules and regulations thereunder. The Company will make dividend distributions during the Company's final taxable period sufficient to satisfy the requirement of Section 857 of the Code.

     SECTION 7.12 CONSULTING AND NONCOMPETITION AGREEMENTS.

     (a) Prior to the Effective Time, the Purchaser shall enter into Consulting and Noncompetition Agreements, directly or indirectly, with W. G. Benton, G. L. Clark, Jr. and S. L. Christiansen (the "Consultants") pursuant to which the Consultants shall agree, for a period of five years, to provide certain consulting services to Purchaser and to refrain from engaging in activities that compete with the business of the Purchaser in (i) owning and leasing and (ii) providing mortgage financing secured by income producing health care facilities, with a principal focus on long-term care facilities, all as presently conducted and as contemplated to be conducted immediately following the Effective Time; provided, however, that the provisions of such agreements will not preclude the Consultants from owning, operating, managing, financing or otherwise investing in assisted living facilities.

     (b) At the Effective Time, the Purchaser shall advance to each Consultant the aggregate amount payable pursuant to such Consultant's Consulting and Noncompetition Agreement over the term thereof; provided that such Consultant shall execute a note, in a form satisfactory to the Purchaser, providing that
(i) the principal of (and any interest accrued thereon) shall be forgiven in equal annual increments over the term of such Consulting and Noncompetition Agreement and (ii) upon any breach by a Consultant of his or her Consulting and Noncompetition Agreement, the then remaining outstanding principal balance of such note (and any interest accrued thereon) shall be accelerated and become immediately due and payable.

                                  ARTICLE VIII

                                   CONDITIONS

     SECTION 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The Company shall have obtained the necessary approval by the Company's stockholders of this Agreement and the transactions contemplated hereby;

          (b) The Purchaser shall have obtained the necessary approval by the Purchaser's stockholders of this Agreement and the transactions contemplated hereby;

          (c) The waiting period applicable to the consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated;

          (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect;

          (e) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such injunction, order or decree lifted);

          (f) All governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby; including, without limitation the Company Required Statutory Approvals and the Purchaser Required Statutory Approvals shall have been obtained and be in effect at the Effective Time, and all consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have become final orders; and

          (g) The Company and the Purchaser shall each have received an opinion from their respective counsel to the effect that the Merger will qualify as a reorganization under Section 368 of the Code and that no income or gain will be recognized by the Company or the Purchaser as a result of the Merger.

     SECTION 8.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE
MERGER. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) The Purchaser shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of (i) the date made and (ii) the Closing Date (except in the case of representations and warranties expressly made solely with reference to a particular date which shall be true and correct as of the date specified); and the Company shall have received a certificate of an officer of the Purchaser to that effect;

          (b) The Company shall have received an opinion from (i) Argue Pearson Harbison & Myers, general counsel to the Purchaser, dated the Closing Date, substantially in the form set forth in Exhibit III hereto and (ii) Jones, Day, Reavis & Pogue, special counsel to the Purchaser, dated the Closing Date, substantially in the form set forth in Exhibit IV hereto;

          (c) The Company shall have received "comfort" letters in customary form from Ernst & Young, certified public accountants for the Purchaser, dated the date of the Proxy Statement/Prospectus, the effective date of the Registration Statement and the Closing Date (or such other date reasonably acceptable to the Company) with respect to certain financial statements and other financial information included in the Registration Statement;

          (d) The Registration Statement to be filed by the Purchaser subsequent to the date hereof with the SEC covering the offering and issuance to the stockholders of the Company of the shares of Purchaser Common Stock into which all of the issued and outstanding shares of Company Common Stock are to be converted as provided in the Agreement, shall have become effective under the Securities Act and the Purchaser Common Stock to be issued in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;

          (e) The Company shall have tendered the payments contemplated by
     Section 3.1(a)(iii) to each holder of Options outstanding immediately prior to the Effective Time;

          (f) The Company and/or the Purchaser shall have tendered the severance and related payments described on Schedule 4.14(a), less any applicable withholding taxes;

          (g) The Purchaser shall have advanced the funds contemplated by
     Section 7.12 to each Consultant who has executed a note as contemplated by
     Section 7.12; and

          (h) No governmental consent, order or approval legally required for the consummation of the Merger and the transactions contemplated hereby shall have any terms which in the reasonable judgment of the Company, when taken together with the terms of all such consents, orders or approvals, would materially impair the value of the Purchaser Common Stock to be received by stockholders of the Company as a result of the Merger, and no governmental authority shall have promulgated any statement, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Purchaser Common Stock to be received by stockholders of the Company as a result of the Merger.

     SECTION 8.3 CONDITIONS TO OBLIGATION OF THE PURCHASER TO EFFECT THE MERGER. Unless waived by the Purchaser, the obligation of the Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

          (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of (i) the date made and (ii) the Closing Date (except in the case of representations and warranties expressly made solely with reference to a particular date which shall be true and correct as of the date specified); and the Purchaser shall have received a Certificate of the President and Chief Executive Officer of the Company to that effect;

          (b) The Purchaser shall have received opinions from Stroock & Stroock & Lavan, counsel to the Company dated the Closing Date, substantially in the form set forth in Exhibit V and Exhibit VI hereto;

          (c) The Purchaser shall have received "comfort" letters in customary form from Coopers & Lybrand, certified public accountants for the Company, dated the date of the Proxy Statement/Prospectus, the effective date of the Registration Statement and the Closing Date (or such other date reasonably acceptable to the Purchaser) with respect to certain financial statements and other financial information included in the Registration Statement;

          (d) The Affiliate Agreements required to be delivered to the Purchaser pursuant to Section 7.4 hereof shall have been furnished as required by
     Section 7.4;

          (e) No governmental consent, order or approval legally required for the consummation of the Merger and the transactions contemplated hereby shall have any terms which in the reasonable judgment of the Purchaser, when taken together with the terms of all such consents, orders or approvals, would materially impair the value of the Company to the Purchaser, and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Company to the Purchaser;

          (f) The holders of 10% or less of the outstanding Company Common Stock shall have qualified as Dissenting Stockholders;

          (g) The performance of this Agreement will not jeopardize the status of the Purchaser or the Company as a "real estate investment trust" under the Code and the rules and regulations thereunder; and

          (h) Each Consultant shall have executed a Consulting and Noncompetition Agreement in form and substance satisfactory to Purchaser.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of the Purchaser and the Company:

          (a) by mutual consent of each of the Purchaser and the Company;

          (b) by either the Purchaser or the Company, so long as such party has not breached any of its obligations hereunder (except for such breaches as are clearly immaterial), if the Merger shall not have been consummated on or before December 31, 1994 (the "Termination Date");

          (c) unilaterally by the Purchaser or the Company (i) if the other (A) fails to perform any covenant or agreement in this Agreement in any material respect, and does not cure the failure, in all material respects within 15 business days after the terminating party delivers written notice of the alleged failure or (B) fails to fulfill or complete a condition to the obligations of that party (which condition is not waived) by reason of a breach by that party of its obligations hereunder, (ii) if any condition to the obligations of that party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to the Termination Date or (iii) if the parties are unable to reach mutual agreement as to the Exchange Ratio that may be required to be negotiated pursuant to the proviso contained in Section 3.1(a)(i);

          (d) unilaterally by the Purchaser if (i) the Company, through its Board of Directors in the exercise of its fiduciary duties to its stockholders, either fails to recommend to the Company's stockholders the approval of this Agreement and the transactions contemplated hereby or withdraws such recommendation or (ii) the holders of more than 10% of the outstanding Company Common Stock shall have qualified as Dissenting Stockholders;

          (e) unilaterally by the Purchaser at any time following the issuance of a Notice of Proposal or upon the occurrence of any event that requires the Company to issue a Notice of Proposal to the Purchaser;

          (f) unilaterally by either the Purchaser or the Company upon execution of a definitive agreement between the Company and a Potential Acquiror as set forth in Section 6.3; and

          (g) unilaterally by either the Purchaser or the Company upon execution of a definitive agreement between the Purchaser and any corporation, partnership, person or other entity or group (a "Purchaser Acquiror") pursuant to which the Purchaser Acquiror shall acquire all or substantially all of the business and properties of the Purchaser, or capital stock of the Purchaser, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any of the foregoing hereinafter referred to as "Purchaser Acquisition Transaction").

     SECTION 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Purchaser or the Company, as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of either the Purchaser, the Company or their respective officers or directors (except as set forth in this Section 9.2 and in Sections 7.6, and 9.5 which shall survive such termination). Nothing in this Section 9.2 shall relieve any party from liability for any breach of this Agreement.

     SECTION 9.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

     SECTION 9.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

     SECTION 9.5 EXPENSE REIMBURSEMENT; LIQUIDATED DAMAGES.

     (a) In the event (i) the Purchaser terminates this Agreement pursuant to
Section 9.1(c)(i), (d)(i) or (f) hereof, (ii) the Company terminates this Agreement pursuant to Section 9.1(f) hereof, (iii) prior to the termination of this Agreement any person, corporation, partnership or other entity or "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), other than the Purchaser or any of its Affiliates or a group of which any of the Purchaser or any of its Affiliates is a member, becomes the "beneficial owner" (as defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than twenty percent of the then outstanding shares of Company Common Stock, or (iv) the Company's stockholders shall not have approved the Merger by December 31, 1994, or holders of less than the requisite number of shares of Company Common Stock vote in favor of the approval of the Merger, then the Company shall promptly pay the Purchaser a termination fee in the amount of $3,750,000.

     (b) In the event (i) the Company terminates this Agreement pursuant to Sections 9.1(c)(i) or (g), (ii) the Purchaser terminates this Agreement pursuant to Section 9.1(g) hereof, (iii) prior to the termination of this Agreement any person, corporation, partnership or other entity or "group," other than the Company or any of its Affiliates or a group of which any of the Company or any of its Affiliates is a member, becomes the beneficial owner of more than twenty percent of the then outstanding shares of Purchaser Common Stock, or (iv) the Purchaser's stockholders shall not have approved the Merger by December 31, 1994, or holders of less than the requisite number of shares of Purchaser Common Stock vote in favor of the approval of the Merger, then the Purchaser shall promptly pay the Company a termination fee in the amount of $3,750,000; provided, however, that upon a termination by the Company or the Purchaser pursuant to Section 9.1(g) hereof, such termination fee will only be payable by the Purchaser if the terms of the Purchaser Acquisition Transaction expressly provide that the completion of such transaction is conditioned upon the prior termination of this Agreement.

                                   ARTICLE X

                               GENERAL PROVISIONS

     SECTION 10.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties in this Agreement shall not survive the Merger.

     SECTION 10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent via a recognized overnight courier with delivery confirmed in writing or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) If to the Purchaser to:

            Omega Healthcare Investors, Inc.
            905 W. Eisenhower Circle, Suite 110
            Ann Arbor, Michigan 48103
            Attention: Essel W. Bailey, Jr.
            Fax: (313) 996-0020

            with copies to:

            Jones, Day, Reavis & Pogue
            One Peachtree Center
            Suite 3500
            303 Peachtree Street
            Atlanta, Georgia 30308-3242
            Attention: Richard H. Miller, Esq.
            Fax: (404) 581-8689

            and:

            Argue Pearson Harbison & Myers
            801 South Flower Street
            Suite 500
            Los Angeles, California 90017
            Attention: Don M. Pearson, Esq.
            Fax: (213) 622-7575

        (b) If to the Company, to:

            Health Equity Properties Incorporated
            915 West Fourth Street
            Winston-Salem, North Carolina 27102
            Attention: William G. Benton
            Fax: (910) 724-6765
            with a copy to:
            Stroock & Stroock & Lavan
            Seven Hanover Square
            New York, New York 10004-2696
            Attention: James R. Tanenbaum, Esq.
            Fax: (212) 806-6006

     SECTION 10.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.4 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (which shall survive the termination of this Agreement) (i) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; (ii) shall not be assigned by operation of law or otherwise; and (iii) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Maryland (without giving effect to the provisions thereof relating to conflicts of law).

     SECTION 10.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 10.6 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     IN WITNESS WHEREOF, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ATTEST:

/s/ NEILL R. SCHMEICHEL
- ------------------------------------------------------
Name: Neill R. Schmeichel
Title: Chief Financial Officer

ATTEST:

/s/ SUSAN L. CHRISTIANSEN
- ------------------------------------------------------
Name: Susan L. Christiansen
Title: General Counsel

OMEGA HEALTHCARE INVESTORS, INC.

By: /s/ ESSEL W. BAILEY, JR.
- -------------------------------------------------
    Name: Essel W. Bailey, Jr.
    Title: Chief Executive Officer

HEALTH EQUITY PROPERTIES
INCORPORATED

By: /s/ WILLIAM G. BENTON
- -------------------------------------------------
    Name: William G. Benton
    Title: Chairman of the Board

                           GLOSSARY OF DEFINED TERMS

     The following terms, when used in this Merger Agreement, have the meanings ascribed to them in the corresponding sections of this Merger Agreement listed below.

"Acquisition Transactions"............................................   --     Section 6.3.
"Affiliate"...........................................................   --     Section 4.14(b).
"Affiliate Agreement".................................................   --     Section 7.4.
"Agreement"...........................................................   --     Preamble.
"Closing".............................................................   --     Section 3.6.
"Closing Date"........................................................   --     Section 3.6.
"Code"................................................................   --     Section 4.12(a).
"Company".............................................................   --     Preamble.
"Company Certificates"................................................   --     Section 3.3(a).
"Company Common Stock"................................................   --     Section 3.1(a).
"Company Controlled Group Plans"......................................   --     Section 4.13(b).
"Company Financial Statements"........................................   --     Section 4.5(a).
"Company Lease".......................................................   --     Section 4.32.
"Company Mortgage"....................................................   --     Section 4.33.
"Company Mortgage Loan"...............................................   --     Section 4.34.
"Company Permitted Encumbrances"......................................   --     Section 4.25.
"Company Plans".......................................................   --     Section 4.13(a).
"Company Property"....................................................   --     Section 4.25.
"Company Representatives".............................................   --     Section 7.1.
"Company Required Statutory Approvals"................................   --     Section 4.4(c).
"Company SEC Reports".................................................   --     Section 4.5(a).
"Company Stockholders' Approval"......................................   --     Section 7.3.
"Company Subsidiaries"................................................   --     Section 4.3.
"Company 10-K"........................................................   --     Section 4.5(a).
"Company 10-Q"........................................................   --     Section 4.5(a).
"Confidentiality Agreement"...........................................   --     Section 6.3.
"Consultants".........................................................   --     Section 7.12.
"Control".............................................................   --     Section 4.14(b).
"Dissenting Stockholder"..............................................   --     Section 3.5.
"Effective Time"......................................................   --     Section 1.2.
"ERISA"...............................................................   --     Section 4.13(a).
"Exchange Act"........................................................   --     Section 4.4(c).
"Exchange Agent"......................................................   --     Section 3.3(a).
"Exchange Ratio"......................................................   --     Section 3.1(a).
"HSR Act".............................................................   --     Section 4.4(c).
"Hazardous Materials".................................................   --     Section 4.27.
"IRS".................................................................   --     Section 4.12(a).
"Material"............................................................   --     Section 4.4(d).
"Merger"..............................................................   --     Preamble.
"Merger Filing".......................................................   --     Section 1.2.
"MGCL"................................................................   --     Section 1.1.
"Multiemployer Plan"..................................................   --     Section 4.13(a).
"Multiple Employer Plan"..............................................   --     Section 4.13(a).
"NCBCA"...............................................................   --     Section 1.1.
"Notice of Proposal"..................................................   --     Section 6.3.
"NYSE"................................................................   --     Section 3.1(a).
"Options".............................................................   --     Section 3.1(a).
"Other Rights"........................................................   --     Section 3.1(a).

"Permits".............................................................   --     Section 4.10.
"Person"..............................................................   --     Section 4.14(b).
"Potential Acquiror"..................................................   --     Section 6.3.
"Proxy Statement".....................................................   --     Section 4.9.
"Proxy Statement/Prospectus"..........................................   --     Section 4.9.
"Purchaser"...........................................................   --     Preamble.
"Purchaser Acquiror"..................................................   --     Section 9.1(g).
"Purchaser Acquisition Transaction"...................................   --     Section 9.1(g).
"Purchaser Common Stock"..............................................   --     Section 3.1(a).
"Purchaser Controlled Group Plans"....................................   --     Section 5.13(b).
"Purchaser Financial Statements"......................................   --     Section 5.5.
"Purchaser Lease".....................................................   --     Section 5.31.
"Purchaser Mortgage"..................................................   --     Section 5.32.
"Purchaser Mortgage Loan".............................................   --     Section 5.33.
"Purchaser Permitted Encumbrances"....................................   --     Section 5.24.
"Purchaser Plans".....................................................   --     Section 5.13.
"Purchaser Property"..................................................   --     Section 5.24.
"Purchaser Representatives"...........................................   --     Section 7.1.
"Purchaser Required Statutory Approvals"..............................   --     Section 5.4(c).
"Purchaser SEC Reports"...............................................   --     Section 5.5.
"Purchaser Stockholders' Approval"....................................   --     Section 7.3.
"Purchaser 10-K"......................................................   --     Section 5.5.
"Purchaser 10-Q"......................................................   --     Section 5.5.
"Registration Statement"..............................................   --     Section 4.9.
"SEC".................................................................   --     Section 4.4(c).
"Securities Act"......................................................   --     Section 4.4(c).
"Stock Purchase Plan".................................................   --     Section 3.1(a).
"Surviving Corporation"...............................................   --     Section 1.1.
"Tax Return"..........................................................   --     Section 4.12(e).
"Taxes"...............................................................   --     Section 4.12(d).
"Termination Date"....................................................   --     Section 9.1(b).
"1993 Company Balance Sheet"..........................................   --     Section 4.12(a).
"1993 Purchaser Balance Sheet"........................................   --     Section 5.12(a).

                                                                        ANNEX II

                            BEAR, STEARNS & CO. INC.
                                245 PARK AVENUE
                            NEW YORK, NEW YORK 10167

                                                                 August 24, 1994

Board of Directors
Omega Healthcare Investors, Inc.
905 West Eisenhower Circle, Suite 110
Ann Arbor, MI 48103

Dear Sirs:

     Omega Healthcare Investors, Inc. ("Omega") and Health Equity Properties Incorporated ("Health Equity") have entered into an amended and restated Merger Agreement and Plan of Reorganization dated as of June 17, 1994 (the "Merger Agreement"), pursuant to which, among other things, Health Equity will be merged into Omega (the "Merger"), and each share of Common Stock of Health Equity (the "Health Equity Common Stock") will be converted into the right to receive 0.393 shares of Common Stock of Omega (the "Omega Common Stock"). You have provided us with the Joint Proxy Statement and Prospectus for the special meetings of shareholders of Omega and Health Equity in substantially the form to be distributed to shareholders (the "Proxy Statement") which includes the Merger Agreement.

     You have asked us to render our opinion as to whether the Merger is fair, from a financial point of view, to the shareholders of Omega.

     In the course of our analyses for rendering this opinion, we have:

          1. reviewed the Proxy Statement;

          2. reviewed Omega's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1992 and 1993, and its Quarterly Reports on Form 10-Q for the periods ended March 31 (as amended) and June 30, 1994;

          3. reviewed Health Equity's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1991 through 1993, and its Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 1994;

          4. reviewed certain operating and financial information, including projections, provided to us by Omega and Health Equity relating to their respective businesses and prospects;

          5. interviewed the senior managements of Omega and Health Equity to discuss their respective operations, historical financial statements and future prospects;

          6. reviewed the historical stock prices and trading volume of Omega Common Stock and of Health Equity Common Stock;

          7. reviewed publicly available financial data and stock market performance data of public companies which we deemed generally comparable to Omega and Health Equity; and

          8. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by the managements of Omega and Health Equity, and we have further relied upon the assurances of these managements that they are unaware of any facts that would make the information provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of Omega or Health Equity.

     Based on the foregoing, it is our opinion that the Merger is fair, from a financial point of view, to the shareholders of Omega.

     Bear, Stearns & Co. Inc. has in the past provided advisory and financing services to Omega and has received fees for rendering such services. As of August 18, 1994, we own, for our own account, 86,500 shares of Omega Common Stock.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                          By: /s/  Gilbert E. Matthews
                                              ------------------------
                                                  Managing Director

                                                                       ANNEX III

                        EQUITABLE SECURITIES CORPORATION
                           800 NASHVILLE CITY CENTER
                        NASHVILLE, TENNESSEE 37219-1743

STRICTLY CONFIDENTIAL

August 22, 1994

Board of Directors
Health Equity Properties Incorporated
915 West Fourth Street
Winston-Salem, North Carolina 27102-0348

Ladies and Gentlemen:

     You have asked us to advise you with respect to the fairness to the common stockholders of Health Equity Properties Incorporated (the "Company"), from a financial point of view, of the consideration to be received by them pursuant to the Merger Agreement and Plan of Reorganization dated as of June 17, 1994 (the "Agreement"), by and between the Company and Omega Healthcare Investors, Inc. ("Omega"). Under the terms of the Agreement, the Company will merge with and into Omega or, at the option of Omega, a wholly-owned subsidiary of Omega (any such transaction being hereinafter referred to as the "Merger"). Pursuant to the Merger, each outstanding share of common stock of the Company will be converted into 0.3930 shares of common stock of Omega. Omega, or its wholly-owned subsidiary, shall be the surviving corporation in the Merger. The Merger is expected to be tax-free to the Company's stockholders and will be accounted for as a purchase.

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and Omega. We have reviewed certain other information, including financial forecasts and other internal financial analyses, provided to us by the Company and Omega, and we have met with the managements of both the Company and Omega to discuss the business prospects of their respective companies and the joint prospects of a combined company. In addition, we have: (i) reviewed the reported price and trading activity for the common stock of the Company and Omega; (ii) compared certain financial and stock market information for the Company and Omega with similar information for certain other comparable companies whose securities are publicly traded; and (iii) performed such other studies and analyses as we considered appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections used in our analyses, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective senior managements of the Company and Omega as to the likely future financial performance of their respective companies. In addition, we have not made an independent valuation or appraisal of the assets of the Company or Omega. Our opinion is based on market, economic, and other conditions as they exist and can be evaluated as of the date of this letter.

     Equitable Securities Corporation has acted as financial advisor to the Company in connection with the Merger and has received a fee for rendering this opinion; however, our fee for rendering this opinion was not contingent upon the consummation of the Merger. We also will receive a fee for providing financial advisory services to the Company regarding this transaction, with such additional fee being contingent upon the consummation of the Merger. Although Equitable Securities Corporation regularly publishes research reports regarding the health care industry and the businesses and securities of publicly-owned companies in that industry, including certain publicly-owned Real Estate Investment Trusts that are engaged exclusively in the

                                      III-1
financing of health care related properties, we do not publish research reports on either the Company or Omega.

     Based on the analysis described above and subject to the foregoing limitations and qualifications, it is our opinion that, as of the date hereof, the consideration to be received by the common stockholders of the Company pursuant to the Agreement is fair from a financial point of view.

     It is understood that this letter is for the information of the Board of Directors of the Company only and is not to be quoted or referred to, in whole or in part, without our written consent; provided, however, that we hereby consent to the inclusion of this opinion in any registration or proxy statement used in connection with the Merger, so long as the opinion is quoted in full in such registration or proxy statement.

                                          Very truly yours,

                                          EQUITABLE SECURITIES CORPORATION

                                      III-2

                                                                        ANNEX IV

                     NORTH CAROLINA BUSINESS CORPORATION
                                     ACT

                                 ARTICLE 13.

                             DISSENTERS' RIGHTS.

                     PART 1. RIGHT TO DISSENT AND OBTAIN
                             PAYMENT FOR SHARES.

SEC. 55-13-01. DEFINITIONS.

     In this Article:

          (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

          (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

          (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SEC. 55-13-02. RIGHT TO DISSENT.

     (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SEC. 55-13-03. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He does so with respect to all shares of which he is the beneficial shareholder.

SEC.SEC. 55-13-04 TO 55-13-19: Reserved for future codification purposes.

             PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

SEC. 55-13-20. NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

     (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.

     (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

SEC. 55-13-21. NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

SEC. 55-13-22. DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

     (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

          (1) State where the payment demand must be sent and where and when certificated shares must be deposited;

          (2) Inform holders of uncertified shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

          (5) Be accompanied by a copy of this Article.

SEC. 55-13-23. DUTY TO DEMAND PAYMENT.

     (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

SEC. 55-13-24. SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

SEC. 55-13-25. OFFER OF PAYMENT.

     (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment, and shall pay this amount to each dissenter who agrees in writing to accept it in full satisfaction of his demand.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of offer of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

          (5) A copy of this Article.

SEC. 55-13-26. FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

SEC. 55-13-27: Reserved for future codification purposes.

SEC. 55-13-28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH CORPORATION'S OFFER OR FAILURE TO PERFORM.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate or reject the corporation's offer under G.S. 55-13-25 and demand payment of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment to a dissenter who accepts the corporation's offer under G.S. 55-13-25 within 30 days after the dissenter's acceptance; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation offered payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

SEC. 55-13-29: Reserved for future codification purposes.

                     PART 3. JUDICIAL APPRAISAL OF SHARES.

SEC. 55-13-30. COURT ACTION.

     (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the date of his payment demand under G.S. 55-13-28 and petition the court to determine the fair value of the shares and accrued interests. Upon service upon it of the petition filed with the court, the corporation shall pay to the dissenter the amount offered by the corporation under G.S. 55-13-25.

     (a1) If the dissenter does not commence the proceeding within the 60-day period, the dissenter shall have an additional 30 days to either (i) accept in writing the amount offered by the corporation under G.S. 55-13-25, upon which the corporation shall pay such amount to the dissenter in full satisfaction of his demand, or (ii) withdraw his demand for payment and resume the status of a nondissenting shareholder. A dissenter who takes no action within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

     (b) Reserved for future codification purposes.

     (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. However, in a proceeding by a dissenter in a public corporation, there is no right to a trial by jury.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SEC. 55-13-31. COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

          (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Articles of Incorporation and Bylaws of the Registrant provide for indemnification of directors and officers to the full extent permitted by Maryland law.

     Section 2-418 of the General Corporation Law of the State of Maryland generally permits indemnification of any director or officer with respect to any proceeding unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or the result of active or deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of, the corporation, indemnification is permitted only for reasonable expenses and not with respect to any proceeding in which the director or officer shall have been adjudged to be liable to the corporation. The termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by conviction, or plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet that standard of conduct.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 is permitted to directors and officers of the Registrant pursuant to the above-described provisions, the Registrant understands that the Securities and Exchange Commission is of the opinion that such indemnification contravenes federal public policy as expressed in said Act and therefore is unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS.

EXHIBIT
  NO.                                          DESCRIPTION
- -------    ------------------------------------------------------------------------------------
   2.1     Amended and Restated Merger Agreement and Plan of Reorganization dated as of June
           17, 1994, by and between Registrant and HEP (included as Annex I to the Joint Proxy
           Statement and Prospectus which is a part of this Registration Statement). The exhibits and schedules to the Amended and Restated Merger Agreement and Plan of
           Reorganization have been omitted from Annex I to the Joint Proxy Statement and
           Prospectus. Registrant undertakes to furnish supplementally such exhibits and schedules to the Commission upon request.
   4.1     Articles of Incorporation of the Registrant (filed as Exhibit No. 3.1 to the
           Registrant's Registration Statement on Form S-11 (File No. 33-48268), effective
           August 7, 1992 and incorporated herein by reference).
   4.2     Amended and Restated Bylaws of the Registrant, as amended August 17, 1993 (filed as
           Exhibit No. 3.2 to the Registrant's Registration Statement on Form S-4 (File No.
           33-70612), effective November 10, 1993 and incorporated herein by reference).
   5.1     Opinion of Argue Pearson Harbison & Myers regarding legality.
   8.1     Opinion of Argue Pearson Harbison & Myers regarding tax consequences.
   8.2     Opinion of Stroock & Stroock & Lavan regarding certain tax consequences.
  23.1     Consent of Argue Pearson Harbison & Myers (included in Exhibits 5.1 and 8.1).
  23.2     Consent of Stroock & Stroock & Lavan (included in Exhibit 8.2).
  23.3     Consent of Ernst & Young LLP regarding financial statements and schedules of the
           Registrant.

EXHIBIT
  NO.                                          DESCRIPTION
- -------    ------------------------------------------------------------------------------------
  23.4     Consent of Ernst & Young LLP regarding the financial statements of Professional
           Health Care Management, Inc.
  23.5     Consent of Ernst & Young LLP regarding the consolidated financial statements of
           Sterling Health Care Centers, Inc., and Subsidiaries.
  23.6     Consent of Arthur Andersen & Co.
  23.7     Consent of Grant Thornton.
  23.8     Consent of Coopers & Lybrand L.L.P.
  23.9     Consent of Goodman & Company.
  24.1     Power of Attorney (set forth on signature page hereto).
  99.1     Form of Proxy to be used by Registrant.
  99.2     Form of Proxy to be used by Health Equity Properties Incorporated.
  99.3     Form of Consulting and Noncompetition Agreement by and between Residential
           Properties Management, Inc. and Registrant.
  99.4     Form of Individual Consulting and Noncompetition Agreement by and between
           Residential Properties Management, Inc. and each Consultant (included as Exhibit A to Exhibit 99.3).
  99.5     Form of Promissory Note by Residential Properties Management, Inc. in favor of
           Registrant (included as Exhibit B to Exhibit 99.3).
  99.6     Form of Guaranty of Payment to the Promissory Note (included as Exhibit C to Exhibit
           99.3).

- ---------------

(b) Not Applicable.

(c) The opinions of Bear, Stearns & Co. Inc. and Equitable Securities Corporation are furnished as Annex II and Annex III, respectively, to the Joint Proxy Statement and Prospectus which is a part of this Registration Statement.

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                   [Balance of page intentionally left blank]

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on the 24th day of August, 1994.

                                          OMEGA HEALTHCARE INVESTORS, INC.

                                          By:   /s/  ESSEL W. BAILEY, JR.
                                            ------------------------------------
                                                    Essel W. Bailey, Jr.
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Essel W. Bailey, Jr. and Robert L. Parker, and each or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

               SIGNATURE                                 TITLE                        DATE
- ---------------------------------------   -----------------------------------   ----------------
      /s/  ROBERT L. PARKER               Chairman and Director                 August 24, 1994
- ---------------------------------------
           Robert L. Parker

     /s/  ESSEL W. BAILEY, JR.            President, Chief Executive Officer,   August 24, 1994
- ---------------------------------------   Secretary and Director (principal
         Essel W. Bailey, Jr.             executive officer)

    /s/  NEILL R. SCHMEICHEL              Vice President, Chief Financial       August 24, 1994
- ---------------------------------------   Officer (principal financial and
         Neill R. Schmeichel              accounting officer)

   /s/  JAMES C. COWLES                   Director                              August 24, 1994
- ---------------------------------------
        James C. Cowles

   /s/  JAMES E. EDEN                     Director                              August 24, 1994
- ---------------------------------------
        James E. Eden

  /s/  THOMAS F. FRANKE                   Director                              August 24, 1994
- ---------------------------------------
       Thomas F. Franke

  /s/  HAROLD J. KLOOSTERMAN              Director                              August 24, 1994
- ---------------------------------------
       Harold J. Kloosterman

  /s/  BERNARD J. KORMAN                  Director                              August 24, 1994
- ---------------------------------------
       Bernard J. Korman

                                 EXHIBIT INDEX

                                                                                       SEQUENTIALLY
EXHIBIT                                                                                  NUMBERED
  NO.                                 DESCRIPTION OF EXHIBITS                              PAGE
- -------       -----------------------------------------------------------------------  ------------
   2.1     -- Amended and Restated Merger Agreement and Plan of Reorganization dated as of June 17, 1994, by and between Registrant and HEP (included as
              Annex I to the Joint Proxy Statement and Prospectus which is a part of this Registration Statement). The exhibits and schedules to the Amended and Restated Merger Agreement and Plan of Reorganization have been omitted from Annex I to the Joint Proxy Statement and Prospectus.
              Registrant undertakes to furnish supplementally such exhibits and schedules to the Commission upon request. .............................
   4.1     -- Articles of Incorporation of the Registrant (filed as Exhibit No. 3.1 to the Registrant's Registration Statement on Form S-11 (File No.
              33-48268), effective August 7, 1992 and incorporated herein by reference). ...........................................................
   4.2     -- Amended and Restated Bylaws of the Registrant, as amended August 17,
              1993 (filed as Exhibit No. 3.2 to the Registrant's Registration
              Statement on Form S-4 (File No. 33-70612), effective November 10, 1993 and incorporated herein by reference). ................................
   5.1     -- Opinion of Argue Pearson Harbison & Myers regarding legality. .........
   8.1     -- Opinion of Argue Pearson Harbison & Myers regarding tax consequences. .........................................................
   8.2     -- Opinion of Stroock & Stroock & Lavan regarding certain tax consequences. .........................................................
  23.1     -- Consent of Argue Pearson Harbison & Myers (included in Exhibits 5.1 and
              8.1). .................................................................
  23.2     -- Consent of Stroock & Stroock & Lavan (included in Exhibit 8.2). .......
  23.3     -- Consent of Ernst & Young LLP regarding financial statements and schedules of the Registrant. ..........................................
  23.4     -- Consent of Ernst & Young LLP regarding the financial statements of
              Professional Health Care Management, Inc. .............................
  23.5     -- Consent of Ernst & Young LLP regarding the consolidated financial statements of Sterling Health Care Centers, Inc., and Subsidiaries. ...
  23.6     -- Consent of Arthur Andersen & Co. ......................................
  23.7     -- Consent of Grant Thornton. ............................................
  23.8     -- Consent of Coopers & Lybrand L.L.P. ...................................
  23.9     -- Consent of Goodman & Company. .........................................
  24.1     -- Power of Attorney (set forth on signature page hereto). ...............
  99.1     -- Form of Proxy to be used by Registrant. ...............................
  99.2     -- Form of Proxy to be used by Health Equity Properties Incorporated. ....
  99.3     -- Form of Consulting and Noncompetition Agreement by and between
              Residential Properties Management, Inc. and Registrant. ...............
  99.4     -- Form of Individual Consulting and Noncompetition Agreement by and
              between Residential Properties Management, Inc. and each Consultant
              (included as Exhibit A to Exhibit 99.3). ..............................

                                                                                       SEQUENTIALLY
EXHIBIT                                                                                  NUMBERED
  NO.                                 DESCRIPTION OF EXHIBITS                              PAGE
- -------       -----------------------------------------------------------------------  ------------
  99.5     -- Form of Promissory Note by Residential Properties Management, Inc. in
              favor of Registrant (included as Exhibit B to Exhibit 99.3). ..........
  99.6     -- Form of Guaranty to the Promissory Note (included as Exhibit C to
              Exhibit 99.3). ........................................................

- ---------------

(b) Not Applicable.

(c) The opinions of Bear, Stearns & Co. Inc. and Equitable Securities Corporation are furnished as Annex II and Annex III, respectively, to the Joint Proxy Statement and Prospectus which is a part of this Registration Statement.